Filed Pursuant to Rule 424(b)(3)

Registration No. 333-282976

PROSPECTUS

ACUREN CORPORATION

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128,737,434 Shares of Common Stock
18,264,876 Warrants
1,000,000 Shares of Series A Preferred Stock

DOMESTICATION IN DELAWARE

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Our board of directors (the “Board of Directors”) has unanimously approved a proposal to change our jurisdiction of incorporation by discontinuing from the British Virgin Islands and becoming domesticated as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). This prospectus relates to (i) the shares of our common stock, warrants and Series A Preferred Stock into which our outstanding ordinary shares, warrants and Founder Preferred Shares will be converted as a result of the Domestication and (ii) the shares of our common stock into which our outstanding Founder Preferred Shares are convertible, for which our outstanding warrants are exercisable, and into which options and restricted stock units may vest and settle following the Domestication. Acuren Corporation is incorporated with limited liability under the laws of the British Virgin Islands under the BVI Business Companies Act, 2004, as amended (the “BVI Companies Act”). To effect the Domestication, we will file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware and file a notice of continuance out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs (we refer to the British Virgin Islands entity prior to the domestication as “Acuren BVI”), under which we will be domesticated as a Delaware corporation (we refer to the domesticated Delaware entity as “Acuren Delaware”). Acuren Delaware will be deemed to be the same legal entity as Acuren BVI. On the effective date of the Domestication, each of our currently issued and outstanding (i) ordinary shares will automatically convert, by operation of law, on a one-for-one basis, into shares of Acuren Delaware common stock, par value $0.0001 per share (“Acuren Delaware common stock”), (ii) warrants will automatically convert, on a one-for-one basis, into warrants exercisable for shares of Acuren Delaware common stock (iii) Founder Preferred Shares will automatically convert, by operation of law, on a one-for-one basis, into shares of Series A Preferred Stock and (iv) options exercisable for Acuren BVI ordinary shares shall become exercisable for shares of Acuren Delaware common stock. In addition, all outstanding restricted stock units which vest and settle into Acuren BVI ordinary shares will ultimately settle into shares of Acuren Delaware common stock. Under British Virgin Islands law and our current governing documents, we do not need shareholder approval of the Domestication, and our shareholders do not have statutory dissenters’ rights of appraisal as a result of the Domestication.

We are not asking you for a proxy, and you are requested not to send us a proxy. No shareholder action is required to effect the Domestication. See “The Domestication — No Vote or Dissenters’ Rights of Appraisal in the Domestication.”

In connection with the Domestication, we anticipate our common stock will begin trading on the OTC Market under the symbol “TICA” prior to the end of the year. We intend to apply to list our common stock on the New York Stock Exchange (the “NYSE”) under the ticker symbol “TIC” during the first quarter of 2025. Although we intend to apply to list our common stock on the NYSE in connection with the Domestication, the Domestication is not contingent on the listing of our common stock on the NYSE. We do not intend to list our warrants or Series A Preferred Stock on any national securities exchange or other principal U.S. market.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 10 of this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary — Emerging Growth Company.”

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus will not be filed with the British Virgin Islands Registrar of Corporate Affairs. Neither the British Virgin Islands Financial Services Commission nor the British Virgin Islands Registrar of Corporate Affairs accepts any responsibility for Acuren Delaware’s financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

Prospectus dated December 16, 2024

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ABOUT THIS PROSPECTUS

No person has been authorized to give any information or make any representation concerning us or the Domestication (other than as contained in this prospectus) and, if any such other information or representation is given or made, you should not rely on it as having been authorized by us. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Terms Used in This Prospectus

Unless the context otherwise requires, in this prospectus, the term(s) (1) “the Company,” “we,” “us” and “our” refer to Acuren Corporation (formerly known as Admiral Acquisition Limited) and its consolidated subsidiaries as it currently exists under British Virgin Islands law and will continue under Delaware law after the Domestication, (2) “Acuren BVI” and “Acuren Delaware” refer to the Company prior to and after the Domestication, respectively, and (3) “ASP Acuren” refers to ASP Acuren Holdings, Inc. and its consolidated subsidiaries prior to its acquisition by the Company on July 30, 2024 (the “Acuren Acquisition” or the “Transaction”). All references in this prospectus to the “Predecessor” refer to ASP Acuren for all periods prior to its acquisition by the Company and all references to “Successor” refer to the Company for all periods.

Presentation of Financial and Other Information

In this prospectus, references to “$”, “US$” and “U.S. Dollars” are to the lawful currency of the United States of America. In connection with the Acuren Acquisition, we changed our fiscal year end from November 30 to December 31.

Unaudited Pro Forma Financial Information

Following the Acuren Acquisition, which was consummated on July 30, 2024, ASP Acuren is considered to be our Predecessor under applicable SEC rules and regulations. As a result, we have included in this prospectus unaudited pro forma financial information based on the historical financial statements of ASP Acuren, adjusted to give effect to the Acuren Acquisition as if it had occurred as of January 1, 2023 for the income statement data. As the Acuren Acquisition was completed on July 30, 2024, its effect is already reflected in the unaudited consolidated balance sheet of Acuren as of September 30, 2024 included elsewhere in this prospectus. Accordingly, no pro forma condensed consolidated balance sheet as of September 30, 2024 is included in the following unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated financial information has been prepared in accordance with the basis of preparation described in “Unaudited Pro Forma Financial Information — Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.”

Trademarks and Trade Names

This prospectus contains some of our trademarks and trade names. All other trademarks or trade names of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Industry and Market Data

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Statements as to our ranking, market position and market estimates are based on independent industry publications, third-party forecasts, management’s estimates and assumptions about our markets and our internal research. Our internal estimates are based upon our understanding of industry and market conditions, and such information has not been verified by any independent sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are subject to uncertainty and risk due to a variety of factors, including those discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. These forward-looking statements are based on beliefs and assumptions as of the date such statements are made and are subject to risks and uncertainties. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “expect,” “anticipate,” “project,” “will,” “should,” “believe,” “intend,” “plan,” “estimate,” “potential,” “target,” “would,” and similar expressions, although not all forward-looking statements contain these identifying terms.

These forward-looking statements are based on our current expectations and assumptions and on information currently available to management and include, among others, statements regarding, as of the date such statements are made:

•        our beliefs and expectations regarding our business strategies and competitive strengths, and our ability to maintain and advance our market share and position, grow our business organically and through acquisitions, and capitalize on customer demand;

•        our beliefs regarding competition, our relative market positioning and the competitive factors in the industries we serve;

•        our beliefs regarding our regional, decentralized operating model and differentiated leadership culture;

•        our beliefs regarding our acquisition platform and ability to execute on and successfully integrate strategic acquisitions;

•        our beliefs regarding the recurring and repeat nature of our business;

•        our expectations regarding industry trends and their impact on our business, and our ability to capitalize on the opportunities presented in the markets we serve;

•        our intent to continue to grow our business, both organically and through acquisitions, and our beliefs regarding the impact of our business strategies on our growth;

•        our plans and beliefs with respect to our leadership development platform;

•        our beliefs regarding our customer relationships and plans to grow existing business and expand service offerings;

•        our beliefs regarding the sufficiency of our properties and facilities;

•        our expectations regarding labor matters;

•        our beliefs regarding the adequacy of our insurance coverage;

•        our expectations regarding the increased costs and burdens of being a public company;

•        our expectations regarding the cost of compliance with laws and regulations;

•        our expectations and beliefs regarding accounting and tax matters;

•        our beliefs regarding the sufficiency of our current sources of liquidity to fund our future liquidity requirements, our expectations regarding the types of future liquidity requirements and our expectations regarding the availability of future sources of liquidity; and

•        our beliefs regarding the benefits of the Domestication.

These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Important factors that may materially affect the forward-looking statements include the following:

•        economic conditions affecting the industries we serve, including the construction industry and the energy sector, as well as general economic conditions;

•        adverse developments in the credit markets that could adversely affect funding of construction projects;

•        the ability and willingness of customers to invest in infrastructure projects;

•        a decline in demand for our services or for the products and services of our customers;

•        the fact that our revenues are derived primarily from contracts with durations of less than six months and the risk that customers will not renew or enter into new contracts;

•        our ability to successfully acquire other businesses, successfully integrate acquired businesses into our operations and manage the risks and potential liabilities associated with those acquisitions;

•        the impact of our regional, decentralized business model on our ability to execute on our business strategies and operate our business successfully;

•        our ability to compete successfully in the industries and markets we serve;

•        our ability to properly manage and accurately estimate costs associated with specific customer projects, in particular for arrangements with fixed price terms;

•        increases in the cost, or reductions in the supply, of the materials we use in our business and for which we bear the risk of such increases;

•        our relationship with our employees, a large portion of which are covered by collective bargaining arrangements, and our ability to effectively manage and utilize our workforce;

•        the inherently dangerous nature of the services we provide and the risks of potential liability;

•        the impact of customer consolidation;

•        the loss of the services of key senior management personnel and the availability of skilled personnel;

•        the seasonality of our business and the impact of weather conditions;

•        the variability of our operating results between periods and the resulting difficulty in forecasting future operating results;

•        litigation that results from our business, including costs related to any damages we may be required to pay as a result of product liability claims brought against our customers;

•        our ability to remediate any material weaknesses;

•        the impact of health, safety and environmental laws and regulations, and the costs associated with compliance with such laws and regulations;

•        our substantial level of indebtedness and the effect of restrictions on our operations set forth in the documents that govern such indebtedness; and

•        our compliance with certain financial maintenance covenants in the documents governing our indebtedness and the effect on our liquidity of any failure to comply with such covenants.

The factors identified above are believed to be important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. Other factors not discussed herein could also have a material adverse effect on us. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. These forward-looking statements speak only as of the date of this prospectus. We assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, except as required by applicable law.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus and hereafter in our other SEC filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

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SUMMARY

This summary provides an overview of selected information regarding our business and operations on a consolidated basis, including the operations of ASP Acuren which we acquired on July 30, 2024. Because this is only a summary, it may not contain all of the information that may be important to you in understanding the Domestication. You should carefully read this entire prospectus, including the section entitled “Risk Factors.”

Overview

We were incorporated on December 15, 2022 with limited liability under the laws of the British Virgin Islands under the BVI Companies Act under the name Admiral Acquisition Limited (“Admiral”). We were created for the purpose of acquiring a target company or business. On May 22, 2023, we raised gross proceeds of (i) approximately $539.5 million in connection with our initial public offering of Acuren BVI ordinary shares (with matching warrants (“Warrants”)) on the London Stock Exchange (“LSE”) at a price of $10.00 per Acuren BVI ordinary share, and (ii) a further $10.5 million through the subscription of a class of shares referred to as founder preferred shares (“Founder Preferred Shares”) (with Warrants being issued to subscribers of Founder Preferred Shares on the basis of one Warrant per Founder Preferred Share) at a price of $10.50 per Founder Preferred Share. Each Warrant entitles the holder to one-fourth of an ordinary share, exercisable in multiples of four Warrants at $11.50 per whole ordinary share.

On July 30, 2024, we completed our acquisition of ASP Acuren, a market leading provider of critical asset integrity services, and we changed our name to Acuren Corporation.

The consideration paid at closing for the Acuren Acquisition was approximately $1.88 billion in cash. We funded the consideration paid with a combination of $568.0 million cash on hand, a $775.0 million senior loan facility and an aggregate of approximately $675.0 million of gross proceeds from the issuance of Acuren BVI ordinary shares to investors (the “PIPE Financing”) and proceeds from an early warrant exercise financing (the “Warrant Financing”), inclusive of $4 million of non-cash rollover equity. Following the closing of the Acuren Acquisition, we had 121,412,515 Acuren BVI ordinary shares and 1,000,000 Founder Preferred Shares issued and outstanding.

The Acuren BVI ordinary shares began trading on the LSE on May 22, 2023. Due to the completion of the Acuren Acquisition, trading on the LSE was suspended on July 30, 2024, and the listing was cancelled on August 19, 2024.

In connection with the Domestication, we anticipate our common stock will begin trading on the OTC Market under the symbol “TICA” prior to the end of the year. We intend to apply to list our common stock on the NYSE under the ticker symbol “TIC” during the first quarter of 2025. Although we intend to apply to list our common stock on the NYSE in connection with the Domestication, the Domestication is not contingent on the listing of our common stock on the NYSE. We do not intend to list our warrants or Series A Preferred Stock on any national securities exchange or other principal U.S. market.

Our principal executive offices are located at 14434 Medical Complex Drive, Suite 100, Tomball, TX 77377, our telephone number is (800) 218-7450 and we maintain a website with the address www.acuren.com. Our website is not incorporated by reference into this registration statement.

Our Business

We are a leading provider of critical asset integrity services. We operate primarily in North America serving a broad range of industrial markets, most notably chemical, pipeline, refinery, power generation, oilsands, automotive, aerospace, mining, manufacturing, renewable energy, and pulp and paper. We provide these essential and often compliance-mandated (often at customer locations) services in the industrial space and are focused on the recuring maintenance needs of our customers.

The work we do fits in the service category referred to as Testing, Inspection and Certification (TIC). These activities include several Nondestructive Testing (“NDT”) techniques such as radiography, ultrasonic testing, magnetic particle inspection, penetrant testing, and visual inspection. NDT activities include inspection and evaluation of industrial equipment through various technology-enabled methods to ensure asset integrity, avoid costly accidents and comply with regulatory requirements without destroying the asset or component. Given the amount of activity required at heights in the industrial space, we provide market leading Rope Access Technician (“RAT”) solutions to reach difficult areas without scaffolding. The work on ropes at heights extends beyond inspection and testing to include industrial trades such as insulation, coatings and blasting, welding, pipe fitting, hoisting and rigging, and electrical services. We offer these trades in a niche way where RAT solutions are optimal (cost efficient and/or schedule enhancing) and where we can provide quality services without compromising safety. Our TIC service also includes support from consulting engineers with in-lab destructive testing capabilities. Our highly specialized materials engineers support failure investigation, material selection, corrosion engineering, welding engineering, fracture mechanics, destructive testing, and chemical analysis.

We are headquartered in Tomball, Texas and operate from approximately 119 service centers and approximately 22 engineering and lab facilities. We operate in two geographical segments, the U.S. and Canada, and also have limited operations located in the United Kingdom. As of September 18, 2024, we had 6,265 employees, approximately 5,000 of whom are engineers and technicians. We have recurring revenue and repeat business from our diversified long-standing customers across a variety of end markets. We believe the essential nature of our work provides stable and predictable cash flows. Organic growth is enhanced as assets and infrastructure age, requiring additional investment to ensure compliance and safe operation. Our engineers and technicians play an important role in the life extension of industrial assets. Contractual arrangements and master service agreements have terms ranging from a few days to five years. Substantially all of our revenue is derived from services contracted on a time and materials basis.

The Acuren Acquisition

On May 21, 2024, Admiral, ASP Acuren, AAL Merger Sub, Inc. (the “Merger Sub”) and ASP Acuren Investco LP (in its capacity as the representative of all the stockholders of ASP Acuren, the “Stockholders”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, at the closing of the Acuren Acquisition on July 30, 2024, Merger Sub merged with ASP Acuren resulting in ASP Acuren becoming a wholly owned subsidiary of Admiral (the “Merger”). Jefferies LLC acted as lead financial advisor and lead capital markets advisor in connection with the Merger and is an advisor with respect to certain matters relating to the registration of securities.

Acuren Acquisition Financing

The consideration paid at closing for the Acuren Acquisition was approximately $1.88 billion in cash. We funded the consideration paid with a combination of $568.0 million cash on hand, a $775.0 million senior loan facility and an aggregate of approximately $675.0 million of gross proceeds from the PIPE Financing and the Warrant Financing, inclusive of $4 million of non-cash rollover equity. Following the closing of the Acuren Acquisition, we had 121,412,515 Acuren BVI ordinary shares and 1,000,000 Founder Preferred Shares issued and outstanding. Jefferies LLC acted as lead placement agent in connection with the placement of ordinary shares in the PIPE Financing, which shares, upon exchange for shares of common stock following the domestication, are being registered hereby for resale. Jefferies Finance LLC acted as joint lead arranger for the senior loan facility.

The Domestication

We intend to change our jurisdiction of incorporation from the British Virgin Islands to the State of Delaware. We will affect the Domestication by filing with the Secretary of State of the State of Delaware a certificate of corporate domestication and a certificate of incorporation, and by filing with the British Virgin Islands Registrar of Corporate Affairs a notice of continuation out of the British Virgin Islands and certified copies of the certificates filed in Delaware. Acuren Delaware will be deemed to be the same legal entity as Acuren BVI. The Domestication and the Acuren Delaware certificate of incorporation of Acuren Delaware were approved by our Board of Directors. No action of our shareholders is required to effect the Domestication. We anticipate that the Domestication will become effective shortly after the effectiveness of the registration statement of which this prospectus forms a part (we refer to this date as the “Effective Time”). See “Description of Capital Stock; Comparison of Rights — Effective Time.” Acuren BVI has not received (and is not required by British Virgin Islands law to receive) approval of a plan of arrangement in the British Virgin Islands, and no plan of arrangement is contemplated. For more information about the Domestication, see the section entitled “The Domestication.”

Comparison of Shareholder Rights

The Domestication will change our jurisdiction of incorporation from the British Virgin Islands to the State of Delaware. While we are currently governed by the BVI Companies Act, upon Domestication, we will be governed by the General Corporation Law of the State of Delaware (the “DGCL”). There are differences between British Virgin Islands corporate law and Delaware corporate law. In addition, in connection with the Domestication, we will be governed by a newly adopted certificate of incorporation and bylaws of Acuren Delaware, which are different from our current organizational documents. For a more detailed description of how the new organizational documents and Delaware law may differ from our current organizational documents and British Virgin Islands law, please see “Description of Capital Stock; Comparison of Rights — Comparison of Rights” below. Our business, assets and liabilities on a consolidated basis, as well as our executive officers, principal business locations and fiscal year, will not change as a result of the Domestication.

The most significant differences between our current organizational documents and British Virgin Islands law and the new organizational documents and Delaware law are as follows:

•        Delaware law requires that all amendments to the Acuren Delaware certificate of incorporation (other than a certificate of designation setting forth a copy of the resolution of the Acuren Delaware Board of Directors fixing the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the shares of one or more new series of preferred stock of Acuren Delaware, a change in Acuren Delaware’s name, a deletion of certain ministerial matters such as the name of our incorporator or a subdivision of shares and proportionate increase in authorized shares at a time when we have only one class of stock) must be approved by the Board of Directors and by the stockholders, while amendments to the Amended and Restated Memorandum and Articles of Association of Acuren BVI may be made solely by resolutions of the directors (in limited circumstances) or by the holders of ordinary shares;

•        The Acuren Delaware certificate of incorporation will provide that we are required to pay any “Annual Dividend Amount” in shares of Acuren Delaware common stock, while the Amended and Restated Memorandum and Articles of Association of Acuren BVI provides that any “Annual Dividend Amount” is payable in the form of either Acuren BVI ordinary shares or cash, at our sole option;

•        The Acuren Delaware certificate of incorporation will prohibit the common stockholders of Acuren Delaware from acting by written consent, while the Acuren BVI Amended and Restated Memorandum and Articles of Association permit shareholder action by written consent;

•        The Acuren Delaware certificate of incorporation and bylaws will not permit the stockholders of Acuren Delaware to call meetings of stockholders under any circumstances, while the shareholders holding 30% of the voting rights in respect of the matter for which the meeting is called may require the directors to call a meeting of shareholders of Acuren BVI;

•        Under Delaware law, only the stockholders may remove directors, while under British Virgin Islands law and the Acuren BVI Amended and Restated Memorandum and Articles of Association, a director may be removed by a resolution of directors;

•        Under the Acuren Delaware certificate of incorporation and bylaws, subject to the rights of any series of preferred stock, vacancies and unfilled directorships will be filled solely by the remaining directors, while under the Acuren BVI Amended and Restated Memorandum and Articles of Association vacancies may be filled by either the directors or the shareholders;

•        Under Delaware law, directors may not act by proxy, while under British Virgin Islands law, directors may appoint another director or person to vote in his or her place, exercise his or her other rights as director, and perform his or her duties as director;

•        Under Delaware law, a sale of all or substantially all of the assets of Acuren Delaware (other than under certain circumstances related to the sale of assets securing a mortgage or pledged to a secured party) requires stockholder approval, while the Acuren BVI Amended and Restated Memorandum and Articles of Association eliminate the shareholder vote otherwise required by the British Virgin Islands laws for a sale of more than 50% of the assets of Acuren BVI; and

•        Under Delaware law, “business combinations” with “interested stockholders” (as those terms are defined in the DGCL) are prohibited for a certain period of time absent certain requirements, while British Virgin Islands law provides no similar prohibition.

Share Conversion

Acuren BVI is currently authorized to issue an unlimited number of no par value shares which may be either ordinary shares or Founder Preferred Shares. As of the date of this prospectus, there were 121,476,215 ordinary shares of Acuren BVI issued and outstanding, and 1,000,000 Founder Preferred Shares issued and outstanding, which are convertible into ordinary shares on a one-for-one basis. In addition, as of the date of this prospectus, there were issued and outstanding (i) 18,264,876 Warrants exercisable to purchase approximately 4,566,219 Acuren BVI ordinary shares (with each four Warrants entitling the holder to subscribe for one ordinary share) at an exercise price of $11.50 per whole ordinary share, (ii) 125,000 options to purchase Acuren BVI ordinary shares at an exercise price of $11.50 on a one-for-one basis, all of which are fully vested and (iii) 1,570,000 unvested restricted stock units which vest and settle into Acuren BVI ordinary shares, on a one-for-one basis, based on the vesting schedule applicable to the restricted stock unit awards. See “Description of Capital Stock; Comparison of Rights — Shares Reserved for Future Issuances.”

In connection with the Domestication, each ordinary share of Acuren BVI that is issued and outstanding immediately prior to the Effective Time will automatically convert into one share of common stock of Acuren Delaware. Similarly, outstanding options, Warrants, restricted stock units and other rights to acquire Acuren BVI ordinary shares will become options, Warrants, restricted stock units or rights to acquire shares of common stock of Acuren Delaware. It will not be necessary for shareholders of Acuren BVI who currently hold share certificates to exchange their existing share certificates for certificates of shares of common stock of Acuren Delaware in connection with the Domestication. Similarly, holders of Acuren BVI warrant certificates will not have to exchange their existing warrant certificates for new warrant certificates exercisable into Acuren Delaware common stock. See “The Domestication — Domestication Share Conversion” below.

In connection with the Domestication, each Founder Preferred Share that is issued and outstanding immediately prior to the Effective Time will be converted into one share of Series A Preferred Stock of Acuren Delaware. The Series A Preferred Stock will be convertible into shares of Acuren Delaware common stock on a one-for-one basis at any time at the option of the holder and will be automatically converted into shares of Acuren Delaware common stock (subject to certain adjustments in certain circumstances either as the directors may determine or otherwise as determined in accordance with the terms of the Series A Preferred Stock) upon the earlier of (i) immediately following the Change of Control Dividend Date (as defined below) and (ii) the last day of the tenth full financial year following the consummation of the Acuren Acquisition, being December 31, 2034. The Annual Dividend Amount required to be paid on the Series A Preferred Stock must be paid in shares of common stock of Acuren Delaware. Accordingly, Acuren Delaware may issue additional shares of Acuren Delaware common stock as a dividend on the Series A Preferred Stock. See “Description of Capital Stock; Comparison of Rights — Series A Preferred Stock.”

Reasons for the Domestication

Our Board of Directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware and that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Our Board of Directors further believes that there are several reasons why the Domestication is in the best interests of Company and its shareholders, including (1) the prominence, predictability and flexibility afforded by Delaware law, (2) the well-established principles of corporate governance in Delaware judicial precedent and (3) our increased ability to attract and retain qualified directors. See “The Domestication — Background and Reasons for the Domestication” below for further detail.

Material U.S. Federal Income Tax Consequences

See “Material U.S. Federal Income Tax Consequences” for important information regarding U.S. federal income tax consequences relating to (1) the Domestication and (2) the ownership and disposition of Acuren Delaware common stock.

No Vote or Dissenters Rights of Appraisal in the Domestication

Under British Virgin Islands law and the Amended and Restated Memorandum and Articles of Association of Acuren BVI, we do not need shareholder approval of the Domestication, and our shareholders do not have statutory dissenters’ rights of appraisal or any other appraisal rights as a result of the Domestication. See “The Domestication — No Vote or Dissenters’ Rights of Appraisal in the Domestication.”

Summary Risk Factors

An investment in our common stock will involve risks and uncertainties, including those highlighted in the section entitled “Risk Factors” beginning on page 10 of this prospectus. These risk factors represent challenges that we face in connection with the successful implementation of our strategy and growth of our business:

Risks Related to Our Business and Industry

•        Our revenues are heavily dependent on certain industries.

•        Demand for our services is related to global oil supply, existing oil and gas refining sites and other factors.

•        We operate in competitive markets and if we cannot compete, our business and results of operations could be materially and adversely affected.

•        Serious safety incidents may result from use of RAT solutions.

•        Our ongoing investments in new client markets involve significant risks.

•        Our unionized workforce and related obligations could adversely affect our operations.

•        We cannot assure that we will be successful in hiring or retaining members of a skilled technical workforce.

•        We cannot assure that we will be successful in maintaining or renewing our contracts with our clients.

•        Our business’ success depends on our ability to adopt new, and expand our current, asset integrity solutions.

•        Earnings for future periods may be impacted by impairment charges for goodwill and intangible assets.

•        The loss or unavailability of any of our executive officers or key personnel could materially affect us.

•        Our business strategy of acquiring companies and making investments that complement our existing businesses could be unsuccessful.

•        We may experience inflationary pressures in our operating costs and cost overruns on our projects.

•        We are and may become subject to periodic litigation.

•        Our insurance coverage will not fully indemnify us against certain claims or losses.

•        Demand for our business could be materially affected by governmental regulation.

•        Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses.

•        Currency translation risk may have a material impact on our results of operations.

•        Natural disasters, industrial accidents, epidemics, war and acts of terrorism, and other adverse weather conditions could disrupt our business.

Risks Related to Regulation

•        Our failure to comply with the requirements and regulations of the International Traffic and Arms Regulation and the Occupational Safety and Health Administration could affect our financial condition and results of operations.

•        Unsatisfactory safety performance may subject us to penalties and negatively impact our business.

•        If our intellectual property rights are unenforceable or become obsolete, or if new intellectual property rights held by a third party become the only or preferred way to perform services we offer, our competitive position could be adversely impacted.

•        Our business depends upon the maintenance of our proprietary technologies and information.

•        Our operations and properties are subject to extensive environmental, health and safety regulations.

•        Interruptions in the proper functioning of our information systems, including as a result of a cybersecurity incident, could adversely affect our business.

•        Our business is subject to risks arising from climate change.

Risks Related to our Finances and Indebtedness

•        Our indebtedness may limit our ability to borrow additional funds or capitalize on business opportunities.

•        Our New Credit Facility includes limitations on our operations.

•        We may incur substantial additional indebtedness, which could further exacerbate the risks that we may face.

•        We may need additional capital in the future and may not be able to access it on favorable terms, or at all.

•        Our financial results are based, in part, upon estimates and assumptions that may differ from actual results.

•        We will incur increased operating costs if we successfully register our securities and list on the NYSE.

•        If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately and timely.

•        If we are unable to remediate the material weaknesses in our internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

•        We are an emerging growth company and will take advantage of reduced reporting requirements.

Risks Related to the Acuren Acquisition

•        The due diligence in connection with the Acuren Acquisition may not have revealed all considerations or liabilities of ASP Acuren.

•        Warranty protection in connection with the Acuren Acquisition may be limited.

•        The unaudited pro forma condensed consolidated financial information may not be indicative of our actual financial position.

Risks Related to Ownership of our Securities

•        We may be required to issue additional shares of Acuren Delaware common stock pursuant to the terms of the Series A Preferred Stock, which could result in dilution to existing stockholders.

•        An active trading market for the Acuren Delaware common stock may not develop.

•        Our current directors will allocate their time to other businesses leading to potential conflicts of interest.

•        We do not currently intend to pay dividends on the Acuren Delaware common stock.

•        You may not be able to realize returns on your investment in our securities within a reasonable period.

•        We may issue additional series of preferred stock and the terms of such preferred stock may reduce the value of our existing securities.

•        There is no guarantee that the Warrants will be in the money at the time they are exercisable, and, if the Warrants are exercised, we will be required to issue additional shares of Acuren Delaware common stock.

•        The Warrants may be mandatorily redeemed at a time that may be disadvantageous to the holder.

Risks Related to the Domestication to Delaware

•        Upon effectiveness of the Domestication to Delaware, your rights will arise under Delaware law and our Acuren Delaware certificate of incorporation and bylaws.

•        Currently, we are governed by British Virgin Islands law, but, following the completion of the Domestication, we will be governed by Delaware law, which has anti-takeover implications.

•        Anti-takeover provisions could delay or discourage a merger, tender offer, or assumption of control not approved that some shareholders may consider favorable.

Risks Related to Taxation

•        Changes in tax law and practice may reduce any net returns for investors.

•        Our non-U.S. Holders may be subject to withholding taxes on distributions.

•        The Domestication may require a shareholder to recognize taxable income.

•        We will be treated as a U.S. corporation for U.S. tax purposes.

•        There can be no assurance that we will be able to make tax-efficient returns for stockholders.

•        The change in our tax domicile to the U.S. may result in adverse tax consequences for holders of the Acuren BVI Ordinary Shares or Warrants.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Further, Section 102(b) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act are required to comply with the new or revised financial accounting standards). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected to opt out of such extended transition period. As a result, we will adopt new or revised accounting standards on the same timeline as other public companies, and we will not be able to revoke such election. This may make comparison of our financial statements with certain other public companies that are taking advantage of the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We could be an emerging growth company for up to four years from the end of our most recently completed fiscal year, although we may lose such status earlier, depending on the occurrence of certain events, including when we have generated total annual gross revenue of at least $1.235 billion or when we are deemed to be a “large accelerated filer” under the Exchange Act, which means that the market value of our common stock that is held by non-affiliates exceeds $700 million as of December 31st of the prior year, or when we have issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

Summary Consolidated Financial Information

ASP Acuren is our predecessor. The following table presents summary historical consolidated financial information as of the dates and for each of the periods indicated. The summary historical financial information as of and for the period ended December 31, 2023 has been derived from the audited consolidated financial statements of ASP Acuren (prior to its completion of the Acuren Acquisition) included elsewhere in this prospectus and the summary historical financial information for the Predecessor period from January 1, 2024 to July 29, 2024 and the Successor period from July 30, 2024 to September 30, 2024 and as of September 30, 2024 is derived from the unaudited consolidated financial statements of Acuren Corporation included elsewhere in this prospectus.

The summary historical consolidated financial information is not necessarily indicative of future results and should be read in conjunction with “Acuren Corporation Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Unaudited Pro Forma Condensed Consolidated Financial Information”, as well as the consolidated financial statements and notes thereto included elsewhere in this prospectus.

	2024		2023
($ in thousands except per share data)	Successor July 30 to September 30	Predecessor January 1 to July 29	Predecessor For the Year Ended December 31, 2023(1)
Statement of operations data:
Service revenue	$201,485	$633,866	$1,050,057
Cost of revenue	152,281	471,881	810,534
Gross profit	49,204	161,985	239,523
Selling, general and administrative expenses	103,835	120,633	185,022
Transaction costs	24,554	5,204	—
Income (loss) from operations	(79,185)	36,148	54,501
Interest expense, net	13,336	39,379	60,022
Loss on extinguishment of debt	—	9,073	—
Other expense (income), net	(600)	(580)	(1,241)
Income (loss) before provision for income taxes	(91,921)	(11,724)	(4,280)
Benefit for income taxes	(2,097)	(8,946)	2,009
Net income (loss)	(89,824)	(2,778)	(6,289)

Basic loss per Ordinary Share and Founder Preferred Share	$(0.73)	—	—
Diluted loss per Ordinary Share and Founder Preferred Share	$(0.73)	—	—
Basic income (loss) per Common Share	—	$(0.55)	$(1.25)
Diluted income (loss) per Common share	—	$(0.55)	$(1.25)
Weighted average Ordinary Shares Outstanding, basic and diluted	121,412,515	—	—
Weighted average Founder Preferred Shares outstanding, basic and diluted	1,000,000	—	—
Weighted average Common Shares Outstanding, basic		5,024,802	5,024,802
Weighted average Common Shares outstanding, diluted		5,024,802	5,024,802

Cash Flow Data:
Net cash (used in) provided by operating activities	$(18,064)	$22,042	$95,809
Net cash used in investing activities	(1,830,578)	(59,585)	(26,534)
Net cash provided by (used in) financing activities	1,418,660	7,818	(49,176)
Net change in cash and cash equivalents	(424,475)	(37,605)	24,476

	Successor September 30, 2024	Predecessor December 31, 2023
Balance Sheet Data:
Total Assets	$2,328,115	$1,262,615
Total long-term debt, net of current	748,294	668,031
Total equity	1,211,363	381,999

____________

(1)      Refer to Note 1, Summary of Significant Accounting Policies and Practices in the consolidated financial statements for the years ended December 31, 2023 and 2022 for further details on the revision of previously issued consolidated financial statements and update to the presentation of cost of revenue and selling, general, and administrative expenses impacting the amounts presented herein.

RISK FACTORS

Any investment in our securities involves a number of risks and uncertainties, including the risks described below. If any of the following risks actually occur, our business, financial condition and results of operations could be materially affected. As a result, the trading price of our shares could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below are not the only ones we face. Additional risks that are currently unknown to us or that we currently consider to be immaterial may also impair our business or adversely affect our financial condition or results of operations. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

Our revenues are heavily dependent on certain industries.

Sales of our services are dependent on clients in certain industries, particularly certain industrial sectors such as manufacturing, chemical plants, mining, refinery, oilsands, infrastructure and aerospace and automotive. As we have experienced in the past, and as we expect to occur in the future, downturns characterized by diminished demand for services in these industries as well as potential changes due to consolidation or changes in client businesses or governmental regulations, could have a material impact on our results of operations, financial position or cash flows. Additionally, certain industries and clients have employees represented by unions and could be subject to temporary work stoppages which could impact our activity level.

Demand for our services is related to global oil supply, existing oil and gas refining sites and other factors which impact our clients’ current and future spending levels.

Our customers in the oil and gas industries account for a substantial portion of our historical revenues. Global oil and gas supply and demand are impacted by several factors including global economic conditions, geopolitical events and conflicts (such as the ongoing military conflict between Russia and Ukraine and the conflict in the Middle East between Hamas and Israel and other geopolitical issues impacting global trade), widespread public health crises, epidemics and pandemics, and domestic and global inflationary pressures which may reduce the availability of liquidity and credit and, in many cases, reduce demand for our clients’ products. Disruptions or volatility in these markets could also adversely affect our clients’ decisions to fund ongoing maintenance and capital projects, resulting in contract cancellations or suspensions, delays, repurposing of infrastructure, and infrastructure closures. These factors may also adversely affect our ability to collect payment for work that we have previously performed. Such disruptions have, and could in the future, materially and adversely impact our business, results of operations, financial position, credit capacity or cash flows.

We operate in competitive markets, and if we are unable to compete successfully, we could lose market share and revenues and our margins could decline.

We face strong competition from other asset integrity providers conducting NDT, RAT solutions and Engineering and Lab Testing. Some of our competitors have low overhead models and could underprice us in certain markets. Our competitors may offer asset integrity solutions at lower or less profitable rates than we do in order to attempt to gain market share. Smaller niche competitors with small customer bases could be aggressive in their pricing in order to retain customers. These competitive factors could reduce our market share, revenues and profits.

Serious safety incidents, including fatalities and other serious injuries may result from use of RAT solutions.

RAT is a new and innovative method of doing work at heights. This work is inherently dangerous, and the risk of death or serious injury is high. A fatality or series of serious safety incidents could result in litigation, increased regulation, negative publicity, loss of customer contracts or the inability to bid for certain customer contracts. Any of which would have a material adverse impact on our business, results of operations, financial position or cash flows.

Our ongoing investments in new client markets involve significant risks, could disrupt our current operations and may not produce the long-term benefits that we expect.

Our ability to compete successfully in new client markets depends on our ability to continue to deliver innovative, relevant and useful services to our clients in a timely manner. As a result, we have invested, and expect to continue to invest, resources in broadening our ability to provide NDT services to new end-markets and growing our RAT solutions across foundational markets, which is currently not widely used in our client markets. Such investments may not prioritize short-term financial results and may involve significant risks and uncertainties, including encountering new, well-established competitors. We may fail to generate sufficient revenue, operating margin or other value to justify our investments in such new client markets, thereby harming our business, results of operations, financial position and cash flows.

If we are not able to implement commercially competitive services in a timely manner in response to changes in the market, client requirements, competitive pressures and technology trends, our business and results of operations could be materially and adversely affected.

Competition can place downward pressure on our prices and profitability. Our share of the market for our services is characterized by continual technological developments to provide better and more cost-effective services. If we are not able to implement commercially competitive services and products in a timely manner in response to changes in the market, client requirements, competitive pressures, inflationary pressures and technology trends, our business and results of operations could be materially and adversely affected. Likewise, if our proprietary technologies, equipment, facilities, or work processes become obsolete, we may no longer be competitive, and our business and results of operations could be materially and adversely affected.

Our unionized workforce and related obligations could adversely affect our operations.

As of December 31, 2023, approximately 60% of our employees in Canada were covered by collective bargaining agreements. Certain of our unionized employees have participated in strikes and work stoppages in the past, and we cannot be certain that strikes or work stoppages will not occur in the future. Strikes or work stoppages could adversely impact relationships with our customers and could cause us to lose business and experience a decline in revenues. Our ability to complete future acquisitions also could be adversely affected because of our union status for a variety of reasons. For instance, our union agreements may be incompatible with the union agreements of a business we want to acquire, and some businesses may not want to become affiliated with a union-based company. Further, certain of our customers require or prefer a non-union workforce, and they may reduce the amount of work assigned to us if our non-union labor crews become unionized, which could negatively affect our business, financial condition, results of operations and cash flows.

No assurances can be made that we will be successful in hiring or retaining members of a skilled technical workforce.

We have a skilled technical workforce and an industry recognized technician training program that prepares new employees as well as further trains our existing employees. The competition for these individuals is intense. The failure to retain these individuals, or failure to attract new employees, could adversely affect our ability to perform our obligations on our clients’ projects or maintenance and consequently could negatively impact our ability to meet the demand for our products and services. In addition, we may be forced to increase compensation and other incentives to hire and retain employees.

Many of the sites at which our employees work are inherently dangerous workplaces. If we fail to maintain a safe work environment, we may incur losses and lose business.

The services we provide could incur quality of execution issues that may be caused by our workforce personnel and/or components that we purchase from other manufacturers or suppliers. If the quality of our services does not meet our clients’ expectations or satisfaction, then our sales and operating earnings, and, ultimately, our reputation, could be negatively impacted. Additionally, our workers are subject to the normal hazards associated with providing services at industrial facilities. Even with proper safety precautions, these hazards can lead to personal injury, loss of life, destruction of property, plant and equipment, lower employee morale and environmental damage. While we are intensely focused on maintaining a strong safety environment and minimizing the risk of accidents, there can be no assurance that these efforts will be effective. Poor safety performance may limit or eliminate potential revenue streams, including from many of our largest clients, and may materially increase our operating costs, including increasing our required insurance deductibles, self-insured retention and insurance premium costs.

If our employees are injured at the workplace, we could incur costs for the injuries and lost productivity. In addition, many of our customers, particularly in the oil and gas and chemical industries, require their inspectors and other contractors working at their facilities to have good safety records because of the inherent danger at these sites. Safety records are impacted by the number and amount of workplace incidents involving a contractor’s employees. As a result, if our safety record is not within the levels required by our customers, or compares unfavorably to our competitors, we could lose business, be prevented from working at certain facilities or suffer other adverse consequences, all of which could negatively impact our business, revenues, reputation and profitability.

The success of our businesses depends, in part, on our ability to adopt new asset integrity solutions, increase the functionality of our current offerings, expand into adjacent and developing service categories and meet the needs and demands of our customers.

The market for asset integrity solutions could be impacted by technological change, uncertain product lifecycles, shifts in customer demands and evolving industry standards and regulations. If we fail to execute effective business strategies or fail to successfully develop and market new asset integrity solutions that comply with present or emerging industry regulations and technology standards, our competitive standing and results could suffer. Also, new regulations or technology standards could increase our cost of doing business.

We believe our future success will depend, in part, on our ability to continue to expand our NDT and RAT offerings into existing and new end markets while at the same time exploring potential acquisition opportunities that would enable us to participate in new, competitive and broader asset integrity solutions. Many traditional NDT and inspection services are subject to price competition by our competitors, and our customers are typically sensitive to price. Accordingly, the need to demonstrate our value-added services is becoming more important.

No assurances can be made that we will be successful in maintaining or renewing our contracts with our clients.

A significant portion of our contracts and agreements with clients may be terminated by either party on short notice. Although we actively pursue the renewal of our contracts, we cannot assure that we will be able to renew these contracts or that the terms of the renewed contracts will be as favorable as the existing contracts. If we are unable to renew or replace these contracts, or if we renew on less favorable terms, we may suffer a material reduction in revenue and earnings.

Earnings for future periods may be impacted by impairment charges for goodwill and intangible assets.

We carry a significant amount of goodwill and identifiable intangible assets on our consolidated balance sheets. Goodwill is the excess of purchase price over the fair value of the net assets of acquired businesses. We will assess the goodwill for impairment each year, and more frequently if circumstances suggest an impairment may have occurred. We may determine in the future that a significant impairment has occurred in the value of our unamortized intangible assets or fixed assets, which could require us to write off a portion of our assets and could adversely affect our financial condition or our reported results of operations.

The loss or unavailability of any of our executive officers or other key personnel could have a material adverse effect on our business.

We depend greatly on the efforts of our executive officers and other key employees to manage and exercise leadership over our operations. The loss or unavailability of any of our executive officers or other key employees could have a material adverse effect on our business operations. We have entered into agreements with our executive officers and other key employees that contain non-compete provisions to mitigate this risk. We are currently litigating to enforce our rights against certain former employees under these agreements, which litigation is time-consuming and expensive and may ultimately be ineffective. Furthermore, the law governing non-compete agreements and other forms of restrictive covenants could vary from state to state. Additionally, the Federal Trade Commission (“FTC”) issued a final rule on April 23, 2024, to prohibit employers from imposing non-compete clauses on certain classes of workers. The FTC’s rule would require employers to rescind existing non-compete clauses with non-senior executive workers and actively inform their employees that the contracts are no longer in effect. As a result, we may be unable to enforce our non-compete provisions, potentially resulting in negative impacts to our business.

Our business strategy includes acquiring companies and making investments that complement our existing businesses. These acquisitions and investments could be unsuccessful or consume significant resources, which could adversely affect our operating results.

We expect to continue to analyze and evaluate the acquisition of strategic businesses, product lines or technologies with the potential to strengthen our industry position or enhance our existing offerings. We cannot assure you that we will identify or successfully complete transactions with suitable acquisition candidates in the future. Nor can we assure you that completed acquisitions will be successful.

Acquisitions and investments may involve significant cash expenditures, debt incurrence, operating losses and expenses that could have a material adverse effect on our business, consolidated financial condition, results of operations and cash flows. Acquisitions involve numerous other risks, including:

•        diversion of management’s time and attention from daily operations;

•        difficulties integrating acquired businesses, technologies and personnel into our business;

•        inability to obtain required regulatory approvals and/or required financing on favorable terms;

•        potential loss of key employees, key contractual relationships, or key customers of acquired companies or from our existing businesses; and

•        assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

Under certain circumstances, it may be difficult for us to complete transactions quickly and to integrate acquired operations efficiently into our current business operations. Moreover, we may be unable to obtain the strategic or operational benefits that are expected from our acquisitions. Any acquisitions or investments may ultimately harm our business or consolidated financial condition, as such acquisitions may not be successful and may ultimately result in impairment charges.

We may experience inflationary pressures in our operating costs and cost overruns on our projects.

Most of our clients are serviced under contracts where we charge the client based on time and materials. Under such contracts, prices are established in part on cost of materials and scheduling estimates, which are based on a number of assumptions, including assumptions about future economic conditions, prices and availability of subcontractors, materials and other exigencies of our services. Our profitability for these contracts depends heavily on our ability to make accurate estimates and include guaranteed price increases in the contract in anticipation of increased material costs, if any. Inaccurate estimates, or changes in other circumstances, such as, cost of raw materials, trade disputes and tariffs, currency fluctuations, inflation pressures or our suppliers’ or subcontractors’ inability to perform could result in substantial losses, as such changes adversely affect the revenues and profitability recognized on each project. Current and future inflationary volatility driven by, among other things, supply chain disruptions and governmental stimulus or fiscal policies as well as geopolitical conflicts such as the ongoing military conflict between Russia and Ukraine and the conflict in the Middle East between Hamas and Israel and other geopolitical issues impacting global trade could further impact our ability to make accurate estimates, which could have an adverse impact on our business, cash flows and profitability.

Events such as natural disasters, industrial accidents, epidemics, pandemics, war and acts of terrorism, and adverse weather conditions could disrupt our business or the business of our customers, which could significantly harm our operations, financial results and cash flow.

Our operations and those of our customers are susceptible to the occurrence of catastrophic events outside our control, which may include events like epidemics, pandemics and other health crises, severe weather conditions, industrial accidents, and acts of war and terrorism, to name a few. We continue to actively monitor the conflict in the Middle East between Israel and Hamas, and the war between Russia and Ukraine and the sanctions imposed upon Russia in order to assess impacts to our customers and our operations. At this time, we do not believe there is a material impact on our operations, however the future impact of the conflict, and additional sanctions imposed, are uncertain. Any such events could cause a serious business disruption that reduces our customers’ need or interest in purchasing our asset integrity solutions. In the past, such events have resulted in order cancellations and delays because customer equipment, facilities or operations have been damaged, or are not then operational or available. In addition, our results can be adversely impacted by severe winter weather conditions, which can result in lost workdays and temporary closures of customer facilities or outdoor projects. In addition, these events could disrupt commodity prices or financial markets or have other negative macroeconomic impacts which could harm our business.

We are and may become subject to periodic litigation which may adversely affect our business and financial performance.

We are subject to various lawsuits, administrative proceedings and claims that arise in the ordinary course of business. We could be party to class and collective actions, along with other complex legal disputes, which could materially impact our business by requiring, among other things, unanticipated management attention, significant attorney fees and settlement spend, or operational adjustments implemented in response to a settlement, court order or to mitigate future exposure.

We may have litigation in a variety of matters, some matters may be unpredictable or unanticipated, and the frequency and severity of litigation could increase. Because lawsuits are inherently unpredictable, assessing contingencies is highly subjective and requires judgements about future events. A judgement that is not covered by insurance or that is significantly in excess of our insurance coverage could materially adversely affect our financial condition or results of operations.

Our insurance coverage will not fully indemnify us against certain claims or losses. Further, our insurance has limits and exclusions and not all losses or claims are insured.

We perform services in hazardous environments on or around high-pressure, high temperature systems, and our employees are exposed to a number of hazards, including exposure to hazardous materials, explosion hazards and fire hazards. Incidents that occur at these large industrial facilities or systems, regardless of fault, may be catastrophic and adversely impact our employees and third parties by causing serious personal injury, loss of life, damage to property or the environment, and interruption of operations. We maintain certain insurance coverage against these risks and other risks associated with our business. Our contracts typically require us to name a client as an additional insured under our insurance policies and indemnify our clients for injury, damage or loss arising out of and in proportion to our negligence in the performance of our services and provide for warranties for materials and workmanship. We maintain a $1.5 million aggregated self-insured retention for professional indemnity coverage. This insurance may not protect us against liability for certain events, including events involving fraud, willful misconduct or gross negligence. We cannot assure you that our insurance will be adequate in risk coverage or policy limits to cover all losses or liabilities that we may incur. Moreover, in the future, due to evolving market conditions, our higher risk profile due to the nature of our operations and claims history, and expected impact on pricing, we cannot assure that we will be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate. Any future damages caused by our products or services that are not covered by insurance or that are in excess of policy limits could have a material adverse effect on our results of operations, financial position or cash flows.

We are, and may become, subject to periodic regulatory proceedings, including Fair Labor Standards Act (“FLSA”) and state wage and hour class action lawsuits, which may adversely affect our business and financial performance.

Pending and future wage and hour litigation, including claims relating to the Fair Labor Standards Act, analogous state laws, or other state wage and hour laws could result in significant attorney fees and settlement costs. Resolution of non-litigated alleged wage and hour violations could also negatively impact our performance. The potential settlement of, or awards of damages for, such claims also could materially impact our financial performance as could operational adjustments implemented in response to a settlement, court order or in an effort to mitigate future exposure. Additionally, an increased volume of alleged statutory violations or matters referred to an agency for potential resolution could result in significant attorney fees and settlement costs that could, in the aggregate, materially impact our financial performance.

Demand for our businesses can be materially affected by governmental regulation.

Our customers operate in regulated industries and are subject to regulations that can change frequently and without notice. The adoption of new laws or regulations, or changes to the enforcement or interpretation of existing laws or regulations, could cause our customers to reduce spending on the services that we provide, which could adversely affect our revenues, results of operations, and liquidity. Delays in implementing anticipated regulations or reversals of previously adopted regulations could adversely affect demand for our services.

Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses.

We have entered into, and may continue to enter into, interest rate swap agreements and other interest rate and foreign currency hedging strategies. Our hedging activity will vary in scope based on the level of interest rates and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•        interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•        available interest rate hedging products may not correspond directly with the risk for which protection is sought;

•        the duration of the hedge may not match the duration of the related liability or asset;

•        the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•        the party owing money in the hedging transaction may default on our obligation to pay; and

•        we may purchase a hedge that turns out not to be necessary, is ineffective or produces an unintended result, i.e., a hedge that is out of the money.

Any hedging activity we engage in may adversely affect our earnings or result in losses. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates, may result in poorer overall investment performance than if we had not engaged in any such hedging transactions.

Currency translation risks may have a material impact on our results of operations.

We have operations outside of the United States, primarily in Canada. The majority of our foreign operations utilize the local currency as their functional currency. Foreign currency transaction gains and losses are included in earnings. Foreign currency transaction exposure arises primarily from the transfer of foreign currency from one subsidiary to another within the group and to foreign currency-denominated trade receivables. Unrealized currency translation gains and losses are recorded on the balance sheet upon translation of the foreign operations’ functional currency to the reporting currency. Because our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and the currencies used by our international operations may have an impact on our earnings. We may enter into derivative financial instruments such as forward exchange contracts to reduce the effect of fluctuations in exchange rates on certain third-party sales transactions denominated in non-functional currencies. Currency fluctuations may affect our financial performance in the future, and we cannot predict the impact of future exchange rate fluctuations on our results of operations.

Risks Related to Regulation

Our failure to comply with the requirements of the International Traffic and Arms Regulations (ITAR) could have a material effect on our financial condition and results of operations.

We may, from time to time, receive technical data from third parties and/or test commodities subject to the International Traffic in Arms Regulations (“ITAR”), which is administered by the U.S. Department of State. Some of our services are subject to the ITAR, and we are required to maintain ITAR compliant policies and procedures. If we fail to comply with the requirements of the ITAR, resulting in a loss of ITAR Registration, then some of our customers may choose a different supplier for NDT services.

Our failure to comply with the regulations of OSHA, and other state and local agencies that oversee safety and transportation compliance could reduce our revenue, profitability and liquidity.

The Occupational Safety and Health Act of 1970, as amended, establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by OSHA and various recordkeeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards and safety in excavation and demolition work, may apply to our operations. We incur capital and operating expenditures and other costs in the ordinary course of business in complying with OSHA and other state and local laws and regulations, and could incur penalties and fines in the future, including, in extreme cases, criminal sanctions.

While we invest substantial resources in occupational health and safety programs, the various industries in which we provide asset integrity solutions involve a high degree of operational risk, and there can be no assurance that we will avoid significant liability. Although we have taken what we believe to be appropriate precautions, we have had employee injuries in the past, and our employees may suffer additional injuries or fatalities in the future. Serious accidents of this nature may subject us to substantial penalties, civil litigation or criminal prosecution. Personal injury claims for damages, including for bodily injury or loss of life, could result in substantial costs and liabilities, which could materially and adversely affect our financial condition, results of operations or cash flows. In addition, if our safety record were to deteriorate, or if we suffered substantial penalties or criminal prosecution for violation of health and safety regulations, customers could cancel existing contracts and not award future business to us, which could materially adversely affect our liquidity, cash flows and results of operations. If we were not able to successfully resolve such issues, our ability to service our customers could be damaged, which could lead to a material adverse effect on our results of operations, cash flows and liquidity.

Unsatisfactory safety performance may subject us to penalties, affect customer relationships, result in higher operating costs, negatively impact employee morale and result in higher employee turnover.

Our business is subject to operational hazards due to the nature of services that we provide and the conditions in which we operate, including electricity, fires, explosions, mechanical failures and weather-related incidents. NDT and RAT projects undertaken by us expose our employees to electrical lines, pipelines carrying potentially explosive or toxic materials, heavy equipment, transportation accidents, adverse weather conditions and the risk of damage to equipment and property. These hazards, among others, can cause personal injuries and loss of life, severe damage to or destruction of property and equipment and other consequential damages and could lead to suspension of operations and large damage claims which could, in some cases, substantially exceed the amount we charge for the associated services. Our safety processes and procedures are monitored by various agencies and ratings bureaus. The occurrence of accidents in the course of our business could result in significant liabilities, employee turnover, increase the costs of our projects or harm our ability to perform under our contracts or enter into new customer contracts, all of which could materially adversely affect our profitability and our financial condition.

We are subject to many laws and regulations in the jurisdictions in which we operate, and changes to such laws and regulations may result in additional costs and impact our operations.

We are committed to upholding the highest standards of corporate governance and legal compliance. We are subject to many laws and regulations in the jurisdictions in which we operate. In the future, following the Domestication, we expect to be subject to various laws and regulations that apply specifically to U.S. public companies. These include the rules and regulations of any exchange on which our securities are then listed, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the various regulations, standards and guidance put forth by the U.S. Securities and Exchange Commission (“SEC”) and other governmental agencies to implement those laws. Compliance with these laws and regulations will increase our legal and financial compliance costs and make some of our activities more difficult, time-consuming or costly. For example, the Securities Exchange Act of 1934, as amended, will require us, among other things, to file annual, quarterly, and current reports with respect to our business and operating results. These additional requirements will impose significant additional costs on us and may divert management’s attention and affect our ability to attract and retain qualified board members. New laws, rules and regulations, or changes to existing laws or their interpretations, could create added legal and financial costs and uncertainty for us. In addition, our United Kingdom and Canadian operations are subject to laws and regulations that are in some cases different from those of the United Sates, including labor laws such as the U.K. Bribery Act, the Modern Slavery Act and laws and regulations governing information collected from employees, customers and others, specifically the General Data Protection Regulation. Our efforts to comply with evolving laws, regulations and reporting standards may increase our general and administrative expenses, divert management time and attention or limit our operational flexibility, all of which could have a material adverse effect on our financial position and results of operations.

If our intellectual property rights are unenforceable or become obsolete, or if new intellectual property rights held by a third party become the only or preferred way to perform services we offer, our competitive position could be adversely impacted.

We utilize a variety of intellectual property rights while performing our services. We view our portfolio of proprietary energized services tools and techniques and other process and design technologies as our competitive strengths, which we believe differentiate our service offerings. We may not be able to successfully preserve these intellectual property rights in the future, and these rights could be invalidated, circumvented or challenged. If we are unable to protect and maintain our intellectual property rights, or if intellectual property challenges or infringement proceedings succeed against us, our ability to differentiate our service offerings could be reduced. Further, if our intellectual property rights or work processes become obsolete, we may not be able to differentiate our service offerings and some of our competitors may be able to offer more attractive services to our customers, which could materially and adversely affect our business, financial condition, results of operations and cash flows. We may also license certain technologies from third parties, and there is a risk that our relationships with such licensors may terminate or expire or may be interrupted or harmed.

Our business depends upon the maintenance of our proprietary technologies and information.

We depend on the maintenance of our operating systems, some of which are bespoke. Many of our technologies and information, including trade secrets and internally developed and utilized operating software, are not subject to patent protection. We regularly enter into confidentiality agreements with our key employees, clients, potential clients and other third parties and limit access to and distribution of our trade secrets and other sensitive information. However, these measures may not be adequate to prevent misappropriation of our technologies or to assure that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies. In addition, the laws of other countries in which we operate may not protect our proprietary rights to the same extent as the laws of the United States. We are also subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights.

Our operations and properties are subject to extensive environmental, health and safety regulations.

We are subject to a variety of U.S. federal, state, local and international laws and regulations relating to the environment and worker health and safety, among other things. These laws and regulations are complex, change frequently, are becoming increasingly stringent, and can impose substantial sanctions for violations or require operational changes that may limit our services. We must conform our operations to comply with applicable regulatory requirements and adapt to changes in such requirements in all locations in which we operate. These requirements can be expected to increase the overall costs of providing our services over time. Some of our services involve handling or monitoring highly regulated materials, including radiation sources or hazardous wastes. Environmental laws and regulations generally impose limitations and standards for the characterization, handling, disposal, discharge or emission of regulated materials and require us to obtain permits and comply with various other requirements. The improper characterization, handling, or disposal of regulated materials or any other failure by us to comply with increasingly complex and strictly-enforced federal, state, local, and international environmental, health and safety laws and regulations or associated permits could subject us to the assessment of administrative, civil and/or criminal penalties, the imposition of investigatory or remedial obligations or capital expenditure requirements, or the issuance of injunctions that could restrict or prevent our ability to operate our business and complete contracted services. A defect in our services or faulty workmanship could result in an environmental liability if, as a result of the defect or faulty workmanship, a contaminant is released into the environment. In addition, the modification or interpretation of existing environmental, health and safety laws or regulations, the more vigorous enforcement of existing laws or regulations, or the adoption of new laws or regulations may also negatively impact industries in which our clients operate, which in turn could have a negative impact on us.

Interruptions in the proper functioning of our information systems could disrupt operations and cause increases in costs and/or decreases in revenues.

The proper functioning of our information systems is critical to the successful operation of our business. Although our information systems are protected through physical and software safeguards, our information systems are still vulnerable to natural disasters, power losses, telecommunication failures and other problems. If critical information systems fail or are otherwise unavailable, our business operations could be adversely affected.

We are subject to privacy and data security/protection laws in the jurisdictions in which we operate and may be exposed to substantial costs and liabilities associated with such laws and regulations.

The regulatory environment surrounding information security and privacy is increasingly demanding, with frequent imposition of new and changing requirements. Compliance with changes in privacy and information security laws and standards may result in significant expense due to increased investment in technology and the development of new operational processes, which could have a material adverse effect on our financial condition and results of operations. In addition, the payment of potentially significant fines or penalties in the event of a breach or other privacy and information security laws, as well as the negative publicity associated with such a breach, could damage our reputation and adversely impact demand for our services and client relationships.

In the event of a cybersecurity incident, we could experience operational interruptions, incur substantial additional costs, become subject to legal or regulatory proceedings or suffer damage to our reputation.

In addition to the disruptions that may occur from interruptions in our information technology systems, cybersecurity threats and sophisticated and targeted cyberattacks pose a risk to our information technology systems and the systems that we design and install. We have established security policies, processes and defenses designed to help identify and protect against intentional and unintentional misappropriation or corruption of our information technology systems, disruption of our operations or the secure operation of the systems we install. Despite these efforts, our information technology systems may be damaged, disrupted or shut down due to attacks by unauthorized access, malicious software, computer viruses, undetected intrusion, hardware failures or other events, and in these circumstances our disaster recovery plans may be ineffective or inadequate. These breaches or intrusions could lead to business interruption, exposure of proprietary or confidential information, data corruption, damage to our reputation, exposure to legal and regulatory proceedings and other costs. Such events could have a material adverse impact on our financial condition, results of operations and cash flows. In addition, we could be adversely affected if any of our significant customers or suppliers experience any similar events that disrupt their business operations or damage their reputation. We maintain monitoring practices and protections of our information technology to reduce these risks and test our systems on an ongoing basis for potential threats. There can be no assurance, however, that our efforts will prevent the risk of a security breach of our databases or systems that could adversely affect our business.

Our business is subject to risks arising from climate change, including climate change legislation or regulations restricting emissions of “greenhouse gases,” changes in consumer preferences and technology and physical impacts of climate change, all of which could have a negative impact on our business and results of operations.

There has been an increased focus in the last several years on climate change in response to findings that emissions of carbon dioxide, methane and other greenhouse gases present an endangerment to public health and the environment. As a result, there have been a variety of regulatory developments, proposals or requirements and legislative initiatives that have been introduced in the United States. and other parts of the world that are focused on restricting the emission of greenhouse gases and enhancing greenhouse gas emissions disclosure requirements, including the SEC’s proposed rule on climate change disclosure, increased fuel efficiency standards, carbon taxes or cap and trade systems, restrictive permitting and incentives for renewable energy. The adoption of new or more stringent legislation or regulatory programs limiting greenhouse gas emissions from clients, particularly those in refining and petrochemical industries, for whom we provide asset integrity services, or reducing the demand for those clients’ products, could in turn affect demand for our products and services. Additionally, some of our clients are modifying their plants and facilities and may adopt new technology in efforts to better align their operations and products with energy transition issues, but there is no assurance that such modified facilities or technological advancements will require the same level of services and products that we currently provide.

Scientists have concluded that increasing greenhouse gas concentrations in the atmosphere may produce physical effects of climate change, such as increased severity and frequency of storms, droughts, floods and other climate events. Such climate events have the potential to adversely affect our operations or those of our clients or suppliers, including by delaying our ability to provide asset integrity services because a customer is forced to postpone service due to weather, disrupting our supply chain and causing our suppliers to incur significant costs in responding to such impacts, which in turn could have a negative effect on us, including by adversely impacting our results of operations, financial condition and cash flows. Such events, if increasing in their severity and frequency, may also adversely affect our ability to insure against the risks associated with such events, thus leading to greater financial risk for us in the conduct of our operations against the backdrop of such events.

Risks Related to our Finances and Indebtedness

The terms of our indebtedness may limit our ability to borrow additional funds or capitalize on business opportunities. In addition, our debt level may limit our future financial and operating flexibility.

We have approximately $775.0 million of indebtedness outstanding under our New Credit Facility (as defined below). In addition, we have capital lease obligations outstanding of $29.4 million. As of September 30, 2024 we have approximately $187.0 million of liquidity available, including cash and cash equivalents and available borrowing capacity under our $75.0 million revolving credit facility, subject to continued covenant compliance.

The amount of our current or future indebtedness could have significant effects on our operations, including, among other things:

•        a significant portion of our cash flow will be dedicated to the payment of principal and interest on our indebtedness and may not be available for other purposes, including the payment of distributions on our common stock and capital expenditures;

•        credit rating agencies may view our debt level negatively;

•        covenants contained in our existing debt arrangements will require us to continue to meet financial tests that may adversely affect our flexibility in planning for and reacting to changes in our business;

•        Our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general partnership purposes may be limited;

•        We may be at a competitive disadvantage relative to similar companies that have less debt; and

•        We may be more vulnerable to adverse economic and industry conditions as a result of our significant debt level.

The $775.0 million term loan and $75.0 million revolving credit facility that we entered into on July 30, 2024 (together, the “New Credit Facility”) prohibits distributions on, or purchases or redemptions of, securities if any default or event of default is continuing. In addition, the New Credit Facility contains various covenants limiting our ability to, among other things, incur indebtedness if certain financial ratios are not maintained, grant liens, engage in transactions with affiliates, enter into sale-leaseback transactions, and sell substantially all of our assets or enter into a merger or consolidation. The New Credit Facility also treats a change of control as an event of default and also requires us to maintain a certain debt coverage ratio.

Our ability to access capital markets to raise capital on favorable terms will be affected by our debt level, our operating and financial performance, the amount of our current maturities and debt maturing in the next several years, and by prevailing credit market conditions. Moreover, if lenders or any future credit rating agency downgrade our credit rating, then we could experience increases in our borrowing costs, face difficulty accessing capital markets or incurring additional indebtedness or suffer a reduction in the market price of our common stock. If we are unable to access the capital markets on favorable terms at the time a debt obligation becomes due in the future. The price and terms upon which we might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that our leverage may adversely affect our future financial and operating flexibility and thereby impact our ability to pay cash distributions at expected rates.

We maintain the New Credit Facility with a syndicate of financial institutions which include certain covenants and limitations on our operations.

We and certain of our direct and indirect subsidiaries are parties to the New Credit Facility. The New Credit Facility is secured by a first priority lien over substantially all of our assets, including a pledge of 100% of the capital stock of our U.S. and Canadian subsidiaries, and is guaranteed by our U.S. and Canadian subsidiaries.

We are required to comply with specified financial and operating covenants and to make scheduled repayments under the New Credit Facility, which may limit our ability to operate our business. Our failure to comply with any of these covenants or to meet any payment obligations under the New Credit Facility could result in an event of default which, if not cured or waived, would result in any amounts outstanding, including any accrued interest and unpaid fees, becoming immediately due and payable. We might not have sufficient working capital or liquidity to satisfy any repayment obligations in the event of an acceleration of those obligations. In addition, if we are not in compliance with the financial and operating covenants at the time that we wish to borrow funds, we will be unable to borrow funds.

We may incur substantial additional indebtedness, which could further exacerbate the risks that we may face going forward.

Subject to the restrictions in the New Credit Facility, we may incur substantial additional indebtedness (including secured indebtedness). Although the New Credit Facility contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to waiver and a number of significant qualifications and exceptions, and indebtedness incurred in compliance with these restrictions could be substantial.

Any material increase in our level of indebtedness may have several important effects on our future operations, including, without limitation:

•        we would have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•        increases in our outstanding indebtedness and leverage would increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•        depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital expenditures and general purposes could be limited.

Interest payments for borrowings on the New Credit Facility are based on floating rates. As a result, an increase in interest rates will reduce our cash flow available for other corporate purposes.

Rising interest rates also could limit our ability to refinance existing indebtedness when it matures and increase interest costs on any indebtedness that is refinanced. We may from time to time enter into agreements such as floating-to-fixed interest rate swaps, caps, floors and other hedging contracts in order to fully or partially hedge against the cash flow effects of changes in interest rates for floating rate debt. These agreements expose us to the risk that other parties to the agreements will not perform or that the agreements will be unenforceable.

We may need additional capital in the future for working capital, capital expenditures or acquisitions, and we may not be able to access capital on favorable terms, or at all, which would impair our ability to operate our business or achieve our growth objectives.

Our ability to generate cash is essential for the funding of our operations and the servicing of our debt. If existing cash balances together with the borrowing capacity under our credit facilities were not sufficient to make future investments, make acquisitions or provide needed working capital, we may require financing from other sources. Our ability to obtain such additional financing in the future will depend on a number of factors including prevailing capital market conditions, conditions in our industry, and our operating results. These factors may affect our ability to arrange additional financing on terms that are acceptable to us. If additional funds were not available on acceptable terms, we may not be able to make future investments, take advantage of acquisitions or pursue other opportunities.

Our financial results are based, in part, upon estimates and assumptions that may differ from actual results. In addition, changes in accounting principles may cause unexpected fluctuations in our reported financial information.

In preparing our consolidated financial statements in conformity with U.S. GAAP, our management makes a number of estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. These estimates and assumptions must be made because certain information used in the preparation of our consolidated financial statements is either dependent on future events or cannot be calculated with a high degree of precision from data available. In some cases, these estimates are particularly uncertain, and we must exercise significant judgment. Actual results could differ materially from the estimates and assumptions that we use, which could have a material adverse effect on our results of operations, cash flows and liquidity.

In addition, accounting rules and regulations are subject to review and interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC and various other governing bodies. A change in U.S. GAAP could have a significant effect on our reported financial results. Additionally, the adoption of new or revised accounting principles could require that we make significant changes to our systems, processes and controls. We cannot predict the effect of future changes to accounting principles, which could have a significant effect on our reported financial results and/or our results of operations, cash flows and liquidity.

If we successfully list on the NYSE and register under the Exchange Act, we will incur increased operating costs, and management will devote substantial time to related compliance initiatives.

Following the Domestication, we will be subject to the reporting requirements under the Exchange Act and expect to list the Acuren Delaware common stock on the NYSE. If the listing is successful, as a U.S. public company, we will be subject to legal, accounting and other expenses to comply with applicable regulatory requirements. As a result, our back-office operations will substantially increase, and we will incur significantly higher legal, accounting and other expenses relating to compliance with public company requirements than the ASP Acuren incurred prior to the Transaction. In order to satisfy reporting requirements with the NYSE, we will incur additional legal, accounting, insurance and other expenses, including costs associated with U.S. public company reporting requirements, the U.S. Sarbanes-Oxley Act of 2002 and the U.S. Dodd Frank Wall Street Reform and Consumer Protection Act and related rules implemented by the Securities and Exchange Commission and NYSE. Our management and other personnel will need to devote a substantial amount of time to these compliance requirements and initiatives, which will increase our operating expenses. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. We will need to dedicate internal resources, potentially engage outside consultants and develop a detailed work plan to assess and document the adequacy and effectiveness of our compliance program.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately and timely, which could harm our business and adversely affect the value of our business.

Subsequent to the effectiveness of the registration statement of which this prospectus forms a part, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations and the listing standards of the NYSE. Accordingly, we will be required to establish and maintain internal controls over financial reporting and disclosure controls and procedures and to comply with other requirements. Even when such controls are implemented, management will not be able to guarantee that our internal controls and disclosure controls and procedures will prevent all possible errors. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our business have been detected. These inherent limitations include the possibility that judgments in decision-making can be faulty and subject to simple error or mistake. Furthermore, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and any system of controls may not succeed in achieving our stated goals under all potential future conditions. Over time, measures of control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

In connection with our preparation of our consolidated financial statements for the years ended December 31, 2023 and 2022, we identified material weaknesses in our internal control over financial reporting. Any failure to maintain effective internal control over financial reporting or remediate material weaknesses could adversely affect us.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  Subsequent to the effectiveness of the registration statement of which this prospectus forms a part, we will be required to design and maintain adequate internal control over financial reporting in order to comply with the SEC’s rules and regulations. Prior to the Domestication, we and our independent registered public accounting firm were not required to and did not perform an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2023 and 2022. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. We cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

As indicated above, we recently identified material weaknesses in our internal control over financial reporting and concluded that we had not designed and maintained an effective control environment commensurate with our financial reporting requirements. Specifically, we lacked a sufficient complement of resources with (i) an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (ii) an appropriate level of knowledge and experience to establish effective processes and controls. This material weakness contributed to the following additional material weaknesses:

•        we did not design and maintain effective controls related to the period-end financial reporting process, including designing and maintaining formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures; further, we did not design and maintain controls over the preparation and review of account reconciliations and journal entries, including maintaining appropriate segregation of duties.

These material weaknesses resulted in immaterial audit adjustments to the consolidated financial statements in the following financial statement line items: Accounts receivable; Accounts payable; Accrued expenses and other current liabilities; Lease obligations; Service revenue; Cost of revenue; Selling, general and administrative expenses; and Interest expense. Additionally, these material weaknesses could result in a misstatement of substantially all of the Company’s accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

•        we did not design and maintain effective information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain:

•        User access controls to ensure appropriate segregation of duties and to adequately restrict user and privileged access to appropriate personnel;

•        Program change management controls to ensure that information technology program and data changes are identified, tested, authorized, and implemented appropriately;

•        Computer operations controls to ensure that processing and transfer of data, and data backups and recovery are monitored; and

•        Program development controls to ensure that new software development is tested, authorized and implemented appropriately.

These IT deficiencies did not result in a material misstatement to the financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Accordingly, management has determined these deficiencies in the aggregate constitute a material weakness.

Management is in the process of developing a remediation plan for the material weaknesses that have been identified. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. We will monitor the effectiveness of our remediation plans and will make changes management determines to be appropriate.

If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to litigation or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to us will make our securities less attractive to investors.

We qualify as an “emerging growth company” as defined in the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following the fifth anniversary of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Shares that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides, however, that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to opt out of such extended transition period. As a result, we will adopt new or revised accounting standards on the same timeline as other public companies, and we will not be able to revoke such election.

We cannot predict if investors will find our securities less attractive because of our status as an emerging growth company and reliance on related exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and our stock price may be more volatile.

Risks Related to the Acuren Acquisition

The due diligence in connection with the Acuren Acquisition may not have revealed all relevant considerations or liabilities of ASP Acuren which could have a material adverse effect on our financial condition or results of operations.

The due diligence undertaken in connection with the Acuren Acquisition may not have revealed all relevant facts that may be necessary to evaluate such acquisition, including the determination of the price, or to formulate a business strategy, particularly with respect to recent acquisitions completed by ASP Acuren. Furthermore, the information provided during due diligence may have been incomplete, inadequate or inaccurate. As part of the due diligence process, we made subjective judgments regarding the results of operations, financial condition and prospects of ASP Acuren. If the due diligence investigation failed to correctly identify material issues and liabilities that may be present in ASP Acuren, or if we considered such material risks to be commercially acceptable relative to the opportunity, we may subsequently incur substantial impairment charges or other losses. In addition, we may be subject to significant, previously undisclosed liabilities relating to the acquired businesses that were not identified during due diligence and which could contribute to poor operational performance, undermine any attempt to restructure the acquired companies or businesses in line with our business plan and have a material adverse effect on our business, results of operations, financial condition, cash flows, liquidity and/or prospects.

Warranty protection in connection with the Acuren Acquisition may be limited.

No assurance can be given as to the nature of the warranty protection provided to us. The representations and warranties contained in the Merger Agreement did not survive the closing of the Transaction. We therefore have limited recourse against the ASP Acuren stockholders and, consequently, may not be able to recover certain losses suffered as a result of entering into the Transaction. In addition, although we have purchased a representations and warranties insurance policy (the “Policy”) and four layers of excess representations and warranties insurance coverage (the “Excess Policies” and together with the Policy, the “Policies”) to insure against breaches of certain representations and warranties, the Policy is limited to a face amount equal to $25.0 million and subject to an initial retention amount of approximately $9.25 million. Under the Policies, we will not be able to recover losses attributable to breaches of representations and warranties that are excluded from the Policy (including, for example, any breach which any deal team member had actual knowledge of prior to inception of the Policy). Accordingly, the Policy may not be sufficient to fully compensate us for losses attributable to breaches of representations and warranties by the ASP Acuren stockholders.

The unaudited pro forma condensed consolidated financial information included in this prospectus may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed consolidated financial information contained in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Acuren Acquisition been completed on the dates indicated or what our results of operation or financial position will be in the future. See “Unaudited Pro Forma Condensed Consolidated Financial Information” in the financial statements included elsewhere in this prospectus.

Risks Related to Ownership of our Securities.

We may be required to issue additional shares of Acuren Delaware common stock pursuant to the terms of the Series A Preferred Stock which would dilute the holdings of investors.

There are currently 1,000,000 Founder Preferred Shares outstanding. We may be required to issue additional Acuren Delaware common stock pursuant to the terms of the Series A Preferred Stock which would dilute the holdings of investors.

The Series A Preferred Stock will be convertible into shares of Acuren Delaware common stock on a one-for-one basis at any time at the option of the holder and will be automatically converted into shares of Acuren Delaware common stock (subject to certain adjustments in certain circumstances either as the directors may determine or otherwise as determined in accordance with the terms of the Series A Preferred Stock) upon the earlier of (i) immediately following the Change of Control Dividend Date and (ii) the last day of the tenth full financial year following the consummation of the Acuren Acquisition, being December 31, 2034. In addition, once the Average Price (as defined below) (subject to adjustment in accordance with our articles of association (the “Articles”)) for any ten consecutive trading days is at least $11.50, the holders of the Series A Preferred Stock will be entitled to receive in aggregate the Annual Dividend Amount (as defined below) in respect of each Dividend Period (as defined below), payable in shares of Acuren Delaware common stock. The Annual Dividend Amount will be paid on the relevant payment date by the issue of such number of shares of Acuren Delaware common stock as is equal to the Annual Dividend Amount (as defined below) divided by the Dividend Price (as defined below).

In the first Dividend Period in which such dividend becomes payable, the Annual Dividend Amount will be equal in value to (i) 20% of the increase in the value of one share of Acuren Delaware common stock, such increase being calculated as the difference between $10.00 and the Dividend Price, multiplied by (ii) the Series A Preferred Stock Equivalent (as defined below). In subsequent years, the Annual Dividend Amount will be calculated based on the appreciated Dividend Price compared to the highest Dividend Price previously used in calculating the Annual Dividend Amount.

In the event of (i) an acquisition of control by any person or party (or by any group of persons or parties who are acting in concert) whether by merger, consolidation or otherwise or (ii) any sale, lease or exchange of all or substantially all of our property and assets, including its goodwill and its corporate franchises (a “Change of Control”), the holders of the Series A Preferred Stock will be entitled to receive, in the aggregate, a one-time dividend, equal to the Change of Control Dividend Amount payable in Acuren Delaware common stock. The “Change of Control Dividend Amount” will be equal to the aggregate amount determined by adding together each Annual Dividend Amount that would have been payable for each Dividend Period (or part thereof) occurring during a Change of Control Dividend Period assuming, among other things, a Dividend Price for each Dividend Period (or part thereof) in the Change of Control Dividend Period equal to the Change of Control Price increasing by eight percent (8%) per annum (compounded annually) for each such Dividend Period (or part thereof).

The precise number of shares of Acuren Delaware common stock that may be required to be issued pursuant to the terms of the Series A Preferred Stock cannot be ascertained at this time as a result of dividends that may be payable in Acuren Delaware common stock.

The issue of shares of Acuren Delaware common stock in connection with the payment of the Annual Dividend Amount or Change of Control Dividend Amount will reduce (by the applicable proportion) the percentage stockholdings of those stockholders holding Acuren Delaware common stock prior to such issuance. This does not take into account any dilution which may occur as a result of any other issuance of Acuren Delaware common stock pursuant to the other terms of the Series A Preferred Stock and assumes that there is no adjustment (pursuant to the constitute documents) to the rate at which the Series A Preferred Stock convert into Acuren Delaware common stock.

The issuance of Acuren Delaware common stock pursuant to the terms of the Series A Preferred Stock may reduce any net return derived from holding Acuren Delaware common stock compared to any such net return that might otherwise have been derived had we not issued Acuren Delaware common stock in connection with the payment of the Annual Dividend Amount or upon the conversion of the Series A Preferred Stock.

An active, liquid, and orderly trading market for the Acuren Delaware common stock may not develop, which would adversely affect the liquidity and price of our securities.

If we are listed on the NYSE following consummation of the Domestication, an active public market for our Acuren Delaware common stock may not develop. If an active market does not develop, investors may experience difficulty selling their shares of Acuren Delaware common stock. Additionally, following completion of a listing on the NYSE, the price of the shares of the Acuren Delaware common stock may vary significantly due to one or more potential business combinations and general market or economic conditions and may fall below the purchase price. Investors should not expect that they will necessarily be able to realize their investment within a period that they would regard as reasonable. Accordingly, the Acuren Delaware common stock may not be suitable for short-term investment.

Our current directors will allocate their time to other businesses, leading to potential conflicts of interest in their determination as to how much time to allocate to our affairs.

None of the current directors are required to commit their full time or any specified amount of time to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments. If the directors’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to operate the business. In addition, Sir Martin Franklin, Mr. Robert A.E. Franklin, Mr. James E. Lillie and certain other individuals affiliated with Mariposa Acquisition IX, LLC (the “Founder Entity”, and such individuals, the

“Founders”), our directors or one or more of their affiliates may provide services to our business. However, there is no formal agreement between us and such entities with respect to the provision of such services or the commitment of any specified amount of time to our business. We cannot provide any assurance that these conflicts will be resolved in our favor. In addition, although the directors must act in our best interests and owe certain fiduciary duties to us, they are not (or will not be) necessarily obligated under Delaware law to present us with business opportunities.

We cannot confirm that our Founders or any of our directors will not become involved in one or more other business opportunities that could present conflicts of interest in respect of the time they allocate to our business. In addition, our conflict of interest procedures may require or allow our Founders, directors and officers and certain of their affiliates to present certain acquisition opportunities to other companies before they present them to us.

We do not currently intend to pay dividends on the Acuren Delaware common stock, consequently, your ability to achieve a return on your investment will depend on appreciation of the value of the Acuren Delaware common stock.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not intend to declare or pay any dividends on the Acuren Delaware common stock in the foreseeable future. Moreover, the terms of the New Credit Facility may restrict our ability to pay dividends on the Acuren Delaware common stock, and any additional debt we may incur in the future may include similar restrictions. As a result, and for the foreseeable future, stockholders must rely on sales of their Acuren Delaware common stock after price appreciation as the only way to realize any future gains on their investment.

You may not be able to realize returns on your investment in our securities within a period that you would consider to be reasonable.

Investments in our securities may be relatively illiquid. There may be a limited number of investors and this factor, together with the number of shares of Acuren Delaware common stock and Warrants outstanding, may contribute both to infrequent trading in our securities and to volatile market price movements. Investors should not expect that they will necessarily be able to realize their investment in our securities within a period that they would regard as reasonable. Accordingly, the Acuren Delaware common stock and Warrants may not be suitable for short-term investment. Even if an active trading market develops, the market price for the shares of Acuren Delaware common stock may fall below the price at which they were purchased.

We may issue additional series of preferred stock in the future, and the terms of such preferred stock may reduce the value of our existing securities.

The Acuren Delaware certificate of incorporation will authorize us to issue up to 5,000,000 shares of preferred stock, par value $0.0001 per share, of the Company. As of December 9, 2024, after giving pro forma effect to the Domestication, we had outstanding 1,000,000 shares of Series A Preferred Stock. We may issue additional shares or series of preferred stock in the future, and the terms of such preferred stock may reduce the value of the shares of Acuren Delaware common stock, shares of Series A Preferred Stock and Warrants.

The Board of Directors will be authorized to create and issue one or more additional series of preferred stock, and, with respect to each series, to fix the number of shares constituting the series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series, in each case without stockholder approval. If we create and issue one or more additional series of preferred stock, it could affect your rights or reduce the value of your investment in our securities. The Board of Directors could, without stockholder approval, issue preferred stock with voting and other rights that could dilute the voting power of the holders of our Acuren Delaware common stock, and which could have certain anti-takeover effects.

We will be required to issue additional shares of Acuren Delaware common stock upon the exercise of the Warrants and/or our option and vesting of restricted stock units, which may dilute your interests in the Acuren Delaware common stock.

The terms of the Warrants provide for the issuance of Acuren Delaware common stock upon any exercise of the Warrants. Each Warrant entitles the holder to one-fourth of a share of Acuren Delaware common stock at $11.50 per whole Acuren Delaware common stock (subject to adjustment in accordance with the terms and conditions of the Warrant). Based on the number of Warrants outstanding as of December 9, 2024, after giving pro forma effect to the Domestication, the maximum remaining number of shares of Acuren Delaware common stock that we may be required to issue pursuant to the terms of the Warrants, subject to adjustment in accordance with the terms and conditions of the Warrant Instrument, is 4,566,219. The exercise of the Warrants will result in dilution of the value of a stockholder’s interest in our Acuren Delaware common stock if the value of a shares of Acuren Delaware common stock exceeds the exercise price payable on the exercise of a Warrant at the relevant time.

In addition, as of the date of this prospectus, after giving pro forma effect to the Domestication, we had outstanding options to acquire 125,000 shares of Acuren Delaware common stock (all of which were vested) and 1,570,000 restricted stock units which may vest and settle into Acuren Delaware common stock. The exercise of such options and vesting of such restricted stock units will result in a dilution of the value of a stockholder’s interests in our Acuren Delaware common stock.

The potential for the issuance of additional Acuren Delaware common stock pursuant to exercise of the Warrants or the options and vesting of the restricted stock units could have an adverse effect on the market price of the Acuren Delaware common stock. See “Description of Capital Stock — Warrants”.

There is no guarantee that the Warrants will be in the money at a time when they are exercisable, and they may expire worthless. In addition, the terms of the Warrants may be amended without the consent of all holders.

The exercise price for the Warrants is $11.50 per share (subject to adjustment in accordance with the terms of the Warrant and related agreements). There is no guarantee that the Warrants will be in the money at a time when they are exercisable, and as such, the Warrants may expire worthless.

In addition, the Warrant provides that we may amend the terms of the Warrants in a manner adverse to a holder if holders of at least 75% of the then outstanding Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with the consent of holders of at least 75% of the then outstanding Warrants will be unlimited, examples of such amendments could include amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of Acuren Delaware common stock purchasable upon exercise of a Warrant. See “Description of Capital Stock — Warrants”.

The Warrants may be mandatorily redeemed prior to their exercise at a time that is disadvantageous to holders, thereby making the Warrants worthless.

The Warrants are subject to mandatory redemption at $0.01 per Warrant if at any time the average price per shares of Acuren Delaware common stock equals or exceeds $18.00 (subject to any prior adjustment in accordance with the terms and conditions set out in the Warrant) for a period of ten consecutive trading days. See “Description of Capital Stock –– Warrants”.

Mandatory redemption of the outstanding Warrants could force holders of Warrants:

•        to exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

•        to sell their Warrants at the then-current market price when they might otherwise wish to hold their Warrants; or

•        to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of their Warrants.

Risks Related to the Domestication to Delaware

Currently, your rights as a shareholder arise under British Virgin Islands law as well as the Articles. Upon effectiveness of the Domestication to Delaware, your rights will arise under Delaware law and the Acuren Delaware certificate of incorporation and bylaws.

Upon effectiveness of the Domestication to Delaware, the rights of our Acuren Delaware stockholders will arise under our Acuren Delaware certificate of incorporation and bylaws as well as Delaware law. Those new organizational documents will contain, and Delaware law contains, provisions that differ in some respects from those in our current organizational documents and British Virgin Islands law and, therefore, some of your rights as an Acuren Delaware stockholder immediately following the Domestication to Delaware could differ from the rights you currently possess as an Acuren BVI shareholder.

Currently, we are governed by British Virgin Islands law, but, following the completion of the Domestication, we will be governed by Delaware law, which has anti-takeover implications.

Following the Domestication, our organizational documents will change, and our organizational documents will be governed by Delaware law. The application of Delaware law may have the effect of deterring hostile takeover attempts or a change in control. Section 203 of the DGCL restricts certain “business combinations” with “interested stockholders” for three years following the date that a person becomes an interested stockholder unless: (i) the “business combination” or the transaction which caused the person or entity to become an interested stockholder is approved by such company’s board of directors prior to such business combination or transactions; (ii) upon the completion of the transaction in which the person or entity becomes an “interested stockholder,” such interested stockholder holds at least 85% of the voting stock of such company not including (x) shares held by officers and directors and (y) shares held by employee benefit plans under certain circumstances; or (iii) at or after the time the person or entity becomes an “interested stockholder,” the “business combination” is approved by such company’s board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by such interested stockholder. A Delaware corporation may elect not to be governed by Section 203 of the DGCL. We do not expect to make such an election.

Anti-takeover provisions in our organizational documents and under Delaware law could delay, discourage or prevent takeover attempts or changes in our management that stockholders may consider favorable.

The certificate of incorporation and bylaws of Acuren Delaware, to be effective upon the Domestication, will contain provisions that could have the effect of delaying, discouraging or preventing takeover attempts or changes in our management without the consent of our Board of Directors. These provisions include:

•        no cumulative voting in the election of directors, which may limit the ability of minority stockholders to elect director candidates;

•        the exclusive right of our Board of Directors to elect a director to fill a vacancy on the Board of Directors resulting from an increase in the authorized number of directors, or from death, resignation, disqualification, removal or other cause (subject to the rights of the holders of Founder Preferred Shares), which prevents stockholders from being able to fill vacancies on our Board of Directors;

•        a prohibition on stockholder action by written consent (subject to exceptions for action by holders of Founder Preferred Shares), which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•        the ability of our Board of Directors to issue preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the requirement that a special meeting of stockholders may be called only by (i) any chairman of the Board of Directors, (ii) the chief executive officer, or (iii) the Board of Directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        advance notice procedures that stockholders must comply with in order to nominate candidates for election to our Board of Directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us;

•        limitations on the liability of, and the provision of indemnification to, our directors and officers; and

•        absent our written consent to an alternative forum, the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, in the event that the Court of Chancery lacks jurisdiction over such action or proceeding, another state or federal court located within the State of Delaware and, in the case of actions arising under the Securities Act, the federal district courts of the United States of America, for certain actions against us.

In addition, effective upon the Domestication, we and our organizational documents will be governed by Delaware law. The application of Delaware law to us may have the effect of deterring hostile takeover attempts or a change in control. In particular, Section 203 of the DGCL imposes certain restrictions on “business combinations” (defined to include mergers, asset sales and other transactions) between us and “interested stockholders” (defined to include persons who “own” (defined broadly to include agreements, arrangements and understandings regarding stock) 15% or more of our voting stock and their affiliates). Any provision of the certificate of incorporation and bylaws of Acuren Delaware or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their securities and could also affect the price that some investors are willing to pay for our securities.

Risks Related to Taxation

Changes in tax law and practice may reduce any net returns for investors.

The tax treatment of our stockholders, including any special purpose vehicle that we may establish and any company which we may acquire are all subject to changes in tax laws or practices in the U.S. or any other relevant jurisdiction. Any change may reduce any net return derived by our stockholders from an investment in the Acuren Delaware common stock.

Our non-U.S. Holders may be subject to withholding taxes on distributions.

Following the Domestication, dividends paid to a non-U.S. shareholder will be treated as U.S. source income and will be subject to U.S. withholding tax at a rate of 30%, subject to reduction in the case of a stockholder who is a qualified resident of a country which has a tax treaty with the U.S. and provides adequate documentation (generally Form W-8BEN or Form W-8BEN-E) evidencing their right to tax treaty benefits.

The Domestication may require a stockholder to recognize taxable income.

The change in our tax domicile or other aspects of the Domestication may require a stockholder to recognize taxable income, profit or gain in the jurisdiction in which the stockholder is a tax resident. We do not anticipate making any cash distributions to stockholders to fund such taxes.

We will be treated as a U.S. corporation for U.S. tax purposes and will generally be taxable on our worldwide income.

Following the Domestication, we will be taxable as a U.S. corporation. A U.S. corporation generally is taxable on its worldwide income, subject to an exemption for certain foreign-source dividends paid by foreign subsidiaries.

There can be no assurance that we will be able to make returns for shareholders in a tax-efficient manner.

We structured the Transaction and our holding of ASP Acuren in what it believes to be a fiscally efficient manner. We have made certain assumptions regarding taxation. However, if these assumptions are not correct, taxes may be imposed in excess of taxes that were anticipated. This could reduce the amount of post-tax returns. Any change in laws or tax authority practices could also adversely affect any post-tax returns to investors. In addition, we may incur costs in taking steps to mitigate any such adverse effect on the post-tax returns to investors.

The change in our tax domicile to the United States may result in adverse tax consequences for Holders of the Ordinary Shares and Warrants.

As discussed more fully under “Material U.S. Federal Income Tax Consequences,” and based on, and subject to, the assumptions, qualifications and limitations set forth in the opinion included as Exhibit 8.1 hereto, it is the opinion of Greenberg Traurig that the Domestication should qualify as a reorganization under Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). In such a transaction, the holders of the Acuren BVI Ordinary Shares, which was previously incorporated in the BVI, are deemed to exchange their Acuren BVI Ordinary Shares for shares of Acuren Delaware common stock. Assuming such qualification, and subject to the PFIC rules discussed below and under “Material U.S. Federal Income Tax Consequences,” U.S. Holders (as defined therein) will be subject to Section 367(b) of the Code as described below.

A U.S. Holder whose Acuren BVI Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of our shares entitled to vote and less than 10% of the total value of all classes of our shares will not recognize any gain or loss and will not be required to include any part of our earnings in income.

A U.S. Holder who owns (actually or constructively) Acuren BVI Ordinary Shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our shares entitled to vote and less than 10% of the total value of all classes of our shares on the date of the Domestication, must generally recognize gain (but not loss) with respect to the shares of Acuren Delaware common stock deemed received in the Domestication, even if such U.S. Holder continues to hold our shares and has not received any cash as a result of the Domestication. As an alternative to recognizing gain, however, such U.S. Holder may elect to include in income the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to such holder’s Acuren BVI Ordinary Shares. The income so included pursuant to this election generally is treated as dividend income.

If a U.S. Holder owns (actually or constructively) Acuren BVI Ordinary Shares with 10% or more of the total combined voting power of all classes of our shares entitled to vote or 10% or more of the total value of all classes of our shares on the date of the Domestication, such U.S. Holder will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to our Acuren BVI Ordinary Shares. A U.S. Holder’s ownership of Warrants will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power of all classes of our shares or 10% or more of the total value of our shares. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of our shares or 10% or more of the total value of our shares for these purposes.

Even if the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, if we were a passive foreign investment company (“PFIC”) at any time during a U.S. Holder’s holding period of Acuren BVI Ordinary Shares or Warrants, such U.S. Holder may be required to recognize gain in connection with the Domestication and may be subject to complex rules applicable to a shareholder of a PFIC. Our PFIC status for our current taxable year is uncertain, as described more fully under “Material U.S. Federal Income Tax Consequences.” The determination of whether a non-U.S. corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “Material U.S. Federal Income Tax Consequences.”

MARKET AND DIVIDEND INFORMATION

Ordinary Shares

The Acuren BVI ordinary shares began trading on the LSE on May 22, 2023. Due to the completion of the Acuren Acquisition, trading on the LSE was suspended on July 30, 2024, and the listing was cancelled on August 19, 2024.

In connection with the initial public offering on May 22, 2023, we issued 53,975,000 of our Acuren BVI ordinary shares. As of December 9, 2024, we had 121,476,215 Acuren BVI ordinary shares outstanding and 683 record holders of our Acuren BVI ordinary shares. We have not declared or paid any dividends on our Acuren BVI ordinary shares in the past two fiscal years and have no current plans to pay dividends on our Acuren BVI ordinary shares or Acuren Delaware common stock. In connection with the Domestication, we anticipate our common stock will begin trading on the OTC Market under the symbol “TICA” prior to the end of the year. We intend to apply to list our common stock on the NYSE under the ticker symbol “TIC” during the first quarter of 2025. Although we intend to apply to list our common stock on the NYSE in connection with the Domestication, the Domestication is not contingent on the listing of our common stock on the NYSE. We do not intend to list our warrants or Series A Preferred Stock on any national securities exchange or other principal U.S. market.

Warrants

On May 22, 2023, an aggregate of 54,975,000 Warrants were issued (with each four Warrants entitling the holder to subscribe for one ordinary share) pursuant to a warrant instrument executed by the Company and were exercisable to purchase an aggregate of 13,743,750 Acuren BVI ordinary shares. On July 30, 2024, we completed the Warrant Financing, in which an aggregate of 36,710,124 Warrants were exercised at a reduced exercise price of $10.00 for an aggregate of 9,177,531 Acuren BVI ordinary shares.

As of December 9, 2024, there were 18,264,876 Warrants outstanding exercisable for approximately 4,566,219 Acuren BVI ordinary shares. As of December 9, 2024, we had 3 record holders of our Warrants.

The Warrants began trading on the LSE on May 22, 2023. Due to the completion of the Acuren Acquisition, trading on the LSE was suspended on July 30, 2024, and the listing was cancelled on August 19, 2024.

THE DOMESTICATION

General

We will effect the Domestication by filing with the Secretary of State of the State of Delaware a certificate of corporate domestication and a certificate of incorporation of Acuren Delaware, and by filing with the British Virgin Islands Registrar of Corporate Affairs a notice of continuance out of the British Virgin Islands and certified copies of the certificates filed in Delaware. The Domestication and the Acuren Delaware certificate of incorporation were approved by our Board of Directors, and no action of our shareholders is required to effect the Domestication. Under Delaware law, the Domestication is deemed effective upon the filing of the certificate of corporate domestication and the Acuren Delaware certificate of incorporation with the Secretary of State of the State of Delaware. In addition, we must file with the British Virgin Islands Registrar of Corporate Affairs a notice of continuance out of the British Virgin Islands and if the British Virgin Islands Registrar of Corporate Affairs is satisfied that the requirements of the BVI Companies Act have been satisfied with respect to the Domestication, it will issue a certificate of discontinuance and, at that time, we shall cease to be registered as a company in the British Virgin Islands and will continue as the same legal entity incorporated in Delaware. We intend to file the certificate of continuance with the British Virgin Islands Registrar of Corporate Affairs on the day certified copies of the certificates are issued by the Secretary of State of the State of Delaware. Acuren BVI has not received and is not required by British Virgin Islands law to receive, approval of a plan of arrangement in the British Virgin Islands, and no plan of arrangement is contemplated.

In connection with the Domestication, Acuren Delaware’s Board of Directors will adopt bylaws, which, together with the Acuren Delaware certificate of incorporation filed with the Secretary of State of the State of Delaware, will be the organizational documents of Acuren Delaware from and after the Domestication.

Background and Reasons for the Domestication

Our Board of Directors approved the Domestication from the British Virgin Islands to the State of Delaware in connection with the registration of the shares of Acuren Delaware common stock with the SEC. Our Board of Directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware and that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Our Board of Directors further believes that there are several reasons why the Domestication is in the best interests of Company and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•        Prominence, Predictability, and Flexibility of Delaware Law.    For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe, such clarity would be advantageous to Acuren Delaware, our Board of Directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Acuren Delaware’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    The Domestication from the British Virgin Islands to Delaware is attractive to directors, officers, and stockholders alike. Our reincorporation in Delaware may make Acuren Delaware more attractive to future candidates for our Board of Directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have been successful in retaining our directors and officers, however, directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our Board of Directors therefore believes that providing the benefits afforded directors by Delaware law will enable Acuren Delaware to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers. The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both British Virgin Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than British Virgin Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Effects of the Domestication

The BVI Companies Act permits a British Virgin Islands company to discontinue from the British Virgin Islands and continue in an appointed jurisdiction (which includes Delaware) as if it had been incorporated under the laws of that other jurisdiction. The BVI Companies Act and our memorandum and articles of association authorize our Board of Directors to continue Acuren BVI in a jurisdiction outside of the British Virgin Islands (in this case, Delaware) without a shareholder vote. Consequently, we are not asking for your vote or soliciting proxies with respect to the Domestication. The BVI Companies Act does not provide shareholders with statutory rights of appraisal in relation to a discontinuance under the BVI Companies Act.

Section 388 of the DGCL provides that an entity organized in a country outside the United States may become domesticated as a corporation in Delaware by the filing with the Secretary of State of the State of Delaware of a certificate of incorporation and a certificate of corporate domestication stating, among other things, that the domestication has been approved as provided in the document, instrument or other writing, as the case may be, governing the internal offers of the non-United States entity and the conduct of its business or applicable non-Delaware law, as appropriate. Section 388 of the DGCL provides that prior to the effectiveness of a certificate of corporate domestication with the Secretary of State of the State of Delaware, the domestication and the Acuren Delaware certificate of incorporation to be filed with the Secretary of State of the State of Delaware must be approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the non-United States entity and the conduct of its business or by applicable non-Delaware law, as appropriate. Section 388 of the DGCL does not provide any other approval requirements for a domestication. The DGCL does not provide stockholders with statutory rights of appraisal in connection with a domestication under Section 388 of the DGCL.

Under Section 184 of the BVI Companies Act, Acuren BVI will cease to be a company incorporated under the BVI Companies Act and will continue as the same legal entity incorporated under the laws of Delaware. Similarly, Section 388 of the DGCL provides that, upon domesticating in Delaware:

•        Acuren Delaware will be deemed to be the same entity as Acuren BVI, and the domestication will constitute a continuation of the existence of Acuren BVI in the form of Acuren Delaware;

•        all rights, privileges and powers, as well as all property, of Acuren BVI will remain vested in Acuren Delaware;

•        all debts, liabilities and duties of Acuren BVI will remain attached to Acuren Delaware and may be enforced against Acuren Delaware to the same extent as if originally incurred by it; and

•        unless otherwise agreed to or otherwise required under applicable British Virgin Islands law, the domestication will not be deemed a dissolution of Acuren BVI.

No Change in Business, Locations, Fiscal Year or Employee Plans

The Domestication will effect a change in our jurisdiction of incorporation, and other changes of a legal nature, including changes in our organizational documents, which are described in this prospectus. Because there is no change in our legal entity, the business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as our principal locations and fiscal year, will be the same upon effectiveness of the Domestication as they are prior to the Domestication.

Upon effectiveness of the Domestication, all of our obligations will continue as outstanding and enforceable obligations of Acuren Delaware.

All Acuren BVI employee benefit plans and agreements will be continued by Acuren Delaware.

Our Management and Our Board of Directors

Our executive officers will be the executive officers of Acuren Delaware immediately following the effectiveness of the Domestication. Our current executive officers are Talman B. Pizzey, President and Chief Executive Officer, Michael Grigsby, Chief Financial Officer, Lourinda “Rindi” St. John, Chief Human Resources Officer, and Fiona E. Sutherland, General Counsel.

Our directors before the effectiveness of the Domestication will be the directors of Acuren Delaware immediately following the effectiveness of the Domestication. The composition of our Board of Directors changed upon the consummation of the Acuren Acquisition. Our current directors are Sir Martin E. Franklin, Robert A. E. Franklin, Rory Cullinan, Talman B. Pizzey, Peter Hochfelder, Antoinette C. Bush, Elizabeth Meloy Hepding and James E. Lillie. Sir Martin and Mr. Franklin are our Co-Chairmen. Upon the consummation of the Acuren Acquisition, Thomas V. Milroy and Melanie Stack stepped down from our Board of Directors and Messrs. Hochfelder, Lillie and Pizzey and Mses. Bush and Hepding joined our Board of Directors. See “Management and Corporate Governance — Board of Directors.”

Domestication Share Conversion

In connection with the Domestication, our currently issued and outstanding Acuren BVI ordinary shares will automatically convert, on a one-for-one basis, into shares of Acuren Delaware common stock. Consequently, at the Effective Time, each holder of an Acuren BVI ordinary share will instead hold a share of Acuren Delaware common stock representing the same proportional equity interest in Acuren Delaware as that shareholder held in Acuren BVI immediately prior to the Effective Time. The number of shares of Acuren Delaware common stock outstanding immediately after the Effective Time will be the same as the number of ordinary shares of Acuren BVI outstanding immediately prior to the Effective Time.

It is not necessary for shareholders of Acuren BVI to exchange their existing share certificates for share certificates of Acuren Delaware in connection with the Domestication. A shareholder who currently holds any of our Acuren BVI ordinary share certificates will receive a new Acuren Delaware common stock certificate upon request pursuant to Section 158 of the DGCL or upon any future transaction in Acuren Delaware common stock that requires the transfer agent to issue stock certificates in exchange for existing share certificates. Until surrendered and exchanged, each certificate evidencing Acuren BVI ordinary shares will be deemed for all purposes of the Company to evidence the identical number of shares of Acuren Delaware common stock.

Similarly, outstanding options and Warrants to acquire, and restricted stock units that settle into, Acuren BVI ordinary shares will be converted into options or Warrants to acquire, or restricted stock units that settle into, shares of Acuren Delaware common stock. Acuren Delaware will not issue new options or Warrants to acquire, or restricted stock units that settle into, Acuren Delaware common stock until such future transaction that requires the issuance of options or Warrants to acquire, or restricted stock units that settle into, Acuren Delaware common stock in exchange for existing options or Warrants to acquire, or restricted stock units that settle into, Acuren BVI ordinary shares. After the effectiveness of the Domestication and until surrendered and exchanged, each option or warrant to acquire, or restricted stock unit that settles into, a portion of Acuren BVI ordinary shares will be deemed for all purposes of the Company to evidence an option or warrant to acquire, or restricted stock unit that settles into, the identical portion of shares of Acuren Delaware common stock.

Comparison of Shareholder Rights

The Domestication will change our jurisdiction of incorporation from the British Virgin Islands to the State of Delaware. While we are currently governed by the BVI Companies Act, upon Domestication, we will be governed by the DGCL. There are differences between British Virgin Islands corporate law and Delaware corporate law. In addition, in connection with the Domestication, we will be governed by a newly adopted Acuren Delaware certificate of incorporation and bylaws, which are different from our current organizational documents. For a more detailed description of how the new organizational documents and Delaware law may differ from our current organizational documents and British Virgin Islands law, please see “Description of Capital Stock; Comparison of Rights — Comparison of Rights” below. Our business, assets and liabilities on a consolidated basis, as well as our executive officers, principal business locations and fiscal year, will not change as a result of the Domestication.

The most significant differences between our current organizational documents and British Virgin Islands law and the new organizational documents and Delaware law are as follows:

•        Delaware law requires that all amendments to the Acuren Delaware certificate of incorporation (other than a certificate of designation setting forth a copy of the resolution of the Acuren Delaware Board of Directors fixing the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the shares of one or more new series of preferred stock of Acuren Delaware, a change in Acuren Delaware’s name, a deletion of certain ministerial matters such as the name of our incorporator or a subdivision of shares and proportionate increase in authorized shares at a time when we have only one class of stock) must be approved by the Board of Directors and by the stockholders, while amendments to the Amended and Restated Memorandum and Articles of Association of Acuren BVI may be made solely by resolutions of the directors (in limited circumstances) or by the holders of ordinary shares;

•        The Acuren Delaware certificate of incorporation will provide that we are required to pay any “Annual Dividend Amount” in shares of Acuren Delaware common stock, while the Amended and Restated Memorandum and Articles of Association of Acuren BVI provides that any “Annual Dividend Amount” is payable in the form of either Acuren BVI ordinary shares or cash, at our sole option;

•        The Acuren Delaware certificate of incorporation will prohibit the common stockholders of Acuren Delaware from acting by written consent, while the Acuren BVI Amended and Restated Memorandum and Articles of Association permit shareholder action by written consent;

•        The Acuren Delaware certificate of incorporation and bylaws will not permit the stockholders of Acuren Delaware to call meetings of stockholders under any circumstances, while the shareholders holding 30% of the voting rights in respect of the matter for which the meeting is called may require the directors to call a meeting of shareholders of Acuren BVI;

•        Under Delaware law, only the stockholders may remove directors, while under British Virgin Islands law and the Acuren BVI Amended and Restated Memorandum and Articles of Association, a director may be removed by a resolution of directors;

•        Under the Acuren Delaware certificate of incorporation and bylaws, subject to the rights of any series of preferred stock, vacancies and unfilled directorships will be filled solely by the remaining directors, while under the Acuren BVI Amended and Restated Memorandum and Articles of Association vacancies may be filled by either the directors or the shareholders;

•        Under Delaware law, directors may not act by proxy, while under British Virgin Islands law, directors may appoint another director or person to vote in his or her place, exercise his or her other rights as director, and perform his or her duties as director;

•        Under Delaware law, a sale of all or substantially all of the assets of Acuren Delaware (other than under certain circumstances related to the sale of assets securing a mortgage or pledged to a secured party) requires stockholder approval, while the Acuren BVI Amended and Restated Memorandum and Articles of Association eliminate the shareholder vote otherwise required by the British Virgin Islands laws for a sale of more than 50% of the assets of Acuren BVI; and

•        Under Delaware law, “business combinations” with “interested stockholders” (as those terms are defined in the DGCL) are prohibited for a certain period of time absent certain requirements, while British Virgin Islands law provides no similar prohibition.

No Vote or Dissenters’ Rights of Appraisal in the Domestication

Under the BVI Companies Act and our memorandum and articles of association, shareholder approval of the Domestication is not required, and our shareholders do not have statutory rights of appraisal or any other appraisal rights of their shares as a result of the Domestication. Nor does Delaware law provide for any such rights. We are not asking you for a proxy and you are requested not to send us a proxy. No shareholder vote or action is required to effect the Domestication.

ACUREN CORPORATION MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASP Acuren is our predecessor. The following is a discussion of ASP Acuren’s financial condition and results of operations for the years ended December 31, 2023, and 2022. This discussion should be read in conjunction with the information contained in the audited ASP Acuren consolidated financial statements and the notes related thereto included in this prospectus.

We have also included a discussion of the results of operations of ASP Acuren (Predecessor) for the period from January 1, 2024 to July 29, 2024 and Acuren Corporation (Successor) for the period from July 30, 2024 to September 30, 2024 compared to the results of operations of ASP Acuren (Predecessor) for the nine months ended September 30, 2023. This discussion should be read in conjunction with the information contained in the unaudited Acuren Corporation consolidated financial statements and the notes related thereto included in this prospectus.

In this section, “we,” us,” “our” and “Acuren” refer to ASP Acuren Holdings, Inc. (Predecessor) for the periods prior to July 30, 2024, and Acuren Corporation (Successor) for the period from July 30, 2024 through September 30, 2024.

Recent Developments

Acuren Acquisition

On July 30, 2024, we completed the acquisition of ASP Acuren, a market leading provider of asset integrity management solutions. The consideration paid at closing for the Acuren Acquisition was approximately $1.88 billion in cash. We funded the consideration paid with a combination of $568.0 million cash on hand, a $775.0 million senior loan facility and an aggregate of $675.0 million of gross proceeds from the PIPE Financing and the Warrant Financing, inclusive of $4 million of non-cash rollover equity. The Warrant Financing was an offer to permit holders of our Warrants to early exercise all of their outstanding Warrants at a reduced exercise price of $10.00 per whole Acuren BVI ordinary share.

Credit Facilities

In connection with the closing of the Acuren Acquisition, on July 30, 2024, we entered into the New Credit Facility by and among Acuren Delaware Holdco, Inc. (f/k/a AAL Delaware Holdco, Inc.), Acuren Holdings, Inc. (f/k/a ASP Acuren Holdings, Inc.), the guarantors from time to time party thereto, the lenders from time to time party thereto, and Jefferies Finance LLC, as administrative agent and as collateral agent (the “Credit Agreement”), pursuant to which we incurred a $775.0 million seven-year senior secured term loan (the “Term Loan”) under the senior secured term loan facility (the “Term Loan Facility”), which was used to fund a part of the cash portion of the purchase price of the Acuren Acquisition. The Credit Agreement also provides for a $75.0 million five-year senior secured revolving credit facility (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “New Credit Facility”). See “— Liquidity and Capital Resources — Credit Facilities” for more information regarding the New Credit Facility.

Overview

We are a leading provider of critical asset integrity services. We operate primarily in North America serving a broad range of industrial markets, most notably chemical, pipeline, refinery, power generation, oilsands, automotive, aerospace, mining, manufacturing, renewable energy, and pulp and paper. We provide these essential and often compliance-mandated (often at customer locations) services in the industrial space and are focused on the recuring maintenance needs of our customers.

The work we do fits in the service category referred to as Testing, Inspection and Certification (TIC). These activities include several Nondestructive Testing (NDT) techniques such as radiography, ultrasonic testing, magnetic particle inspection, penetrant testing, and visual inspection. NDT activities include inspection and evaluation of industrial equipment through various technology-enabled methods to ensure asset integrity, avoid costly accidents and comply with regulatory requirements without destroying the asset or component. Given the amount of activity required at heights in the industrial space, we provide market leading RAT solutions to reach difficult areas without scaffolding. The work on ropes at heights extends beyond inspection and testing to include industrial trades such as insulation, coatings and blasting, welding, pipe fitting, hoisting and rigging, and electrical services. We offer these trades in a niche way where RAT solutions are optimal (cost efficient and/or schedule enhancing) and where we can provide quality services without compromising safety. Our TIC service also includes support from consulting engineers with in-lab destructive testing capabilities. Our highly specialized materials engineers support failure investigation, material selection, corrosion engineering, welding engineering, fracture mechanics, destructive testing, and chemical analysis.

We are headquartered in Tomball, Texas and operate from approximately 119 service centers and approximately 22 engineering and lab facilities. We operate in two geographical segments, the U.S. and Canada, and also have limited operations located in the United Kingdom. As of September 18, 2024, we had 6,265 employees, approximately 5,000 of whom are direct, billable engineers and technicians. We have recurring revenue and repeat business from our diversified long-standing customers across a variety of end markets. We believe the essential nature of our work provides stable and predictable cash flows. Organic growth is enhanced as assets and infrastructure age, requiring additional investment to ensure compliance and safe operation. Our engineers and technicians play an important role in the life extension of industrial assets. Contractual arrangements and master service agreements have terms ranging from a few days to five years. Substantially all of our revenue is derived from services contracted on a time and materials basis.

We were incorporated with limited liability under the laws of the British Virgin Islands under the BVI Companies Act on December 15, 2022 under the name Admiral Acquisition Limited. We were formed for the purpose of acquiring a target company or business. We changed our name to Acuren Corporation in connection with the closing of the Acuren Acquisition. In connection with the Domestication, we anticipate our common stock will begin trading on the OTC Market under the symbol “TICA” prior to the end of the year. We intend to apply to list our common stock on the NYSE under the ticker symbol “TIC” during the first quarter of 2025. Due to the completion of the Acuren Acquisition, trading on the LSE was suspended on July 30, 2024, and the listing was cancelled on August 19, 2024. Although we intend to apply to list our common stock on the NYSE in connection with the Domestication, the Domestication is not contingent on the listing of our common stock on the NYSE. We do not intend to list our warrants or Series A Preferred Stock on any national securities exchange or other principal U.S. market.

Initial Public Offering, Warrant Financing and PIPE Financing

In connection with the initial public offering on May 22, 2023, we issued 53,950,000 Acuren BVI ordinary shares, no par value, for gross proceeds of approximately $539.5 million and the Founder Entity purchased 1,000,000 Founder Preferred Shares for $10.5 million. In addition, on May 22, 2023, we issued an aggregate of 25,000 Acuren BVI ordinary shares to our non-founder directors for $10.00 per share. Each Acuren BVI ordinary share has voting rights and winding-up rights. The holders of Founder Preferred Shares may receive a dividend based on the appreciation of the market price of Acuren BVI ordinary shares outstanding on November 30, 2024 (which includes any Acuren BVI ordinary shares issued pursuant to the exercise of warrants but excludes any ordinary shares issued to shareholders or other beneficial owners of ASP Acuren in connection with the Acuren Acquisition). See “Description of Capital Stock; Comparison of Rights — Authorized Share Capital — Preferred Stock” for more information.

Each of the 1,000,000 Founder Preferred Shares, 53,950,000 Acuren BVI ordinary shares issued in connection with the initial public offering as well as the 25,000 Acuren BVI ordinary shares issued to the non-founder directors was issued with a warrant (54,975,000 Warrants in aggregate), entitling the holder of each Acuren BVI warrant to purchase 1/4 of an Acuren BVI ordinary share with a strike price of $11.50 per whole Acuren BVI ordinary share. Each warrant is exercisable until three (3) years from the date of the Acuren Acquisition, unless mandatorily redeemed by us. The Warrants are mandatorily redeemable by us at a price of $0.01 per warrant should the average market price of an Acuren BVI ordinary share exceed $18.00 for ten (10) consecutive trading days.

On July 30, 2024, we completed the Warrant Financing, and an aggregate of 36,710,124 Warrants were exercised at a reduced exercise price of $10.00 for an aggregate of 9,177,531 Acuren BVI ordinary shares, raising proceeds of approximately $91.8 million. As of December 9, 2024, there were 18,264,876 Warrants outstanding exercisable for an aggregate of 4,566,219 Acuren BVI ordinary share. In addition, on July 30, 2024, we also completed the PIPE Financing, raising equity proceeds of approximately $582.6 million from the issuance of 58.3 million Acuren BVI ordinary shares at $10.00 per ordinary share.

Certain Factors and Trends Affecting Acuren’s Results of Operations

Summary of Acquisitions

In addition to the Acuren Acquisition, the Company completed other acquisitions during the periods presented that also affect the comparability of results of operations, as summarize below.

On April 15, 2024, Acuren acquired all of the outstanding stock of Advance Coating Solutions, Inc. (“Advance”), a Canadian company, for $2.0 million, net of cash acquired. Advance specializes in corrosion prevention and remediation solutions, across a wide range of end markets including mining, refining and processing, storage, and pipelines. We have not finalized its accounting for this acquisition and will make appropriate adjustments to the purchase price allocation as valuations are completed.

On April 2, 2024, Acuren acquired all of the outstanding stock of ADV Integrity, Inc. (“ADV”), a company located in Magnolia, Texas, for $16.4 million, net of cash acquired. ADV is a provider of engineering, materials testing and analysis, and technology development. We have not finalized its accounting for this acquisition and will make appropriate adjustments to the purchase price allocation as valuations are completed.

On January 30, 2024, Acuren acquired all of the outstanding stock of TriQuest Nondestructive Testing Corp. (“TriQuest”), a Canadian company, for $29.3 million, net of cash acquired. TriQuest provides a wide range of services including conventional and advanced NDT methods and visual inspection services, based in western Canada. We have not finalized its accounting for this acquisition and will make appropriate adjustments to the purchase price allocation as valuations are completed.

On November 14, 2022, Acuren purchased all the issued and outstanding stock of GBOG Holding Corporation, a U.S. company, and indirectly acquired 100% of the outstanding stock of its subsidiary, Versa Integrity Group, Inc. (collectively, “Versa”) for consideration of $39.9 million, which is net of cash acquired of $3.4 million included on Versa’s balance sheet prior to closing. The acquisition was funded by borrowing against Acuren’s short-term revolver facility. Versa delivers NDT, mechanical integrity, and advanced services primarily across the southern region of the United States and is included in the United States segment since the date of the acquisition.

During the periods ended December 31, 2023 and 2022, Acuren completed two other business acquisitions. The aggregate purchase price of these other acquisitions was $11.7 million, which is net of cash acquired, and was allocated to assets acquired and liabilities assumed at their estimated fair values.

Economic, Industry and Market Factors

We have observed some impact from inflationary pressure particularly during 2023 and the first nine months of 2024. Over the reporting periods we have been able to stabilize margin with a combination of cost management and price initiatives. There has been no direct effect on our business from the Russian-Ukrainian or the Middle Eastern conflicts. These conflicts may have an impact on certain end markets, results of operations or liquidity or in other ways which we cannot yet determine.

Effect of Seasonality and Cyclical Nature of Business

Our revenue and results of operations can be subject to seasonal and other variations. These variations are influenced by weather, customer spending patterns, bidding seasons, project schedules, holidays, and the timing of outages and non-recurring projects. Typically, our revenue is lowest at the beginning of the year and during the winter months in North America because of persistent cold, snowy, or wet conditions. Revenue is generally higher during the spring and fall months, due to increased demand for our services when favorable weather conditions exist in many of the regions in which we operate. In the fourth quarter, many projects tend to be completed by customers seeking to spend their capital budgets before the end of the year, which generally has a positive effect on revenue. However, the holiday season and inclement weather can cause delays, which can reduce revenue and related costs on affected projects.

Additionally, the industries we serve can be cyclical. Fluctuations in end-user demand within those industries, or in the supply of services within those industries, can affect demand for our services. As a result, our business may be adversely affected by industry declines or by delays in new projects. Variations or unanticipated changes in project schedules in connection with large construction and installation projects can create fluctuations in revenue.

Description of Key Financial Statement Line Items

Service revenue

Services revenue is generated from Acuren’s engineers, scientists, technologists, technicians, and specialized craft trades performing inspections, testing, and related services for customers both in the field and in our laboratories. Services revenue is recognized by Acuren as services are performed for the customer. The vast majority of Acuren billing is on a time and materials basis.

Cost of revenue

Cost of revenue consists primarily of direct labor. Cost of revenue also includes materials and indirect costs, such as supplies, tools, and depreciation of equipment related to contract performance. In addition, we incur travel, per diem, and hotel costs. Labor costs are recognized as labor hours are incurred in delivering services.

Selling, general and administrative expenses

Selling, general and administrative expenses consist primarily of executive and administrative employee compensation, acquisition related earnout and incentive costs, information systems and technology costs, share-based compensation, rent expense, and management consulting services.

Results of Operations

The comparability of our operating results for the period from July 30, 2024 through September 30, 2024 (Successor), January 1, 2024 through July 29, 2024 (Predecessor) and the nine months ended September 30, 2023 (Predecessor) was impacted by the Acuren Acquisition. In the discussion of our results of operations for these periods, we may quantitatively disclose the impacts of the Acuren Acquisition to the extent they remain ascertainable. The entirety of Admiral’s activity through the closing date of the Acuren Acquisition was related to our formation, the preparation of our initial public offering, and since the closing of our initial public offering, the search for a target company or business.

Comparison of the periods from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor) to the nine months ended September 30, 2023 (Predecessor).

The following table summarizes our results of operations for the periods indicated (in thousands):

	Nine Months Ended September 30,(1)
	2024		2023
	Successor July 30 to September 30	Predecessor January 1 to July 29	Predecessor January 1 to September 30
Service revenue	201,485	633,866	779,923
Cost of revenue	152,281	471,881	599,332
Gross profit	49,204	161,985	180,591
Selling, general and administrative expenses	103,835	120,633	135,892
Transaction costs	24,554	5,204	—
Income (loss) from operations	(79,185)	36,148	44,699
Interest expense, net	13,336	39,379	39,066
Loss on extinguishment of debt	—	9,073	—
Other expense (income), net	(600)	(580)	58
Income (loss) before provision for income taxes	(91,921)	(11,724)	5,575
Provision (benefit) for income taxes	(2,097)	(8,946)	(2,618)
Net income (loss)	(89,824)	(2,778)	8,193

____________

(1)      Refer to Note 1, Summary of Significant Accounting Policies and Practices in the consolidated financial statements for the periods from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), and the nine months ended September 30, 2023 (Predecessor) for further detail on the update to the presentation of cost of revenue and selling, general, and administrative expenses impacting the amounts presented herein.

Revenues

Service revenue was $633.9 million and $201.5 million for the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), respectively, an increase of $55.4 million, or 7.1%, compared to $779.9 million during the nine months ended September 30, 2023 (Predecessor). This increase in service revenue was driven primarily by organic sales growth of approximately $40.0 million, driven by increases in transaction volumes with recurring customers and new sales in target markets. Additionally, Acuren had net sales growth of approximately $16.4 million directly related to the 2024 and late 2023 acquisitions.

Gross profit

The following table presents gross profit and gross profit margin (gross profit as a percentage of service revenues) for the periods from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor) to the nine months ended September 30, 2023 (Predecessor) (in thousands):

	Nine Months Ended September 30,
	2024		2023
	Successor July 30 to September 30	Predecessor January 1 to July 29	Predecessor January 1 to September 30
Cost of revenue	$152,281	$471,881	$599,332
Gross profit	49,204	161,985	180,591
Gross profit margin	24.4%	25.6%	23.2%

Acuren’s gross profit was $162.0 million and $49.2 million for the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), respectively, an increase of $30.6 million, or 16.9%, compared to $180.6 million during the nine months ended September 30, 2023 (Predecessor). The gross profit increase was primarily driven by improved project margins resulting primarily from pricing initiatives implemented in 2023. Additionally, Acuren had gross profit growth of approximately $3.2 million directly related to acquisitions.

The following table presents selling, general and administrative expenses (“SG&A expenses”) and operating margin (income (loss) from operations as a percentage of service revenues) for the periods from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor) to the nine months ended September 30, 2023 (Predecessor) (in thousands):

	Nine Months Ended September 30,
	2024		2023
	Successor July 30 to September 30	Predecessor January 1 to July 29	Predecessor January 1 to September 30
SG&A expenses	$103,835	$120,633	$135,892
SG&A expenses as a percentage of revenue (%)	51.5%	19.0%	17.4%
Operating margin (%)	-39.3%	5.7%	5.7%

Acuren’s SG&A expenses were $120.6 million and $103.8 million for the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), respectively, an increase of $88.6 million, or 65.2%, compared to $135.9 million during the nine months ended September 30, 2023 (Predecessor). The increase in SG&A expenses was driven by share-based compensation related costs resulting from the Acuren Acquisition. The remaining change relates to increases in salary and benefit expenses combined with increases in rent and facility costs.

Transaction costs

Transaction costs were $5.2 million and $24.6 million for the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), respectively, an increase of $29.8 million, compared to $0.0 million during the nine months ended September 30, 2023 (Predecessor). This increase is related to legal, accounting, advisory, and other deal costs resulting from the Acuren Acquisition.

Interest expense, net

Interest expense was $39.4 million and $13.3 million for the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), respectively, an increase of $13.6 million, or 34.9%, compared to $39.1 million during the nine months ended September 30, 2023 (Predecessor). This increase is due to new borrowings for working capital purposes and to fund acquisitions under our Credit Agreement in addition to a higher interest rate environment when compared against prior year period.

Loss on extinguishment of debt

The loss on extinguishment of debt of $9.1 million recorded during the period from January 1, 2024 to July 29, 2024 (Predecessor) relates to the extinguishment of Predecessor debt as a result of the Acuren Acquisition.

Provision for income taxes

Acuren recorded an income tax benefit of $8.9 million and $2.1 million for the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), respectively, an increase of $8.4 million, or 321.8%, compared to a benefit of $2.6 million during the nine months ended September 30, 2023 (Predecessor). This increase in the tax benefit was primarily driven by the increased loss before taxes for the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor) compared to income before taxes for the nine months ended September 30, 2023.

Operating Segment Results

Comparison of the periods from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor) to the nine months ended September 30, 2023 (Predecessor).

	Service Revenue
	Nine Months Ended September 30,
	2024		2023	Increase (Decrease)	% Change
	Successor July 30 to September 30	Predecessor January 1 to July 29	Predecessor January 1 to September 30
United States	$108,642	$363,474	$474,297	$(2,181)	-0.5%
Canada	93,137	271,859	306,892	$58,104	18.9%
Corporate and Eliminations	(294)	(1,467)	(1,266)	$(495)	39.1%
	$201,485	$633,866	$779,923	$55,428	7.1%
	Gross Profit
	Nine Months Ended September 30,
	2024		2023	Increase (Decrease)	% Change
	Successor July 30 to September 30	Predecessor January 1 to July 29	Predecessor January 1 to September 30
United States	$31,073	$108,139	$129,918	$9,294	7.2%
Canada	18,131	53,846	50,673	$21,304	42.0%
	$49,204	$161,985	$180,591	$30,598	16.9%

United States

United States service revenue were $363.5 million and $108.6 million for the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), respectively, a decrease of $2.2 million, or (0.5)%, compared to $474.3 million during the nine months ended September 30, 2023 (Predecessor). The decrease was driven by lower volumes during 2024 offset by increased revenue from acquisitions, which contributed approximately $6.5 million in new service revenue.

Segment gross profit was $108.1 million and $31.1 million for the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), respectively, an increase of $9.3 million, or 7.2%, compared to $129.9 million during the nine months ended September 30, 2023 (Predecessor). The increase was primarily driven by improved project margins resulting primarily from pricing initiatives implemented in 2023. Acquisitions represented approximately $1.4 million in gross profit growth.

Canada

Canada service revenue was $271.9 million and $93.1 million for the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), respectively, an increase of $58.1 million, or 18.9%, compared to $306.9 million during the nine months ended September 30, 2023 (Predecessor). The growth in service revenue was driven primarily by increased customer outage/turn around activity. Acquisitions contributed approximately $9.9 million in new service revenue.

Segment gross profit was $53.8 million and $18.1 million for the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), respectively, an increase of $21.3 million, or 42.0%, compared to $50.7 million during the nine months ended September 30, 2023 (Predecessor). The increase was primarily driven by stronger volume combined with an improved contact mix with higher margin projects. Acquisitions represented approximately $1.8 million in gross profit growth.

Reconciliation of GAAP to Non-GAAP Financial Measures

EBITDA, as defined by us, excludes interest charges, income tax expense (benefit), and depreciation and amortization. We believe this non-GAAP financial measure is useful to both management and investors in their analysis of our financial position and results of operations. EBITDA is a meaningful measure of performance which is commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets.

The following table sets forth the reconciliation of Net income (loss) and EBITDA to its most comparable GAAP financial measure on a consolidated basis:

EBITDA for the periods from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor) and the nine months ended September 30, 2023 (Predecessor):

	Nine Months Ended September 30,
	2024		2023
	Successor July 30 to September 30	Predecessor January 1 to July 29	Predecessor January 1 to September 30
EBITDA:
Net income (loss)	$(89,824)	$(2,778)	$8,193
Provision (benefit) for income taxes	(2,097)	(8,946)	(2,618)
Interest expense, net	13,336	39,379	39,066
Depreciation and amortization	20,431	45,777	71,154
EBITDA	$(58,154)	$73,432	$115,795

Year Ended December 31, 2023, Compared to Year Ended December 31, 2022 (Predecessor)

The following is a comparison of our results of operations for the year ended December 31, 2023 to the year ended December 31, 2022 (in thousands):

	(Predecessor) Years Ended December 31,(1)		Increase (Decrease)	% Change
	2023	2022
Service revenue	$1,050,057	$928,326	$121,731	13.1%
Cost of revenue	810,534	725,375	85,159	11.7%
Gross profit	239,523	202,951	36,572	18.0%
Selling, general and administrative expenses	185,022	168,229	16,793	10.0%
Income from operations	54,501	34,722	19,779	57.0%
Interest expense, net	60,022	24,159	35,863	148.4%
Other expense (income), net	(1,241)	(385)	(856)	222.3%
Gain on bargain purchase	—	(12,503)	12,503	-100.0%
Income before provision for income taxes	(4,280)	23,451	(27,731)	-118.3%
Provision for income taxes	2,009	3,408	(1,399)	-41.1%
Net income (loss)	$(6,289)	$20,043	$(26,332)	-131.4%

____________

(1)      Refer to Note 1, Summary of Significant Accounting Policies and Practices in the ASP Acuren Holdings, Inc. consolidated financial statements for the years ended December 31, 2023 and 2022 for further details on the revision of previously issued consolidated financial statements and update to the presentation of cost of revenue and selling, general, and administrative expenses impacting the amounts presented herein.

Revenues

Service revenue increased $121.7 million, or 13.1%, compared to the prior year period. This increase in service revenue was driven primarily by net sales growth of $74.2 million directly related to the Versa acquisition in November 2022. Additionally, Acuren had organic sales growth of $47.5 million, or 5.1%, driven by increases in transaction volumes with recurring customers and new sales in target markets.

Cost of revenue and Gross profit

The following table presents gross profit and gross profit margin (gross profit as a percentage of service revenues) for the years ended December 31, 2023, and 2022 (in thousands):

	(Predecessor) Years Ended December 31,(1)
	2023	2022
Cost of revenue	$810,534	$725,375
Gross profit	239,523	202,951
Gross profit margin	22.8%	21.9%

____________

(1)      Refer to Note 1, Summary of Significant Accounting Policies and Practices in the ASP Acuren Holdings, Inc. consolidated financial statements for the years ended December 31, 2023 and 2022 for further details on the revision of previously issued consolidated financial statements and update to the presentation of cost of revenue and selling, general, and administrative expenses impacting the amounts presented herein.

Acuren’s gross profit for the year ended December 31, 2023, was $239.5 million, a $36.6 million, or 18.0%, increase compared to gross profit of $203.0 million for the year ended December 31, 2022. The gross profit increase from 2022 to 2023 was primarily attributable to indirect cost synergies gained in the Versa acquisition, combined with utilization improvements and pricing standardization.

Selling, general and administrative expenses

The following table presents selling, general and administrative expenses (“SG&A expenses”) and operating margin (SG&A expenses as a percentage of service revenues) for the years ended December 31, 2023, and 2022 (in thousands):

	(Predecessor) Years Ended December 31,(1)
	2023	2022
SG&A expenses	$185,022	$168,229
SG&A expenses as a percentage of revenue (%)	17.6%	18.1%
Operating margin (%)	5.2%	3.7%

____________

(1)      Refer to Note 1, Summary of Significant Accounting Policies and Practices in the ASP Acuren Holdings, Inc. consolidated financial statements for the years ended December 31, 2023 and 2022 for further details on the revision of previously issued consolidated financial statements and update to the presentation of cost of revenue and selling, general, and administrative expenses impacting the amounts presented herein.

Acuren’s SG&A expenses for the year ended December 31, 2023, were $185.0 million, a $16.8 million increase compared to SG&A expenses of $168.2 million for the year ended December 31, 2022. SG&A expenses as a percentage of revenues were 17.6% and 18.1% for 2023 and 2022, respectively. The increase in SG&A expenses was in line with the overall increase in revenue. Specifically, the increase was driven by increases in salary and benefit expenses associated with the Versa acquisition.

Interest expense, net

Interest expense, net increased $35.9 million, or 148.4%, from the prior year period. This increase in 2023 is due to new borrowings under our Credit Agreement and a higher interest rate environment when compared against prior year.

Other expense (income), net

Other expense (income), net is comprised primarily of net gains from insurance claims, government subsidies, and other income or expense items that are not part of the normal operations. Other expense (income), net decreased $0.9 million or 222.3% from the prior year period.

Gain on bargain purchase

Gain on bargain purchase decreased by $12.5 million or 100% from the prior year period. This decrease is due to the bargain purchase gain from the Versa acquisition recognized in November 2022.

Provision for income taxes

Provision for income taxes decreased $1.4 million or 41.1% from the prior year period. This decrease was primarily driven by the decrease in the effective tax rate year over year. Significant items decreasing the effective tax rate from the expected federal tax rate of 21% in 2023 include non-deductible meals and entertainment, the foreign rate differential, and other permanent differences. Significant items decreasing the effective tax rate from the expected federal tax rate of 21% in 2022 include the bargain purchase gain related to the acquisition of Versa, the state tax provision net of federal benefit, and the foreign rate differential.

Operating Segment Results

	Service Revenue				Gross Profit(1)
	(Predecessor) Year Ended December 31,				(Predecessor) Year Ended December 31,
	2023	2022	Increase (Decrease)	% Change	2023	2022	Increase (Decrease)	% Change
United States	$643,847	$516,055	$127,792	25%	$144,883	$112,592	$32,291	29%
Canada	409,150	416,042	(6,892)	-2%	94,640	90,359	4,281	5%
Corporate and Eliminations	(2,940)	(3,771)	831	-22%	—	—	—	—
	$1,050,057	$928,326	$121,731	13%	$239,523	$202,951	$36,572	18%

____________

(1)      Refer to Note 1, Summary of Significant Accounting Policies and Practices in the ASP Acuren Holdings, Inc. consolidated financial statements for the years ended December 31, 2023 and 2022 for further details on the revision of previously issued consolidated financial statements and update to the presentation of cost of revenue and selling, general, and administrative expenses impacting the amounts presented herein.

United States

United States service revenue for the year ended December 31, 2023 was $643.8 million compared to $516.1 million during the same period in the prior year. The increase in service revenue was driven primarily by net sales growth of $74.2 million directly related to the Versa acquisition in November 2022. The increase is also due to continued organic growth in our target markets from higher transaction volume and strategic pricing initiatives.

Segment gross profit margin for 2023 and 2022 was approximately 22.5% and 21.8%, respectively. The increase was primarily driven by stronger volume combined with improved project margins resulting primarily from pricing initiatives implemented in 2023.

Canada

Canada service revenue for the year ended December 31, 2023 was $409.2 million compared to $416.0 million during the same period in the prior year. The decrease was driven by a decline in volume during the year ended December 31, 2023.

Segment gross profit margin for 2023 and 2022 was approximately 23.1% and 21.7%, respectively. The increase was primarily driven by utilization improvements and pricing standardization.

Reconciliation of GAAP to Non-GAAP Financial Measures

EBITDA, as defined by us, excludes interest charges, income tax expense (benefit), and depreciation and amortization. We believe this non-GAAP financial measure is useful to both management and investors in their analysis of our financial position and results of operations. EBITDA is a meaningful measure of performance which is commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets.

The following table sets forth the reconciliation of Net income (loss) and EBITDA to its most comparable GAAP financial measurements on a consolidated basis:

EBITDA:	(Predecessor) Years Ended December 31,
	2023	2022
Net income (loss)	$(6,289)	$20,043
Provision for income taxes	2,009	3,408
Interest expense, net	60,022	24,159
Depreciation and amortization	94,818	86,436
EBITDA	$150,560	$134,046

Liquidity and Capital Resources

Overview

Overall, Acuren believes that available cash and cash equivalents, cash flows generated from future operations, access to capital markets, and availability under its then existing revolving credit facility were adequate to support the cash needs of Acuren for the periods presented. Acuren’s uses of available cash, borrowing capacity, cash flows from operations and financing arrangements were to invest in capital expenditures to support its growth, repay debt maturities as they became due, and complete its integration activities. Acuren’s principal liquidity requirements were for working capital and general corporate purposes, including capital expenditures and debt service, as well as to execute and integrate strategic acquisitions.

Capital Resources

In connection with the close of the Acuren Acquisition, on July 30, 2024, we entered into the New Credit Facility and in connection therewith incurred a $775.0 million seven-year senior secured Term Loan and the Term Loan Facility, which was used to fund a part of the cash portion of the purchase price for the Acuren Acquisition. The Credit Agreement also provides for a $75.0 million five-year senior secured revolving credit facility of which up to $20.0 million can be used for the issuance of letters of credit.

As of September 30, 2024, Acuren had $775.0 million of indebtedness outstanding under the Term Loan. Acuren incurred an aggregate of $19.5 million in debt issuance costs related to the Term Loan that were recorded at a discount and are amortized using the effective interest method over the life of the Term Loan using an effective interest rate of 9.2%. As of September 30, 2024, the unamortized debt issuance cost balance was $19.0 million. For the Successor period ended September 30, 2024, Acuren recorded total interest expense of $12.2 million, inclusive of $0.5 million related to the amortization of debt issuance costs.

Acuren incurred an aggregate of $1.9 million in debt issuance costs for the Revolving Credit Facility that are amortized over the five year term of the revolving Credit Facility on a straight-line basis. At of September 30, 2024, the unamortized debt issuance costs balance was $1.8 million. For the Successor period ended September 30, 2024, Acuren recorded an interest expense of $0.1 million for the access to the Revolving Credit Facility.

ASP Acuren entered into a credit agreement on December 20, 2019 (“Prior Credit Agreement”) that provided for a term loan of $430.0 million and a revolving credit facility of $75.0 million. On each of January 23, 2020, November 19, 2021 and August 15, 2023, the Prior Credit Agreement was amended, increasing the term loan to $445.0 million, $545.0 million and $715.0 million, respectively. In connection with the Acuren Acquisition on July 30, 2024, the Prior Credit Agreement was paid in full.

Cash Flows

The following table summarizes net cash flows with respect to Acuren’s operating, investing, and financing activities for the periods indicated:

	Nine Months Ended September 30,
	2024		2023
Cash flows provided by (used in):	Successor July 30 to September 30	Predecessor January 1 to July 29	Predecessor January 1 to September 30
Operating activities	$(18,064)	$22,042	$34,825
Investing activities	(1,830,578)	(59,585)	(20,345)
Financing activities	1,418,660	7,818	(44,875)
Effect of exchange rate on cash	5,507	(7,881)	1,973
Net change in cash and cash equivalents	$(424,475)	$(37,605)	$(28,423)

	(Predecessor) Year Ended December 31,
Cash flows provided by (used in):	2023	2022
Operating activities	$95,809	$39,980
Investing activities	(26,534)	(67,672)
Financing activities	(49,176)	35,965
Effect of exchange rate on cash	4,377	(5,625)
Net change in cash and cash equivalents	$24,476	$2,648

Cash flows attributable to our operating activities

Net cash provided by operating activities for the period from January 1, 2024 to July 29, 2024 (Predecessor) was $22.0 million and net cash used in operating activities was $18.1 million for the period from July 30, 2024 to September 30, 2024 (Successor), a decrease of $30.8 million compared to cash provided by operating activities of $34.8 million in the nine months ended September 30, 2023 period. The change in cash used in operating activities was primarily driven by the decrease in net income (loss) of $100.8 million, offset by changes in share-based compensation expense of $76.5 million.

For the year ended December 31, 2023, net cash provided by operating activities was $95.8 million, an improvement of 140% compared to cash provided by operating activities of $40.0 million in the 2022 period. Our net cash provided by operating activities was driven by positive working capital changes of $43.6 million, primarily due to the $39.7 million change in Accounts receivable during 2022, which was driven by increased revenue in 2022 and timing of collections.

Cash flows attributable to our investing activities

For the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), net cash used in investing activities was $59.6 million and $1,830.6 million, primarily related to acquisitions in the Predecessor period and the Acuren Acquisition in the Successor period.

For the nine months ended September 30, 2023, net cash used in investing activities was $20.3 million, consisting primarily of $15.6 million of capital expenditures.

For the year ended December 31, 2023, net cash used in investing activities was $26.5 million, primarily consisting primarily of capital expenditures of $22.1 million and $6.0 million due to acquisition of businesses.

For the year ended December 31, 2022, net cash used in investing activities was $67.7 million, consisting primarily of $23.1 million of capital expenditures and $45.6 million due to acquisition of businesses.

Cash flows attributable to our financing activities

For the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), net cash provided by financing activities was $7.8 million and $1,418.7 million, consisting primarily of borrowings of long-term debt of $805.0 million and proceeds from the issuance of ordinary shares and the exercise of warrants for $666.6 million related to the Acuren Acquisition offset by repayments of long-term debt of $16.3 million, principal payments on finance lease obligations of $7.5 million, and payments of debt issuance costs of $21.4 million.

For the nine months ended September 30, 2023, net cash used in financing activities was $44.9 million, consisting primarily of dividends paid of $150.0 million, repayments of long-term debt of $79.6 million, and principal payments of finance lease obligations of $7.7 million, offset by net borrowings under our Credit Agreement Facility of $195.0 million.

For the year ended December 31, 2023, net cash used in financing activities was $49.2 million, consisting primarily of distribution to stockholders of $150.0 million, repayments on the revolving line of credit of $81.4 million and $9.9 million of lease obligations, offset by borrowings of $195.0 million.

For the year ended December 31, 2022, net cash provided by financing activities was $36.0 million, consisting primarily of net borrowings under our Credit agreement Facility of $50.0 million, offset by repayments of long-term debt of $5.8 million and principal payments of finance lease obligations of $7.4 million.

Effect of exchange rate changes on cash and cash equivalents

For the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), and nine months ended September 30, 2023, the effect of foreign exchange rate changes on cash was negative $7.9 million, positive $5.5 million and positive $2.0 million, respectively. The impact of exchange rates on cash and cash equivalents is primarily attributable to fluctuations in U.S. Dollar exchange rate against the Canadian Dollar.

For the years ended December 31, 2023, and 2022, the effect of foreign exchange rate changes on cash was positive $4.4 million and negative $5.6 million, respectively. The impact of exchange rates on cash and cash equivalents is primarily attributable to fluctuations in the U.S. Dollar exchange rate against the Canadian Dollar.

Off-Balance Sheet Arrangements

During the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor) and the nine months ended September 30, 2023 and for the years ended December 31, 2023 and 2022, Acuren did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recently Issued Accounting Pronouncements

See Note 1, Summary of Significant Accounting Policies and Practices, of Acuren’s consolidated financial statements for disclosures regarding recently issued accounting pronouncements and the critical accounting policies related to our business.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires Acuren management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the Acuren’s consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Acuren has identified the following as its critical accounting policies:

Revenue Recognition from Contracts with customers

The majority of Acuren’s revenues are derived from providing services on a time and material basis and are short-term in nature. Payments are generally due within 45 days of services unless otherwise noted. There are no warranties, refunds, or other similar obligations.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The majority of contracts have a single performance obligation as the promise to transfer the individual services is not separately identifiable from other promises in the contracts and is, therefore, not distinct. Acuren provides highly integrated and bundled inspection services to its customers. Some contracts have multiple performance obligations, most commonly due to the contract providing for a combination of inspection, engineering or industrial services.

For contracts with multiple performance obligations, Acuren allocates the contract’s transaction price to each performance obligation utilizing several different pricing scenarios and is able to discreetly price out each individual component based on its nature and relation to the overall performance obligation.

Contract modifications are not routine in the performance of contracts. Generally, when contracts are modified, the modification is to account for changes in scope to the services that are provided. In most instances, contract modifications reflect either additions or subtractions to previously identified performance obligations and therefore are not considered distinct.

Performance obligations are satisfied over time as work progresses. Revenue is recognized over time based on time and material incurred to date which best portrays the transfer of control to the customer. Acuren expects any significant remaining performance obligations to be satisfied within one year.

Business Combinations

Acuren accounts for its business combinations under the acquisition method of accounting, with the purchase price allocated based on the fair value to the individual assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. Certain estimates and judgments are required in the application of the fair value techniques, including estimates of the respective acquisition’s future performance and related cash flows, selection of a discount rate and economic lives, and use of Level 3 measurements. While Acuren uses the best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, estimates are inherently uncertain and subject to refinement. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Consolidated Statements of Operations and Comprehensive Income (Loss).

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price of acquired businesses over the fair value of the underlying net tangible and intangible assets acquired. Acuren evaluates the impairment of its goodwill annually or more frequently when events or changes in circumstances indicate that goodwill may be impaired. Goodwill is required to be evaluated for impairment at the reporting unit level, which represents the operating segment level or one level below the operating segment level for which discrete financial information is available. Acuren has two reporting units, United States and Canada, which align with Acuren’s reportable segments.

Acuren first assesses qualitatively, step zero, whether it is necessary to perform step one of the annual impairment tests. An entity is required to perform step one if the entity concludes that it is more likely than not that a reporting unit’s fair value is below its carrying amount (that is, a likelihood of more than fifty percent). When step one indicates that the reporting unit’s carrying value exceeds its fair value, an impairment will be recorded in the period the goodwill is determined to be impaired.

Acuren can also bypass the qualitative assessment for any reporting unit in any period and proceed directly to the quantitative impairment test, and then resume the qualitative assessment in any subsequent period. Qualitative indicators that may trigger the need for annual or interim quantitative impairment testing include, among other things, deterioration in macroeconomic conditions, declining financial performance, deterioration in the operational environment, or an expectation of selling or disposing of a portion of a reporting unit. Additionally, a significant change in business climate, a loss of a significant customer, increased competition, a sustained decrease in share price, or a decrease in estimated fair value below book value may trigger the need for interim impairment testing of goodwill associated with one or more reporting units.

Any goodwill impairment is limited to the total amount of goodwill allocated to that reporting unit. The income tax effect associated with an impairment of tax-deductible goodwill is also considered in the measurement of the goodwill impairment. Any goodwill impairment is limited to the total amount of goodwill allocated to that reporting unit. During the years ended December 31, 2023 and 2022, Acuren performed a qualitative analysis. There were no impairment charges in 2023 or 2022. No indications of impairment were identified during the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), and the nine months ended September 30, 2023.

Acuren considers the income and market approaches when estimating the fair values of reporting units which requires significant judgement in evaluating economic and industry trends, estimated future cash flows, discount rates, and other factors.

Intangible assets consisting of customer relationships, technology, tradenames, and noncompete agreements, have been recorded based on their fair value at the date of acquisition and are amortized over their economic useful lives which range from 1 to 15 years. Amortization on other intangibles assets is included within Selling, general and administrative expenses.

Valuation of Long-Lived Assets

Long-lived assets, such as property, plant and equipment and purchased identifiable intangible assets that are subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. No indications of impairment were identified during the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor) and the nine months ended September 30, 2023 or during the years ended December 31, 2023 and 2022.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured at the enacted income tax rates expected to apply in the taxable year that the asset or liability is expected to be recovered or settled.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of a deferred income tax asset will not be realized. Valuation allowances are provided when management believes, after estimating future taxable income, considering feasible income tax planning opportunities and weighing all facts and circumstances that certain deferred tax assets are not recoverable. Acuren evaluates its tax contingencies and recognizes a liability when it believes it is more-likely-than-not that a liability exists.

Acuren recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

The Company records interest expenses and penalties on uncertain tax liabilities in the provision for income taxes.

Qualitative and Quantitative Disclosures About Market Risk

Acuren’s future income, cash flows and fair values relevant to financial instruments are dependent upon market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

Concentration of Credit Risk

Balance sheet items that are subject to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. We are exposed to credit risk on its cash and cash equivalents in the event of default by the financial institutions to the extent that account balances exceed federally insured limits. Risk is managed by dealing only with highly rated U.S., UK, and Canadian institutions and we do not believe that we are subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

As of and for the period from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), and nine months ended September 30, 2023 and as of and for the years ended December 31, 2023 and 2022, no individual customer represented more than 10% of consolidated sales or accounts receivable, and no individual vendor represented more than 10% of purchases or accounts payable.

Interest Rate Risk

Acuren’s debt financing agreement contains floating rate obligations and as a result interest rate changes impact our earnings and cash flows, assuming other factors are held constant. As more fully described in Note 12 — Financial Instruments of Acuren’s consolidated financial statements, we enter into interest rate derivative contracts to manage interest rate risk associated with our long-term debt obligations and to mitigate the negative impact of interest rate fluctuations on our earnings and cash flows.

Foreign Currency Risk

Acuren has foreign operations in Canada and the United Kingdom. Revenue generated from foreign operations represented approximately 43%, 46% and 39% of Acuren’s total revenue for the periods from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), and for the year ended December 31, 2023, respectively. Substantially all of this revenue was generated from operations in Canada. Revenue and expense related to Acuren’s foreign operations are, for the most part, denominated in the functional currency of the foreign operation, which minimizes the impact that fluctuations in exchange rates would have on net income (loss). Acuren is subject to fluctuations in foreign currency exchange rates when transactions are denominated in currencies other than the functional currencies. Such transactions were not material to their operations in the first three quarters of 2024 and fiscal year 2023. Translation gains or losses, which are recorded in accumulated other comprehensive loss on the consolidated balance sheet, result from translation of the assets and liabilities of Acuren’s foreign subsidiaries into U.S. dollars. For the period from January 1, 2024 to July 29, 2024 (Predecessor) foreign currency translation losses totaled $18.0 million and for the period from July 30, 2024 to September 30, 2024 (Successor) foreign currency gains were $10.9 million. For the year ended December 31, 2023 foreign currency translation gains totaled $11.2 million. For the combined periods from January 1, 2024 to July 29, 2024 (Predecessor) and July 30, 2024 to September 30, 2024 (Successor), a 10% movement, favorable or unfavorable, in the average U.S. Dollar exchange rates would cause a change in income from operations of approximately $1.7 million and $1.0 million, respectively. For the year ended December 31, 2023, a 10% movement, favorable or unfavorable, in the average U.S. Dollar exchange rates would cause a change in income from operations of approximately $2.5 million. We do not currently enter into forward exchange contracts to hedge exposures denominated in foreign currencies.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial information presents the historical consolidated financial information of Acuren Corporation (“Acuren”), adjusted to give effect to the Acuren Acquisition as defined and summarized below. The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X.

Following the Acuren Acquisition (as defined below), the historical consolidated financial statements of Acuren present ASP Acuren Holdings, Inc. (“ASP Acuren”) as the “Predecessor” of the reporting entity for all periods prior to the closing on July 30, 2024 and Acuren (with ASP Acuren as a wholly owned subsidiary) as the “Successor” for the periods including and after the Closing, in accordance with U.S. GAAP and pursuant to the accounting rules and regulations of the SEC.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2023 presents the historical consolidated statements of operations and comprehensive income (loss) of ASP Acuren (the Predecessor) on a pro forma basis as if the Acuren Acquisition had been consummated on January 1, 2023. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2024 presents the combined historical consolidated statement of operations and comprehensive income (loss) of ASP Acuren (the Predecessor) for the period January 1, 2024 through July 29, 2024 and Acuren (the Successor) for the period July 30, 2024 through September 30, 2024 on a pro forma basis as if the Acuren Acquisition had been consummated on January 1, 2023.

As the Acuren Acquisition was completed on July 30, 2024, its effect is already reflected in the unaudited consolidated balance sheet of Acuren as of September 30, 2024 included elsewhere in this prospectus. Accordingly, no pro forma condensed consolidated balance sheet as of September 30, 2024 is included in the following unaudited pro forma condensed consolidated financial information.

The historical consolidated financial information of Admiral Acquisition Limited (“Admiral”), which acquired ASP Acuren, has not been included as part of the combination of ASP Acuren and Admiral in the unaudited pro forma condensed consolidated financial information because (i) Admiral was a shell company whose sole purpose was to identify an acquisition target, (ii) the historical consolidated financial statements of Admiral are not required to be, and have not been, included in this prospectus, and (iii) its inclusion was not deemed to be material to users of this unaudited pro forma consolidated financial information. However, as discussed in Note 4. (dd) below, the unaudited pro forma condensed consolidated financial information includes adjustments to reflect general and administrative expenses of Admiral. All other (loss) income and expense information of Admiral has been eliminated in the adjustments to the unaudited pro forma condensed consolidated financial information, and has therefore not been included.

On July 30, 2024, pursuant to the Merger Agreement, Admiral acquired all outstanding equity of ASP Acuren (the “Acuren Acquisition”). The Acuren Acquisition occurred through a merger of Merger Sub, a wholly owned subsidiary of Admiral, with and into ASP Acuren, with ASP Acuren being the surviving corporation. On completion of the Acuren Acquisition, Admiral changed its name to Acuren Corporation (Acuren as previously defined or the “Company”). In connection with the closing of the Acuren Acquisition (the “Closing”), Admiral changed its fiscal year end to December 31 following the closing of the Admiral Acquisition. Admiral intends to change its jurisdiction of incorporation from the British Virgin Islands to the State of Delaware.

The Acuren Acquisition was funded with cash from a combination of the following sources:

(i)     Admiral’s existing cash of approximately $568.0 million;

(ii)    equity proceeds of approximately $582.6 million (the “PIPE Financing”) from the issuance of 58.3 million ordinary shares of Admiral at $10.00 per ordinary share;

(iii)   gross borrowings of $775.0 million under a term loan facility; and

(iv)   approximately $91.8 million in proceeds from the exercise of 36.7 million outstanding Admiral warrants in exchange for 9.2 million ordinary shares at $10.00 per ordinary share (the “Warrant Financing”).

In addition, at the closing of the Acuren Acquisition, the Company entered into a $75.0 million revolving credit facility (the “Revolving Credit Facility”) which was not drawn upon at Closing.

The unaudited pro forma condensed consolidated financial information is preliminary. It is being furnished solely for informational purposes and it is not necessarily indicative of the consolidated results of operations that might have been achieved for the periods indicated, nor is it necessarily indicative of the future results of the Company.

The Acuren Acquisition was accounted for under the acquisition method of accounting. The purchase price has been preliminarily allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values, with the exception of deferred income tax assets acquired and liabilities assumed, contract assets and liabilities, certain lease related assets and liabilities, and indemnification assets. The Company has not finalized the purchase price allocation for the Acuren Acquisition, as this transaction occurred during the third quarter of 2024. The areas of the purchase price allocation that are not yet finalized are primarily related to the valuation of property and equipment, intangible assets, and income tax related matters. The purchase price allocation is also provisional and subject to adjustment as it relates to a final net working capital settlement adjustment, pursuant to the terms of the Merger Agreement. The Company anticipates it will finalize the purchase price allocation for the Acuren Acquisition, including the final allocation of goodwill to reporting units, during 2025 prior to the end of the measurement period. Through the date of this filing there have been no measurement period adjustments that have been identified to date.

A final determination of fair value will be finalized after giving consideration to relevant information. Any final adjustments may change the allocation of purchase price and could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial information presented herein. Amounts preliminarily allocated to intangible assets and their associated estimated useful lives may change significantly, which could result in a material increase or decrease in amortization of these intangible assets. Estimates related to the determination of fair value and useful lives of other assets acquired may also change, which could affect the fair value assigned to the other assets and result in a material increase or decrease in depreciation or amortization expense.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements of Acuren and ASP Acuren and the respective accompanying notes, as well as the sections entitled “The Domestication” and “Risk Factors” included elsewhere in this prospectus.

The estimated income tax rate applied to the pro forma adjustments is 24%, the expected statutory rate, and all other tax amounts are stated at their historical amounts. Historical income taxes do not reflect the amounts that would have resulted had Admiral and ASP Acuren filed consolidated income tax returns during the periods presented.

The following unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and is based on currently available information and assumptions that management believes are reasonable. The Company’s actual consolidated results of operations after the Acuren Acquisition will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results of the Company following the date of the unaudited pro forma condensed consolidated financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2024

(in thousands, except share and per share amounts)

(dollars in thousands)	Successor July 30, 2024 to September 30, 2024	Predecessor January 1, 2024 to July 29, 2024	Acquisition Pro Forma Adjustments	Notes	Financing Pro Forma Adjustments	Notes	Pro Forma Consolidated
Service revenue	$201,485	$633,866					$835,351
Cost of revenue	152,281	471,881	11,959	aa			636,121
Gross profit	49,204	161,985	(11,959)		—		199,230
Selling, general and administrative expenses	103,835	120,633	6,973	bb			231,033
			(1,682)	cc
			1,274	dd
Transaction costs	24,554	5,204					29,758
(Loss) income from operations	(79,185)	36,148	(18,524)		—		(61,561)
Interest expense, net	13,336	39,379			4,321	ff	57,036
Investment income	—	—	—				—
Unrealized gain on marketable securities at fair value	—	—	—				—
Change in fair value of derivative instruments	—	—					—
Loss on extinguishment of debt		9,073					9,073
Other income, net	(600)	(580)					(1,180)
Loss before provision for income taxes	(91,921)	(11,724)	(18,524)		(4,321)		(126,490)
Income tax benefit	(2,097)	(8,946)	(4,140)	ee	(1,037)	ee	(16,220)
Net loss	$(89,824)	$(2,778)	$(14,384)		$(3,284)		$(110,270)

Basic loss per Ordinary Share and Founder Preferred Share	$(0.73)	—					$(0.90)
Diluted loss per Ordinary Share and Founder Preferred Share	$(0.73)	—					$(0.90)
Weighted average Ordinary Shares Outstanding, basic and diluted	121,412,515						121,412,515
Weighted average Founder Preferred Shares outstanding, basic and diluted	1,000,000						1,000,000

See accompanying notes to unaudited pro forma consolidated financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2023

(in thousands, except share and per share amounts)

(dollars in thousands)	Predecessor Year ended December 31, 2023	Acquisition Pro Forma Adjustments	Notes	Financing Pro Forma Adjustments	Notes	Pro Forma Consolidated
Service revenue	$1,050,057					$1,050,057
Cost of revenue	810,534	20,497	aa			831,031
Gross profit	239,523	(20,497)		—		219,026
Selling, general and administrative expenses	185,022	12,918	bb			197,934
		(1,431)	cc
		1,425	dd
Income (loss) from operations	54,501	(33,409)		—		21,092
Interest expense, net	60,022			15,169	ff	75,191
Other income, net	(1,241)					(1,241)
Loss before provision for income taxes	(4,280)	(33,409)		(15,169)		(52,858)
Income tax expense (benefit)	2,009	(7,676)	ee	(3,641)	ee	(9,308)
Net loss	$(6,289)	$(25,733)		$(11,528)		$(43,550)

Loss per share
Common stock and Series A Preferred Shares – basic and diluted						$(0.36)
Weighted-average shares outstanding
Ordinary Shares – basic and diluted		121,412,515	gg			121,412,515
Founder Preferred Shares – basic and diluted		1,000,000	gg			1,000,000

See accompanying notes to unaudited pro forma consolidated financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 1. Description of the Transaction

On July 30, 2024, Admiral acquired ASP Acuren. The consideration paid at closing was approximately $1.88 billion in cash, including the settlement of approximately $701.0 million of ASP Acuren’s historical indebtedness and the payment of transaction-related expenses. Admiral funded the consideration paid with a combination of cash on hand of $568.0 million, a new term loan facility of $775.0 million, approximately $582.6 million in proceeds from the Private Placement, and approximately $91.8 million of proceeds from an early warrant exercise financing.

Admiral intends to change its jurisdiction of incorporation from the British Virgin Islands to the State of Delaware. The domestication is not expected to have any material tax or other impact on the unaudited pro forma condensed consolidated financial information.

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the pro forma results of operations of the consolidated company based on the historical financial statements of Acuren after giving effect to the Acuren Acquisition and the other adjustments described in these notes.

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2023 and the nine months ended September 30, 2024 present the historical consolidated statements of operations and comprehensive income (loss) of Acuren on a pro forma basis as if the Acuren Acquisition had been consummated on January 1, 2023. As the Acuren Acquisition was completed on July 30, 2024, its effect is already reflected in the unaudited consolidated balance sheet of Acuren as of September 30, 2024 included elsewhere in this prospectus. Accordingly, no pro forma condensed consolidated balance sheet as of September 30, 2024 is included in the following unaudited pro forma condensed consolidated financial information.

The historical consolidated financial information of Admiral Acquisition Limited (“Admiral”), which acquired ASP Acuren, has not been included as part of the combination of ASP Acuren and Admiral in the unaudited pro forma condensed consolidated financial information because (i) Admiral was a shell company whose sole purpose was to identify an acquisition target, (ii) the historical consolidated financial statements of Admiral are not required to be, and have not been, included in this prospectus, and (iii) its inclusion was not deemed to be material to users of this unaudited pro forma consolidated financial information. However, as discussed in Note 4. (dd) below, the unaudited pro forma condensed consolidated financial information includes adjustments to reflect general and administrative expenses of Admiral. All other (loss) income and expense information of Admiral has been eliminated in the adjustments to the unaudited pro forma condensed consolidated financial information, and has therefore not been included.

The Acuren Acquisition was accounted for under the acquisition method of accounting. The purchase price has been preliminarily allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values, with the exception of deferred income tax assets acquired and liabilities assumed, contract assets and liabilities, certain lease related assets and liabilities, and indemnification assets. The Company has not finalized the purchase price allocation for the Acuren Acquisition, as this transaction occurred during the third quarter of 2024. The areas of the purchase price allocation that are not yet finalized are primarily related to the valuation of property and equipment, intangible assets, and income tax related matters. The purchase price allocation is also provisional and subject to adjustment as it relates to a final net working capital settlement adjustment, pursuant to the terms of the Merger Agreement. The Company anticipates it will finalize the purchase price allocation for the Acuren Acquisition, including the final allocation of goodwill to reporting units, during 2025 prior to the end of the measurement period. Through the date of this filing there have been no measurement period adjustments that have been identified to date.

Accordingly, the unaudited pro forma purchase price allocation is preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the unaudited pro forma condensed consolidated financial information.

Increases or decreases in the final fair values of relevant balance sheet amounts will result in adjustments to balance sheet and/or statement of operations until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information does not reflect any potential divestitures that may be undertaken after the consummation of the Acuren Acquisition, or any cost savings, operating synergies or enhanced revenue opportunities that may be achieved as a result of the Acuren Acquisition, the costs to integrate the operations of Admiral and ASP Acuren, or the costs necessary to achieve such cost savings, operating synergies and enhanced revenues.

Note 3. Preliminary Purchase Consideration and Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed are recorded at their acquisition date fair values. The purchase price allocation is preliminary and based on estimates of the fair value as of July 30, 2024 as well as the estimated purchase consideration that will be subject to final purchase price adjustments in accordance with the terms of the Merger Agreement.

The Company has made certain adjustments to the historical book values of the assets and liabilities of ASP Acuren to reflect preliminary estimates of fair value necessary to prepare the unaudited pro forma condensed consolidated financial information, with the excess of the purchase price over the fair value of the net assets recorded as goodwill. Upon final completion of the fair value assessment and purchase price consideration, the ultimate purchase price allocation may differ from the preliminary assessment outlined below.

The estimated consideration included in this unaudited pro forma financial information is preliminary and does not include final agreed upon purchase price adjustments related to the closing balance sheet. However, the initial contractual purchase price of $1.85 billion was adjusted for certain preliminary changes in net working capital adjustments and debt-like items to derive the below consideration of $1.88 billion. The following table summarizes the preliminary fair value of consideration transferred and the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of the Acuren Acquisition:

Preliminary Estimated Amount (in thousands)
Cash consideration	$1,876,882
Equity consideration	4,000
Total estimated consideration	$1,880,882

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash and cash equivalents	49,456
Accounts receivable	272,705
Prepaid expenses and other current assets	9,302
Property, plant, and equipment	197,408
Operating lease right-of-use assets	27,530
Other assets	13,674
Intangible assets	775,000
Deferred income tax asset	813
Accounts payable	(17,035)
Accrued expenses and other current liabilities	(75,011)
Current portion of lease obligations	(15,406)
Non-current lease obligations	(39,494)
Deferred income tax liability	(189,972)
Other liabilities	(22,318)
Total identifiable net assets	986,652
Goodwill	$894,230

The preliminary unaudited pro forma purchase price allocation has been made solely for the purposes of preparing the unaudited pro forma condensed consolidated financial information. Estimates of fair value of ASP Acuren’s assets and liabilities are based on discussions with ASP Acuren management, due diligence review in connection with the Acuren Acquisition, and other currently available information. The analysis was performed at an aggregate level and was based on estimates that are reflective of market participant assumptions.

Certain costs incurred in connection with the Acuren Acquisition approximating $68.2 million, consisting of share-based compensation expense and success-based advisor fees of the seller, were presented “on the line” and are therefore not reflected in the historical financial statements of Acuren. “On the line” describes those expenses triggered by the consummation of a business combination that were incurred by the acquiree, that are not recognized in the results of operations of either the Predecessor or Successor as they are not directly attributable to either period but instead were contingent on the business combination. Accordingly, these costs are not presented in the unaudited pro forma financial information.

Note 4. Adjustments to Unaudited Pro Forma Condensed Consolidated Financial Information

The adjustments included in the unaudited pro forma condensed consolidated statements of operations are as follows:

aa.     Represents additional depreciation expense associated with the preliminary estimated increase in fair value of ASP Acuren’s property and equipment using the weighted-average depreciable lives in the following table:

	Preliminary Estimated Increase in Fair Value (in thousands)	Estimated Weighted- Average Depreciable Lives (in years)	Estimated Additional Depreciation Expense For Year Ended December 31, 2023 (in thousands)	Estimated Additional Depreciation Expense For Nine Months Ended September 30, 2024 (in thousands)
Machinery and equipment	$48,838	4	$12,062	$9,047
Vehicles	22,551	3	7,517	5,638
Buildings	6,058	22	275	207
Leasehold improvements	4,754	7	643	483
Total	82,201		20,497	15,375
Less: historical depreciation			—	(3,416)
Pro forma adjustment			$20,497	$11,959

bb.    Reflects the recognition of additional amortization expense associated with the preliminary estimated fair value of ASP Acuren’s intangible assets net of the removal of historical amortization related to intangible assets from previous acquisitions using the weighted-average useful lives in the following table:

	Preliminary Estimated Fair Value (in thousands)	Estimated Weighted- Average Useful Lives (in years)	Estimated Amortization Expense For Year Ended December 31, 2023 (in thousands)	Estimated Amortization Expense For Nine Months Ended September 30, 2024 (in thousands)
Customer Relationships	$670,000	15	$44,667	$33,500
Technology	5,000	5	1,000	750
Trademark	100,000	15	6,667	5,000
Total	775,000		52,334	39,250
Less: historical amortization			(39,416)	(32,277)
Pro forma adjustment			$12,918	$6,973

cc.     Reflects the net impact of the elimination of the historical management consulting fees, consisting of $3.4 million and $2.8 million during the year ended December 31, 2023 and nine months ended September 30, 2024, respectively, paid by ASP Acuren to American Securities, LLC which would not have been incurred had the Acuren Acquisition been consummated on January 1, 2023. Also reflects the new management consulting fees, consisting of $2.0 million and $1.2 million during year ended December 31, 2023 and nine months ended September 30, 2024, respectively, that would have been paid to Mariposa Capital, LLC had the Acuren Acquisition been consummated on January 1, 2023.

dd.    Reflects general and administrative expenses of Admiral incurred in the amounts of $1.4 million and $1.3 million, respectively, during the year ended December 31, 2023 and the period January 1, 2024 through July 29, 2024 which are not included in the Predecessor historical period. This adjustment excludes the following items: (i) $14.0 million of transaction expenses incurred by Admiral during the period January 1, 2024 through July 29, 2024 and (ii) investment earnings and interest income attributable to Admiral’s historical investments that would not have been earned if the Acuren Acquisition had been consummated on January 1, 2023, as these investments were liquidated and the resulting cash on hand was used to fund the Acuren Acquisition.

ee.    Reflects the adjustment to the Company’s income tax expense resulting from impact of the acquisition-related pro forma adjustments expected to be subject to income tax for the year ended December 31, 2023 and the nine months ended September 30, 2024. The estimated combined U.S. federal and state statutory income tax rate applied to the pro forma adjustments is 24% for the year ended December 31, 2023 and for the nine months ended September 30, 2024.

ff.     Reflects interest expense on the Senior Secured Term Facility of $775.0 million, including the estimated amortization of debt issuance costs, less the removal of historical interest expense related to the payoff of ASP Acuren’s historical debt balance.

The pro forma adjustment to record interest expense assumes the notes were entered into on January 1, 2023 and were outstanding for the entire year ended December 31, 2023 and nine months ended September 30, 2024. The initial interest rates assumed for purposes of preparing this pro forma financial information is 5.35% based on the Secured Overnight Financing Rate (the “SOFR rate”) plus a margin of 3.5%.

The Company did not draw against the Revolving Credit Facility (other than the issuance of standby letters of credit) upon Closing. Pro forma interest expense includes a 0.5% annual commitment fee on the unused portion of the Revolving Credit Facility. Total expected debt issuance costs of $19.5 million related to the Term Facility will be amortized using the effective interest method over the 7-year term of the debt. Total expected debt issuance costs of $1.9 million related to the Revolving Credit Facility will be amortized on a straight-line basis over the 5-year term of the Revolving Credit Facility. The following adjustments have been recorded to interest expense:

	Year Ended December 31, 2023 (in thousands)	Nine Months Ended September 30, 2024 (in thousands)
Estimated interest expense – Term Facility	$69,341	$51,904
Amortization of debt issuance costs	3,952	2,958
Commitment fee – Revolving Facility	375	283
Total estimated interest expense	73,668	55,145
Less: interest expense in Successor period	—	(12,450)
Pro forma interest expense	73,668	42,695
Less: historical interest	(58,499)	(38,374)
Pro forma adjustment	$15,169	$4,321

As the interest rate is variable, actual interest expense may differ from the amounts assumed in the pro forma consolidated financial statements. A 1/8 of a percent point increase or decrease in the final interest rates on the Term Facility would result in a change in interest expense of approximately $1.0 million and $0.7 million for the year ended December 31, 2023 and the nine months ended September 30, 2024, respectively.

gg.    The unaudited pro forma weighted average basic and diluted shares outstanding for the year ended December 31, 2023 are calculated using Admiral’s historical weighted average shares outstanding for the year ended December 31, 2023, plus the issuance of additional shares in connection with the Acuren Acquisition. As the Acuren Acquisition is reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding assumes that the historical shares of Admiral and the shares issued relating to the Acuren Acquisition were outstanding since January 1, 2023. The number of shares is as follows:

Basic and Diluted
Ordinary Shares	53,975,000
Founder Preferred Shares	1,000,000
Issuance of ordinary shares – Private Placement[1]	58,259,984
Issuance of ordinary shares – Warrant Financing[2]	9,177,531
Pro forma adjustment	122,412,515

____________

(1)      Reflects the ordinary shares issued as part of the Private Placement for proceeds of approximately $582.6 million, at $10.0 per ordinary share.

(2)      Reflects the ordinary shares issued as part of the Warrant Financing for proceeds of approximately $91.8 million in exchange for the exercise of warrants at a price of $10.0 per ordinary share.

The unaudited pro forma loss per share for the nine months ended September 30, 2024 is calculated using the historical weighted average basic and diluted shares outstanding for the Successor period July 30, 2024 to September 30, 2024, which already reflect the shares issued in the Acuren Acquisition as if the shares were outstanding for the entire period. Accordingly, no pro forma adjustment to weighted average shares outstanding in needed for the nine months ended September 30, 2024.

As the unaudited pro forma condensed consolidated statement of operations is in a net loss position, any potentially dilutive instruments would be anti-dilutive and thus these instruments have been excluded from the computation. The Founder Preferred Shares represent a class of ordinary shares and share in losses with holders of ordinary shares. The Company has applied the two-class method by allocating losses among holders of the ordinary shares and Founder Preferred Shares on a pro rata basis for the purpose of calculating pro forma basic and diluted net loss per share.

BUSINESS

In this section, “we,” us,” and “our” refer to Acuren Corporation.

History

We were incorporated in 2022 under the laws of the British Virgin Islands for the purpose of acquiring a target company or business. On July 30, 2024, we acquired ASP Acuren, a market leading provider of asset integrity solutions and industrial specialty services, and we changed our name to Acuren Corporation. ASP Acuren was founded in 1991 as an inspection company in Longview, Texas. For the year ended December 31, 2023, ASP Acuren generated approximately $1.05 billion of revenue.

Our Business

We are a leading provider of critical asset integrity services. We operate primarily in North America serving a broad range of industrial markets, most notably chemical, pipeline, refinery, power generation, oilsands, automotive, aerospace, mining, manufacturing, renewable energy, and pulp and paper. We provide these essential and often compliance-mandated (often at customer locations) services in the industrial space and are focused on the recuring maintenance needs of our customers.

The work we do fits in the service category referred to as Testing, Inspection and Certification (TIC). These activities include several Nondestructive Testing (NDT) techniques such as radiography, ultrasonic testing, magnetic particle inspection, penetrant testing, and visual inspection. NDT activities include inspection and evaluation of industrial equipment through various technology-enabled methods to ensure asset integrity, avoid costly accidents and comply with regulatory requirements without destroying the asset or component. Given the amount of activity required at heights in the industrial space, we provide market leading RAT solutions to reach difficult areas without scaffolding. The work on ropes at heights extends beyond inspection and testing to include industrial trades such as insulation, coatings and blasting, welding, pipe fitting, hoisting and rigging, and electrical services. We offer these trades in a niche way where RAT solutions are optimal (cost efficient and/or schedule enhancing) and where we can provide quality services without compromising safety. Our TIC service also includes support from consulting engineers with in-lab destructive testing capabilities. Our highly specialized materials engineers support failure investigation, material selection, corrosion engineering, welding engineering, fracture mechanics, destructive testing, and chemical analysis.

We are headquartered in Tomball, Texas and operate from approximately 119 service centers and approximately 22 engineering and lab facilities. We operate in two geographical segments, the U.S. and Canada, and also have limited operations located in the United Kingdom. As of September 18, 2024, we had 6,265 employees, approximately 5,000 of whom are engineers and technicians. We have recurring revenue and repeat business from our diversified long-standing customers across a variety of end markets. We believe the essential nature of our work provides stable and predictable cash flows. Organic growth is enhanced as assets and infrastructure age, requiring additional investment to ensure compliance and safe operation. Our engineers and technicians play an important role in the life extension of industrial assets. Contractual arrangements and master service agreements have terms ranging from a few days to five years. Substantially all of our revenue is derived from services contracted on a time and materials basis.

Our principal executive offices are located at 14434 Medical Complex Drive, Suite 100, Tomball, TX 77377, our telephone number is (800) 218-7450 and we maintain a website with the address www.acuren.com. Our website is not incorporated by reference into this registration statement.

Our Industry

General

Asset integrity plays a crucial role in assuring the protection and reliability of critical infrastructure. As an asset integrity solutions provider, we seek to maximize the uptime and safety of critical infrastructure, by helping customers to detect, locate, mitigate, and prevent damages such as corrosion, cracks, leaks, manufacturing flaws and other concerns that could lead to failure and adversely impact normal operations.

NDT is a prominent solution in the asset integrity industry due to its ability to detect defects without compromising the structural integrity of the materials or equipment being inspected. Traditionally, the supply of NDT services has been provided by many relatively small vendors that offer a narrow array of services in a more localized geographic region. A trend has emerged for customers to increasingly engage with larger service providers capable of a broader spectrum of tech enabled services plus the ability to staff outages that require a significant number of resources.

Due to these trends, those vendors offering integrated solutions, scalable operations, skilled personnel and a global footprint are expected to have a distinct competitive advantage. Moreover, this scale advantage allows sharing of resources across multiple offices to service customers and optimize utilization.

Key Trends of the Asset Integrity Industry

We believe that the following represent key dynamics of the asset protection industry and that the market available to us will continue to grow as these macro-market trends continue to develop:

Digital Transformation of Asset Protection.    Plants in the industrial space are recognizing the need to evolve their traditional, paper-based mechanical integrity programs in favor of digitized solutions. The rise of big data intelligence, and our data analytical solutions offerings, provide our customers with actionable insights from raw asset integrity data. The growing digitization of asset integrity information provides opportunities for contractors with a wide range of expertise and integrated data platforms to provide customers with analytical solutions to help customers maximize uptime while controlling costs.

Extending the Useful Life of Aging Infrastructure.    Due to the prohibitive costs and challenges of building new infrastructure, many companies have chosen to extend the useful life of existing assets, resulting in the significant and increased utilization of existing infrastructure in our target markets. Because aging infrastructure requires more frequent inspection and maintenance relative to new infrastructure, companies and public authorities continue to utilize asset protection providers to ensure their aging infrastructure assets continue to operate effectively. We provide an essential service in the entire life cycle of an asset with increasing attention and importance in life extension engineering.

Outsourcing of Non-Core Activities and Technical Resource Constraints.    Due to the increasing sophistication and automation of NDT programs, increasing governmental regulation and a decreasing supply of skilled professionals, companies are increasingly outsourcing NDT to third-party providers with advanced solution portfolios, engineering expertise and trained workforces. Many of these field service technicians exhibit specialized skills so customers rely on service providers that can supply the right mix of craft at the right time.

Increasing Use of Advanced Materials.    Customers in various target markets –– particularly aerospace and defense –– are increasingly utilizing advanced materials, such as composites and other unique technologies in their assets. These materials often cannot be tested using traditional NDT techniques. We believe that demand for more advanced testing and assessment solutions will increase as the utilization of these advanced materials increases during the design, manufacturing, operating and quality control phases. Newer industries, such as wind power, use materials that do not have a long history of proven resilience with a higher instance of early life failure or systemic flaws which require additional inspections.

Meeting Safety Regulations.    Owners and operators of industrial facilities, particularly those with pressurized equipment, face strict government regulations and more stringent process safety enforcement standards. Failure to meet these standards can result in significant financial liabilities, increased scrutiny by government and industry regulators, higher insurance premiums and tarnished corporate brand value. As a result, these owners and operators are seeking highly reliable asset integrity suppliers with a track record of assisting customers in meeting increasingly stringent regulations. Our customers require support in devising mechanical integrity programs that meet regulatory compliance standards and enable enhanced safety and uptime at their facilities.

Expanding Pipeline Integrity Regulations.    The United States Pipeline & Hazardous Materials Safety Administration’s “Mega Rule” adopted in October 2019 expands pipeline integrity regulations on more than 500,000 miles of pipelines that carry natural gas, oil and other hazardous materials throughout the United States. Some of these requirements will take operators decades to fulfill. These regulations require inspection and integrity data records throughout a pipeline’s lifetime to be reliable, traceable, verifiable, and complete, increasing the demand for integrated inspection, engineering, monitoring, and data management and analysis solutions.

Our Competitive Strengths

We believe the following competitive strengths contribute to our being a leading provider of asset integrity solutions and will allow us to further capitalize on growth opportunities in the industries in which we operate:

Comprehensive Provider for Asset Integrity Solutions.    We believe we have one of the most comprehensive and broad asset integrity service offerings, which positions us to be a leading provider for our customers’ asset integrity requirements. Particularly, our ability to conduct services without outsourcing repair work to third parties provides our customers with efficient solutions, fast turnout and minimal shutdown time. In addition, our engineers are able to support our customers with expertise in materials selection, fitness for purpose calculations, failure analysis, reliability plans, mechanical testing, chemical analysis, and life extension services.

Technician Availability and Expertise Across Markets.    We believe that our technicians provide us with a competitive advantage because of their expertise and industry-specific knowledge. Not only do our technicians consistently provide quality and timely services, but their industry-specific expertise allows them to support our customers with programs specifically tailored to the industry in which they operate. We also have a deep network of qualified technicians with the ability to embed teams at our customers’ sites and ramp up our testing services as needed to meet surge demand during turnarounds.

Long-Standing Trusted Provider to a Diversified and Growing Customer Base.    We have become a trusted partner to a large and growing customer base of approximately 2,500 customers across approximately 8,600 sites and numerous markets through our proven, decades-long track record of quality and safety. Our customers include some of the largest and most well-recognized firms in the oil and gas, chemicals, power generation and transmission and aerospace and defense industries.

Technological Research and Development.    The TIC industry continues to move towards more advanced, automated solutions, requiring service providers to find safer and more cost-efficient inspection techniques. We believe that we remain ahead of the technological curve by connecting our practical industry expertise with suppliers of equipment and technology. Some of the advanced inspection technologies developed by our advanced inspectors and subject matter experts (SME) are used to provide advanced solutions for challenging requirements like heights, high temperatures, complex materials, and unusual geometries.

Experienced Management Team.    Our management team has a track record of asset protection organizational leadership — they are focused on quality services delivered in a timely, safe and cost-effective manner. These individuals also have successfully driven operational growth organically and through acquisitions.

Our Growth Strategy

By executing a multi-faceted growth strategy, we believe that we are positioned to maintain and grow our competitive advantage in the asset integrity management industry and achieve significant market expansion.

Market Growth Alignment.    We aim to grow in alignment with the asset integrity management market, which we believe is projected to grow at a compound annual growth rate of approximately 5% from 2023 to 2030.

Increasing Wallet Share.    We are focused on deepening relationships within our existing customer base. We believe we have a proven track record of increasing our share of provided services to our existing customers with customers expected to increase their usage of our services in the coming years.

Acquisition of New Customers and Sites.    We expect to continue to increase our customer and site footprint by securing new business at a rate that outpaces market growth.

Expansion of TIC services.    We plan to continue to broaden our TIC services by enhancing our core NDT capabilities and expanding our advanced inspection technology and capabilities. We also plan to further penetrate our RAT activities by disrupting scaffold use in a number of end markets.

Mergers and Acquisitions.    Building on our history of successful acquisitions, including companies such as Versa Integrity Group, Inc., Premium Inspections & Testing Group, Suspendum Rope Access Inc., Complete Wind Corporation, and Anamet, Inc., we plan to continue pursuing merger and acquisition opportunities to facilitate growth.

We are focused on sourcing merger and acquisition targets. We review many potential strategic opportunities and typically complete a small number of “tuck in” acquisitions each year. These are generally funded by free cash flow generated from operations. We focus our efforts on companies within our space, with some consideration to acquisitions to expand into complimentary businesses or offer additional capabilities, provided they are compatible with our culture (safety, quality). We evaluate potential merger and acquisition opportunities primarily based on the anticipated growth the transaction would provide, the purchase price, our ability to integrate and operate the acquired business and our ability to scale any complimentary businesses or new capabilities through our network. Potential transactions must be accretive to stockholders. While we expect to continue to execute on this strategy, we do not have binding agreements or commitments for any material acquisitions at this time.

Our Clients

Our highly diversified and long tenured client based operates in a broad range of industrial markets, most notably chemical, pipeline, refinery, power generation, oilsands, automotive, aerospace, mining, manufacturing, renewable energy, and pulp and paper. Our largest clients are under long-term master servicing agreements.

Generally, clients are billed on a time and materials basis, although a small portion of work may be performed at unit rates or on a fixed-price contract. Services are usually performed pursuant to purchase orders issued under written client agreements. While most purchase orders provide for the performance of a single job, some provide for services to be performed on a run-and-maintain basis. Substantially all our agreements and contracts may be terminated by either party on short notice. The agreements generally specify the range of services to be performed and the hourly rates for labor, supplies and equipment. While many contracts cover specific plants or locations, we also enter multiple-site regional or national contracts that cover multiple plants or locations.

Sources and Availability of Raw Materials

We provide skilled labor and in general we do not manufacture or sell products. Our technicians use equipment that is readily available from several suppliers. We also use consumables such as film, penetrant, and polishing media. We have long relationships and preferred pricing and terms with many industrial suppliers of equipment and consumables. Shortages of equipment, consumables and vehicles have occurred, but such shortages have been rare and short term.

Intellectual Property

Our success depends, in part, on our ability to maintain and protect our proprietary technology and to conduct our business without infringing on the proprietary rights of others. We utilize a combination of intellectual property safeguards, including patents, copyrights, trademarks and trade secrets, as well as employee and third-party confidentiality agreements, to protect our intellectual property. Our trademarks and service marks provide us and our solutions with a certain amount of brand recognition in our markets. We do not consider any single patent, trademark or service mark material to our financial condition or results of operations.

Seasonality and Cyclicality

Our revenue and results of operations can be subject to seasonal and other variations. These variations are influenced by weather, customer spending patterns, bidding seasons, project schedules, holidays, and the timing of outages and non-recurring projects. Typically, our revenue is lowest at the beginning of the year and during the winter months in North America because of persistent cold, snowy, or wet conditions. Revenue is generally higher during the spring and fall months, due to increased demand for our services when favorable weather conditions exist in many of the regions in which we operate. In the fourth quarter, many projects tend to be completed by customers seeking to spend their capital budgets before the end of the year, which generally has a positive effect on revenue. However, the holiday season and inclement weather can cause delays, which can reduce revenue and related costs on affected projects.

Additionally, the industries we serve can be cyclical. Fluctuations in end-user demand within those industries, or in the supply of services within those industries, can affect demand for our services. As a result, our business may be adversely affected by industry declines or by delays in new projects. Variations or unanticipated changes in project schedules in connection with large construction and installation projects can create fluctuations in revenue.

Competitive Environment

We operate in industries that are highly competitive and fragmented. There are relatively few barriers to entry in many of the industries in which we operate, and as a result, any organization with adequate financial resources and access to technical expertise could become a competitor. We compete with a number of companies, ranging from small, owner-operated businesses operating in narrow geographic regions to large companies with national scale and significant financial, technical, and marketing resources. The national or regional firms that compete with us include (i) with respect to our NDT activities, Mistras Group, Inc., TEAM, Inc., SGS SA, Applus Services S.A., Intertek Group plc, IRIS NDT, PROtech Lab Corp. and Pro-Surve Tech Services, LLC, (ii) with respect to our RAT activities, Mistras Group, Inc., TEAM, Inc., Global Rope Access Inc., Apache Industrial Services, Inc. and Industrial Access, Inc. and, (iii) with respect to our engineering support, Intertek Group plc, Mistras Group, Inc., IRIS NDT, and SGS SA.

We compete based on a variety of factors, including price, service, technical expertise and experience, quality, safety performance, response time and reputation for customer service. A portion of our revenue is derived from agreements with customers and price is often an important factor in the bid process for such work. However, we believe our customers also consider a variety of other factors, including those described above, when selecting a service provider, and we believe that our technical capabilities, broad geographic reach and skilled labor force enable us to be competitive.

Government Regulation and Environmental Matters

A significant portion of our business activities is subject to foreign, federal, state and local laws and regulations. These regulations are administered by various foreign, federal, state and local health and safety and environmental agencies and authorities, including OSHA of the U.S. Department of Labor and the EPA. Failure to comply with these laws and regulations may involve civil and criminal liability. From time to time, we are also subject to a wide range of reporting requirements, certifications and compliance as prescribed by various federal and state governmental agencies. Expenditures relating to such regulations are made in the normal course of our business and are neither material nor place us at any competitive disadvantage. We do not currently expect that compliance with such laws and regulations will require us to make material expenditures. We believe we have all required licenses to conduct our business activities and are in substantial compliance with applicable regulatory requirements. If we fail to comply with applicable regulations, we could be subject to substantial fines or revocation of our operating licenses.

We are subject to various national, state, and local labor and employment laws and regulations which govern minimum wage and hour requirements, overtime, working conditions, mandatory benefits, health and social insurance, statutory notice periods and other employment-related matters, duties and obligations. Additionally, a large portion of our business uses labor that is provided under collective bargaining agreements or is subject to works council processes. As such, we are subject to national and local laws and regulations related to unionized labor and collective bargaining. As of December 31, 2023, approximately 60% of our Canada employees were covered by collective bargaining agreements.

We also are subject to various environmental laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, liabilities can be imposed for cleanup of properties, regardless of whether we directly caused the contamination or violated any law at the time of discharge or disposal. The presence of contamination from such substances or wastes could interfere with ongoing operations or adversely affect our business. In addition, we could be held liable for significant penalties and damages under certain environmental laws and regulations. Our contracts with customers may also impose liabilities on us regarding environmental issues that arise through the performance of our services. From time to time, we may incur costs and obligations related to environmental compliance and/or remediation matters.

Human Capital

Employees

As of September 18, 2024, we had 6,265 (5,497 permanent and 768 temporary) employees of which 3,229 (3,182 permanent and 47 temporary) employees are located in the United States, and 3,036 (2,315 permanent and 721 temporary) employees are located in Canada. Of our 6,265 employees, 1,181 employees were represented by unions and were subject to various collective bargaining agreements. Certain of our unionized employees have participated in strikes and work stoppages in the past, and we cannot be certain that strikes or work stoppages will not occur in the future.

Health, Safety and Training

We believe excellent health and safety performance is no accident. It requires focus, accountability and most importantly deliberate action from management. We have developed safety management systems that include established procedures and policies focused on reducing risk, managing incidents, monitoring and measuring of key performance indicators and a focus on continuous improvement. We believe we have created a safety culture which exceeds industry standards and focuses on the behaviors that keep our employees and the public safe with the belief that all accidents are preventable. We utilize the International Oil and Gas Producers life safety rules as these life safety rules are the best-in-class standards for all types of industry. Our safety programs are fully integrated within all operations across our company and meet all applicable government regulations and industry specific standards. Our employees receive a full suite of training tailored to employee needs and the training exceeds industry minimum standards for each type of work.

Properties

We lease our corporate headquarters in Tomball, Texas, United States and we own and lease other facilities throughout the United States, Canada and the United Kingdom where we conduct business. Our facilities include offices, warehouses, storage, maintenance shops, engineering labs and training and educational facilities. As of July 30, 2024, we owned six facilities and leased 134 facilities. We believe that our existing facilities are sufficient for our current needs.

Legal Proceedings

We are subject to certain claims and lawsuits arising in the normal course of business. We maintain various insurance coverages to minimize financial risk associated with these claims. We have estimated and provided accruals for probable losses and related legal fees associated with certain litigation in our consolidated financial statements. While we cannot predict the outcome of these proceedings, we believe any liability arising from these matters individually and in the aggregate will not have a material effect on our operating results, cash flows or consolidated financial condition, after giving effect to provisions already recorded.

MANAGEMENT AND CORPORATE GOVERNANCE

Board of Directors

Upon consummation of the Domestication, the bylaws of Acuren Delaware will permit our Board of Directors to set the size of the Board of Directors at not less than one director. Our Board of Directors currently consists of eight directors. For the size and scope of our business and operations, we believe a board of approximately this size is appropriate as it is small enough to allow for effective communication among the members but large enough so that we get a diverse set of perspectives and experiences around our board room. The Acuren Delaware bylaws will provide that, in uncontested elections, directors will be elected by a majority of the votes cast, and in contested elections, directors will be elected by a plurality of the votes cast.

Upon consummation of the Domestication, each director on our Board of Directors will serve a one-year term or until their successor has been duly elected and qualified, subject to their earlier death, resignation, disqualification or removal. Pursuant to the DGCL and our bylaws, in general, any vacancies on our Board of Directors resulting from death, retirement, resignation, disqualification, removal or other cause may be filled only by an affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Our current directors are as follows:

Name	Age
Sir Martin E. Franklin*	60
Robert A.E. Franklin*	33
Antoinette C. Bush	67
Rory Cullinan†	65
Elizabeth Meloy Hepding	47
Peter A. Hochfelder	63
James E. Lillie	63
Talman B. Pizzey	59

____________

*        Denotes Co-Chairman

†        Denotes Lead Independent Director

Upon the consummation of the Acuren Acquisition, Thomas V. Milroy and Melanie Stack resigned from our Board of Directors and Messrs. Hochfelder, Lillie and Pizzey and Ms. Bush and Ms. Hepding joined our Board of Directors.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors were nominated because we believe each is of high ethical character, highly accomplished in his or her field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with our image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board operates in an effective, collegial and responsive manner. Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

Sir Martin E. Franklin is a co-founder of Admiral and has served as a director since our inception in December 2022. Sir Martin also has served as a director of APi Group Corporation since September 2017 and as Co-Chair of APi Group Corporation since October 2019. Sir Martin is the founder and Chief Executive Officer of Mariposa Capital, LLC, and Chairman and controlling shareholder of Sweet Oak, a diversified platform for brand consumable products, which includes Royal Oak Enterprises, LLC, which Sir Martin has been the controlling shareholder of since July 2016, and Whole Earth Brands. Sir Martin is also founder and Executive Chairman of Element Solutions Inc, a specialty chemicals company, and has served as a director since its inception in April 2013, co-founder and co-chairman of Nomad Foods Limited, a leading European frozen food company, and has served as a director since its inception in April 2014. Sir Martin was the co-founder and Chairman of Jarden Corporation (“Jarden”) from 2001 until April 2016 when Jarden merged with Newell Brands Inc (“Newell”) serving also as its CEO from 2001 to 2011 and its Executive Chairman from 2011-2016. Prior to founding Jarden in 2001, between 1992 and 2000, Sir Martin served as the Chairman and/or Chief Executive Officer of three public companies: Benson Eyecare Corporation, an optical products and services company; Lumen Technologies, Inc., a holding company that designed, manufactured and marketed lighting products; and Bollé Inc., a holding company that designed, manufactured and marketed sunglasses, goggles and helmets worldwide.

We believe Sir Martin’s qualifications to serve on our Board of Directors include his leadership, extensive experience as a member of other corporate boards and his knowledge of public companies.

Robert A.E. Franklin is a co-founder of Admiral and has served as a director since our inception in December 2022. Mr. Franklin currently serves on the Board of Sweet Oak, a diversified platform for brand consumable products, which includes Royal Oak Enterprises, LLC and Whole Earth Brands, and was a director of Double Diamond Distillery LLC from June 2017 to December 2021. Prior to joining Mariposa Capital in November 2016, he served as an investment associate at TOMS Capital, a New York-based family office, from September 2014 to September 2016 and an investment banking analyst at Barclays Capital, focusing on technology, media and telecommunications from June 2013 to August 2014. Mr. Franklin received a B.A. in communications from the University of Pennsylvania.

We believe Mr. Franklin’s qualifications to serve on our Board of Directors include investment experience and his prior board experience.

Antoinette C. Bush has served as one of our directors since July 2024. Ms. Bush served as a Senior Advisor to News Corp from 2022 to 2024 and, from 2013 to 2022, Ms. Bush served as the Executive Vice President and Global Head of Government Affairs for News Corp. Ms. Bush has also served as a director of Ares Management Corporation since 2019. Prior to joining News Corp, Ms. Bush was a partner at Skadden, Arps, Slate, Meagher, & Flom LLP. Ms. Bush served as Executive Vice President of Northpoint Technology Ltd from 2001 to 2003 where she led legal and regulatory strategy. Ms. Bush also served as Senior Counsel to the Communications Subcommittee of the U.S. Senate Committee on Commerce, Science, and Transportation. Ms. Bush currently chairs the board of directors of The HistoryMakers and has served on the board of directors of Ubicquia, Inc. since 2021. Ms. Bush also previously served on the board of directors of Radius Global Infrastructure, Inc. (f/k/a Digital Landscape Group, Inc.) from 2020 to 2023. Ms. Bush received her B.A. from Wellesley College and her J.D. from Northwestern University Pritzker School of Law.

We believe Ms. Bush’s qualifications to serve on our Board of Directors include her board experience and her legal experience.

Rory Cullinan has served as one of our directors since our inception in December 2022. Mr. Cullinan currently serves on the board of directors of Cervecera CCU Chile Limitada and Embotelladoras Chilenas Unidas S.A. and on the advisory board of Delancey Real Estate Asset Management Limited, to which he was appointed in 2007. From September 2017 to October 2019, Mr. Cullinan also served on the board of J2 Acquisition Limited (the vehicle that became APi Group Corporation). From August 2009 until March 2015, Mr. Cullinan was an executive officer of various companies within the Royal Bank of Scotland Group, during which time he was Chief Executive Officer of both the Non-Core Division and Asset Protection Scheme and the Capital Resolution Group, and subsequently Executive Chairman of the Corporate and Institutional Banking (“CIB”) and Capital Resolution Group. Whilst Executive Chairman of the CIB and Capital Resolution Group, Mr. Cullinan led the $3 billion IPO of Citizens Financial Group, Inc. From August 2007 until 2009, Mr. Cullinan was a board member of the Renaissance Group, during which the Renaissance Group established the then largest private equity fund in Russia for $600 million. Mr. Cullinan has previously served as an executive director of the Royal Bank of Scotland Group plc from 2001 until 2005. He was the Head of Financial Services at Permira Advisors LLC from 2005 until 2006.

We believe Mr. Cullinan’s qualifications to serve on our Board of Directors include his executive and board experience.

Elizabeth Meloy Hepding has served as one of our directors since July 2024 and has served as the senior vice president of strategy and corporate development at Ingersoll Rand Inc. (NYSE: IR) since July 2021. Prior to that, Ms. Hepding served as vice president, corporate development at PurposeBuilt Brands, Inc. from September 2019 to July 2021. Prior to joining PurposeBuilt Brands, Ms. Hepding was senior vice president, strategy and corporate development at Essendant Inc. from August 2016 until April 2019 and served in various senior roles at

Essendant Inc. from April 2013. Ms. Hepding began her career in investment banking, spending more than a decade in the industry, primarily at UBS Investment Bank where she held roles of increasing responsibility. Ms. Hepding received her MBA from the University of Chicago Booth School of Business and her B.A. in economics from Washington & Lee University.

We believe Ms. Hepding’s qualifications to serve on our Board of Directors include her finance background and experience in corporate strategy.

Peter A. Hochfelder has served as one of our directors since July 2024. Mr. Hochfelder also currently acts as a private investor in various industries. Mr. Hochfelder was a co-founder and Managing Member of Brahman Management, L.L.C., a New York City based private investment partnership, until his retirement in 2016. Previously, Mr. Hochfelder served on the board of Jarden Corporation, a consumer products company, from 2015 to 2016. Mr. Hochfelder is also involved in and committed to many philanthropic organizations, including serving on the Board of Directors of HELP USA, Brothers for Life and Community-Police Relations Foundation.

We believe Mr. Hochfelder’s qualifications to serve on our Board of Directors include his investment and board experience.

James E. Lillie is a co-founder of Admiral and has served as one of our directors since July 2024. Mr. Lillie has also served as a director of APi Group Corporation since September 2017 and as Co-Chair since October 2019. Previously, he served as Jarden’s Chief Executive Officer from June 2011 until Jarden’s business combination with Newell in 2016. From 2003 to 2011, Mr. Lillie served as Jarden’s Chief Operating Officer and President (from 2004). From 2000 to 2003, Mr. Lillie served as Executive Vice President of Operations at Moore Corporation, Limited. From 1999 to 2000, Mr. Lillie served as Executive Vice President of Operations at Walter Industries, Inc., a Kohlberg, Kravis, Roberts & Company (“KKR”) portfolio company. From 1990 to 1999, Mr. Lillie held a succession of senior level management positions across a variety of disciplines including human resources, manufacturing, finance and operations at World Color, Inc., another KKR portfolio company. Since June 2015, Mr. Lillie has served on the board of directors of Nomad Foods Limited and served on the board of directors of Tiffany & Co. from February 2017 until January 2021.

We believe Mr. Lillie’s qualifications to serve on our Board of Directors include his operational experience and board experience.

Talman B. Pizzey is our Chief Executive Officer and has served as a director of ours since July 2024. Mr. Pizzey has served as the Chief Executive Officer of ASP Acuren and its affiliated companies since December 2019. Prior to his tenure as Chief Executive Officer, Mr. Pizzey was the Chief Operating Officer for ASP Acuren’s Canadian businesses since 2005. Mr. Pizzey has a bachelor’s degree in metallurgical engineering and an MBA, both from the University of Alberta.

We believe Mr. Pizzey’s qualifications to serve on our Board of Directors include his leadership skills and his experience in the safety and compliance industry.

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors is responsible for overseeing the management of our company. The Board of Directors has adopted Corporate Governance Guidelines (“Governance Guidelines”) which set forth our governance principles relating to, among other things:

•        director independence;

•        director responsibilities;

•        mandatory retirement age for independent directors at 75;

•        board structure and meetings; and

•        the performance evaluation of our Board of Directors.

Our Governance Guidelines will be available in the Investor Relations section of our website at www.acuren.com.

Director Independence

Our Board of Directors reviews the independence of the current and potential members of the Board of Directors in accordance with independence requirements set forth in the NYSE rules and applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During its review, the Board of Directors considers transactions and relationships between each director and potential directors, as well as any member of his or her immediate family, and the Company and its affiliates, including those related-party transactions contemplated by Item 404(a) of Regulation S-K under the Exchange Act. The Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, that, in the opinion of the Board of Directors, would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. The purpose of this review is to determine whether any such relationships or transactions exist that are inconsistent with a determination that the director is independent. Our Board of Directors has determined that all directors except Sir Martin, Mr. Franklin and Mr. Pizzey are “independent” as such term is defined by NYSE rules, our corporate governance guidelines and the federal securities laws.

Board Committees

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Copies of these committee charters setting forth the responsibilities of each committee are available in the Investor Relations section of our website at www.acuren.com, and such information is also available in print to any stockholder who requests it through our Investor Relations department. The committees will periodically review their respective charters and recommend any needed revisions to the Board of Directors. The following is a summary of the composition of each committee:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Antoinette C. Bush		✓	✓
Rory Cullinan	✓*
Elizabeth Meloy Hepding	✓		✓
Peter A. Hochfelder	✓	✓*
James E. Lillie		✓	✓*

____________

*        Denotes Chair of applicable Committee

Audit Committee

The Board of Directors has adopted a written Audit Committee Charter that governs the responsibilities of the Audit Committee. The Audit Committee is responsible for, among other things:

•        overseeing preparation of our financial statements, the financial reporting process and our compliance with legal and regulatory matters;

•        appointing and overseeing the work of our independent auditor;

•        preapproving all auditing services and permitted non-auditing services to be performed for us by our independent auditor and approving the fees associated with such work;

•        approving the scope of the annual audit;

•        reviewing interim and year-end financial statements;

•        overseeing our cybersecurity and information technology risks, controls and procedures;

•        overseeing our internal audit function, if any, reviewing any significant reports to management arising from such internal audit function and reporting to the Board of Directors; and

•        approving the audit committee report required to be included in our annual proxy statement.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Pursuant to the Audit Committee Charter, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent accountant.

The Board of Directors has reviewed the background, experience, and independence of the Audit Committee members and based on this review, has determined that each member of the Audit Committee:

•        meets the independence requirements of the NYSE governance standards;

•        meets the enhanced independence standards for audit committee members required by the SEC; and

•        is financially literate, knowledgeable and qualified to review financial statements.

In addition, the Board of Directors has determined that each of Mr. Cullinan and Mr. Hochfelder qualify as an “audit committee financial expert” under the SEC regulations.

Compensation Committee

The Board of Directors has adopted a written Compensation Committee Charter that governs the responsibilities of the Compensation Committee. The Compensation Committee is responsible for, among other things:

•        assisting the Board of Directors in developing and evaluating potential candidates for executive positions;

•        reviewing and approving corporate goals and objectives with respect to compensation for the Chief Executive Officer (“CEO”), evaluating the CEO’s performance and recommending to the Board of Directors, the CEO’s compensation based on such evaluation;

•        determining the compensation of other non-CEO executive officers and all equity awards to such executive officers and other employees;

•        reviewing on a periodic basis compensation and benefits paid to directors and recommending such compensation to the Board of Directors for approval;

•        reviewing and approving our equity-based compensation plans and incentive compensation plans, including reviewing and approving the target performance benchmarks, if any, and range of aggregate value of our annual incentive program for senior management; and

•        approving the compensation committee report on executive compensation required to be included in our annual proxy statement.

The Board of Directors has reviewed the background, experience and independence of the Compensation Committee members and based on this review, has determined that each member of the Compensation Committee:

•        meets the independence requirements of the NYSE governance standards;

•        is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and

•        meets the enhanced independence standards for Compensation Committee members established by the SEC.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who presently serve on the Compensation Committee has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

Nominating and Corporate Governance Committee

The Board of Directors has adopted a written Nominating and Corporate Governance Committee Charter that governs the responsibilities of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things:

•        assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to our Board of Directors;

•        leading the search for individuals qualified to become members of the Board of Directors and selecting director nominees to be presented for stockholder approval at our annual meetings;

•        reviewing the Board of Directors’ committee structure and recommending to the Board of Directors for approval directors to serve as members of each committee;

•        developing and recommending to the Board of Directors for approval a set of corporate governance guidelines and generally advising the Board of Directors on corporate governance matters;

•        reviewing such corporate governance guidelines on a periodic basis and recommending changes as necessary; and

•        reviewing director nominations submitted by stockholders.

The Nominating and Corporate Governance Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Corporate Governance Committee members or subcommittees. In making nominations, the Nominating and Corporate Governance Committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the long-term interests of the stockholders. In evaluating nominees, the Nominating and Corporate Governance Committee is required to take into consideration the following attributes, which are desirable for a member of the Board of Directors: leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and diversity of viewpoints.

The Board of Directors has reviewed the background, experience and independence of the Nominating and Corporate Governance Committee members and based on this review, has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE governance standards and SEC rules and regulations.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a written Code of Conduct (“Code of Conduct”) that establishes the standards of ethical conduct applicable to all our directors, officers, and employees. In addition, our Board of Directors has adopted a written Code of Ethics for Senior Financial Officers (“Code of Ethics”) applicable to our CEO and senior financial officers. Copies of our Code of Conduct and Code of Ethics will be publicly available in the Investor Relations section of our website at www.acuren.com. Any waiver of our Code of Ethics with respect to our chief executive officer, chief financial officer, controller or persons performing similar functions or waiver of our Code of Conduct with respect to our directors or executive officers may only be authorized by our Board of Directors and will be disclosed on our website as promptly as practicable, as may be required under applicable SEC and NYSE rules.

Director Compensation Policy

From May 2023 until July 2024, we paid our non-founder directors an annual fee of $75,000 and our then-chairman, Rory Cullinan, an annual fee of $100,000. For 2023, each such director elected to receive his or her annual fee in the form of Acuren BVI ordinary shares. In connection with the initial public offering, Mr. Cullinan was granted a five-year option to acquire 50,000 Acuren BVI ordinary shares and our other then-non-founder directors were each granted a five-year option to acquire 37,500 Acuren BVI ordinary shares pursuant to option deeds, all at an exercise price of $11.50 per Acuren BVI ordinary share (subject to adjustment in accordance with their respective option deeds).

In connection with the completion of the Acuren Acquisition, we adopted the following non-employee director compensation policy:

•        Annual Retainer.    Each non-employee director is entitled to an annual cash fee of $50,000. Our lead independent director is entitled to an additional $20,000 annual cash fee.

•        Committee Fees.    Members of any of our Committees are entitled to an additional annual cash fee of $2,500. Each of the chairs of our Committees is entitled to an additional $7,500 annual cash fee.

•        Annual Equity Award.    Each non-employee director will be granted annually a number of restricted stock units equal to $100,000 at the date of issue. The restricted stock units will vest and settle into shares of Acuren Delaware common stock on the one-year anniversary of the date of grant.

Non-employee directors with more than one year of service are expected to directly own at least 1,000 shares of our Acuren BVI ordinary shares. In addition, all of our directors are entitled to be reimbursed by the Company for reasonable expenses incurred by them in the course of their directors’ duties relating to the Company.

Messrs. Cullinan, Hochfelder, and Lillie and Ms. Bush and Ms. Hepding will be paid compensation for their respective services on our Board of Directors. Sir Martin and Mr. Franklin will not receive any additional compensation for services as a director. In addition, Mr. Pizzey, who serves as our Chief Executive Officer, is not entitled to receive any additional compensation for his services as a director. Mr. Pizzey served on the board of directors of ASP Acuren but did not receive compensation for his service as a director.

Director Compensation of Admiral

The table below sets forth the non-employee director compensation of Admiral for the year ended December 31, 2023. Sir Martin, Mr. Franklin and Mr. Cullinan are the only directors of Admiral who will continue to serve as directors on the board of directors of Acuren Corporation following the Domestication.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Sir Martin E. Franklin(3)	—	—	—
Robert A.E. Franklin(3)	—	—	—
Rory Cullinan	100,000	82,350	182,350

____________

(1)      Reflects annual retainers paid under our prior director compensation program from January 1, 2023 through December 31, 2023, which the director elected to receive in Acuren BVI ordinary shares.

(2)      Represents the aggregate grant date fair values of stock options granted during 2023, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculating the amounts in 2023, see Note 6 to our historical financial statements for the year ended December 31, 2023 included elsewhere in this prospectus.

(3)      Sir Martin and Mr. Franklin did not receive a fee in connection with their service as non-executive directors of Admiral.

Executive Officers

Set forth below is certain information relating to our current executive officers. Biographical information with respect to Mr. Pizzey is set forth above under “— Board of Directors”.

Effective December 3, 2024, we appointed Ms. Kristin Schultes as our Chief Financial Officer. Mr. Michael Grigsby, former Chief Financial Officer, will remain with the Company until December 31, 2024 to assist with transition matters.

Name	Age	Title
Talman B. Pizzey	59	President and Chief Executive Officer
Kristin Schultes	44	Chief Financial Officer
Lourinda St. John	54	Chief Human Resources Officer
Fiona E. Sutherland	46	General Counsel

Kristin Schultes has served as our Chief Financial Officer since December 2024. Prior to joining Acuren, Ms. Schultes served as the Vice President of Corporate Development at APi Group Corporation, a business services provider of safety and specialty services since January 2021. Prior to that, Ms. Schultes held several key financial and operational leadership positions at Gardner Builders as well as Metropolitan Mechanical Contractors, Inc., a portfolio company of APi Group, including as President and Chief Financial Officer. Ms. Schultes began her career in public accounting working with Deloitte and Grant Thornton, where she focused on attestation, M&A and Sarbanes-Oxley compliance. Ms. Schultes holds a bachelor’s degree in accounting from the University of Northern Iowa and is a certified public accountant.

Lourinda St. John has served as ASP Acuren’s Chief Human Resources Officer since February 2023 and as our Chief Human Resources Officer since the closing of the Acuren Acquisition. Prior to her tenure at ASP Acuren, from January 2015 to February 2023, Mrs. St. John served as the Senior Director of Human Resources at Verso Corporation (now Billerud), a manufacturer of pulp, paper and wood products. Mrs. St. John earned her master’s degree from Villanova University and received her B.A. in business from Baylor University.

Fiona E. Sutherland has served as ASP Acuren’s General Counsel since August 2019 and as our General Counsel since the closing of the Acuren Acquisition. Ms. Sutherland earned her B.Comm and LL.B (JD) both from the University of Alberta with Distinction. Prior to joining Acuren, Ms. Sutherland was employed at Enbridge Inc. where she held various positions including Sr. Manager SCM Sustainability, Sr. Manager SCM Major Projects and Corporate Counsel. Ms. Sutherland started her legal career at Miller Thomson LLP as a litigator and prior to becoming a lawyer she worked at Imperial Oil Ltd. (ExxonMobil) in Supply Chain.

EXECUTIVE COMPENSATION

Introduction

As an “emerging growth company,” we are permitted to and rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included compensation information for our principal executive officer and the two most highly compensated executive officers (each an “NEO” and collectively, the “NEOs”) who will continue as our executive officers following the Domestication and have not included a compensation discussion and analysis of our executive compensation programs or tabular compensation information other than the Summary Compensation Table and the Outstanding Equity Awards table. For fiscal year ended December 31, 2023, Acuren’s NEOs and their positions were as follows:

•        Talman Pizzey, President and Chief Executive Officer

•        Michael Grigsby, Chief Financial Officer

•        Lourinda St. John, Chief Human Resources Officer

Effective December 3, 2024, we appointed Ms. Kristin Schultes as our Chief Financial Officer. Mr. Michael Grigsby will remain with the Company until December 31, 2024 to assist with transition matters.

We did not have any executive officers prior to the completion of the Acuren Acquisition.

Summary Compensation Table for Fiscal 2023

The following table summarizes the compensation to our NEOs while they were employed by ASP Acuren for the fiscal year ended December 31, 2023. The ASP Acuren board of directors and management were responsible for all decisions regarding compensation prior to the closing of the Acuren Acquisition, and the Company’s Board of Directors and management are responsible for all decisions regarding compensation following the closing of the Acuren Acquisition.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Talman Pizzey(4)	2023	$533,611		$0	$0		$647,499	$8,890	$1,190,000
President and Chief Executive Officer
Michael Grigsby	2023	$382,212		$0	$0		$343,300	$8,669	$734,181
Former Chief Financial Officer
Lourinda St. John	2023	$211,538	(5)	$0	$937,464	(6)	$105,821	$9,621	$1,264,444
Chief Human Resources Officer

____________

(1)      The amount reported represents the aggregate grant date fair value of the stock options granted to Mrs. St. John calculated in accordance with Topic 718, Share-based Compensation, as discussed in Note 16 — Share-Based Compensation of ASP Acuren’s audited financial statements for the twelve months ended December 31, 2023 included in this registration statement. This amount does not reflect the actual value that will be recognized by the recipient upon the vesting of the stock options or the sale of the underlying shares.

(2)      Amounts reported in this column represent amounts paid under ASP Acuren’s short term incentive plan as described in the “Narrative Disclosure to Summary Compensation Table” section below.

(3)      Amounts reported in this column represent, in each case, the following payments by ASP Acuren to, or on behalf of, the NEOs: health expenses and, in the case of Mr. Pizzey, a car allowance. None of the items reported in this column individually exceeded $10,000.

(4)      Mr. Pizzey is paid in CAD. The table has been converted to USD at 1.32 rate as of December 31, 2023.

(5)      For 2023, Ms. St. John’s salary was $250,000 and was pro-rated from her start date, February 27, 2023 through December 31, 2023.

(6)      Reflects stock options granted to Mrs. St. John when she began her employment with ASP Acuren in 2023.

Narrative Disclosure to Summary Compensation Table

In 2023, the NEOs’ executive compensation program was comprised of (1) base salary, (2) an annual short term incentive award and (3) other compensation, each as more fully discussed in the Summary Compensation Table and below. Under ASP Acuren’s short-term incentive program, the NEOs were entitled to receive a cash incentive ranging from 40 to 130% of their base salary, based on ASP Acuren’s EBITDA growth in 2023. Amounts earned by the NEOs under ASP Acuren’s 2023 short-term incentive program are set forth above in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table for Fiscal 2023”.

In 2019, Mr. Pizzey was awarded 112,875 stock options of ASP Acuren. The stock options had an exercise price of $70.15. The stock options were granted in Tranche A, Tranche B and Tranche C. Tranche A vests at 20% annually and Tranche B and Tranche C options vest at time of sale based on achieving a certain level of multiple of invested capital, subject to Mr. Pizzey’s continued employment. The stock options had an expiration date of December 20, 2029.

In 2020, Mr. Grigsby was awarded 36,373 stock options of ASP Acuren. The stock options had an exercise price of (i) $88.06 for Tranche A options and (ii) $70.15 for Tranche B and Tranche C options. The stock options were granted in Tranche A, Tranche B and Tranche C. Tranche A vests at 20% annually and Tranche B and Tranche C options vest at time of sale based on achieving a certain level of multiple of invested capital, subject to Mr. Grigsby’s continued employment. The stock options had an expiration date of August 17, 2030.

In 2023, Mrs. St. John was awarded 13,187 stock options of ASP Acuren. The stock options had an exercise price of $141.62. The stock options were granted in Tranche A and Tranche B. Tranche A vests at 20% annually and Tranche B vests at time of sale based on achieving a certain level of multiple of invested capital, subject to Ms. St. John’s continued employment. The stock options had an expiration date of March 13, 2033.

In 2023, in connection with a one-time cash dividend to all common stockholders of ASP Acuren and in order to provide an equitable benefit to unvested U.S. option holders, ASP Acuren paid a one-time cash advance of $29.85 per Tranche A vested option and reduced the exercise price of all unvested stock options in Tranche A, Tranche B and Tranche C by $29.85 per option. For the vested U.S. based Tranche A options, the Company calculated a “blended” strike price, based on the weighted average of (1) the old strike price applicable to vested shares and (2) the new, reduced strike price applicable to unvested shares. For the holders based in Canada, the strike price on all vested and unvested stock options (Tranche A, Tranche B and Tranche C) was reduced in an amount equal to the dividend paid on common shares as no cash advance was paid.

Prior to the closing of the Acuren Acquisition, Mr. Pizzey, Mr. Grigsby and Ms. St. John exercised their stock options and received 112,875, 36,373 and 13,187 shares of ASP Acuren, respectively, which shares were exchanged for cash in connection with the closing of the Acuren Acquisition.

Outstanding Equity Awards at Fiscal 2023 Year End

The following table provides information concerning outstanding unexercised stock options of ASP Acuren held by each of our NEOs as of December 31, 2023.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date
Talman Pizzey	December 20, 2019	50,167	62,709	112,875	$70.15	December 20, 2029
Michael Grigsby	August 17, 2020	12,173	8,116	20,289	$88.06	August 17, 2030
Michael Grigsby	August 17, 2020	0	16,084	16,084	$70.15	August 17, 2030
Lourinda St. John	March 13, 2023	0	13,187	13,187	$141.62	March 13, 2033

____________

(1)      The stock options of ASP Acuren were granted in Tranche A, Tranche B and Tranche C. Tranche A vests at 20% annually. Tranche B and C options vest at time of sale of ASP Acuren based on achieving a certain level of multiple of invested capital.

(2)      The option exercise price for each of the NEO’s options was reduced as described above in the “Narrative Disclosure to Summary Compensation Table.”

2024 Employment Arrangements

Mr. Pizzey

In connection with the Acuren Acquisition, we entered into an Employment Agreement with Mr. Pizzey, dated September 19, 2024 (the “Pizzey Employment Agreement”), pursuant to which he will be entitled to (i) an annual base salary of CAD $947,810, (ii) an annual cash incentive with a target opportunity equal to 100% of his annual base salary, (iii) an annual long-term equity incentive award having a grant date value of not less than $2.2 million and (iv) participate in our employee benefits plans.

In addition, if we terminate Mr. Pizzey’s employment without cause or if Mr. Pizzey terminates his employment for good reason, Mr. Pizzey would be entitled to receive (i) his base salary for two years from the date of termination, (ii) an amount equal to two times his target annual bonus, payable in equal installments over a 12-month period, (iii) his pro-rata annual bonus for the year in which the termination occurs, (iv) any earned and accrued but unpaid base salary up to the date of termination, (v) any unpaid annual bonus with respect to any completed fiscal year, (vi) accrued but unused PTO, (vii) his vested employee benefits and (viii) continued COBRA benefits for 24 months following the date of termination. Mr. Pizzey would not be entitled to any unearned salary, bonus or other benefits if we were to terminate his employment for cause or if Mr. Pizzey were to terminate his employment voluntarily without good reason. Mr. Pizzey also agreed to non-competition, confidentiality and non-solicitation covenants.

Ms. Schultes

On November 20, 2024, we entered into an Employment Agreement with Kristin Schultes to serve as Chief Financial Officer (the “Schultes Employment Agreement”), pursuant to which she will be entitled to (i) an annual base salary of $450,000, (ii) an annual cash incentive opportunity equal to 100% of her annual base salary, (iii) an annual long-term equity incentive award having a grant date value of not less than $900,000 and (iv) participate in our employee benefits plans. In addition, subject to her continued employment through the payment date, Ms. Schultes is entitled to (i) a relocation allowance equal to $275,000 which is payable in a lump sum, less applicable taxes, on or around January 2, 2025 and (ii) reimbursements or coverage of reasonable temporary housing and air travel expenses through August 1, 2025.

In addition, if we terminate Ms. Schultes’ employment without cause or if Ms. Schultes terminates her employment for good reason, Ms. Schultes would be entitled to receive (i) her base salary for one year from the date of termination, (ii) an amount equal to one times her target annual bonus, payable in equal installments over a 12-month period, (iii) her pro-rata annual bonus for the year in which the termination occurs, (iv) any earned and accrued but unpaid base salary up to the date of termination, (v) any unpaid annual bonus with respect to any completed fiscal year, (vi) accrued but unused PTO, (vii) her vested employee benefits and (viii) continued COBRA benefits for 12 months following the date of termination. Ms. Schultes would not be entitled to any unearned salary, bonus or other benefits if we were to terminate her employment for cause or if Ms. Schultes were to terminate her employment voluntarily without good reason. Ms. Schultes also agreed to non-competition, confidentiality and non-solicitation covenants.

Ms. St. John

We do not have an employment agreement with Ms. St. John, however, pursuant to the terms of her offer letter dated February 10, 2023, Ms. St. John will be entitled to (i) an annual base salary of $250,000 (which was increased to $275,000 for 2024 based on an annual performance review), (ii) an annual cash incentive with a target opportunity equal to 40% of her annual base salary and (iii) participate in our employee benefits plans.

Mr. Grigsby Separation Agreement

On November 18, 2024, we entered into a General Release of Claims and Separation Agreement with Mr. Michael Grigsby (the “Grigsby Separation Agreement”). Pursuant to the Grigsby Separation Agreement, if Mr. Grigsby faithfully carries out his duties as CFO through December 31, 2024 (or such earlier date if requested by us in our discretion), including aiding in an orderly transition of his duties to Ms. Schultes, and timely executes and does not revoke a supplemental release, he will be entitled to (i) $450,000, payable in a lump sum no later than January 31, 2025 and (ii) $20,000 to offset Mr. Grigsby’s COBRA premiums, payable within fourteen (14) days of Mr. Grigsby’s execution of the supplemental release. In exchange for the consideration provided by the Grigsby Separation Agreement, Mr. Grigsby agreed to non-competition, confidentiality and non-solicitation covenants for a period of twelve (12) months following the separation date.

2024 Equity Incentive Compensation Plan

Effective as of July 30, 2024, our Board of Directors approved the Acuren Corporation 2024 Equity Incentive Plan, hereinafter referred to as our “2024 Plan.” The purpose of our 2024 Plan is to assist our Company and its subsidiaries and other designated affiliates, which we refer to as “Related Entities”, in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to our Company or its Related Entities, by enabling such persons to acquire or increase a proprietary interest in our Company in order to strengthen the mutuality of interests between such persons and our shareholders, and providing such persons with long term performance incentives to expend their maximum efforts in the creation of shareholder value.

Administration.    Our 2024 Plan is to be administered by a committee designated by our Board of Directors consisting of not less than two directors, hereinafter referred to as the “Plan Committee”; provided, however, that except as otherwise expressly provided in the 2024 Plan, our Board of Directors may exercise any power or authority granted to the Plan Committee under our 2024 Plan. The Plan Committee will consist solely of independent directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director.

Subject to the terms of our 2024 Plan, the Plan Committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2024 Plan, construe and interpret the 2024 Plan and award agreements, and correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Plan Committee may deem necessary or advisable for the administration of our 2024 Plan.

Eligibility.    The persons eligible to receive awards under our 2024 Plan are the officers, directors, employees, consultants and other persons who provide services to our Company or any Related Entity.

Types of Awards.    Our 2024 Plan provides for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, bonus stock and awards in lieu of cash compensation, other stock-based awards and performance awards. Performance awards may be based on the achievement of certain business or personal criteria or goals, as determined by the Plan Committee.

Shares Available for Awards; Annual Per-Person Limitations.    The total number of shares of our Company that may be subject to the granting of awards under our 2024 Plan is currently 18,500,000 shares. In addition, the number of shares available under our 2024 Plan will automatically increase on January 1st of each year for a period of up to ten years, commencing on January 1, 2025, in an amount equal to the lesser of (i) five percent (5%) of the total number of shares outstanding on such January 1 or (ii) such smaller number of shares as is determined by the Board of Directors (which may be zero).

The foregoing limit shall be increased by the number of shares with respect to which awards granted under our 2024 Plan are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares.  In addition, shares withheld from an award to satisfy the exercise price and/or any tax withholdings shall be added back to the share pool for further award grants. Awards issued in substitution for awards previously granted by a company acquired by our Company or a Related Entity, or with which our Company or any Related Entity combines, do not reduce the limit on grants of awards under our 2024 Plan. Awards issued in substitution for incentive stock options shall reduce the total number of ordinary shares available under our 2024 Plan.

The Plan Committee is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the ordinary shares so that an adjustment is appropriate. The Plan Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations, or business conditions.

Pursuant to the 2024 Plan, upon a change in control in which (a) the Company is not the surviving entity or (b) the successor company or its parent does not assume or substitute any award, (i) any options or stock appreciation rights shall immediately become vested and exercisable, (ii) any time based restrictions, deferral of settlement and forfeiture conditions applicable to any restricted stock, restricted stock units or other stock-based awards shall lapse and (iii) any performance goals and conditions may, at the Plan Committee’s discretion, be deemed to have been earned and payable on actual achievement through the consummation of the change in control or at target performance.

RELATED PARTY TRANSACTIONS

Since January 1, 2021 through the date of this prospectus, we have not entered into any related party transactions other than as set forth below.

Admiral

Placing Agreement

On May 17, 2023, we entered into a Placing Agreement (the “Placing Agreement”) with the Founders and the Founder Entity, Jefferies International Limited, Jefferies GmbH and UBS AG London Branch (together, the “Placing Agents”), in connection with our May 2023 initial public offering, pursuant to which the Placing Agents procured subscribers for Acuren BVI ordinary shares (with matching Warrants), other than the ordinary shares that were subscribed for by the Founder Entity. Under the Placing Agreement, each of our then directors and the Founder Entity agreed that they would not, without the prior written consent of the Placing Agents, offer, sell, contract to sell, pledge or otherwise dispose of any Acuren BVI ordinary shares or Warrants (or any preferred shares in the case of Founder Entity) which they held directly or indirectly in Admiral, for a period commencing on the date of the Placing Agreement and ending one year after the closing of the Acuren Acquisition (subject to certain customary exceptions).

Insider Letter Agreement

In connection our initial public offering, we entered into a letter agreement (the “Insider Letter”) with our Founders and the Founder Entity who hold the Founder Preferred Shares, pursuant to which they agreed, among other things that they would not, without our prior written consent, offer, sell, contract to sell, pledge or otherwise dispose of any Founder Preferred Shares (excluding any ordinary shares received in respect of their Annual Dividend Amount received thereon from time to time), for a period of five years commencing on the date of the Placing Agreement and ending five years after the closing of the Acuren Acquisition (subject to certain customary exceptions).

Registration Rights

Pursuant to the Insider Letter, we have also agreed to provide the Founders and Founder Entity with certain registration rights that require us to provide them with such information and assistance following the Acuren Acquisition, subject to the restrictions described in the paragraph above and customary exceptions, as they may reasonably request to enable it to effect a disposition of all or part of their ordinary shares or Warrants, including, without limitation, the preparation, qualification and approval of a prospectus in respect of such Acuren BVI ordinary shares or Warrants.

In connection with the Acuren Acquisition, certain entities managed by Viking Global Investors LP (“Viking”), certain entities affiliated with Permian Investment Partners LP (“Permian”) and an entity managed by Progeny 3, Inc. (“Progeny”), each of which beneficially own more than 5% of the Company’s issued and outstanding shares, irrevocably committed to purchase Acuren BVI ordinary shares in the PIPE Financing. In addition, in connection with the Warrant Financing, each of the Founder Entity, Viking, Permian and Progeny irrevocably committed to exercise their respective Warrants.

In exchange for such commitments, we agreed, among other things, that when requested by written notice (delivered not earlier than three months following the Acuren Acquisition), we would use commercially reasonable efforts to promptly enter into a customary registration rights agreement with such entity, which agreement would provide for customary registration rights (subject to customary exceptions) with respect to the ordinary shares, or any other equity interests later acquired by such entity in exchange for the ordinary shares in connection with a recapitalization, redomiciliation or similar transaction. See “Description of Capital Stock; Comparison of Rights — Registration Rights” for a description of the registration rights agreement.

Additional Stock Issuances to Our Founder Entity, Certain 5% Holders, Certain Directors and Executive Officers

On July 30, 2024, in connection with the closing of the Warrant Financing we issued and sold at $10.00 per share (1) 2,487,500 Acuren BVI ordinary shares to the Founder Entity, (2) 2,500,000 Acuren BVI ordinary shares to Viking, (3) 2,500,000 Acuren BVI ordinary shares to Progeny, (4) 250,000 Acuren BVI ordinary shares to Permian and (5) 2,500 Acuren BVI ordinary shares to Mr. Cullinan, one of our directors.

On July 30, 2024, in connection with the closing of the PIPE Financing, we issued and sold at $10.00 per share (1) 21,860,000 Acuren BVI ordinary shares to Viking, (2) 2,500,000 Acuren BVI ordinary shares to Progeny, (3) 7,440,000 Acuren BVI ordinary shares to the Founder Entity, (4) 6,700,000 Acuren BVI ordinary shares to Permian and (5) 400,000 Acuren BVI ordinary shares to Mr. Pizzey, a director and our Chief Executive Officer.

Consulting Services Agreement

On July 30, 2024, the Company entered into a Consulting Services Agreement with Mariposa Capital, LLC, an affiliate of Sir Martin. Under this agreement, Mariposa Capital, LLC agreed to provide certain services, including corporate development and consulting services, consulting services with respect to mergers and acquisitions, investor relations services, strategic planning consulting services, capital expenditure allocation consulting services, strategic treasury consulting services and such other services relating to the Company as may from time to time be mutually agreed. In connection with these services, Mariposa Capital, LLC is entitled to receive an annual fee equal to $2.0 million, payable in quarterly installments. The initial term of this agreement will terminate on July 30, 2025 and will be automatically renewed for successive one-year terms unless either party notifies the other party in writing of its intention not to renew this agreement no later than 90 days prior to the expiration of the term. This agreement may only be terminated by the Company upon a vote of a majority of our directors. In the event that this agreement is terminated by the Company, the effective date of the termination will be six months following the expiration of the initial term or a renewal term, as the case may be.

ASP Acuren

In 2023, ASP Acuren was a party to an agreement with American Securities, LLC, a former related party, for management consulting services, acquisition planning services, strategic planning and project management. ASP Acuren began paying management fees pursuant to this agreement in 2020, but such payments were suspended in 2024.

Policy Concerning Related Party Transactions

The Board of Directors has determined that the Audit Committee is best suited to review and approve or ratify transactions with related persons, in accordance with the policy set forth in the Audit Committee Charter. Such review will apply to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For purposes of the policy, “related persons” will consist of executive officers, directors, director nominees, any stockholder beneficially owning more than 5% of the issued and outstanding common stock, and immediate family members of any such persons. In reviewing related person transactions, the Audit Committee will take into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the Audit Committee will be permitted to participate in any review, consideration or approval of any related person transaction in which the director or any of his immediate family member is the related person.

ASP Acuren did not have any policy with respect to related party transactions.

SECURITY OWNERSHIP

The following table sets forth certain information regarding (1) all shareholders known by us to be the beneficial owners of more than 5% of our issued and outstanding ordinary shares and (2) each director, each NEO and all directors and executive officers as a group, together with the approximate percentages of issued and outstanding Acuren BVI ordinary shares owned by each of them. Percentages are calculated based upon shares issued and outstanding plus shares which the holder has the right to acquire under share options, Warrants or Founder Preferred Shares exercisable for or convertible into ordinary shares within 60 days. Unless otherwise indicated, amounts are as of December 9, 2024 and each of the shareholders has sole voting and investment power with respect to the ordinary shares beneficially owned, subject to community property laws where applicable. As of December 9, 2024, we had 121,476,215 ordinary shares and 1,000,000 Founder Preferred Shares issued and outstanding.

Unless otherwise indicated, the address of each person named in the table below is c/o ASP Acuren, Inc., 14434 Medical Complex Drive, Suite 100, Tomball, TX 77377.

	Ordinary shares beneficially owned
	Number		%
Beneficial Owner
More than 5% Shareholders:
Mariposa Acquisition IX, LLC(1)	19,877,500	(2)	16.4%
Entities managed by Viking Global Investors LP	34,360,000	(3)(4)	28.3%
P3-EQ, LLC	15,000,000	(5)	12.3%
Entities managed by Permian Investment Partners LP	8,012,000	(6)	6.6%

Named Executive Officers and Directors:
Sir Martin E. Franklin	19,877,500	(2)	16.4%
Robert A.E. Franklin	—	(7)	—
Rory Cullinan	62,500	(8)	*
Peter A. Hochfelder	—		—
Toni Bush	—		—
Elizabeth Meloy Hepding	—		—
James E. Lillie	—	(9)	—
Talman Pizzey	400,000		*
Michael Grigsby	—		—
Lourinda St. John	—		—
Fiona Sutherland	—		—
All executive officers and directors as a group (11 persons)	20,340,000	(10)	16.7%

____________

*         Represents beneficial ownership of less than one percent (1%) of our outstanding Acuren BVI ordinary shares.

(1)      The address for Mariposa Acquisition IX, LLC is c/o Mariposa Capital LLC, 500 South Pointe Drive, Suite 240, Miami Beach, FL 33139. Sir Martin is the manager of Mariposa Acquisition IX, LLC.

(2)      This amount consists of (i) 18,877,500 Acuren BVI ordinary shares and (ii) 1,000,000 Acuren BVI ordinary shares issuable upon conversion of Founder Preferred Shares, which are convertible at any time at the option of the holder into Acuren BVI ordinary shares on a one-for-one basis. The Founder Preferred Shares are entitled to one vote per share on all matters submitted to a vote of holders of Acuren BVI ordinary shares, voting together as a single class. The reported securities are held by Mariposa Acquisition IX, LLC. Sir Martin is the managing member of Mariposa Acquisition IX, LLC and as such controls 100% of the voting and dispositive power of such entity.

(3)      Based on a Form TR-1 filed by Viking Global Investors LP on August 1, 2024 and on information known by us at the time of the filing of this prospectus. This amount consists of (i) 11,338,800 ordinary shares held directly by Viking Global Opportunities Drawdown (Aggregator) LP (“VGODA”), which has the authority to dispose of and vote such shares, which power may be exercised by its general partner, Viking Global Opportunities Drawdown Portfolio GP LLC (“VGODP GP”), and by Viking Global Investors LP (“VGI”) which provides managerial services to VGODA, and (ii) 23,021,200 ordinary shares held directly by Viking Global Opportunities Illiquid Investments Sub-Master LP (“VGOP”), which has the authority to dispose of and vote such shares, which power may be exercised by its general partner, Viking Global Opportunities Portfolio GP LLC (“VGOP GP”), and VGI, which provides managerial services to VGOP. O. Andreas Halvorsen,

David C. Ott and Rose Shabet, as Executive Committee members of (i) Viking Global Partners LLC (the general partner of VGI) and (ii) Viking Global Opportunities Parent GP LLC, the sole member of (a) Viking Global Opportunities Drawdown GP LLC (which is the sole member of VGODP GP) and (b) Viking Global Opportunities GP LLC (which is the sole member of VGOP GP), have shared authority to direct the voting and disposition of investments beneficially owned by VGI, VGODP GP and VGOP GP. The mailing address for each of the above entities is c/o Viking Global Investors LP, 600 Washington Boulevard, 11th floor, Stamford, CT 06901.

(4)      Each of VGODA and VGOP holds a limited liability company interest in Mariposa Acquisition IX, LLC and, as a result, collectively may be deemed to have a pecuniary interest in approximately 1,490,813 Acuren BVI ordinary shares (including approximately 75,000 Acuren BVI ordinary shares issuable upon conversion of Founder Preferred Shares held by Mariposa Acquisition IX, LLC).

(5)      Based on a Form TR-1 filed by P3-EQ, LLC on January 5, 2024 and information known by us at the time of the filing of this prospectus. Progeny 3, Inc. is the managing member of P3-EQ, LLC and has voting control over all 15,000,000 ordinary shares. Jon Hemingway is the sole shareholder of Progeny 3, Inc. and may be deemed to have beneficial ownership of the ordinary shares held by P3-EQ, LLC. The mailing address for P3-EQ, LLC is c/o Progeny 3, Inc. 5209 Lake Washington Blvd NE, Suite 200, Kirkland, Washington 98033.

(6)      Based on information known by us at the time of the filing of this prospectus. This amount consists of (i) 3,470,000 ordinary shares held directly by Permian Nautilus Master Fund LP and (ii) 4,542,000 ordinary shares held directly by Permian Master Fund LP. Permian Nautilus Master Fund LP and Permian Master Fund LP are managed directly or indirectly by Permian Investment Partners LP. The mailing address for each of the above entities is c/o Permian Investment Partners LP, 3401 Armstrong Avenue, Dallas, Texas 75205.

(7)      RAEF Family Trust, of which Mr. Franklin is the trustee and a beneficiary, holds a limited liability company interest in Mariposa Acquisition IX, LLC and, as a result, may be deemed to have a pecuniary interest in approximately 997,150 Acuren BVI ordinary shares and approximately 185,000 Acuren BVI ordinary shares issuable upon conversion of Founder Preferred Shares held by Mariposa Acquisition IX, LLC.

(8)      This amount consists of (i) 12,500 Acuren BVI ordinary shares held directly by Mr. Cullinan and (ii) 50,000 Acuren BVI ordinary shares underlying options to purchase Acuren BVI ordinary shares, pursuant to an Option Deed, which are exercisable at any time until July 31, 2029.

(9)      Mr. Lillie holds a limited liability company interest in Mariposa Acquisition IX, LLC and, as a result, may be deemed to have a pecuniary interest in approximately 1,746,169 Acuren BVI ordinary shares and approximately 92,500 Acuren BVI ordinary shares issuable upon conversion of Founder Preferred Shares held by Mariposa Acquisition IX, LLC.

(10)    This amount includes an aggregate of 1,000,000 Acuren BVI ordinary shares issuable upon conversion of Founder Preferred Shares and 50,000 Acuren BVI ordinary shares issuable upon exercise of options to purchase Acuren BVI ordinary shares that are convertible or exercisable within 60 days after December 9, 2024.

DESCRIPTION OF CAPITAL STOCK; COMPARISON OF RIGHTS

The following description of the Acuren Delaware capital stock (common and preferred) reflects our capital stock as it will exist from and after the effectiveness of the Domestication, as governed by the Acuren Delaware bylaws and Delaware law. We also identify the material differences between the current rights of shareholders of Acuren BVI, a BVI limited liability entity, and the rights that the stockholders of Acuren Delaware will have once the Company is a Delaware corporation. These descriptions are a summary only. We urge you to read the forms of the Acuren Delaware certificate of incorporation and bylaws of Acuren Delaware in their entirety, which are attached as Appendix B and Appendix C, respectively, to this prospectus.

General

We currently are a company incorporated with limited liability under the laws of the British Virgin Islands and are registered with the Registrar of Corporate Affairs of the British Virgin Islands under registration number 1955622. We were incorporated in the British Virgin Islands on December 15, 2022 under the name Admiral Acquisition Limited, and we changed our name to Acuren Corporation in connection with the Acuren Acquisition.

Authorized Share Capital

Until the effectiveness of the Domestication, Acuren Corporation will not exist as a Delaware entity and therefore will not have any Delaware capital stock. Upon effectiveness of the Domestication, Acuren Delaware’s authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, of which 1,000,000 will be designated Series A Preferred Stock.

As of December 9, 2024, Acuren BVI had 121,476,215 ordinary shares issued and outstanding, and 1,000,000 Founder Preferred Shares issued and outstanding.

As of December 9, 2024, Acuren BVI had reserved 1,570,000 restricted share units of its unlimited authorized Acuren BVI ordinary shares for issuance under its existing share-based compensation and other benefit plans, subject to increase in accordance with the terms of such plans, and upon effectiveness of the Domestication, Acuren Delaware will reserve a similar number of its authorized shares of common stock for such issuances.

Acuren Delaware common stock

Voting.    Except as otherwise required by applicable law or as provided by the Acuren Delaware certificate of incorporation, including matters required to be submitted solely to a vote of the holders of Series A Preferred Stock (or any other series of preferred stock of Acuren Delaware then outstanding), each holder of Acuren Delaware common stock will be entitled to one vote for each share of Acuren Delaware common stock owned of record on all matters submitted to a vote of stockholders of Acuren Delaware. Except as otherwise required by applicable law or as provided by the Acuren Delaware certificate of incorporation, including matters required to be submitted solely to a vote of the holders of Series A Preferred Stock (or any other series of preferred stock of Acuren Delaware then outstanding), holders of Acuren Delaware common stock (as well as holders of any series preferred stock then outstanding and entitled to vote together with the holders of Acuren Delaware common stock, including the Series A Preferred Stock) will vote together as a single class on all matters presented to the Acuren Delaware stockholders for their vote or approval, including the election of directors. There will be no cumulative voting rights with respect to the election of directors or any other matters submitted to a vote of the stockholders of Acuren Delaware.

Dividends and distributions.    Subject to applicable law and the rights of the holders of Series A Preferred Stock and the rights, if any, of the holders of any other series of preferred stock of Acuren Delaware then outstanding, the holders of Acuren Delaware common stock will have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by the Acuren Delaware board of directors from amounts legally available therefor.

Liquidation, dissolution or winding up.    Subject to applicable law and the rights, if any, of the holders of any series of preferred stock of Acuren Delaware then outstanding, including the Series A Preferred Stock, in the event of the liquidation, dissolution or winding-up of Acuren Delaware, holders of its common stock will be entitled to share ratably in proportion to the number of shares of common stock held by them in the assets of Acuren Delaware available for distribution after payment or reasonable provision for the payment of all creditors of Acuren Delaware.

Redemption, conversion or preemptive rights.    Holders of Acuren Delaware common stock will have no redemption rights, conversion rights or preemptive rights to subscribe to any or all additional issues of Acuren Delaware shares or securities convertible into Acuren Delaware capital stock.

Other provisions.    There will be no redemption provisions or sinking fund provisions applicable to the common stock of Acuren Delaware.

The powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of Acuren Delaware common stock may be subject to the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of any series of preferred stock of Acuren Delaware, including the Series A Preferred Stock.

Shares Reserved for Future Issuances

Outstanding Warrants.    As of December 9, 2024, there were 18,264,876 warrants outstanding, each warrant conferring the right to subscribe for one-fourth of an Acuren BVI Ordinary Share (the “ADMW Warrants”). The ADMW Warrants were issued pursuant to a Warrant Instrument executed by Admiral on May 16, 2023 (as supplemented, amended or amended and restated, the “ADMW Warrant Instrument”). Each ADMW Warrant entitles the registered holder (an “ADMW Warrantholder”) to subscribe for one-fourth of an Acuren BVI ordinary share upon exercise at a price of $11.50 per whole Acuren BVI ordinary share (subject to any prior adjustment in accordance with the terms and conditions set out in the ADMW Warrant Instrument and discussed below) at any time during the Subscription Period (defined below). Upon the effectiveness of the Domestication, the ADMW Warrants will be exercisable into the right to acquire the same fraction of a share of Acuren Delaware common stock.

Outstanding ADMW Warrants are exercisable until 5:00 p.m. London time on July 30, 2027 (provided that if such day is not a trading day, the trading day immediately following such day), unless earlier redeemed in accordance with the ADMW Warrant Instrument and as described below (the “Subscription Period”). Subject to any such prior adjustment, each ADMW Warrantholder will be required to hold and validly exercise four ADMW Warrants in order to receive one Acuren BVI ordinary share (prior to the effectiveness of the Domestication) or one share of Acuren Delaware common stock (after the effectiveness of the Domestication).

The ADMW Warrants are subject to mandatory redemption. The Company may call the ADMW Warrants for redemption:

•        in whole but not in part,

•        at a price of $0.01 per ADMW Warrant,

•        upon not less than 20 days’ prior written notice of redemption to each ADMW Warrantholder,

•        if, and only if, the “Average Price” (as defined in the ADMW Warrant Instrument) of the Acuren BVI ordinary shares (prior to the effectiveness of the Domestication) or shares of Acuren Delaware common stock (after the effectiveness of the Domestication) equals or exceeds $18.00 per share (subject to any prior adjustment in accordance with the terms and conditions set out in the ADMW Warrant Instrument) for any 10 consecutive trading days.

The right to exercise the ADMW Warrants will be forfeited unless the ADMW Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of one or more ADMW Warrants will have no further rights except to receive the redemption price for such holder’s ADMW Warrants upon surrender of such ADMW Warrants. The redemption criteria for the ADMW Warrants has been established at a price which is intended to provide ADMW Warrantholders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing price of Acuren BVI ordinary shares (prior to the effectiveness of the Domestication) or shares of Acuren Delaware common stock (after the effectiveness of the Domestication) and the exercise price of the ADMW Warrants so that if the share price declines as a result of the redemption call, the redemption will not be expected to cause the share price to drop below the exercise price of the ADMW Warrants.

The exercise price and number of shares issuable on exercise of the ADMW Warrants may be adjusted in certain circumstances including in the event of a stock dividend or distribution, recapitalization, consolidation, combination or stock split. However, the ADMW Warrants will not be adjusted for issuances of shares at a price below the exercise price of the ADMW Warrants.

Subject to the terms and conditions of the ADMW Warrant Instrument, each of the ADMW Warrants will be transferable by an instrument of transfer in any usual or common form, or in any other form which may be approved by or on behalf of Acuren Delaware.

The ADMW Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration of the Subscription Period at the address of the Receiving Agent (as defined in the ADMW Warrant Instrument) designated for such purposes, with the subscription notice form on the reverse side of the warrant certificate properly completed and executed as indicated, accompanied by full payment of the exercise price in cleared funds for the number of whole shares being acquired with respect to the ADMW Warrants being exercised. The ADMW Warrantholders do not have the rights or privileges of holders of shares until they exercise their warrants and receive shares. After the issuance of Acuren BVI ordinary shares upon exercise of the ADMW Warrants prior to the effectiveness of the Domestication, each holder will be entitled to one vote for each whole Acuren BVI ordinary share held of record on all matters to be voted on by shareholders. After the issuance of shares of Acuren Delaware common stock upon exercise of the ADMW Warrants after the effectiveness of the Domestication, each holder will be entitled to one vote for each whole share of Acuren Delaware common stock held of record on all matters to be voted on by the holders of Acuren Delaware common stock.

No fractional shares will be issued upon exercise of the ADMW Warrants. Accordingly, no ADMW Warrants are exercisable unless a sufficient number of ADMW Warrants are exercised to equal a whole number of shares upon such exercise. In addition, no fraction of an ADMW Warrant will be issued or returned to the ADMW Warrantholder following exercise and any such fraction, determined after aggregation of all ADMW Warrants being exercised by such holder, will lapse and be cancelled.

Preferred Stock

Blank Check Preferred.    Under the new Acuren Delaware certificate of incorporation, without stockholder approval, the Acuren Delaware board of directors will be authorized by resolution to create and issue one or more series of preferred stock of Acuren Delaware (in addition to the Series A Preferred Stock), and, with respect to each such series, to determine the number of shares constituting the series and the designations and the powers (including voting powers), preferences and rights, if any, which may include dividend rights, conversion or exchange rights, redemption rights and terms and liquidation preferences, and the qualifications, limitations and restrictions, if any, of the series. The Acuren Delaware board of directors may therefore create and issue one or more new series of preferred stock with voting power and preferences and rights that could be senior to and dilutive of rights, powers and preferences, if any, of the Acuren Delaware common stock and which could have certain anti-takeover effects. Before Acuren Delaware may issue any new series of preferred stock, its board of directors will be required to adopt resolutions creating and designating such series of preferred stock and certificate of designations setting forth a copy of such resolutions will be required to be executed, acknowledged and filed with the Secretary of State of the State of Delaware.

Series A Preferred Stock.    Prior to the Domestication, Acuren BVI had 1,000,000 Founder Preferred Shares outstanding. In connection with the Domestication, each Founder Preferred Share will be converted into one share of Series A Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock are set forth in the form of the new Acuren Delaware certificate of incorporation attached to this prospectus.

Dividends.    Subject to applicable law and the rights, if any, of any series of preferred stock of Acuren Delaware then outstanding ranking senior to the Series A Preferred Stock as to dividends and on parity with the rights, if any, of any series of Acuren Delaware preferred stock then outstanding ranking on parity with the Series A Preferred Stock and, at any time on or after the consummation of the Acuren Acquisition, if the Average Price (as defined in the Acuren Delaware certificate of incorporation) per share of Acuren Delaware common stock (subject to adjustment in accordance with the Acuren Delaware certificate of incorporation) is $11.50 or more for any ten consecutive trading days, the holders of the Series A Preferred Stock will be entitled to receive, in respect of each Dividend Period (as defined below), in the aggregate, the “Annual Dividend Amount,” which is calculated as follows (the “Annual Dividend Amount”):

A X B, where:

A = an amount equal to 20% of the increase (if any) in the value of a share of Acuren Delaware common stock, such increase calculated as being the difference between (i) the Average Price (as defined in the Acuren Delaware certificate of incorporation) per share of Acuren Delaware common stock over the last ten consecutive trading days of the Dividend Period for such Dividend Period (the “Dividend Price”) and (ii) (x) if no Annual Dividend Amount has previously been paid, a price of $10.00 per share of Acuren Delaware common stock, or (y) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Period (subject to adjustment in accordance with the Acuren Delaware certificate of incorporation); and

B = 121,476,215, being such number of shares of Acuren Delaware common stock equal to the number of Acuren BVI ordinary shares outstanding on November 30, 2024 (which includes any Acuren BVI ordinary shares issued pursuant to the exercise of ADMW Warrants but excludes any Acuren BVI ordinary shares) issued to shareholders or other beneficial owners of ASP Acuren, Inc. in connection with the Acuren Acquisition, which such number of shares is subject to adjustment as provided in the Acuren Delaware certificate of incorporation) (the “Series A Preferred Dividend Equivalent”).

“Dividend Period” means Acuren Delaware’s financial year (which may be twelve months or any longer or shorter period) as determined by the Acuren Delaware board of directors, except that (i) in the event of Acuren Delaware’s dissolution, the relevant Dividend Period will end on the trading day immediately prior to the date of dissolution and (ii) in the event of the automatic conversion of shares of Series A Preferred Stock of Acuren Delaware into shares of common stock of Acuren Delaware, the relevant Dividend Period will end on the trading day immediately prior to the date of such automatic conversion.

The Annual Dividend Amount is payable in shares of Acuren Delaware common stock. Each Annual Dividend Amount will be divided between the holders of Series A Preferred Stock pro rata to the number of Series A Preferred Stock held by them on the last day of the relevant Dividend Period (the “Dividend Date”). Each holder of a share of Series A Preferred Stock will be entitled to receive such number of whole shares of Acuren Delaware common stock as is determined by dividing the pro rata amount of the Annual Dividend Amount to which such holders is entitled, by the relevant Dividend Price.

In the event of a Change of Control, the holders of the Series A Preferred Stock will be entitled to receive, in the aggregate, a one-time dividend, equal to the Change of Control Dividend Amount, payable in Acuren Delaware common stock, the Change of Control Dividend Amount being divided between the holders of the Series A Preferred Stock pro rata to the number of Series A Preferred Stock held by such holders immediately prior to the consummation of the Change of Control (the “Change of Control Dividend Date”). The Change of Control Dividend Amount shall be paid on the Change of Control Dividend Date by issuing to each holder of Series A Preferred Stock such number of shares of Acuren Delaware common stock as is equal to (i) the pro rata amount of the Change of Control Dividend Amount to which they are entitled, divided by the Change of Control Price (as defined below). For purposes of this calculation, (i) the “Change of Control Dividend Amount” means the aggregate amount determined by adding together each Annual Dividend Amount that would have been payable for each Dividend Period (or part thereof) occurring during the Change of Control Dividend Period assuming that (w) we do not enter into liquidation during such Change of Control Dividend Period, (x) the Series A Preferred Stock is not automatically converted into Acuren Delaware common stock during the Change of Control Dividend Period, (y) no Change of Control occurs during the Change of Control Dividend Period and (z) the Dividend Price means, for each Dividend Period (or part thereof) in the Change of Control Dividend Period, the amount equal to the Change of Control Price increasing by eight percent (8%) per annum (compounded annually) for each such Dividend Period (or part thereof), (ii) “Change of Control Dividend Period” means the period beginning on the date of the consummation of the Change of Control and ending on the last day of the tenth full financial year following the completion of the Acuren Acquisition, and (iii) “Change of Control Price” means either (x) the cash amount per share to be received by holders of Acuren Delaware common stock in connection with a Change of Control or (y) where the amount per share to be received by holders of Acuren Delaware common stock in connection with a Change of Control is in a form other than cash, the Average Price for the last ten consecutive trading days prior to the consummation of the Change of Control event.

The precise number of Acuren Delaware common stock that may be required to be issued pursuant to the terms of the Series A Preferred Stock cannot be ascertained at this time.

The issue of Acuren Delaware common stock in connection with the payment of the Annual Dividend Amount or Change of Control Dividend Amount will reduce (by the applicable proportion) the percentage stockholdings of those stockholders holding Acuren Delaware common stock prior to such issuance not entitled to such dividends. This does not take into account any dilution which may occur as a result of any other issuance of Acuren Delaware common stock pursuant to the other terms of the Series A Preferred Stock or otherwise and assumes that there is no adjustment (pursuant to the constitute documents) to the rate at which the Series A Preferred Stock convert into Acuren Delaware common stock.

Subject to applicable law and the rights, if any, of any series of preferred stock of Acuren Delaware then outstanding ranking senior to the Series A Preferred Stock as to dividends and on parity with the common stock of Acuren Delaware and any series of preferred stock of Acuren Delaware ranking on parity with such common stock, the holders of the Series A Preferred Stock shall be entitled to receive when, as and if a dividend (other than a dividend paid in shares of the Corporation) is declared on the Acuren Delaware common stock by the Board of Directors (i) a dividend per share of Series A Preferred Stock equal to the product obtained by multiplying the number of shares of Acuren Delaware common stock into which such shares of Series A Preferred Stock could then be converted, by the dividend payable on each such share of common stock, and (ii) a dividend per share of Series A Preferred Stock equal to the amount determined by dividing an amount equal to 20% of the dividend which would be distributable on such number of shares of Acuren Delaware common stock equal to the Series A Preferred Dividend Equivalent, by the number of shares of Series A Preferred Stock outstanding.

Automatic Conversion.    The Series A Preferred Stock will be automatically converted into shares of Acuren Delaware common stock on a one-for-one basis (subject to certain adjustments in accordance with the terms of the Series A Preferred Stock) upon the earlier of (i) immediately following the Change of Control Dividend Date and (ii) the last day of the tenth full financial year following the consummation of the Acuren Acquisition, being December 31, 2034 (the “Automatic Conversion”).

Optional Conversion.    By notice in writing and surrender of the relevant certificate or certificates to Acuren Delaware, a holder of Series A Preferred Stock will be able to convert some or all of such holder’s Series A Preferred Stock into an equal number of shares of Acuren Delaware common stock (subject to adjustment in accordance with the Acuren Delaware certificate of incorporation) and, in such circumstances, the shares of Series A Preferred Stock that were subject to such notice will be converted into shares of Acuren Delaware common stock on the fifth trading day after receipt by Acuren Delaware of such written notice (the “Optional Conversion”). In the event of an Optional Conversion, no relevant portion of the Annual Dividend Amount will be payable in respect of those shares of Series A Preferred Stock that are converted into shares of Acuren Delaware common stock for the Dividend Period in which the date of the Optional Conversion occurs.

Liquidation.    Upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company (a “Liquidation”). each share of Series A Preferred Stock will be entitled to receive the amount that would have been received in respect of such share had it been converted into common stock.

Voting Rights.    Each holder of Series A Preferred Stock will be entitled to one vote per share of Series A Preferred Stock on all matters submitted to a vote of stockholders of Acuren Delaware generally, voting together with holders of Acuren Delaware common stock as a single class. The holders of Series A Preferred Stock will also have the right to vote separately as a single class on any amendment to the Acuren Delaware certificate of incorporation, whether by merger, consolidation, statutory conversion, domestication, continuance, statutory transfer or otherwise, that would adversely alter or change the powers, preferences or rights or the qualifications, limitations or restrictions of the Series A Preferred Stock and as provided by applicable Delaware law.

Exclusive Forum

Acuren Delaware’s certificate of incorporation and bylaws provide that unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for: (1) derivative actions or proceedings brought on behalf of us; (2) actions asserting a claim of fiduciary duty owed by any of our directors, officers, stockholders or employees to us or our stockholders; (3) civil actions to apply, enforce any provision of the Delaware general corporation law; (4) actions asserting a claim subject to the jurisdiction of the Delaware Court of

Chancery; or (5) actions asserting a claim governed by the internal affairs doctrine; provided, however, that the foregoing would not apply to any causes of action arising under the Securities Act or the Exchange Act. If the Delaware Court of Chancery lacks jurisdiction over any of the foregoing actions or proceedings, the Acuren Delaware certificate of incorporation bylaws provide that the sole and exclusive forum for such actions or proceedings will be another state or federal court located in the State of Delaware, as long as such court has personal jurisdiction over the parties. In addition, the Acuren Delaware certificate of incorporation and bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act; provided, however, that the foregoing will not apply to any action asserting a claim under the Exchange Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, Acuren Delaware’s certificate of incorporation and bylaws provide that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive United States federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, Acuren Delaware’s certificate of incorporation and bylaws provide that the choice of forum provision does not apply to any action asserting claims arising under the Exchange Act. Accordingly, actions by Acuren Delaware stockholders asserting claims arising under the Exchange Act or the rules and regulations thereunder must be brought in United States federal court.

Notwithstanding the forum provisions contained in Acuren Delaware’s certificate of incorporation and bylaws, stockholders will not be deemed to have waived Acuren Delaware’s compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of Acuren Delaware’s capital stock will be deemed to have notice of and consented to the forum selection provisions in Acuren Delaware’s certificate of incorporation and bylaws.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Acuren Delaware or its directors, officers, stockholders, or other employees, which may discourage such lawsuits against Acuren Delaware and its directors, officers, stockholders, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in Acuren Delaware’s certificate of incorporation or bylaws to be inapplicable or unenforceable in an action, Acuren Delaware may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.

Registration Rights

The Company has agreed to provide the Founders and Founder Entity with certain registration rights that require the Company to provide them with such information and assistance following the Acuren Acquisition, subject to the restrictions described in the paragraph above and customary exceptions, as they may reasonably request to enable it to effect a disposition of all or part of their Acuren BVI ordinary shares or warrants, including, without limitation, the preparation, qualification and approval of a prospectus in respect of such Acuren BVI ordinary shares or warrants.

In connection with the Acuren Acquisition, Viking, Permian and Progeny, each of which beneficially own more than 5% of the Company’s issued and outstanding shares, irrevocably committed to purchase Acuren BVI ordinary shares in the PIPE Financing. In addition, in connection with the Warrant Financing, each of the Founder Entity, Viking, Permian and Progeny irrevocably committed to exercise their respective Warrants. In exchange for such commitments, the Company agreed, among other things, that when requested by written notice (delivered not earlier than three months following the Acuren Acquisition), the Company would use commercially reasonable efforts to promptly enter into a customary registration rights agreement with such entity, which agreement would provide for customary registration rights (subject to customary exceptions) with respect to the Acuren BVI ordinary shares, or any other equity interests later acquired by such entity in exchange for the Acuren BVI ordinary shares in connection with a recapitalization, redomiciliation or similar transaction.

Comparison of Rights

The rights of Acuren BVI’s shareholders are currently governed by the BVI Companies Act and Acuren BVI’s Amended and Restated Memorandum and Articles of Association (the “Acuren BVI Articles”). At the Effective Time, the shareholders of Acuren BVI ordinary shares will automatically receive shares of Acuren Delaware common stock. Accordingly, after the Domestication, the rights of the holders of Acuren Delaware common stock will be governed by Delaware law and Acuren Delaware’s certificate of incorporation and bylaws. The following discussion summarizes material differences between the current rights of holders of Acuren BVI ordinary shares under the BVI Companies Act and the Acuren BVI Articles and the rights of the holders of Acuren Delaware common stock under Delaware law and Acuren Delaware’s certificate of incorporation and bylaws.

Provision	Acuren BVI	Acuren Delaware
Authorized Capital	Unlimited number of ordinary shares and Founder Preferred Shares, no par value per share.

505,000,000 shares, divided into two classes in the following numbers thereof: 500,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share, of which shares of preferred stock, 1,000,000 shares will be designated as Series A Preferred Stock.

Preferred (Preference) Shares

The Acuren Delaware certificate of incorporation will empower the Acuren Delaware board of directors to, by resolution, create and issue one or more series of preferred stock and, with respect to such series, determine the number of shares constituting the series and the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the series.

Amendments to Organizational Documents (i.e., Acuren BVI Articles and Acuren Delaware certificate of incorporation and bylaws)

Amendments to the Acuren BVI Articles may be made by resolution of the directors (in limited circumstances) or by the shareholders (holders of ordinary shares and Founder Preferred Shares), provided that in the case of amendment by directors such amendment may only be made where the directors, in their discretion (acting in good faith) determine such amendment to be necessary or desirable in connection with or resulting from the Acuren Acquisition (including at any time after the Acuren Acquisition was consummated), including in connection with admission to listing on the NYSE and provided such amendment doesn’t have a materially adverse effect on the rights attaching to any class of shares as set out in the Acuren BVI Articles, unless the shareholders of the affected class consent in accordance with the Acuren BVI Articles.

Pursuant to Delaware law, amendments to the Acuren Delaware certificate of incorporation will be required to be approved by the Acuren Delaware board of directors and, if applicable, by the holders of at least a majority of the outstanding stock entitled to vote on the amendment, and, if applicable, by the holders of at least a majority of the outstanding stock of each class or series entitled to vote on the amendment as a separate class or series. The Acuren Delaware certificate of incorporation will require the prior vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, voting or consenting as a separate class, to amend the Acuren Delaware certificate of incorporation, whether by merger, consolidation, statutory conversion, domestication, continuance, statutory transfer or otherwise, that would adversely alter or change the powers, preferences or rights or the qualifications, limitations or restrictions of the Series A Preferred Stock. As permitted by Delaware law, the Acuren Delaware certificate of

Provision	Acuren BVI	Acuren Delaware

incorporation will require the vote of the holders of sixty-six and two-thirds percent of the voting power of the outstanding stock entitled to vote to amend certain provisions of the Acuren Delaware certificate of incorporation relating to, among other things, (i) management of Acuren Delaware, (ii) removal of directors, (iii) the filling of director vacancies, (iv) number of directors, (v) stockholder amendments to the Acuren Delaware bylaws, (vi) the calling of a special meeting of stockholders, (vii) limitation on stockholder action by written consent, and (viii) exculpation of directors and officers.

As permitted (but not required) by Delaware law, the Acuren Delaware certificate of incorporation will confer upon the Acuren Delaware board of directors the power to amend the Acuren Delaware bylaws.

Voting Rights	Each ordinary share has one vote for each share. Each Founder Preferred Share has one vote for each share.	Each share of Acuren Delaware common stock will be entitled to one vote for each share. Each share of Series A Preferred Stock will be entitled to one vote for each share.

Directors are elected by a resolution of directors to fill a vacancy or appoint an additional director or by a vote of shareholders. See “— Directors — Election/Appointment” below for information regarding the Founder Entity’s right to nominate and have appointed up to three directors.

The Acuren Delaware bylaws will provide that directors are elected by majority of the votes cast (rather than the plurality of votes otherwise provided by Delaware law), and in contested elections, by plurality of the votes cast. All other matters submitted to stockholders will be decided by the affirmative vote of a majority of the votes cast with respect to such matter unless otherwise specified by the Acuren Delaware certificate of incorporation or bylaws, Delaware law or the rules or regulations of an exchange upon which the securities of Acuren Delaware are listed.

Redemption of Shares; Treasury Shares	Shares may be repurchased as determined by the board subject to shareholder consent and the solvency restrictions of BVI law. There are no capital limitations in the BVI Companies Act.

Pursuant to Delaware law, shares may be repurchased or otherwise acquired, subject to the surplus and solvency restrictions of Delaware law, and except that shares subject to redemption at the option of Acuren Delaware may not be repurchased at a price which exceeds the price at which they could then be redeemed.

	Acuren BVI may hold or sell treasury shares.	Pursuant to Delaware law, Acuren Delaware may hold or sell treasury shares.

Provision	Acuren BVI	Acuren Delaware
Shareholder/Stockholder Written Consent

Pursuant to British Virgin Islands law, any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by a majority of the shareholders entitled to vote if permitted by the articles of association. The Acuren BVI Articles provide for such consent in writing.

The Acuren Delaware certificate of incorporation will provide that, except for actions required or permitted to be taken at any meeting of the holders of the Series A Preferred Stock, no action that is required or permitted to be taken by stockholders at a meeting may be effected by written consent in lieu of a meeting.

Notice Requirements for Shareholder/Stockholder Nominations and Other Proposals	To bring a matter before a meeting or to nominate a candidate for director, 10 days’ written notice must be given by Acuren BVI to the shareholders.

As permitted (but not required) by Delaware law, the Acuren Delaware bylaws will provide that, in general, to bring a matter before an annual meeting of stockholders or to nominate a candidate for election as a director, a stockholder must give notice of the proposed matter or nomination not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. The Acuren Delaware bylaws will provide that in the event the date of the annual meeting of stockholders is more than 30 days before or more than 70 days after such anniversary date, such stockholder notice must be delivered not less than 90 days and not more than 120 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Acuren Delaware.

Meeting of Shareholders/ Stockholders — Notice

BVI Companies Act permits as few as 7 days’ notice of meetings of shareholders to be provided to shareholders. Under the Acuren BVI Articles, not less than 10 days’ notice is required; no maximum limit.

As required by Delaware law, the Acuren Delaware bylaws will require not less than 10 days’ nor more than 60 days’ notice of a meeting of stockholders to be provided to stockholders, unless Delaware law provides for a different period.

Meeting of Shareholders/ Stockholders — Call of Meeting

Meetings of shareholders may be called by the directors and shall be called by the directors upon requisition by shareholders holding 30 percent of the voting rights in respect of the matter for which the meeting is requested. Pursuant to the Acuren BVI Articles, a meeting of the shareholders may be called by shorter notice if shareholders holding at least 90% of total voting rights on all matters to be considered at the meeting have waived notice of the meeting.

The Acuren Delaware bylaws will provide that annual meetings of stockholders are designated by the board of directors. The Acuren Delaware certificate of incorporation and bylaws will provide that special meetings of stockholders may be called only by the board of directors, any chairman of the board of directors or the chief executive officer.

Provision	Acuren BVI	Acuren Delaware
Meeting of Shareholders/ Stockholders — Quorum

Pursuant to British Virgin Islands law, a quorum for a meeting of shareholders is as designated in the memorandum and articles of association. A quorum for a meeting of shareholders is designated in the Acuren BVI Articles as one shareholder. Meetings of shareholders may be adjourned for such time as directors determine.

Pursuant to Delaware law, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum at a meeting of stockholders, but in no event may a quorum consist of less than one-third of shares entitled to vote at a meeting of stockholders.

Under the Acuren Delaware bylaws, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at meeting of stockholders will be required to constitute a quorum. Also under the Acuren Delaware bylaws, if a quorum is absent at a meeting of stockholders, the stockholders present, by a majority in voting power thereof, will be able to adjourn the meeting. The person presiding at a meeting of stockholders will also be able to adjourn a meeting of stockholders under the Acuren Delaware bylaws. Notice will not need to be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are (a) announced at the meeting from which the adjournment is taken, (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication, or (c) set forth in the notice of meeting. If the adjournment is for more than thirty days, however, a notice of the adjourned meeting will be required to be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for the stockholders entitled to vote is fixed for the adjourned meeting, the Acuren Delaware board of directors will be required to fix a new record date for notice of the adjourned meeting and give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Provision	Acuren BVI	Acuren Delaware
Meeting of Shareholders/ Stockholders — Record Date	The record date for determining the shareholders entitled to vote at a meeting of shareholders is as fixed by the directors.

Pursuant to Delaware law, the record date for determining the stockholders entitled to notice of any meeting of stockholders will be as fixed by the board of directors, but may not precede the date on which the resolution fixing the record date is adopted by the board of directors and may not be more than 60 days nor less than 10 days before the date of such meeting of stockholders. If the board of directors so fixes a date, such date will also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting will be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining the stockholders entitled to notice of and to vote at a meeting of stockholders will be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

Directors — Election/Appointment

Directors are elected by the shareholders as entitled by their terms, including the holders of ordinary shares. Directors may also appoint a director to fill vacancy or as an additional director.

In addition, pursuant to the Acuren BVI Articles, for so long as the initial holder holds 20% or more of the Founder Preferred Shares, such holder will be entitled to nominate, and the directors will be required to appoint, up to three persons as director, and such holder may cause any director so nominated to be removed and replaced.

Directors of Acuren Delaware will be elected annually by the stockholders entitled to vote, including by the holders of Acuren Delaware common stock and the holders of Series A Preferred Stock (and any other series of preferred stock then outstanding and so entitled to vote), voting together as a single class.

Directors — Term	The term of Acuren BVI directors is fixed by resolution of shareholders or directors; if no term is fixed at appointment, the director serves indefinitely.	Directors of Acuren Delaware will serve for annual terms.
Directors — Removal	Acuren BVI directors may be removed by resolution of the shareholders or a resolution of directors.

Pursuant to Delaware law and the Acuren Delaware certificate of incorporation, except for removal without cause of any directors elected by the holders of any series of Preferred Stock then outstanding, directors may be removed by the stockholders, with or without cause, solely by the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Provision	Acuren BVI	Acuren Delaware
Directors — Vacancy

Vacancies and new directorships may be filled by a majority vote of shareholders or a majority of the directors, subject to the designation rights of the holder of Founder Preferred Share under the Acuren BVI Articles.

Under Acuren Delaware’s certificate of incorporation and bylaws, subject to the rights of any series of preferred stock, vacancies and newly created directorships will be filled solely by majority of directors then in office although less than a quorum or the sole remaining director.

Directors — Number

Board must consist of at least one director. Maximum number of directors can be changed by amendment to the Acuren BVI Articles. The Acuren BVI Articles provide that there shall be not less than one director, with no maximum.

Under Delaware law, the number of directors is fixed by or in the manner provided in the bylaws unless fixed by the certificate of incorporation and if fixed by the certificate of incorporation, the number may be changed only by amendment to the certificate of incorporation. The Acuren Delaware bylaws will provide that the number of directors (not less than one) will be determined by resolution of the Acuren Delaware board of directors. The Acuren Delaware certificate of incorporation will provide that, during any period when holders of Preferred Stock have a right to elect one or more directors, the total authorized number of directors shall be increased by such directors.

Directors — Quorum and Vote Requirements	A quorum of directors is as fixed by the directors with a minimum of two, except if there is only one director then a quorum will be one.

As permitted by Delaware law, the Acuren Delaware bylaws will provide that the presence of the directors entitled to cast a majority of the votes of the whole Acuren Delaware board of directors constitutes a quorum.

A resolution of directors may be effected at a meeting of the directors by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority.

Except where applicable law or the Acuren Delaware certificate of incorporation or bylaws otherwise provide, a majority of the votes cast by the directors present at a meeting at which there is a quorum will constitute action by the Acuren Delaware board of directors.

Directors — Managing Director	Provision for the board to select one or more officers to be managing director.	Not applicable.
Director — Alternates

Directors may appoint another director or person to attend and vote in his place at any meeting of the directors and perform the duties and functions and exercise the rights of such appointing director.

Under Delaware law, directors may not act by proxy.

Provision	Acuren BVI	Acuren Delaware
Directors and Officers — Fiduciary Duties

In summary, under British Virgin Islands law, directors and officers owe the following fiduciary duties:

•   Duty to act in good faith in what the directors believe to be in the best interests of the company as a whole;

•   Duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•   Directors should not improperly fetter the exercise of future discretion;

•   Duty to exercise powers fairly as between different groups of shareholders;

•   Duty not to put himself in a position of conflict between their duty to the company and their personal interests; and

•   Duty to exercise independent judgment.

Under Delaware law:

•   Directors and officers must act in good faith, with due care, and in the best interest of the corporation and all of its stockholders.

•   Directors and officers must refrain from self-dealing, usurping corporate opportunities not renounced in accordance with Delaware law, and receiving improper personal benefits.

•   Decisions made by independent and directors on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the corporation and all of its stockholders will be protected by the “business judgment rule.”

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as “a reasonably diligent person” having both:

•   the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and

•   the general knowledge, skill and experience that that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of his position. However, in some instances, a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles or alternatively by shareholder approval at general meetings.

Director — Indemnification; Indemnification Insurance	A summary of indemnification of officers and directors under the BVI Companies Act and the Acuren BVI Articles is discussed below following this table of comparison.	A summary of indemnification of officers and directors under Delaware law, the Acuren Delaware bylaws and director indemnification agreements is discussed below following this table of comparison.

Provision	Acuren BVI	Acuren Delaware
	A British Virgin Islands company may purchase insurance in relation to any person who is or was a director or officer of the company, including a liquidator of the company.	A Delaware corporation may purchase insurance in relation to any person who is or was a director or officer of the corporation.
Sale of Assets

Under the BVI Companies Act, the sale of more than 50% of the assets of the company not otherwise in the ordinary course of business requires approval by a majority of the ordinary shares at a meeting at which a quorum is present (a quorum being 50% of the votes of the outstanding voting shares), unless disapplied. The Acuren BVI Articles disapply this requirement.

Pursuant to Delaware law, the sale of all or substantially all the assets of Acuren Delaware (other than under certain circumstances related to the sale of assets securing a mortgage or pledged to a secured party) requires approval by the Acuren Delaware board of directors and the stockholders holding at least a majority of the outstanding shares of stock entitled to vote thereon.

Compulsory Acquisition

Under the BVI Companies Act, subject to any limitations in a company’s memorandum and articles, shareholders holding 90% of the votes of the outstanding shares entitled to vote, and shareholders holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining shareholders.

Under Delaware law, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of voting stock of another corporation that, absent such law, would be entitled to vote on such merger, may either merge the other corporation into itself and assume all of its obligations or merge itself into the other corporation by executing, acknowledging and filing with the Secretary of State of the State of Delaware a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority stockholders of the subsidiary corporation party to the merger will have appraisal rights.

Dissolution/Winding Up

Under BVI law, a company may be wound up by resolution of directors in limited circumstances, including if permitted under the memorandum or articles, or by resolution of members. The Acuren BVI Articles permit winding up by resolution of directors where the company is a dormant company, or in connection with an acquisition (including the Acuren Acquisition).

Under Delaware law, the dissolution of a corporation requires either (1) the approval of the board of directors and at least a majority of the outstanding stock entitled to vote thereon or (2) the approval of all of the stockholders entitled to vote thereon.

Preferred Stock Dividend	The Acuren BVI Articles provide that any Annual Dividend Amount may be payable in either Acuren BVI ordinary shares or cash, at the sole option of Acuren BVI.	The Acuren Delaware certificate of incorporation provides that any Annual Dividend Amount is required to be paid in shares of Acuren Delaware common stock.

Provision	Acuren BVI	Acuren Delaware
Dissenters’/Appraisal Rights	A stockholder may dissent and obtain fair value of shares in connection with certain mergers and consolidations.	A stockholder may dissent and obtain fair value of shares in connection with certain mergers, consolidations, conversions, domestications, transfers, and continuances.
Shareholders’/ Stockholders’ Derivative Actions

Generally speaking, the company is the proper plaintiff in any action. Derivative actions brought by one or more of the registered shareholders may only be brought with the leave of the Supreme Court where the following circumstances apply:

•   Those who control the company have refused a request by the shareholders to move the company to bring the action;

•   Those who control the company have refused to do so for improper reasons such that they are perpetrating a “fraud on the minority” (this is a legal concept and is different to “fraud” in the sense of dishonesty);

•   a company is acting or proposing to act illegally or beyond the scope of its authority;

•   the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; or

•   the individual rights of the plaintiff shareholder have been infringed or are about to be infringed.

Once a shareholder has relinquished his, her or its shares (whether by redemption or otherwise), it is generally the case that they could no longer bring a derivative action as they would no longer be a registered shareholder.

Pursuant to Delaware law, in any derivative suit instituted by a stockholder of a corporation, it must be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which the stockholder complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Pursuant to Delaware law, the complaint must set forth with particularity the efforts of the plaintiff to obtain action by the board of directors (“demand refusal”) or the reasons for not making such effort (“demand excusal”).

Such action may not be dismissed or compromised without the approval of the court.

In general, the stockholder instituting the derivative suit must maintain stock ownership through the pendency of the derivative suit.

Anti-Takeover Provisions	Not applicable.

Delaware law generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and other transactions resulting in financial benefit to an “interested stockholder”, with an “interested stockholder” who directly or indirectly beneficially “owns” 15% or more

Provision	Acuren BVI	Acuren Delaware

of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•   the business combination or the transaction which caused the person or entity to become an interested stockholder is approved by the board of directors prior to the business combination or the transaction;

•   upon the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder “owns” at least 85% of the “voting stock” of the corporation not including (a) shares “owned” by officers and directors and (b) shares “owned” by employee benefit plans under certain circumstances; or

•   at or after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding “voting stock”, excluding voting stock “owned” by the interested stockholder.

A Delaware corporation may elect not to be governed by this Delaware law by provision of its initial certificate of incorporation. Acuren Delaware will not make such an election in the Acuren Delaware certificate of incorporation.

Exclusive Forum	The Acuren BVI Articles do not provide for a specific forum.

Unless Acuren Delaware consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Acuren Delaware, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of Acuren Delaware to Acuren Delaware or to Acuren Delaware stockholders, (iii) any civil action to interpret, apply or

Provision	Acuren BVI	Acuren Delaware

enforce any provision of the DGCL, (iv) any action asserting a claim, including a claim in the right of Acuren Delaware, as to which the DGCL confers jurisdiction upon the Court of Chancery, or (v) any action asserting a claim against Acuren Delaware governed by the internal affairs doctrine. Subject to the preceding provision, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act.

Indemnification of Directors and Officers

The Acuren BVI Articles provide that Acuren BVI may indemnify any person who is or was a director or who is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another entity, against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. A person may be indemnified only if he or she acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. The decision of the Acuren BVI board of directors as to whether the director or officer acted honestly and in good faith with a view to Acuren BVI’s best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purpose of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

Under the DGCL, a Delaware corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director or officer. Such a provision may not eliminate or limit the liability of (a) a director or officer for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (iii) transactions from which such director or officer derived an improper personal benefit; (b) a director for the willful or negligent payment of unlawful dividends or purchases or redemptions of shares of stock; or (c) an officer in any action by or in the right of the corporation. The Acuren Delaware certificate of incorporation will include a provision providing that directors and officers of Acuren Delaware shall not be liable to Acuren Delaware or its stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption or limitation is not permitted by the DGCL.

The DGCL also provides that a Delaware corporation has the power to indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee of another entity, against reasonable expenses (including attorneys’ fees) and, in actions or suits not brought by or in the right of the corporation, judgments, fines and amounts paid in settlement, in each case, actually and reasonably incurred in connection with such action, suit or proceeding, but only if such person acted in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may not be made if such person is adjudged liable to the corporation (unless otherwise determined by the court in which such action, suit or proceeding was brought or the Delaware Court of Chancery). In addition, under Delaware law, to the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her. Furthermore, under Delaware law, a Delaware corporation is permitted to maintain directors’ and officers’ insurance.

The Acuren Delaware bylaws will require Acuren Delaware to indemnify any person who is or was a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding described above by reason of the fact that such person is or was a director of Acuren Delaware or, while a director or officer of Acuren Delaware, is or was serving at the request of Acuren Delaware as a director, officer, employee or agent of another entity, to the fullest extent permitted by law. Acuren Delaware’s bylaws also will require Acuren Delaware to pay the legal expenses (including attorneys’ fees) of any such person in defending any such action, suit or proceeding in advance of its final disposition subject, in the case of present directors and officers, to the provision by such director or officer of an undertaking to repay the amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Acuren Delaware bylaws or otherwise.

Further, effective July 30, 2024, we entered into director indemnification agreements pursuant to which we agreed to additional indemnification and advancement procedures and protections for our directors.

Delaware Anti-Takeover Laws and the New Acuren Delaware Certificate of Incorporation and Bylaws

Delaware law and the Acuren Delaware certificate of incorporation and bylaws will contain provisions that may prevent or discourage a third party from acquiring Acuren Delaware, even if the acquisition would be beneficial to its stockholders.

Upon effectiveness of the Domestication and pursuant to the Acuren Delaware certificate of incorporation, the board of directors of Acuren Delaware will have the authority to create one or more series of preferred stock of Acuren Delaware (in addition to the Series A Preferred Stock) and to fix the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of shares of such new series of preferred stock of Acuren Delaware and to issue shares of such series without a stockholder vote, which could be used to dilute the ownership of a hostile acquiror.

Upon the effectiveness of the Domestication and pursuant to the Acuren Delaware certificate of incorporation, the Acuren Delaware board of directors will have the power to amend the bylaws of Acuren Delaware, which may allow Acuren Delaware’s board of directors to take certain actions to prevent an unsolicited takeover.

Upon effectiveness of the Domestication, Acuren Delaware will also be subject to Delaware law prohibiting Acuren Delaware from engaging in any “business combination” with an “interested stockholder” for a period of three years subsequent to the time that the stockholder became an interested stockholder unless:

•        prior to such time, the Acuren Delaware’s board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

•        upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder “owns” at least 85% of the outstanding “voting stock” (with certain exclusions); or

•        at or after the person becomes an interested stockholder, the business combination is approved by the Acuren Delaware board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of Acuren Delaware not “owned” by the interested stockholder.

For purposes of Delaware law, an “interested stockholder” generally is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) directly or indirectly beneficially “owning” 15% or more of the outstanding “voting stock” of the corporation and any entity or person affiliated or associated with such entity or person.

For purposes of Delaware law, a “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. This Delaware law could prohibit or delay mergers or other takeover or change of control attempts with respect to Acuren Delaware and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders of Acuren Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section describes the material U.S. federal income tax consequences of (A) the Domestication to a U.S. Holder (as defined below) of Acuren BVI ordinary shares and (B) the ownership and disposition of shares of Acuren Delaware common stock after the Domestication by a non-U.S. Holder (as defined below). This section applies only to holders that hold Acuren BVI ordinary shares or Acuren Delaware common stock, as applicable, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of its personal investment circumstances or status, nor does it address tax considerations applicable to a holder that is a member of a special class of holders subject to special rules, including:

•        a broker or dealer in securities;

•        a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•        a tax-exempt organization, qualified retirement plan, individual retirement account or other tax deferred account;

•        a financial institution, underwriter, insurance company, real estate investment trust or regulated investment company;

•        a person liable for alternative minimum tax;

•        a U.S. expatriate or former long-term resident of the United States;

•        a person that owns (directly, indirectly, or by attribution) 10% or more (by vote or value) of Acuren BVI ordinary shares or Acuren Delaware common stock (except as specifically provided below);

•        a partnership or other pass-through entity for U.S. federal income tax purposes, or a beneficial owner of a partnership or other pass-through entity;

•        a person that holds Acuren BVI ordinary shares or Acuren Delaware common stock as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        a person that is required to accelerate the recognition of any item of gross income with respect to the Acuren BVI ordinary shares or Acuren Delaware common stock as a result of such income being recognized on an applicable financial statement;

•        a U.S. holder whose functional currency is not the U.S. dollar;

•        a person that received Acuren BVI ordinary shares or Acuren Delaware common stock as compensation for services;

•        a controlled foreign corporation; or

•        a passive foreign investment company.

This section is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the U.S. Internal Revenue Service (“IRS”) and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income taxation (such as estate or gift tax laws or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the IRS regarding the Domestication. The Domestication will be effected in part under the applicable provisions of British Virgin Islands law which are not identical to analogous provisions of U.S. corporate law. There is no assurance that the IRS will not take positions concerning the tax consequences of the Domestication that are different from those discussed below, or that any such different positions would not be sustained by a court.

If a partnership (including for this purpose any entity or arrangement so characterized for U.S. federal income tax purposes) holds Acuren BVI ordinary shares, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership.

Partnerships holding Acuren BVI ordinary shares or Acuren Delaware common stock and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of the Domestication and holding or disposing of Acuren BVI ordinary shares or Acuren Delaware common stock.

THE FOLLOWING IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND POSSIBLE DISPOSITION OF ACUREN DELAWARE COMMON STOCK, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

The following describes the material U.S. federal income tax consequences of the Domestication to a U.S. Holder. For purposes of this discussion, a U.S. Holder means a beneficial owner of an Acuren BVI ordinary share that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia);

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Federal Income Tax Characterization of the Domestication

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Domestication, the Company will change its jurisdiction of incorporation from the British Virgin Islands to Delaware.

In the opinion of Greenberg Traurig, counsel to the Company, the Domestication should qualify as an F Reorganization, subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. An opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. The Company has not requested a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Domestication.

If the Domestication qualifies as an F Reorganization, U.S. Holders generally should not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as provided below under the headings “Effects of Section 367” and “PFIC Considerations.” The aggregate adjusted tax basis of the Acuren Delaware common stock received in the Domestication by a U.S. Holder should be equal to the adjusted tax basis of the Acuren BVI ordinary shares deemed exchanged therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below), and the holding period of the Acuren Delaware common stock should include U.S. Holder’s holding period of the Acuren BVI ordinary shares deemed exchanged therefor.

If the Domestication does not qualify as an F Reorganization, it is not clear how the Domestication would be characterized for U.S. federal income tax purposes and what the resulting tax consequences would be. In such case, the tax consequences of the Domestication to U.S. Holders may depend, among other things, on whether the

Domestication would otherwise qualify for tax-free treatment under Section 368 or Section 351 of the Code, and U.S. Holders might be required to recognize any gain realized on the deemed exchange of Acuren BVI ordinary shares for Acuren Delaware common stock, although possibly not any loss realized.

Effect of Section 367

Section 367 of the Code applies to certain non-recognition transactions involving foreign (i.e., non-U.S.) corporations, including a domestication of a foreign corporation in an F Reorganization. When it applies, Section 367 imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free.

A. U.S. Holders of 10 Percent or More of Acuren BVI Ordinary Shares

A U.S. Holder who on the date of the Domestication beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of Acuren BVI stock entitled to vote or 10% or more of the total value of shares of all classes of Acuren BVI stock (a “U.S. 10% Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Acuren BVI stock it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). A U.S. Holder’s ownership of stock options will be taken into account in determining whether such holder owns 10% or more of the total combined voting power of all classes of Acuren BVI stock entitled to vote or 10% or more of the total value of shares of all classes of Acuren BVI stock. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more (by vote or value) of Acuren BVI stock.

A U.S. 10% Shareholder’s all earnings and profits amount with respect to its Acuren BVI ordinary shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulation Section 1.367(b)-2(d)(3) provides that all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. 10% Shareholder should be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Acuren BVI ordinary shares. Based on its own expectation of its projected earnings and profits through the Domestication, Acuren BVI expects to have cumulative earnings and profits through the date of the Domestication. As a result, depending upon the period in which such a U.S. 10% Shareholder held its Acuren BVI ordinary shares, such U.S. 10% Shareholder would be required to include its earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Domestication. We intend to advise all Acuren BVI shareholders of the results of all earnings and profits analysis by posting the results on our website.

The determination of the Company’s earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of Acuren BVI’s earnings and profits could be greater than expected through the date of the Domestication or could be adjusted as a result of an IRS examination.

B. U.S. Holders That Own Less Than 10 Percent of Acuren BVI Ordinary Shares

A U.S. Holder who on the date of the Domestication beneficially owns (directly, indirectly or constructively) Acuren BVI ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of Acuren BVI stock entitled to vote and less than 10% or more of the total value of shares of all classes of Acuren BVI stock, generally will recognize gain but not loss with respect to the deemed receipt of Acuren BVI ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to the deemed receipt of Acuren BVI ordinary shares in the Domestication. Any such gain should be equal to the excess of the fair market value of the Acuren Delaware common stock received over the U.S. Holder’s adjusted basis in the Acuren BVI ordinary shares deemed to be surrendered in exchange therefor. Such gain should be capital gain, and should be long-term capital gain if the holder held the Acuren BVI ordinary shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Acuren BVI ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things: (i) a statement that the transaction is a Section 367(b) exchange; (ii) a complete description of the transaction, (iii) a description of any stock, securities or other consideration transferred or received in the transaction, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Acuren BVI establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Acuren BVI ordinary shares, and (B) a representation that the U.S. Holder has notified Acuren BVI (or Acuren Delaware) that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice to Acuren BVI of the election no later than the date such tax return is filed. As mentioned above, we intend to advise all Acuren BVI shareholders of the results of all earnings and profits analysis by posting the results on our website.

Acuren BVI expects to have cumulative earnings and profits through the date of the Domestication. As a result, a U.S. Holder that makes the election described herein would have an all earnings and profits amount with respect to its Acuren BVI ordinary shares, and thus would be required to include that amount in income as a deemed dividend as a result of the Domestication.

The determination of the Company’s earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of Acuren BVI’s earnings and profits could be greater than expected through the date of the Domestication or could be adjusted as a result of an IRS examination.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION.

C. U.S. Holders that Own Acuren BVI Ordinary Shares with a Fair Market Value Less Than $50,000

A U.S. Holder who on the date of the Domestication owns (directly, indirectly or constructively) stock of Acuren BVI with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TIMING OF THE APPLICABILITY AND THE CONSEQUENCES OF SECTION 367(b) IN THE CASE OF THE DOMESTICATION.

PFIC Considerations

In addition to the discussion above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if Acuren BVI is or ever was a PFIC.

A. Definition of a PFIC

In general, Acuren BVI will be a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held the Acuren BVI ordinary shares, (a) at least 75% or more of Acuren BVI’s gross income for the taxable year was passive income or (b) at least 50% or more of the value, determined on the basis of a quarterly average, of Acuren BVI’s assets is attributable to assets that produce or are held to produce passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties that are derived in the active conduct of a trade or business), and gains from the disposition of passive assets. For purposes of these rules, cash generally is considered to be a passive asset.

Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

B. PFIC Status of the Company

While we believe Acuren BVI may be eligible for the start-up exception, the application of such exception is subject to uncertainty and there can be no assurance with respect to Acuren BVI’s status as a PFIC for our current taxable year or any prior taxable year.

C. Effect of PFIC Rules on the Domestication

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f). However, proposed Treasury Regulations under Section 1291(f) have been promulgated and may be applied with a retroactive effective date. If finalized in their current form, those regulations would generally require taxable gain recognition to U.S. Holders of the Acuren BVI ordinary shares on the Domestication if Acuren BVI was classified as a PFIC at any time during such U.S. Holder’s holding period for such shares and the U.S. Holder had not made a QEF Election (as discussed below) for the first taxable year in which the U.S. Holder owned the Acuren BVI ordinary shares and in which Acuren BVI was a PFIC (or, if in a later taxable year, a QEF Election together with a deemed sale election). The tax on any such recognized gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Acuren BVI. Under these “excess distribution” rules:

•        the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Acuren BVI ordinary shares;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Acuren BVI was a PFIC, would be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

The proposed Treasury Regulations under Section 1291(f) of the Code were proposed before the Code was amended to allow a U.S. person to make a mark-to-market election (as discussed below). Accordingly, it is not clear how these rules would apply to a U.S. Holder who has made such an election.

Any “all earnings and profits amount” included in income by a U.S. Holder under Section 367(b) of the Code as a result of the Acuren Acquisition generally would be treated as gain subject to the PFIC rules. In addition, the proposed Treasury Regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b). See the discussion above under the caption heading “— Effect of Section 367.”

It is not possible to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of Acuren BVI ordinary shares that have not made a timely QEF Election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication.

D. QEF Election, Deemed Sale Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of Acuren BVI ordinary shares may depend on whether the U.S. Holder has made a timely and effective election to treat Acuren BVI as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Acuren BVI ordinary shares during which Acuren BVI was classified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election together with a deemed sale election. A deemed sale election creates a deemed sale of the U.S. Holder’s Acuren BVI ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain (but not loss) pursuant to the election subject to the special PFIC tax and interest charge rules described above. As a result of any deemed sale election, the U.S. Holder would increase its tax basis in its Acuren BVI ordinary shares to the extent of any gain recognized, but its holding period in its Acuren BVI ordinary shares would remain unchanged for general federal income tax purposes, but such holding period would be restarted for purposes of applying the PFIC excess distribution rules described above. The QEF Election requires the U.S. Holder to include in income its pro rata share of Acuren BVI’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which Acuren BVI’s taxable year ends. If a QEF Election and deemed sale election have been made, the electing U.S. Holder thereafter generally will not be subject to the excess distribution rules described above.

The impact of the PFIC rules on a U.S. Holder of Acuren BVI ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (or are deemed to hold) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Acuren BVI ordinary shares and for which Acuren BVI is classified as a PFIC, such holder generally will not be subject to the excess distribution rules described above. Instead, in general, the U.S. Holder will include as ordinary income for each of the taxable years the excess, if any, of the fair market value of its Acuren BVI ordinary shares at the end of such taxable year over the adjusted basis in its Acuren BVI ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Acuren BVI ordinary shares over the fair market value of its Acuren BVI ordinary shares at the end of such taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Acuren BVI ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Acuren BVI ordinary shares will be treated as ordinary income. As discussed above, it is not clear how the proposed Treasury Regulations under Section 1291(f) of the Code would apply to a U.S. Holder who has made a mark-to-market election.

E. Information Reporting

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally is required to file an IRS Form 8621 (whether or not a QEF Election or mark-to-market election is made) and such other information as may be required under the Treasury Regulations or other IRS guidance. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding these filing requirements.

The PFIC rules are complex and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury Regulations which in many instances have not been promulgated but which may be promulgated with retroactive effect. There can be no assurance that any of these proposals will be enacted or promulgated, and if so, the form they will take or the effect that they may have on this discussion. Accordingly, and due to the complexity of the PFIC rules, U.S. Holders are strongly urged to consult their own tax advisers concerning the impact of these rules on the Domestication, including, without limitation, whether a QEF Election, deemed sale election and/or mark to market election is available with respect to their Acuren BVI ordinary shares and the consequences to them of any such election.

Non-U.S. Holders

We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of Acuren BVI ordinary shares. The following describes the material U.S. federal income tax consequences of the ownership and disposition of shares of Acuren Delaware common stock after the Domestication by a non-U.S. Holder. For purposes of this discussion, a non-U.S. Holder means a beneficial owner of Acuren Delaware common stock that is neither a U.S. Holder nor a partnership (or entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

Distributions

As discussed under the section entitled “Risk Factors” above, Acuren Delaware does not anticipate paying dividends. In the event that Acuren Delaware does make a distribution of cash or property with respect to Acuren Delaware common stock, respectively, any such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent paid from Acuren Delaware’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. Holder generally will be required to provide to Acuren Delaware an IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying its entitlement to benefits under the treaty.

The withholding tax does not apply to dividends paid to a non-U.S. Holder that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax-treaty providing otherwise). A corporate non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

If a non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

If the amount of a distribution paid by Acuren Delaware on a share of Acuren Delaware common stock to a non-U.S. Holder exceeds Acuren Delaware’s current and accumulated earnings and profits, as the case may be, such excess will be treated first as a tax-free return of capital to the extent of the non-U.S. Holder’s adjusted tax basis in such share, and thereafter as capital gain from a sale or other disposition of such share that is taxed as described below under the heading “— Sale or Other Taxable Disposition of Acuren Delaware common stock.”

Sale or Other Taxable Disposition of Acuren Delaware common stock

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of a share of Acuren Delaware common stock unless:

(i)     the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and other requirements are met,

(ii)    the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States (in which case, the gain will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax-treaty providing otherwise) and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) may also apply), or

(iii)   Acuren Delaware is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and either (A) the Acuren Delaware common stock has ceased to be regularly traded on an established securities market or (B) the non-U.S. Holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of Acuren Delaware’s common stock.

Acuren Delaware does not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes. However, the determination of whether a corporation is a U.S. real property holding corporation is primarily factual and there can be no assurance whether such facts will change or whether the IRS or a court will agree with our determination.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Acuren Delaware common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Under the Code and the Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. U.S. Holders are urged to consult with their own tax advisors concerning such reporting requirements, including whether any reporting is required under Section 367(b).

FATCA

Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of U.S.-source dividends (including amounts treated as dividends received pursuant to a redemption of stock or a constructive distribution), and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a sale, exchange or other taxable disposition of stock (including a redemption treated as a sale), in each case if paid to “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, certain non-U.S. Holders may be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. Holders located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders should consult their tax advisers regarding the possible implications of FATCA to the sale, exchange, or other taxable disposition of, or distribution with respect to, the Acuren Delaware common stock.

The IRS has released proposed Treasury Regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds from the sale, exchange or other taxable disposition of stock (including a redemption treated as a sale). In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

SECURITIES ACT RESTRICTIONS ON RESALE OF ACUREN DELAWARE COMMON STOCK

At the Effective Time, the outstanding shares of common and preferred stock of Acuren Delaware will have been registered under the Securities Act, and holders of shares of such stock who are not affiliates of the Company may freely resell their stock under the Securities Act. Holders of shares of stock who are affiliates of the Company, however, will not be permitted to resell their shares except pursuant to an effective resale registration statement under the Securities Act or an available exemption from registration under the Securities Act, such as Rule 144 thereunder. In general, Rule 144 will permit an affiliate of the Company to resell shares of stock received in connection with the Domestication only if certain requirements are met. Among other things, the affiliate of the Company may not sell shares of any class (including any shares of that class otherwise acquired) in an amount that, during any three-month period, exceeds 1% of the outstanding shares of that class (or, solely in the case of the common stock, the average weekly trading volume of the stock on the NYSE during the four calendar weeks preceding the filing of the notice referenced below, if greater). In addition, all such resales must be made in unsolicited brokers’ transactions, the Company must have filed all periodic reports it was required to file under the Exchange Act within the year preceding the resale and (depending on the amount being resold), the affiliate of the Company must have filed a notice of sale on Form 144 with the SEC. For this purpose, an “affiliate” of the Company is any person who controls, is controlled by or is under common control with the Company.

Restrictions on the use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which information is included in this registration statement of which this prospectus forms a part, reflecting its status as an entity that is not a shell company.

Upon the closing of the Acuren Acquisition, we are no longer a shell company; accordingly, once the conditions listed above are satisfied, Rule 144 will become available for the resale of any of our restricted securities.

ACCOUNTING TREATMENT OF THE DOMESTICATION

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Acuren BVI as a result of Domestication. The consolidated business, capitalization, assets, liabilities and financial statements of Acuren Delaware immediately following the Domestication will be the same as those of Acuren BVI immediately prior to thereto.

VALIDITY OF THE CAPITAL STOCK

The validity of the shares common stock of Acuren Delaware into which the outstanding Acuren BVI ordinary shares will be converted in connection with the Domestication will be passed upon for Acuren Delaware by Greenberg Traurig.

TAX MATTERS

The U.S. federal income tax consequences of the Domestication have been passed upon by Greenberg Traurig.

CHANGE IN THE COMPANY’S CERTIFYING ACCOUNTANT

(a)    Previous independent registered public accounting firm

(i)     On July 30, 2024, Acuren Corporation (the “Registrant”) dismissed Grant Thornton UK LLP as its independent registered accounting firm in connection with the Acuren Acquisition. Such dismissal will become effective upon completion by Grant Thornton UK LLP of its audit of the financial statements of Acuren Corporation as of and for the year ended December 31, 2023. The Registrant’s Board of Directors and Audit Committee participated in and approved the decision to change Acuren Corporation’s independent registered accounting firm.

(ii)    The report of Grant Thornton UK LLP on the financial statements for the period from January 1, 2023 to December 31, 2023 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii)   During the period from December 15, 2022 (inception) to December 31, 2023 and the subsequent interim period through the dismissal date, there have been no disagreements with Grant Thornton UK LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Grant Thornton UK LLP would have caused them to make reference thereto in their reports on the financial statements for such years.

(iv)   During the period from December 15, 2022 (inception) to December 31, 2023 and the subsequent interim period through the dismissal date, there have been no reportable events (as defined in Regulation S-K 304(a)(1)(v)).

(v)    The Registrant has requested that Grant Thornton UK LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated November 4, 2024, is filed as Exhibit 16.1 to this registration statement on Form S-4.

(b)    New independent registered public accounting firm

(i)     The Registrant approved PricewaterhouseCoopers LLP as its new independent registered public accounting firm on November 4, 2024. During the period from December 15, 2022 (inception) to December 31, 2023 and the subsequent interim period through November 4, 2024, the Registrant had not consulted with PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant’s financial statements, and neither a written report was provided to the Registrant or oral advice was provided that PricewaterhouseCoopers LLP concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Regulation S-K 304(a)(1)(iv) and the related instructions to Regulation S-K 304, or a reportable event, as that term is defined in Regulation S-K 304(a)(1)(v).

EXPERTS

The financial statements of ASP Acuren as of December 31, 2023 and December 31, 2022 and for each of the two years in the period ended December 31, 2023 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act with respect to the Domestication. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about us and the Domestication, we refer you to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the Registration Statement, each statement about such contract or document being qualified in all respects by such reference.

The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Our reports and any other information that we have filed or may in the future file with the SEC are not incorporated by reference into, and do not constitute a part of, this prospectus or the Registration Statement.

You may obtain copies of the information and documents incorporated by reference in this prospectus at no charge by writing or telephoning us at the following address or telephone number:

Acuren Corporation

14434 Medical Complex Drive, Suite 100

Tomball, TX 77377

(800) 218-7450

Attention: Chief Financial Officer

We will become subject to the full informational requirements of the Exchange Act following effectiveness of the Registration Statement. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

INDEX TO FINANCIAL STATEMENTS

Acuren Corporation and Subsidiaries

Unaudited Financial Statements for the Nine Months Ended September 30, 2024 and 2023	Page(s)
Condensed Consolidated Balance Sheets as of September 30, 2024 (Successor) and December 31, 2023 (Predecessor)	F-35

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the periods from July 30, 2024 through September 30, 2024 (Successor), January 1, 2024 through July 29, 2024 (Predecessor), and the nine month period ended September 30, 2023 (Predecessor)

F-36

Condensed Consolidated Statements of Stockholders’ Equity for the periods from July 30, 2024 through September 30, 2024 (Successor), January 1, 2024 through July 29, 2024 (Predecessor), and the nine month period ended September 30, 2023 (Predecessor)

F-37

Condensed Consolidated Statements of Cash Flows for the periods from July 30, 2024 through September 30, 2024 (Successor), January 1, 2024 through July 29, 2024 (Predecessor), and the nine month period ended September 30, 2023 (Predecessor)

F-38

Notes to the Condensed Consolidated Financial Statements for the periods from July 30, 2024 through September 30, 2024 (Successor), January 1, 2024 through July 29, 2024 (Predecessor), and the nine month period ended September 30, 2023 (Predecessor)

F-39

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of ASP Acuren Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ASP Acuren Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income (loss), of equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for certain costs in 2024.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

August 12, 2024, except for the effects of the revision and the change in the manner in which the Company accounts for certain costs discussed in Note 1 to the consolidated financial statements, as to which the date is November 4, 2024

We have served as the Company’s auditor since 2006.

ASP Acuren Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$87,061	$62,585
Accounts receivable, net	233,244	234,840
Prepaid expenses and other current assets	13,608	10,293
Total current assets	333,913	307,718
Property, plant and equipment, net	112,264	134,200
Operating lease right-of-use assets, net	22,441	23,427
Goodwill	511,501	505,401
Intangible assets, net	264,335	299,135
Deferred income tax asset	2,368	1,528
Other assets	15,793	28,952
Total assets	$1,262,615	$1,300,361
Liabilities and Equity
Current liabilities
Accounts payable	$23,206	$20,198
Accrued expenses and other current liabilities	60,345	50,525
Current portion long-term debt	7,280	5,488
Current portion of lease obligations	16,623	16,146
Income taxes payable	5,430	8,308
Total current liabilities	112,884	100,665
Long-term debt, net of current	668,031	555,864
Non-current lease obligations	38,061	37,383
Deferred income tax liability	35,294	57,896
Income taxes payable	15,731	16,715
Other liabilities	10,615	9,709
Total liabilities	880,616	778,232
Commitments and contingencies (Note 17)
Equity
Common stock, $0.01 par value; 5,700,000 shares issued and 5,024,802 shares outstanding	50	50
Treasury stock, 7,769 common shares at cost	(1,029)	(1,029)
Additional paid-in capital	366,327	511,352
Accumulated earnings	17,447	23,736
Accumulated other comprehensive loss	(796)	(11,980)
Total equity	381,999	522,129
Total liabilities and equity	$1,262,615	$1,300,361

The accompanying notes are an integral part of these consolidated financial statements.

ASP Acuren Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
(amounts in thousands, except share and per share data)

	Year Ended December 31,
	2023	2022
Service revenue	$1,050,057	$928,326
Cost of revenue	810,534	725,375
Gross profit	239,523	202,951
Selling, general and administrative expenses	185,022	168,229
Income from operations	54,501	34,722
Interest expense, net	60,022	24,159
Other expense (income), net	(1,241)	(385)
Gain on bargain purchase	—	(12,503)
Income (loss) before provision for income taxes	(4,280)	23,451
Provision for income taxes	2,009	3,408
Net income (loss)	(6,289)	20,043
Other comprehensive income (loss):
Foreign currency translation adjustments	11,184	(25,168)
Total other comprehensive income (loss)	11,184	(25,168)
Total comprehensive income (loss)	$4,895	$(5,125)

Earnings (loss) per common share
Basic	$(1.25)	$3.99
Diluted	$(1.25)	$3.93
Weighted average common shares outstanding
Basic	5,024,802	5,026,061
Diluted	5,024,802	5,093,724

The accompanying notes are an integral part of these consolidated financial statements.

ASP Acuren Holdings, Inc. and Subsidiaries
Consolidated Statements of Equity
(amounts in thousands, except share and per share data)

	Common Shares	Common Stock	Treasury Stock	Additional Paid-in Capital	Accumulated Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balances at December 31, 2021	5,027,825	$50	$(276)	$508,525	$3,693	$13,188	$525,180
Share-based compensation expense	—	—	—	2,561	—	—	2,561
Exercise of stock options	659	—	—	66	—	—	66
Capital contributions from stockholder	1,331	—	—	200	—	—	200
Treasury stock repurchased	(5,013)	—	(753)	—	—	—	(753)
Net income	—	—	—	—	20,043	—	20,043
Other comprehensive loss	—	—	—	—	—	(25,168)	(25,168)
Balances at December 31, 2022	5,024,802	50	(1,029)	511,352	23,736	(11,980)	522,129
Dividend	—	—	—	(150,000)	—	—	(150,000)
Share-based compensation expense	—	—	—	4,975	—	—	4,975
Net loss	—	—	—	—	(6,289)	—	(6,289)
Other comprehensive income	—	—	—	—	—	11,184	11,184
Balances at December 31, 2023	5,024,802	$50	$(1,029)	$366,327	$17,447	$(796)	$381,999

The accompanying notes are an integral part of these consolidated financial statements.

ASP Acuren Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(amounts in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net income (loss)	$(6,289)	$20,043
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for credit losses	1,353	1,325
Depreciation and amortization	94,818	86,436
Noncash lease expense	9,992	8,069
Share-based compensation expense	4,975	2,561
Gain on bargain purchase	—	(12,503)
Amortization of deferred financing costs	3,586	3,249
Fair value adjustments on interest rate derivatives	7,244	(9,069)
Deferred income taxes	(23,442)	(20,370)
Other	(78)	179
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	881	(38,798)
Prepaid expenses and other current assets	(3,243)	2,170
Accounts payable	2,917	(3,503)
Accrued expenses and other current liabilities	9,820	(207)
Income taxes payable	(3,862)	19,453
Operating lease obligations	(9,284)	(5,672)
Other assets and liabilities	6,421	(13,383)
Net cash provided by operating activities	95,809	39,980

Cash flows from investing activities:
Purchases of property, plant and equipment	(22,141)	(23,075)
Proceeds from sale of property, plant and equipment	1,617	978
Acquisition of businesses, net of cash acquired	(6,010)	(45,575)
Net cash used in investing activities	(26,534)	(67,672)

Cash flows from financing activities:
Borrowings under long-term debt	195,000	50,000
Repayments of long-term debt	(81,384)	(5,767)
Payments of debt issuance costs	(2,844)	(72)
Principal payments on finance lease obligations	(9,948)	(7,424)
Dividends paid to stockholder	(150,000)	—
Proceeds from exercise of stock options	—	66
Capital contributions from stockholder	—	200
Treasury stock repurchase	—	(753)
Payments of contingent consideration	—	(285)
Net cash (used in) provided by financing activities	(49,176)	35,965
Net effect of exchange rate fluctuations on cash and cash equivalents	4,377	(5,625)
Net increase in cash and cash equivalents	24,476	2,648

Cash and cash equivalents
Beginning of period	62,585	59,937
End of period	$87,061	$62,585

Supplemental disclosure of cash flow information
Interest paid	$60,355	$35,910
Income taxes paid	$29,761	$17,403

The accompanying notes are an integral part of these consolidated financial statements.

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

1. Summary of Significant Accounting Policies and Practices

Description of Business

ASP Acuren Holdings, Inc. (hereinafter referred to as “we,” “our,” “us,” “Acuren,” and the “Company”), a Delaware corporation, is a leading provider of critical asset integrity services. Acuren operates primarily in North America serving a broad range of industrial markets, most notably chemical, pipeline, refinery, power generation, oilsands, automotive, aerospace, mining, manufacturing, renewable energy, and pulp and paper. Acuren provides these essential and often compliance-mandated (often at customer locations) services in the industrial space and is focused on the recuring maintenance needs of its customers.

Principles of Consolidation

These consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and the rules and regulations of the Securities and Exchange Commission. All intercompany accounts and transactions have been eliminated in consolidation. The results of operations of companies acquired are included from the date of acquisition.

Revision of Previously Issued Consolidated Financial Statements and Update to the Presentation of Cost of Revenue and Selling, General and Administrative Expenses

Revision

In August 2024, the Company identified an error in its previously issued annual consolidated financial statements as of and for the years ended December 31, 2023 and 2022, which were issued effective as of August 12, 2024. The error related to accounting for unbilled receivables in each of the years ended December 31, 2023 and 2022, respectively. The error was determined to be individually, and in the aggregate, quantitatively and qualitatively immaterial. However, the Company has elected to revise its annual financial statements to correct this error for the years ended December 31, 2023 and 2022, as illustrated in this note, referred to as the “Previously Issued Consolidated Financial Statements Revision”.

The impact of the Previously Issued Consolidated Financial Statements Revision on the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 is reflected below under the Revision Adjustment column.

Update to the Presentation of Cost of Revenue and Selling, General and Administrative Expenses

During the six months ended June 30, 2024, we changed the presentation of certain costs incurred at our operational sites on our statement of operations. This voluntary change resulted in a reclassification of certain overhead costs, which, although incurred at our operational sites are not directly related to the delivery of our services, from cost of revenue to selling, general and administrative expenses. We believe this presentation is preferable as it will provide greater transparency regarding the true cost of delivery of our services consistent with the principles of ASC 340-40 and better align with how we internally manage our business.

This change in classification has been applied retrospectively to all periods presented and affects selling, general and administrative expenses, cost of revenue, and gross profit. This change in presentation had no impact to service revenue, income from operations, loss before provision for income taxes, provision for income taxes, net income, earnings per share, retained earnings or other components of equity or net assets. In addition, gross profit information in the segment footnote will also be updated for this change. The impact of the update to the presentation of certain indirect costs to the Previously Issued Consolidated Financial Statements on the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 is reflected below under the Presentation Adjustment column.

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

1. Summary of Significant Accounting Policies and Practices (cont.)

	Year Ended December 31, 2023
	As Reported	Revision Adjustment	Presentation Adjustment	As Revised
Service revenue	$1,050,914	$(857)	$—	$1,050,057
Cost of revenue	891,247	—	(80,713)	810,534
Gross profit	159,667	(857)	80,713	239,523
Selling, general and administrative expenses	104,309	—	80,713	185,022
Income from operations	55,358	(857)	—	54,501
Loss before provision for income taxes	(3,423)	(857)	—	(4,280)
Provision for income taxes	2,205	(196)	—	2,009
Net loss	$(5,628)	$(661)	$—	$(6,289)

Loss per common share
Basic	$(1.12)	$(0.13)	$—	$(1.25)
Diluted	$(1.12)	$(0.13)	$—	$(1.25)

Weighted average common shares outstanding
Basic	5,024,802	—	—	5,024,802
Diluted	5,024,802	—	—	5,024,802
	December 31, 2023
	As Reported	Revision Adjustment	Presentation Adjustment	As Revised
Accounts receivable, net	230,469	2,775	—	233,244
Total current assets	331,138	2,775	—	333,913
Total assets	$1,259,840	$2,775	$—	$1,262,615
Income taxes payable	4,859	571	—	5,430
Total current liabilities	112,313	571	—	112,884
Total liabilities	$880,045	$571	$—	$880,616
Accumulated earnings	15,243	2,204	—	17,447
Total equity	379,795	2,204	—	381,999
Total liabilities and equity	$1,259,840	$2,775	$—	$1,262,615
	As Reported	Revision Adjustment	Presentation Adjustment	As Revised
Cash flows from operating activities
Net loss	(5,628)	(661)	—	(6,289)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	24	857	—	881
Income taxes payable	(3,666)	(196)	—	(3,862)
Net cash provided by operating activities	95,809	—	—	95,809

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

1. Summary of Significant Accounting Policies and Practices (cont.)

	Year Ended December 31, 2022
	As Reported	Revision Adjustment	Presentation Adjustment	As Revised
Service revenue	$927,583	$743	$—	$928,326
Cost of revenue	797,415	—	(72,040)	725,375
Gross profit	130,168	743	72,040	202,951
Selling, general and administrative expenses	96,189	—	72,040	168,229
Income from operations	33,979	743	—	34,722
Income (loss) before provision for income taxes	22,708	743	—	23,451
Provision for income taxes	3,219	189	—	3,408
Net income (loss)	$19,489	$554	$—	$20,043

Earnings (loss) per common share
Basic	$3.88	$0.11	$—	$3.99
Diluted	$3.83	$0.11	$—	$3.93

Weighted average common shares outstanding
Basic	5,026,061	—	—	5,026,061
Diluted	5,093,724	—	—	5,093,724
	December 31, 2022
	As Reported	Revision Adjustment	Presentation Adjustment	As Revised
Accounts receivable, net	231,208	3,632	—	234,840
Total current assets	304,086	3,632	—	307,718
Total assets	$1,296,729	$3,632	$—	$1,300,361
Income taxes payable	7,541	767	—	8,308
Total current liabilities	99,898	767	—	100,665
Total liabilities	$777,465	$767	$—	$778,232
Accumulated earnings	20,871	2,865	—	23,736
Total equity	519,264	2,865	—	522,129
Total liabilities and equity	$1,296,729	$3,632	$—	$1,300,361
	As Reported	Revision Adjustment	Presentation Adjustment	As Revised
Cash flows from operating activities
Net income	19,489	554	—	20,043
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(37,477)	(1,321)	—	(38,798)
Income taxes payable	18,686	767	—	19,453
Net cash provided by operating activities	39,980	—	—	39,980

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

1. Summary of Significant Accounting Policies and Practices (cont.)

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires that the Company make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. The Company bases its estimates and assumptions on historical experience, known or expected trends and various other assumptions that it believes to be reasonable. Significant items subject to such estimates and assumptions include the carrying amount of acquired property, plant and equipment, intangibles and goodwill, interest rate swap derivatives, stock-based compensation awards, and the estimated liability for certain self-insured risks. As future events and their effects cannot be predicted with precision, actual results could differ significantly from these estimates, which may cause the Company’s future results to be affected.

Business Combinations

The Company accounts for its business combinations under the acquisition method of accounting, with the purchase price allocated based on the fair value to the individual assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. Certain estimates and judgments are required in the application of the fair value techniques, including estimates of the respective acquisition’s future performance and related cash flows, selection of a discount rate and economic lives, and use of Level 3 measurements. While the Company uses the best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, estimates are inherently uncertain and subject to refinement. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Consolidated Statements of Operations and Comprehensive Income (Loss).

Cash and Cash Equivalents

Cash and cash equivalents include cash deposited in banks, demand deposits, money market accounts, and highly-liquid short-term investments with an initial term of three months or less.

Accounts Receivables and Allowance for Credit Losses

Accounts receivables are recorded net of an allowance for credit losses and includes invoiced and accrued but unbilled revenue. Unbilled revenue is generally billed in the subsequent quarter. The Company considers unbilled receivables as short-term in nature as they are normally converted to trade receivables within 90 days, thus future changes in economic conditions will not have a significant effect on the credit loss estimate. The Company’s unbilled receivables contain an unconditional right to receive payment and are, therefore, recorded within accounts receivable on the consolidated balance sheet. The Company records an allowance for credit losses for accounts receivable based on management’s expected credit losses. Management’s estimate of expected credit losses is based on its assessment of the business environment, customers’ financial condition, historical collection experience, accounts receivable aging and customer disputes.

Each reporting period, the Company reassesses whether any accounts receivable no longer share similar risk characteristics and should instead be evaluated as part of another pool or on an individual basis. Changes to the allowance for credit losses are adjusted through credit loss expense, which is included within selling, general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income (Loss).

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

1. Summary of Significant Accounting Policies and Practices (cont.)

The following table presents the allowance for credit losses activity:

	December 31,
	2023	2022
Beginning balances	$1,098	$1,057
Provision	1,353	1,325
Accounts written off	(226)	(1,263)
Foreign currency translation	16	(21)
Ending balances	$2,241	$1,098

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Depreciation and amortization expense on property, plant and equipment is included within cost of revenue or selling, general and administrative expenses based on the nature of the asset. Expenditures for repairs and maintenance that do not extend the useful lives of the related assets are expensed as incurred. Expenditures that significantly improve or extend the life of an asset are capitalized. Upon retirement or disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss recorded in income from operations.

Goodwill and Intangible Assets

Goodwill represents the excess of purchase price of acquired businesses over the fair value of the underlying net tangible and intangible assets acquired. The Company evaluates the impairment of its goodwill annually or more frequently when events or changes in circumstances indicate that goodwill may be impaired. Goodwill is required to be evaluated for impairment at the reporting unit level, which represents the operating segment level or one level below the operating segment level for which discrete financial information is available. The Company has two reporting units, United States and Canada, which align with the Company’s reportable segments.

The Company first assesses qualitatively, step zero, whether it is necessary to perform step one of the annual impairment tests. An entity is required to perform step one if the entity concludes that it is more likely than not that a reporting unit’s fair value is below its carrying amount (that is, a likelihood of more than fifty percent). When step one indicates that the reporting unit’s carrying value exceeds its fair value, an impairment will be recorded.

The Company performs an annual goodwill impairment assessment or more frequently if events or circumstances arise which indicate that goodwill may be impaired. An assessment can be performed by first completing a qualitative assessment on none, some or all of its reporting units. The Company can also bypass the qualitative assessment for any reporting unit in any period and proceed directly to the quantitative impairment test, and then resume the qualitative assessment in any subsequent period. Qualitative indicators that may trigger the need for annual or interim quantitative impairment testing include, among other things, deterioration in macroeconomic conditions, declining financial performance, deterioration in the operational environment, or an expectation of selling or disposing of a portion of a reporting unit. Additionally, a significant change in business climate, a loss of a significant customer, increased competition, a sustained decrease in share price, or a decrease in estimated fair value below book value may trigger the need for interim impairment testing of goodwill associated with one or more reporting units.

If the Company believes that, as a result of its qualitative assessment, it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. The quantitative test involves comparing the fair value of each reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recorded as a reduction to goodwill with a corresponding change to earnings in the period the goodwill is determined to be impaired. Any goodwill impairment is limited to the total amount of goodwill allocated to that reporting unit. The

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

1. Summary of Significant Accounting Policies and Practices (cont.)

income tax effect associated with an impairment of tax-deductible goodwill is also considered in the measurement of the goodwill impairment. During the years ended December 31, 2023 and 2022, the Company performed a qualitative analysis. There were no impairment charges in 2023 or 2022.

The Company considers the income and market approaches when estimating the fair values of reporting units which requires significant judgement in evaluating economic and industry trends, estimated future cash flows, discount rates, and other factors.

Intangible assets consisting of customer relationships, technology, tradenames, and noncompete agreements, have been recorded based on their fair value at the date of acquisition and are amortized over their economic useful lives which range from 1 to 15 years. Amortization on other intangibles assets is included within Selling, general, and administrative expense.

Valuation of Long-Lived Assets

Long-lived assets, such as property, plant and equipment and purchased identifiable intangible assets that are subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. No indications of impairment were identified during 2023 or 2022.

Debt Issuance Costs

Debt issuance costs represent the cost of obtaining financing arrangements. Debt issuance costs related to the revolving credit facility were deferred and recorded as an asset and amortized over the term of the revolving credit arrangement using the straight-line method. Debt issuance costs relating to the term loan are recorded as a direct deduction from the carrying amount of the term loan and are amortized over the term of the related financing agreement using the effective interest method.

Earnings Per Share

Basic earnings per share is computed by dividing the Company’s net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing the Company’s net income (loss) by the sum of the weighted average number of shares of common stock outstanding during the period plus the potential dilutive effects of stock options.

The potential dilutive shares of stock options during the period are calculated using the treasury stock method and are excluded from the computation of diluted net income (loss) per common share if their effect is anti-dilutive.

Cost of revenue

Cost of revenue consists primarily of direct labor. Cost of revenue also includes materials and indirect costs, such as supplies, tools, and depreciation of equipment related to contract performance. In addition, we incur travel, per diem, and hotel costs. Labor costs are recognized as labor hours are incurred in delivering services.

Selling, general and administrative expenses

Selling, general and administrative expenses consist primarily of executive and administrative employee compensation, acquisition related earnout and incentive costs, information systems and technology costs, share-based compensation, rent expense, and management consulting services.

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

1. Summary of Significant Accounting Policies and Practices (cont.)

Share-based Compensation

Share-based payments are measured at the grant date, based on the fair value of the award, and are expensed over the requisite service period.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured at the enacted income tax rates expected to apply in the taxable year that the asset or liability is expected to be recovered or settled.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of a deferred income tax asset will not be realized. Valuation allowances are provided when management believes, after estimating future taxable income, considering feasible income tax planning opportunities and weighing all facts and circumstances that certain deferred tax assets are not recoverable. The Company evaluates its tax contingencies and recognizes a liability when it believes it is more-likely-than-not that a liability exists.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

The Company records interest expenses and penalties on uncertain tax liabilities in the provision for income taxes.

Currency Translation

Assets and liabilities of subsidiaries with a functional currency other than the U.S. Dollar are translated into U.S. Dollars at the rate of exchange in effect on the balance sheet date; income and expenses are translated monthly at average rates of exchange prevailing during the year.

The Company has foreign currency exposure related to operations in foreign locations. This foreign currency exposure arises from the translation of foreign subsidiaries’ financial statements into U.S. Dollars. Increases and decreases in the value of the U.S. Dollar relative to these foreign currencies have a direct impact on the value in U.S. Dollars of foreign currency denominated assets and liabilities, even if the value of these items has not changed in their original currency.

Translation adjustments are included in foreign currency translation adjustments to arrive at other comprehensive income (loss). Due to the materiality of its international operations, the Company is subject to market risks resulting from fluctuations in foreign currencies.

Derivative Instruments

The Company entered into interest rate swap agreements which are intended to reduce the impact of fluctuations in interest rates on a portion of its variable rate debt. The accounting for changes in the fair value of a derivative depends upon the intended use of the derivative and the resulting designation. The Company has not designated any derivatives as hedging instruments and reports these agreements at fair value with changes in fair value recognized in interest expense, net.

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

1. Summary of Significant Accounting Policies and Practices (cont.)

Research and Development

Research and product development costs are expensed as incurred.

Workers Compensation and Self-Insurance

The Company records a loss contingency when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company reviews our loss contingencies on an ongoing basis to ensure that the appropriate reserves are recorded on our consolidated balance sheet. These reserves are based on historical experience with claims incurred but not received, estimates and judgments made by the Company, applicable insurance coverage for litigation matters, and are adjusted as circumstances warrant. The Company is self-insured for certain losses relating to workers’ compensation and health benefit claims. The Company maintains third-party excess insurance coverage for workers’ compensation and health benefit claims. As of December 31, 2023, and 2022 the Company had accrued approximately $4.3 million and $2.7 million, respectively for workers’ compensation related liabilities. Self-insured losses are accrued when it is probable that an uninsured claim has been incurred but not reported and the amount of the loss can be reasonably estimated at the balance sheet date.

Concentration of Credit Risk

The Company’s interest rate swap agreements contain an element of risk related to the counterparties’ potential inability to meet the terms of the agreement. However, the Company minimizes this risk by limiting the counterparties to a diverse group of highly rated, major domestic financial institutions. Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of trade accounts receivable as the Company grants credit terms in the normal course of business to its diverse customer base. To mitigate credit risks, the Company evaluates and monitors the creditworthiness of its customers. Historical bad debt write-offs have not been significant.

As of and for the years ended December 31, 2023 and 2022, no individual customer represented more than 10% of consolidated sales or accounts receivable, and no individual vendor represented more than 10% of purchases or accounts payable.

Recently Adopted Accounting Standards

Leases

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (“Topic 842”), to increase transparency and comparability among organizations related to their leasing arrangements. This comprehensive new standard supersedes existing lease accounting guidance and is intended to increase transparency and comparability among organizations recognizing lease assets representing the right to use an underlying asset (“ROU asset”) and lease liabilities representing the obligation to make lease payments over the lease term, measured on a discounted basis, and requires disclosure of key information about leasing arrangements. Topic 842 retains a distinction between finance leases and operating leases using classification criteria that is substantially similar to the previous lease guidance, with classification affecting the pattern of expense recognition in the statement of operations. The Company adopted Topic 842 on January 1, 2022 using the optional transition method to the modified retrospective approach. Under this transition provision, results for reporting periods beginning on January 1, 2022 are presented under Topic 842.

To reduce the burden of adoption and ongoing compliance with Topic 842, a number of practical expedients and policy elections are available. The Company elected the “package of practical expedients”, which did not require reassessment of whether contracts entered into prior to adoption are or contain leases, and allowed carryforward of the historical lease classification and initial direct costs treatment for existing leases. The Company has not elected the “hindsight” practical expedient, and therefore will measure the ROU asset and lease liability using the remaining portion of the lease term at adoption on January 1, 2022.

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

1. Summary of Significant Accounting Policies and Practices (cont.)

The Company made an accounting policy election under Topic 842 not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. For all other leases, the Company recognizes ROU assets and lease liabilities based on the present value of lease payments over the lease term at the commencement date of the lease (or January 1, 2022 for existing leases upon the adoption of Topic 842). The ROU assets also include any initial direct costs incurred and lease payments made at or before the commencement date and are reduced by any lease incentives.

Future lease payments may include fixed rent escalation clauses or payments that depend on an index (such as the consumer price index). Subsequent changes an index and other periodic market-rate adjustments to base rent are recorded in variable lease expense in the period incurred. Payments for terminating the lease and residual value guarantees are included in the lease payments only when it is probable they will be incurred.

The Company’s leases may include a non-lease component representing additional services transferred to the Company, such as common area maintenance for real estate. The Company made an accounting policy election to account for each separate lease component and the non-lease components associated with that lease component as a single lease component. Non-lease components that are variable in nature are recorded in variable lease expense in the period incurred.

The Company uses an incremental borrowing rate (“IBR”) to determine the present value of lease payments, as the Company’s leases do not have a readily determinable implicit discount rate. The incremental borrowing rate is the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar term and amount in a similar economic environment. Judgement is applied in assessing factors such as Company-specific credit risk, lease term, nature and quality of the underlying collateral, currency, and economic environment in determining the incremental borrowing rate to apply to each lease. The Company’s IBR reflects the rate of the parent level as the Company acts as the central treasury function for all it subsidiaries and its collateral quality was considered in aggregate for the IBR. The Company developed IBR curves for all currency denominations of its leases.

Adoption of Topic 842 resulted in the recording of ROU assets and lease liabilities related to the Company’s operating leases of approximately $16.5 million and $16.9 million on January 1, 2022. The adoption of the new lease standard did not materially impact our consolidated net income (loss) or consolidated cash flows and did not result in a cumulative-effect adjustment to the opening balance of accumulated earnings.

Financial Instruments — Credit Losses

On January 1, 2023, the Company adopted Topic 326 Financial Instruments — Credit Losses (“CECL”). CECL affects loans, debt securities, trade receivables, and any other financial asset in which the Company has a contractual right to receive cash. The standard requires the Company to recognize expected credit losses rather than incurred losses on financial assets. The Company evaluates its expected credit losses on accounts receivable based on historical collection experience, on current financial condition of its customers, and on expected future movement in economic drivers that could effect collection. The adoption of CECL did not have a material effect on our Consolidated Financial Statements.

Reference Rate Reform

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, (“ASU 2020-04”). The guidance in ASU 2020-04 and ASU 2021-01, Reference Rate Reform (“Topic 848”): Scope, which was issued in January 2021, provides optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships, subject to meeting certain criteria that reference the London Interbank Offered Rate, (“LIBOR”), or another rate that is expected to be discontinued. The amendments in ASU 2020-04 are effective for all entities as of March 12, 2020 through December 31, 2022. On December 21, 2022, the FASB issued ASU 2022-06, Reference Rate Reform (Topic 848)

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

1. Summary of Significant Accounting Policies and Practices (cont.)

Deferral of the Sunset Date of Topic 848 which defers the sunset date of ASC 848, Reference Rate Reform, from December 31, 2022, to December 31, 2024. We adopted ASU 2020-04 during the year ended December 31, 2022. The adoption of ASU 2020-04 did not have a material impact on our Consolidated Financial Statements.

Accounting Standards Not Yet Adopted

ASU 2023-09

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (“Topic 740”): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires entities to provide additional information in the rate reconciliation and additional disclosures about income taxes paid. This guidance requires public entities to disclose in their rate reconciliation table additional categories of information about federal, state, and foreign income taxes and to provide more details about the reconciling items in some categories if the items meet a quantitative threshold. ASU 2023-09 is effective to all annual periods beginning after December 15, 2024, and is applied prospectively, while retrospective application is permitted. We are currently evaluating the effect this guidance will have on our income tax disclosures.

ASU 2023-07

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (“Topic 280”): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 requires enhanced disclosures regarding significant segment expenses and other segment items. The guidance requires public entities to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. ASU 2023-07 is effective to all fiscal years beginning after December 15, 2023 and for interim periods beginning after December 15, 2024, and is applied retrospectively to all periods presented. We are evaluating the effect this guidance will have on our segment disclosures.

2. Revenue

The majority of the Company’s revenues are derived from providing services on a time and material basis and are short-term in nature. Payments are generally due within 45 days of services unless otherwise noted. There are no warranties, refunds, or other similar obligations. Refer to Note 18 — Segment Reporting for disaggregated revenue information.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The majority of contracts have a single performance obligation as the promise to transfer the individual services is not separately identifiable from other promises in the contracts and is, therefore, not distinct. The Company provides highly integrated and bundled inspection services to its customers. Some contracts have multiple performance obligations, most commonly due to the contract providing for a combination of inspection, engineering or industrial services.

For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation utilizing several different pricing scenarios and is able to discreetly price out each individual component based on its nature and relation to the overall performance obligation.

Contract modifications are not routine in the performance of contracts. Generally, when contracts are modified, the modification is to account for changes in scope to the services that are provided. In most instances, contract modifications reflect either additions or subtractions to previously identified performance obligations and therefore are not considered distinct.

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

2. Revenue (cont.)

Performance obligations are satisfied over time as work progresses. Revenue is recognized over time based on time and material incurred to date which best portrays the transfer of control to the customer. The Company expects any significant remaining performance obligations to be satisfied within one year.

Contract Balances

The majority of revenue is short-term in nature. From time to time, the Company may enter into long-term contracts, which can range from several months to several years. The Company has many Master Service Agreements (“MSAs”) that specify an overall framework and terms of contract when the Company and customers agree upon services to be provided. The actual contracting to provide services is triggered by a work order, purchase order, or some similar document issued pursuant to an MSA which sets forth the scope of services and/or identifies the products to be provided.

Amounts are generally billed as work progresses in accordance with agreed upon contractual terms, generally at periodic intervals (e.g., weekly, bi-weekly, or monthly). Generally, billing occurs subsequent to revenue recognition, resulting in contract assets.

Service revenues are recognized in the period when services are performed for the customer. For testing equipment sales, revenues are recognized in the period when delivery has occurred. The Company does not recognize revenue on either an installment sale or percentage of completion basis. The Company does not include sales or value added taxes in revenue.

3. Business Combinations

Alloyweld Acquisition

On September 13, 2023, the Company acquired substantially all of the assets of Alloyweld Inspection Co. Inc. (“Alloyweld”) for $6,010 of cash. Alloyweld is a U.S. company that provides nondestructive testing services intended to serve critical industries including aerospace, electronics, medical devices and forensics. The company offers nondestructive testing, welding, brazing and metal finishing services. This acquisition provides the Company with a significant amount of nondestructive testing experience which it can use to broaden its range of services available to customers. The transaction was accounted for under the acquisition method of accounting, with the purchase price allocated based on the fair value to the individual assets acquired and liabilities assumed. The entire acquired Goodwill balance was allocated to the U.S. reporting unit. There were no significant legal, accounting, or other professional fees related to this purchase. The Company finalized the purchase price allocation for the Alloyweld Acquisition as of December 31, 2023.

The fair values of the assets acquired and liabilities assumed are below:

September 13, 2023
Accounts receivable	$638
Prepaid and other current assets	72
Property, plant and equipment	510
Intangible assets	2,300
Accounts payable	(91)
Net assets acquired	3,429
Goodwill	2,581
Total purchase consideration	$6,010

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

3. Business Combinations (cont.)

The amounts of Alloyweld revenue and operating income included in the Company’s Consolidated Statement of Operations for the year ended December 31, 2023, are as follows:

December 31, 2023
Revenue	$1,438
Operating income	421

Versa Acquisition

On November 14, 2022, the Company purchased all the issued and outstanding stock of GBOG Holding Corporation, a U.S. company, and indirectly acquired 100% of the outstanding stock of its subsidiary, Versa Integrity Group, Inc. (collectively, “Versa”) for consideration of $39,928, which is net of cash acquired of $3,430 included on Versa’s balance sheet prior to closing. Versa is a leading provider of engineering, materials testing and analysis, and technology development. The Versa acquisition will enhance the Company’s service offering by delivering turnkey comprehensive integrity management solutions to the Company’s customers, particularly across the Midstream and Pipeline Integrity markets. The transaction was accounted for under the acquisition method of accounting, with the purchase price allocated based on the fair value to the individual assets acquired and liabilities assumed. There were no significant legal, accounting, or other professional fees related to this purchase.

The fair value of the identifiable assets acquired and liabilities assumed exceeded the fair value of the purchase price of the business. As a result, the Company reassessed the recognition and measurement of identifiable assets acquired and liabilities assumed and concluded that the valuation procedures and resulting measurements were appropriate. As shown below, as part of the acquisition, the company recorded an indemnification asset and a corresponding tax liability of $14,500 refer to Note 13 — Income Taxes for additional information. Accordingly, the acquisition has been accounted for as a bargain purchase and as a result, the Company recognized a gain of $12,503 associated with the acquisition for the year ended December 31, 2022. The Company believes the bargain purchase gain was primarily the result of the sellers’ desire to exit quickly due to a slowdown in their business and lingering uncertainty in the business surrounding the COVID-19 pandemic, as well as uncertainty around certain of Versa’s tax positions that were not resolved until the sell was completed. Further, with the Company’s existing infrastructure, scale and expertise, the Company believes it has access to the necessary synergies to allow necessary operational improvements to be implemented more efficiently than the seller.

The fair values of the assets acquired and liabilities assumed are below:

Accounts receivable	$30,156
Prepaids and other current assets	3,273
Property, plant and equipment	15,726
Finance lease right-of-use assets	3,363
Operating lease right-of-use assets	5,030
Intangible assets	5,600
Deferred tax asset	10,915
Indemnification asset	14,500
Other assets	201
Accounts payable	(6,565)
Accrued expenses and other current liabilities	(6,705)
Finance lease obligations	(3,363)
Operating lease obligations	(5,200)
Income tax payable	(14,500)
Net assets acquired	52,431
(Less) bargain purchase gain	(12,503)
Total purchase consideration	$39,928

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

3. Business Combinations (cont.)

The amounts of Versa revenue and operating income included in the Company’s Consolidated Statement of Operations for the year ended December 31, 2022, are as follows:

December 31, 2022
Revenue	$12,853
Operating income	(2,690)

Cambridge Acquisition

On March 15, 2022, the Company acquired all the outstanding stock of Cambridge Materials Testing Limited (“Cambridge”), a Canadian company, for $5,647, net of cash acquired. Cambridge is a testing laboratory, operating two modern facilities in southern Ontario, Canada. The acquisition expands the breadth and depth of the Company’s lab testing capabilities, particularly in the aerospace, nuclear, medical, and consumer end markets, while providing Cambridge customers a broader range of services, such as nondestructive testing and field engineering services. The transaction was accounted for under the acquisition method of accounting, with the purchase price allocated based on the fair value to the individual assets acquired and liabilities assumed. The entire acquired Goodwill balance was allocated to the Canada reporting unit. There were no significant legal, accounting, or other professional fees related to this purchase.

The fair values of the assets acquired and liabilities assumed are below:

March 15, 2022
Accounts receivable	$613
Prepaid and other current assets	84
Property, plant and equipment	3,741
Operating lease right-of-use assets	148
Other assets	213
Accounts payable and accrued expenses	(370)
Operating lease liabilities	(148)
Deferred income tax liabilities	(677)
Net assets acquired	3,604
Goodwill	2,043
Total purchase consideration	$5,647

The amounts of the Cambridge revenue and earnings included in the Company’s Consolidated Statement of Operations for the year ended December 31, 2022, are as follows:

December 31, 2022
Revenue	$4,765
Operating income	(819)

For each acquisition, the fair value of property, plant and equipment was determined by management using the cost approach. The cost approach is based on the amount that currently would be required to replace the service capacity of the asset. The amount is based on the cost to a market participant to acquire or construct a substitute asset of comparable utility, adjusted for obsolescence. Any leases acquired were revalued upon the acquisition date using the income approach. Under the income approach, the fair value of each lease liability was determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate.

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

3. Business Combinations (cont.)

As part of the Alloyweld and Versa acquisitions, the Company identified intangible assets consisting of customer relationships and tradenames. The fair values of the acquired customer relationships intangible assets were determined using the income approach. Specifically, the Company used the multi-period excess earning method, which utilized the following significant assumptions and inputs: projected financial information, probability of renewal, contributory asset charges, income tax rates, depreciation, and discount rates, resulting in a non-recurring Level 3 fair value measurement. The fair value of the tradename intangible assets was estimated using the relief from royalty method. The relief from royalty method assumes that, in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of this asset class.

For the Alloyweld and Cambridge acquisitions, Goodwill is attributable to the anticipated growth of the acquiree’s market upon implementation of the Company’s business model. The goodwill acquired from both businesses is deductible for tax purposes.

The supplemental pro forma information for each transaction during the year in which the transaction was executed was immaterial and therefore has not been disclosed.

4. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2023	2022
Numerator:
Net income (loss)	$(6,289)	$20,043
Net income (loss) attributable to common shares	$(6,289)	$20,043
Denominator:
Weighted average common shares outstanding – basic	5,024,802	5,026,061
Weighted average common shares outstanding – diluted	5,024,802	5,093,724
Basic earnings (loss) per common share	$(1.25)	$3.99
Diluted earnings (loss) per common share	$(1.25)	$3.93

For the year ended December 31, 2023, 100,413 potential dilutive shares from stock options were excluded from the computation of diluted earnings per share because their effect would be antidilutive due to the Company being in a loss position for the year ended December 31, 2023.

The Company had outstanding stock options that were eligible to vest on achievement of certain market thresholds on a change of control. These contingently issuable potential shares are excluded from the computation of basic and diluted earnings per share as the contingency is not met as of the end of each reporting period. These excluded shares are as follows:

	December 31,
	2023	2022
Tranche B Options	186,933	169,843
Tranche C Options	55,872	55,872

5. Accounts Receivables

Accounts receivables consist of the following:

	December 31,
	2023	2022
Accounts receivables	$211,097	$202,497
Unbilled receivables	24,388	33,441
Allowance for credit losses	(2,241)	(1,098)
Total accounts receivables, net	$233,244	$234,840

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

6. Property, Plant and Equipment

Property, plant and equipment consists of the following:

	Useful Life (years)	December 31,
		2023	2022
Land		$5,387	$5,283
Buildings and leasehold improvements	25	20,208	16,199
Computer, software, and office equipment	3 – 5	4,669	4,506
Machinery and equipment	3 – 10	167,261	145,228
Vehicles	5	69,305	60,449
Construction in progress		2,904	7,417
Total property and equipment		269,734	239,082
Accumulated depreciation		(157,470)	(104,882)
Property, plant and equipment, net		$112,264	$134,200

Total depreciation expense for property, plant and equipment for the year ended December 31, 2023, was $55,402, of which $898 was recorded within selling, general and administrative expenses and $54,504 was recorded within cost of revenue on the Consolidated Statements of Operations and Comprehensive Income (Loss). Total depreciation expense for property, plant and equipment for the year ended December 31, 2022, was $47,341, of which $1,204 was recorded withing selling, general and administrative expenses and $46,137 was recorded within cost of revenue on the Consolidated Statements of Operations and Comprehensive Income (Loss).

7. Goodwill

The changes in the carrying amount of goodwill by segment is shown below:

	US	Canada	Total
Balance at December 31, 2021	$358,855	$156,421	$515,276
Additions	—	2,043	2,043
Measurement period adjustments	(1,672)	—	(1,672)
Currency adjustments	—	(10,246)	(10,246)
Balance at December 31, 2022	357,183	148,218	505,401
Additions	2,581	—	2,581
Measurement period adjustments	—	(127)	(127)
Currency adjustments	—	3,646	3,646
Balance at December 31, 2023	$359,764	$151,737	$511,501

8. Intangible Assets

The gross carrying amount and accumulated amortization of intangible assets, net were as follows:

	Weighted Avg. Remaining Life (Years)	2023			2022
		Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer relationships	9.2	$266,950	$77,081	$189,869	$262,385	$55,099	$207,286
Technology	3.3	87,017	50,981	36,036	86,202	37,607	48,595
Tradenames	10.7	54,221	16,078	38,143	53,532	10,969	42,563
Non-compete agreements	1.6	1,758	1,471	287	1,717	1,026	691
		$409,946	$145,611	$264,335	$403,836	$104,701	$299,135

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

8. Intangible Assets (cont.)

The total weighted-average remaining useful life across all of the Company’s intangibles was 8.6 years as of December 31, 2023. Amortization expense for the years ended December 31, 2023, and 2022, was $39,416 and $39,096, respectively, which is recorded in selling, general, and administrative expense on the Consolidated Statements of Operations and Comprehensive Income (Loss). Estimated amortization expense for the five following fiscal years is as follows:

2024	$38,695
2025	37,400
2026	30,703
2027	24,974
2028	24,962
Thereafter	107,601
$264,335

9. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities balances consists of the following:

	December 31,
	2023	2022
Accrued salaries, wages and related employee benefits	$31,698	$28,893
Accrued trade payables	9,584	3,490
Accrued indirect taxes	4,320	4,229
Accrued sales discounts	4,338	2,310
Insurance accruals	2,965	2,619
Other accrued expenses	7,440	8,984
Total accrued expenses and other current liabilities	$60,345	$50,525

10. Fair Value Measurements

The Company performs fair value measurements by determining the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also establishes a three-level hierarchy that prioritizes the inputs used to measure fair value. The three levels of the hierarchy are defined as follows:

Level 1 —	Unadjusted quoted prices in active markets that are accessible at the measurement dates for identical, unrestricted assets or liabilities.
Level 2 —	Quoted prices for markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.
Level 3 —	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

If the inputs used to measure the financial assets and liabilities fall within the different levels described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying values of cash and cash equivalents, accounts receivable, other receivables, accounts payable, and accrued expenses approximate their fair values because of their short maturity. The fair value of the Company’s revolving line of credit facilities and long-term debt approximate their carrying value as they are based on current lending rates for similar borrowings, assuming the debt is outstanding through maturity, and considering the collateral. The fair value of the Company’s finance lease obligations approximates their carrying amounts based on anticipated interest rates which management believes would currently be available to the Company for similar issuances of debt.

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

10. Fair Value Measurements (cont.)

The fair value of the Company’s interest rate swap agreements are determined using standard pricing models and market-based assumptions for all significant inputs, such as yield curves and quoted spot and forward exchange rates. This fair value measurement is based on inputs that are observable either directly or indirectly and thus represents a Level 2 measurement within the fair value hierarchy.

11. Debt

Long term debt consisted of the following:

	December 31,
	2023	2022
Term loan	$686,280	$522,663
Revolving credit facility	—	50,000
Less: Debt issuance costs	(10,969)	(11,311)
Total debt	675,311	561,352
Less: Current portion	(7,280)	(5,488)
Long term debt, net of current portion	$668,031	$555,864

Term loan

The Company entered into a credit agreement on December 20, 2019 (“Credit Agreement”). The Credit Agreement provided for a term loan of $430,000 and a revolving credit facility of $75,000. On January 23, 2020, the Credit Agreement was amended, increasing the term loan to $445,000. On November 19, 2021, the Credit Agreement was amended, providing for an additional $100,000 of principal under the term loan. On August 15, 2023, the Credit Agreement was amended, providing an additional $170,000 of principal under the term loan in order to finance a one-time dividend of $150,000. The term loan matures on January 23, 2027. At December 31, 2022, the term loan quarterly principal payments were $1,372, and pursuant to the amendment dated August 15, 2023, quarterly principal payment commencing on September 30, 2023, are $1,820. The Credit Agreement is collateralized by all of the Company’s assets. The Company has the option to borrow up to $20,000 of the aggregate commitment in Canadian dollars. The term loan accrues interest at a variable rate which consists of the base rate, as defined in the agreement, plus a SOFR-based applicable rate, which can vary between 3.0% and 4.5% depending on the type of term loan. At December 31, 2023 and 2022, the interest rates of the term loan were 9.7% and 8.6%, respectively. As of December 31, 2023 and 2022, the balance of the term loan was $686,280 and $522,663, respectively. The term loan is reported net of the deferred financing costs of $10,969 and $11,311 as of December 31, 2023 and 2022, respectively.

Revolving credit facility

In connection with the Versa acquisition (Note 3 — Business Combinations), the Company drew on its revolving credit facility to fund the purchase as well as cover any immediate cash flow needs of Versa. At December 31, 2023 and 2022, the balance of the revolving credit facility was $0 and $50,000, respectively. The revolving credit facility matures on October 23, 2026. The revolving credit facility accrues interest at a variable rate which consists of the base rate, as defined in the agreement, plus a SOFR-based applicable rate, which can vary between 3.0% and 4.5% depending on the net leverage ratio, as defined in the agreement, as well as an unutilized fee of 0.5%. At December 31, 2023 and 2022, interest rates on the revolving credit facility were 9.5% and 8.4%, respectively.

Letters of Credit

At December 31, 2023 and 2022, the Company has issued undrawn letters of credit totaling $5,451 and $5,134, respectively in connection with various current and expiring insurance policy obligations. The letter of credit reduces the amount available under the Credit Agreement and is considered funded debt for purposes of calculating financial covenants. Fees for letters of credit range from 4.0% to 4.5% of the letter of credit amount, depending on the net leverage ratio.

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

11. Debt (cont.)

Financial and non-financial covenants

Under the Credit Agreement, the Company is subject to certain financial and nonfinancial covenants, which among other things place restrictions on leverage ratios. In addition, commencing with the year ending December 31, 2020, the Credit Agreement requires mandatory prepayments of the consolidated excess cash flows, as defined in the agreement, should the Company meet certain cash flow targets. For the years ended December 31, 2023, and 2022, the Company was not required to make an excess cash flow payment.

Debt Issuance Costs

For the years ended December 31, 2023, and 2022, the Company paid $2,844 and $72, respectively, for financing costs associated with the term loan and revolving credit facility agreement. Amortization of the debt issuance costs charged to interest expense was $3,586 and $3,248 for the years ended December 31, 2023, and 2022, respectively.

The aggregate maturities of the term loan in each of the next fiscal years are as follows:

2024	$7,280
2025	7,280
2026	7,280
2027	664,440
$686,280

12. Financial Instruments

The Company’s risk management strategy utilizes interest rate swap agreements to mitigate interest rate exposure on its variable rate debt. The Company has not designated these derivatives as hedging instruments and reports these agreements at fair value with unrealized gains and losses recorded within interest expense/income within the Consolidated Statements of Operations and Comprehensive Income and (Loss) in the reporting period in which the unrealized gains and losses occur.

As of December 31, 2023 and 2022, the Company has two interest rate agreements acting collectively as a collar with an interest rate floor of 0% and an interest rate cap of 1.92% intended to mitigate the Company’s exposure to an increase in its variable interest rate above 2.375% related to an initial notional amount of $333,750 of its variable rate debt obligations. If the variable interest rate component exceeds the benchmark amount, the intended effect is to convert the variable interest rate of the notional debt amount to a fixed interest rate. Upon the adoption of ASC 848, Reference Rate Reform for the year ended December 31, 2022, the Company elected certain optional practical expedients, which did not have a material effect on the Company’s consolidated financial statements.

At December 31, 2023 and 2022, the Company recorded the gross value of the interest rate derivatives in the amount of $3,102 and $12,481, respectively, in prepaid expenses and other current assets and other assets, respectively, on its consolidated balance sheets. At December 31, 2023 and 2022 the changes in fair values of outstanding interest rate agreements resulted in a net unrealized (loss) gain of ($7,778) and $9,069, respectively, which is included within interest expense, net. Additionally, during the periods ended December 31, 2023 and 2022 the Company recognized $11,080 and $970 of realized gains, respectively, relating to interest rate instruments in interest expense, net.

On March 23, 2023, the Company renegotiated, in advance, a new instrument commencing on February 29, 2024, acting as a collar of a notional amount of $400,000, with an interest rate floor of 2.2% and an interest rate cap of 5.0% intended to further mitigate the Company’s exposure to increases in its variable interest rates on its term loans. The instrument agreement terminates on February 27, 2026.

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

13. Income Taxes

The provision for income taxes consists of the following:

	Year Ended December 31,
	2023	2022
Current
Federal	$8,058	$5,288
State	2,564	2,017
Foreign	15,130	14,414
Total current tax provision	$25,752	$21,719
Deferred
Federal	(14,912)	(9,265)
State	(2,215)	(1,737)
Foreign	(6,616)	(7,048)
Total deferred tax provision	$(23,743)	$(18,050)
Increase (decrease) in valuation allowance	—	(261)
Net deferred tax provision	(23,743)	(18,311)
Provision for income taxes	$2,009	$3,408

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income as follows:

	Year Ended December 31,
	2023		2022
	Amount	Percent	Amount	Percent
Federal income tax provision at statutory tax rate	$(898)	21%	$4,925	21%
State income taxes, net of federal benefit	283	(7)%	581	3%
Foreign tax rate differential	1,097	(26)%	889	4%
Permanent differences	504	(12)%	87	0%
Meals and entertainment	1,496	(35)%	611	3%
Goodwill	(576)	14%	(576)	(2)%
Bargain Purchase Gain	—	0%	(2,480)	(11)%
Stock compensation	309	(7)%	—	0%
State rate deferred benefit	(557)	13%	(828)	(4)%
Foreign deferred rate change	40	(1)%	33	0%
R&D Credits	—	—	(175)	(1)%
Other	311	(7)%	341	2%
Provision for income taxes	$2,009	(47)%	$3,408	15%

Global Intangible Low Taxed Income (“GILTI”) is a tax on income that is earned by certain foreign affiliates owned by a U.S. shareholder. GILTI is generally intended to impose tax on the earnings of a foreign corporation that are deemed to exceed a certain threshold return relative to the underlying business investment. The Company has determined that due to the statutory high tax exception related to foreign earnings, the net impact of GILTI was $0 for the years ended December 31, 2023 and 2022.

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

13. Income Taxes (cont.)

Deferred income tax attributes resulting from differences between financial accounting and income tax bases of assets and liabilities are as follows:

	December 31,
	2023	2022
Deferred income tax assets:
Net operating loss carryforward	$11,926	$12,625
Allowance for doubtful accounts	536	281
Accrued expenses	1,832	1,426
IRC Sec 163(j) interest carryforward	15,189	7,636
Deferred share based compensation	3,315	2,577
Other deferred compensation	3	278
Pension and workers compensation	655	429
Accrued vacation	941	862
Foreign tax credit carryovers	625	936
Other tax credits	458	296
Deferred financing and start up costs	643	793
IRC Sec 174 capitalized costs	1,182	693
Gross deferred income tax assets	$37,305	$28,832
Valuation allowance	—	—
Net deferred income tax assets	$37,305	$28,832
Deferred income tax liabilities
Prepaid expenses	(249)	(270)
Property and equipment	(10,967)	(15,269)
Goodwill and other intangibles	(58,457)	(66,839)
Unrealized gains	(558)	(2,822)
Gross deferred income tax liabilities	(70,231)	(85,200)
Net deferred income taxes	$(32,926)	$(56,368)

At December 31, 2023 the Company’s net deferred income tax balance within the consolidated balance sheet consisted of long term deferred tax assets of approximately $2.4 million and long term deferred tax liabilities of approximately $35.3 million. At December 31, 2022, the balance consisted of long term deferred tax assets of approximately $1.5 million and long term deferred tax liabilities of approximately $57.8 million.

At December 31, 2023 and 2022, the Company had U.S. federal income tax net operating losses (“NOLs”) of approximately $48,374 and $40,893, respectively. At December 31, 2023 and 2022, the Company had U.S. state income tax NOLs of approximately $10,792 and $11,094, respectively. The federal NOLs do not expire and the state NOLs will begin to expire in 2030. In addition, the Company had foreign NOLs of approximately $2,301 and $2,194 at December 31, 2023 and 2022, respectively, which will begin to expire in 2037. At December 31, 2022, the Company released a valuation allowance of approximately $261 attributable to Canadian operations. In connection with the 2022 acquisition of Versa, the 2021 acquisition of Premium and the 2020 acquisition of Suspendem, the Company recorded estimated federal NOLs of $36,663, $17,115 and $172, respectively, which are subject to annual utilization limitations under IRC §382 of $1,297, $1,935, and $0, respectively. These NOLs are included in the NOL balances noted above. Management believes that it will realize all deferred tax assets resulting from sufficient future taxable income in the jurisdictions in which it operates.

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

13. Income Taxes (cont.)

The Company is subject to ongoing tax examinations and assessments in various jurisdictions. The Company adjusts previously recorded tax expense to reflect examination results, when applicable, and provides for additional tax and related expenses based on probable outcomes of such matters.

For U.S. federal tax purposes, the tax years 2020 and after remain open and subject to examination. For most U.S. state tax purposes, tax years 2019 and after remain open and subject to examination. For Canadian federal tax purposes, tax years 2020 and after remain subject to examination.

The Company has unrecognized tax benefits of $15,183 at December 31, 2023 and 2022. The following table summarized the change in the Company’s unrecognized tax benefits, excluding interest and penalties:

	December 31,
	2023	2022
Balance, beginning of year	$15,183	$674
Additions for tax positions related to the current year	—	—
Additions for tax positions from prior years	—	14,509
Reductions for tax positions from prior years	—	—
Settlement payments	—	—
Statues of limitations expirations	—	—
Translation and other	—	—
Balance, end of year	$15,183	$15,183

At November 14, 2022, the Company recorded a $14,500 unrecognized tax benefit on its balance sheet as long-term tax payable related to the pre-acquisition tax exposures of Versa. The Company is fully indemnified for any future realization of the liability through escrow funding and, as such, has also recorded a long-term asset of $14,500. The amount of unrecognized tax benefits recorded is not anticipated to change significantly in the next 12 months. The company classifies interest and penalties related to unrecognized tax benefits of as a component of income tax expense, which has not been significant during the years ending December 31, 2023, and 2022, respectively.

14. Leases

The Company determines if an arrangement is or contains a lease at inception, which is the date on which the terms of the contract are agreed to, and the agreement creates enforceable rights and obligations. Under Topic 842, a contract is or contains a lease when (i) explicitly or implicitly identified assets have been deployed in the contract and (ii) the customer obtains substantially all of the economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract. The Company also considers whether its service arrangements include the right to control the use of an asset.

The Company leases real estate facilities from unrelated parties under operating lease agreements that have initial terms ranging from 1 to 20 years. The Company also leases vehicles under finance lease agreements with initial terms of four to five years. Many of the Company’s leases include one or more options to renew, generally at our sole discretion, with renewal terms that can extend the lease term up to 5 years. In addition, certain leases contain termination options, where the rights to terminate are held by either the Company, the lessor, or both parties. These options to extend or terminate a lease are included in the lease terms when it is reasonably certain that the Company will exercise that option. The Company’s leases generally do not contain any material restrictive covenants or residual value guarantees that are deemed probably of being owed.

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

14. Leases (cont.)

Operating lease cost is recognized on a straight-line basis over the lease term. Finance lease cost is recognized as a combination of the amortization expense for the ROU assets and interest expense for the outstanding lease liabilities, and results in a front-loaded expense pattern over the lease term. The components of lease expense are as follows:

	Year Ended December 31,
	2023	2022
Operating lease cost	$8,813	$7,308
Finance lease cost – amortization of right-of-use assets	10,298	7,715
Finance lease cost – interest on lease liabilities	1,523	836
Variable lease cost	4	8
Total lease cost	$20,638	$15,867

Supplemental cash flow information related to leases is as follows:

	Year Ended December 31,
	2023	2022
Cash paid for amounts included in measurement of lease liabilities:
Operating cash outflows – payments on operating leases	$9,284	$5,672
Operating cash outflows – interest payments on finance leases	1,523	836
Financing cash outflows – principal payments on finance leases	9,948	7,424

Right-of-use assets obtained in exchange for new lease obligations:
Operating leases	$6,949	$12,400
Finance leases	11,049	19,878

Included within ROU assets obtained in exchange for new lease obligations during the year ended December 31, 2022, there were $5.2 million and $3.4 million of operating and financing leases, respectively, which were stepped up to fair value as part of the business acquisitions.

Supplemental balance sheet information related to leases is as follows:

	December 31,
	2023	2022
Operating Leases
Operating lease assets	$22,441	$23,427

Current portion of operating lease obligations	$7,498	$7,422
Non-current operating lease obligations	17,773	18,109
Total operating lease liabilities	$25,271	$25,531
	December 31,
	2023	2022
Finance Leases
Equipment, net	$28,655	$28,060

Finance lease liabilities, current	$9,125	$8,724
Finance lease liabilities, non-current	20,288	19,274
Total finance lease liabilities	$29,413	$27,998

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

14. Leases (cont.)

	December 31,
	2023	2022
Weighted-average remaining lease term (years):
Operating leases	5.25	5.32
Finance leases	3.41	3.60

Weighted-average discount rate:
Operating leases	6.21%	5.00%
Finance leases	5.89%	4.25%

Future undiscounted cash flows for each of the next five years and thereafter and reconciliation to the lease liabilities recognized on the balance sheet as of December 31, 2023 is as follows:

December 31,	Operating Leases	Finance Leases
2024	$8,806	$10,566
2025	6,165	9,216
2026	4,251	7,329
2027	3,249	4,179
2028	1,849	1,012
Thereafter	5,360	—
Total lease payments	$29,680	$32,302
Less imputed interest	(4,409)	(2,889)
Total present value of lease liabilities	$25,271	$29,413

15. Employee Benefit Plans

Retirement Plans

The Company provides a 401(k) savings plan for eligible U.S. based employees. Employee contributions are discretionary up to the IRS prescribed limits; however, catch up contributions are allowed for employees 50 years of age or older. The plan provides for discretionary employer matching contributions. The Company expensed $3,074 and $2,713 for the years ended December 31, 2023 and 2022, respectively, for its contributions to this plan which are included in selling, general and administrative expenses.

The Company’s Canadian subsidiaries provide registered retirement savings plans (“RRSP”). Employee and employer matching contributions are discretionary. The Company expensed $1,948 and $1,770 for the years ended December 31, 2023, and 2022, respectively, for its contributions to this plan which are included in selling, general and administrative expenses. The Company provides plans in certain other foreign jurisdictions, however the amounts charged to expense under these plans have not been material for the years ended December 31, 2023 and 2022.

The Company participates in multiemployer retirement plans that provide defined benefits to certain employees covered by unionized collective bargaining agreements. Such plans are generally administered by the local labor representative of the respective union. The Company expensed $368 and $579 for contributions to these plans for the years ended December 31, 2023 and 2022, respectively, on behalf of all its U.S. based unionized employees. The Company’s Canadian operations are inherently highly unionized. The majority of Canadian direct employees belong to the Quality Control Council of Canada (“QCCC”), a union specifically dedicated to NDT professionals. For years ended December 31, 2023 and 2022, the Company made employer contributions to the QCCC pension on behalf of its employees in the amounts of $11,445 and $11,769, respectively. The Company’s

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

15. Employee Benefit Plans (cont.)

U.S. contributions are less than 5% of the total contributions in each plan it participates in. The Company is one of 87 participating employers in the QCCC. The Company’s percentage of contributions to the plan is not readily available public information. The future cost of these plans is dependent on several factors including the funded status of the plans and the ability of the participating employers to meet their ongoing funding obligations. If the Company voluntarily withdraws or is deemed to partially withdraw, or there is a mass employer withdrawal from the plan, the Company would be obligated to pay additional contributions for its proportionate share of the unfunded vested liability at that time.

Long-Term Incentive Plans

The Company maintains a long-term management incentive bonus plan for select executives and management personnel who are in positions to significantly contribute to operating results. Annual financial goals are established for share awards. Awards are granted in the form of phantom shares subject to service vesting. Phantom shareholders are entitled to a cash payment calculated by multiplying the number of shares awarded by the phantom share value on the vesting date. Payments are in cash only and paid in two installments. The first installment of 50% is paid on the vesting date first anniversary and the second installment of 50% is paid on the vesting date second anniversary. Awards generally vest in three years. The phantom share value is calculated based on a plan defined formula. There were 221 and 345 phantom shares awarded and outstanding at December 31, 2023 and 2022, respectively; of which 176 and 305, respectively, were vested. The Company has recorded $1,323 and $2,011 for its long-term management incentive bonus plan liability in other long-term liabilities on the consolidated balance sheets as of December 31, 2023 and 2022, respectively.

16. Share-Based Compensation

Stock Option Plans and Stock Grants

Effective December 20, 2019, the Company approved an equity compensation plan to provide for certain employees, (collectively “Eligible Participants”), the ability to participate in an equity compensation plan (the “Stock Compensation Plan”) under which the Eligible Participants could be granted time-based vesting options (the “Tranche A Options”), and performance-based vesting options (the “Tranche B & C Options”) exercisable for common stock of the Company. The Tranche A Options vest twenty percent on each of the first five anniversaries of the grant date (graded vesting) with a contractual term of up to ten years. Share-based compensation expense for the Tranche A Options is recognized on a straight-line basis over the five-year vesting period from the date of issuance, unless accelerated by certain specific transactions or events or reduced by forfeitures. The Tranche B & C Options vest upon a liquidity event and achievement of a certain multiple of investment capital (“MOIC”). The term of each option may be up to ten years from the grant date. The maximum aggregate number of shares reserved for issuance pursuant to the Stock Compensation Plan is 668,982.

As discussed in Note 11 — Debt, on August 15, 2023, the Company amended its credit facility to provide for an incremental term loan in the amount of $170,000. Net proceeds from the credit facility were primarily used to fund a one-time cash dividend of $150,000 to all common stockholders of the Company (“August 2023 Dividend”) in an amount of $29.85 per unit of common stock.

The one-time cash dividend represented an equity restructuring which required modifications to the Company’s option grants per the mandatory antidilution provision within the Stock Compensation Plan. In connection with the August 2023 Dividend, for the holders based in the US, the Company paid a one-time cash advance of $29.85 per Tranche A vested option resulting in an aggregate payment of $1,658 and reduced the exercise price of all unvested stock options (Tranche A, Tranche B and Tranche C) by $29.85 per option. For the vested U.S. based Tranche A options, the Company calculated a “blended” strike price, based on the weighted average of (1) the old strike price applicable to vested shares and (2) the new, reduced strike price applicable to unvested shares. For the holders based in Canada, the strike price on all vested and unvested stock options (Tranche A, Tranche B and Tranche C) was reduced

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

16. Share-Based Compensation (cont.)

in an amount equal to the dividend paid on common shares as no cash advance was paid. Further, an additional bonus of $3.34 per Tranche A option (both vested and unvested) was paid to all grantees resulting in an aggregate payment of $1,012 based on the incremental one-year cost of the dividend.

The Company accounted for the above modifications by comparing the fair value of the award immediately pre and post modification. As a result of the above modifications the Company recognized compensation expense of $1,538 during the year ended December 31, 2023 which is included in selling, general, and administrative expense.

The Company uses the Black-Scholes option pricing model for determining the fair value of Tranche A option grants. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, the risk-free interest rate, and expected dividends. The Company uses a Monte Carlo valuation model to determine the fair value of the Tranche B and Tranche C option grants. The determination of the fair value of share-based payment awards utilizing the Monte Carlo model is affected by a number of assumptions, including expected volatility, the risk-free interest rate, and expected dividends. The Company does not have a history of market prices of the common stock as it is not a public company, and as such, volatility is estimated in accordance with related guidance using historical volatilities of similar public entities. The expected life of the awards is estimated based on the simplified method. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption is based on history and an expectation of the Company paying dividends. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The weighted average fair value of Tranche A options granted in 2023 and 2022 was $71.75 and $60.68 per option, respectively, which was determined using the following assumptions:

	Year Ended December 31,
	2023	2022
Weighted average risk-free interest rate	4.11%	2.61%
Expected dividend yield	0.00%	0.00%
Expected volatility	40.00%	40.00%
Expected life of options (years)	5.0	5.0

Tranche A Options issued and outstanding were as follows:

Time-Vested Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Options outstanding at December 31, 2021	357,551	$103.84
Granted	45,374	155.94
Exercised	(658)	100.00
Forfeited	(49,150)	100.00
Options outstanding at December 31, 2022	353,117	110.58
Granted	38,571	148.82
Exercised	—	—
Forfeited	(8,646)	149.63
Options outstanding at December 31, 2023	383,042	$90.97	6.82
Options exercisable at December 31, 2023	229,458	$79.78	6.31

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock options and the estimated fair value of the Company’s common stock for those stock options that had exercise prices lower than the estimated fair value of the Company’s common stock. The aggregate intrinsic value for Tranche A Options outstanding and exercisable as of December 31, 2023 was $38,995 and $25,937 respectively.

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

16. Share-Based Compensation (cont.)

The Company recorded $4,975 and $2,561 of stock compensation expense related to Tranche A Options for the year ended December 31, 2023 and 2022, respectively which was included in selling, general, and administrative expense. As of December 31, 2023, there was approximately $7,181 of unrecognized stock compensation expense related to unvested Tranche A Options that is expected to be recognized over a weighted average period of 2.6 years.

Upon exercise, the Company issues new common shares and has no expectation of repurchasing such shares. As of December 31, 2023, 658 stock options issued under the Stock Compensation Plan have been exercised.

Tranche B & C Options issued and outstanding were as follows:

Performance Based Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Options outstanding at December 31, 2021	237,164	$102.96
Granted	28,094	157.31
Forfeited	(39,543)	102.35
Options outstanding at December 31, 2022	225,715	109.84
Granted	21,480	148.84
Forfeited	(4,390)	148.87
Options outstanding at December 31, 2023	242,805	$85.37	6.78
Options exercisable at December 31, 2023	—	$—	—

The Company remeasured the fair value of the Tranche B & C Options in August 2023 in connection with their repricing. As a result, the weighted average fair value of the Tranche B & C Options outstanding as of December 31, 2023 is $70.51.

No stock compensation expense was recorded related to Tranche B & C Options for the years ended December 31, 2023, and 2022, as the liquidity event was not probable of occurring as of December 31, 2023. As of December 31, 2023, there was approximately $17,121 of unrecognized stock compensation expense related to unvested Tranche B and C Options.

17. Commitments and Contingencies

Legal Proceedings

The Company is involved in matters that involve various claims which have arisen in the normal course of business. The Company does not believe any liabilities that may arise because of such claims will have a material adverse effect, individually or in the aggregate, on its business, results of operations, cash flow or financial condition.

18. Segment Information

Operating segments are components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources.

The Company has two operating and reportable segments which are the United States and Canada. The Company has operations in the United Kingdom that are not considered material and are included in the United States reportable segment. Each segment is representative of the operations incurred under the respective geographic territory. Both operating segments provide the same services to a similar base of customers.

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

18. Segment Information (cont.)

The CODM reviews financial information presented at the U.S. and Canada level for the purposes of allocating resources and evaluating financial performance. The accounting policies of the reportable segments are the same as those described in Note 1 — Summary of Significant Accounting Policies and Practices. The Company evaluates the performance of its U.S. and Canada segments based primarily on each segment’s revenue and gross profit.

	Year Ended December 31, 2023
	United States	Canada	Corporate and Eliminations	Total
Revenue	$643,847	$409,150	$(2,940)	$1,050,057
Gross profit(1)	144,883	94,640	—	239,523
Depreciation and amortization	60,997	33,821	—	94,818
Total long-lived assets	69,926	42,338	—	112,264
Total assets	745,925	516,690	—	1,262,615
	Year Ended December 31, 2022
	United States	Canada	Corporate and Eliminations	Total
Revenue	$516,055	$416,042	$(3,771)	$928,326
Gross profit(1)	112,592	90,359	—	202,951
Depreciation and amortization	53,236	33,201	—	86,436
Total long-lived assets	87,941	46,259	—	134,200
Total assets	817,417	482,944	—	1,300,361

____________

(1)      Refer to Note 1, Summary of Significant Accounting Policies and Practices in the ASP Acuren Holdings, Inc. consolidated financial statements for the years ended December 31, 2023 and 2022 for further details on the revision of previously issued consolidated financial statements and update to the presentation of cost of revenue and selling, general, and administrative expenses impacting the amounts presented herein.

19. Related Parties

The Company is party to an agreement with American Securities, LLC, a related party, for management consulting services including acquisition planning and evaluation, strategic planning and project management. For the years ended December 31, 2023 and 2022, the Company expensed $3,431 and $3,240, respectively, included in selling, general, and administrative expense in relation to this agreement.

20. Subsequent Events

The Company has evaluated subsequent events through August 12, 2024, the date these consolidated financial statements were available to be issued. The Company did not identify any material subsequent events that required recognition or additional disclosure in these consolidated financial statements except for the following:

On July 30, 2024, the Company was acquired by Acuren Corporation (f/k/a Admiral Acquisition Limited (“Admiral”)), a London Stock Exchange Group PLC listed acquisition vehicle, for approximately $1.88 billion.

On June 20, 2024 (the “Modification Date”), the Company’s Board of Directors decided to accelerate the vesting of all outstanding stock options held by its Canadian employees and make them fully exercisable effective as of June 20, 2024. Stock options that were impacted consisted of 161,144 shares of Tranche A Options, 77,436 shares of Tranche B Options and 28,824 shares of Tranche C Options. The Company applied the modification accounting under ASC 718 and accounted for the change to the vesting condition of Tranche A Options as a Type I (Probable-to-Probable) modification and the change to Tranche B and C Options as a Type III (Improbable-to-Probable) modification. On the Modification Date, unrecognized compensation expense of

ASP Acuren Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)

20. Subsequent Events (cont.)

$1.4 million related to Tranche A Options was immediately recognized. Additionally, the Company recognized compensation expenses of $14.9 million for the aggregated incremental fair value transferred to holders of Tranche A, B and C Options, measured as of the Modification date, as a result of the acceleration of their vesting.

On April 15, 2024, the Company acquired all of the outstanding stock of Advance Coating Solutions, Inc. (“Advance”), a Canadian Company, for $2,902, net of cash acquired. Advance specializes in corrosion prevention and remediation solutions, across a wide range of end markets including mining, refining and processing, storage, and pipelines. The Company has not finalized its accounting for this acquisition and will make appropriate adjustments to the purchase price allocation as valuations are completed.

On April 2, 2024, the Company acquired all of the outstanding stock of ADV Integrity, Inc. (“ADV”), a company located in Magnolia, Texas, for $14,893, net of cash acquired. ADV is a provider of engineering, materials testing and analysis, and technology development. The Company has not finalized its accounting for this acquisition and will make appropriate adjustments to the purchase price allocation as valuations are completed.

On January 30, 2024, the Company acquired all of the outstanding stock of TriQuest Nondestructive Testing Corp. (“TriQuest”), a Canadian company, for $28,552, net of cash acquired. TriQuest provides a wide range of services including conventional and advanced NDT methods and visual inspection services, based in western Canada. The Company has not finalized its accounting for this acquisition and will make appropriate adjustments to the purchase price allocation as valuations are completed.

Acuren Corporation

Condensed Consolidated Balance Sheets

(amounts in thousands, except per share data)

(Unaudited)

	Successor September 30, 2024	Predecessor December 31, 2023
Assets
Current assets
Cash and cash equivalents	$132,458	$87,061
Accounts receivable, net	278,174	233,244
Prepaid expenses and other current assets	16,073	13,608
Total current assets	426,705	333,913
Property, plant and equipment, net	191,172	112,264
Operating lease right-of-use assets, net	27,212	22,441
Goodwill	898,165	511,501
Intangible assets, net	768,693	264,335
Deferred income tax asset	813	2,368
Other assets	15,355	15,793
Total assets	$2,328,115	$1,262,615
Liabilities and Equity
Current liabilities
Accounts payable	$23,208	$23,206
Accrued expenses and other current liabilities	70,805	65,775
Current portion of debt	7,721	7,280
Current portion of lease obligations	16,051	16,623
Total current liabilities	117,785	112,884
Debt, net of current portion	748,294	668,031
Non-current lease obligations	38,317	38,061
Deferred income tax liability	190,536	35,294
Other liabilities	21,820	26,346
Total liabilities	1,116,752	880,616
Commitments and contingencies (Note 14)
Equity
Ordinary stock (Successor), $0 par value; 121,412,515 shares issued and outstanding	—	—
Founder Preferred stock (Successor), $0 par value; 1,000,000 shares issued and outstanding	—	—
Common stock (Predecessor), $0.01 par value; 5,700,000 shares issued and 5,024,802 shares outstanding	—	50
Treasury stock (Predecessor), 7,769 common shares at cost	—	(1,029)
Additional paid-in capital	1,291,826	366,327
Accumulated earnings (deficit)	(91,361)	17,447
Accumulated other comprehensive income (loss)	10,898	(796)
Total equity	1,211,363	381,999
Total liabilities and equity	$2,328,115	$1,262,615

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Acuren Corporation

Condensed Consolidated Statements of Operations and Other Comprehensive Income (Loss)

(amounts in thousands, except per share data)

(Unaudited)

	2024		2023
	Successor July 30 to September 30	Predecessor January 1 to July 29	Predecessor January 1 to September 30
Service revenue	$201,485	$633,866	$779,923
Cost of revenue	152,281	471,881	599,332
Gross profit	49,204	161,985	180,591
Selling, general and administrative expenses	103,835	120,633	135,892
Transaction costs	24,554	5,204	—
Income (loss) from operations	(79,185)	36,148	44,699
Interest expense, net	13,336	39,379	39,066
Loss on extinguishment of debt	—	9,073	—
Other expense (income), net	(600)	(580)	58
Income (loss) before provision for income taxes	(91,921)	(11,724)	5,575
Benefit for income taxes	(2,097)	(8,946)	(2,618)
Net income (loss)	(89,824)	(2,778)	8,193
Other comprehensive income (loss):
Foreign currency translation adjustments	10,898	(18,008)	2,528
Total other comprehensive income (loss)	10,898	(18,008)	2,528
Total comprehensive income (loss)	$(78,926)	$(20,786)	$10,721

Basic loss per Ordinary Share and Founder Preferred Share	$(0.73)	—	—
Diluted loss per Ordinary Share and Founder Preferred Share	$(0.73)	—	—
Basic income (loss) per Common Share	—	$(0.55)	$1.63
Diluted income (loss) per Common share	—	$(0.55)	$1.60
Weighted average Ordinary Shares Outstanding, basic and diluted	121,412,515	—	—
Weighted average Founder Preferred Shares outstanding, basic and diluted	1,000,000	—	—
Weighted average Common Shares Outstanding, basic		5,024,802	5,024,802
Weighted average Common Shares outstanding, diluted		5,024,802	5,118,278

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Acuren Corporation

Condensed Consolidated Statements of Stockholders’ Equity

(amounts in thousands, except per share data)

(Unaudited)

	Successor
	Ordinary Shares	Ordinary Stock	Founder Preferred Shares	Founder Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
Balances at July 30, 2024 (Successor)	53,975,000	$—	1,000,000	$—	$557,427	$(1,537)	$—	$555,890
Net loss	—	—	—	—	—	(89,824)	—	(89,824)
Share-based compensation expense	—	—	—	—	62,802	—	—	62,802
Settlement of derivative liability	—	—	—	—	967	—	—	967
Equity consideration issued in conjunction with Acuren Acquisition	400,000				4,000			4,000
Issuance of ordinary shares and exercise of warrants, net of issuance costs	67,037,515	—	—	—	666,630	—	—	666,630
Other comprehensive income	—	—	—	—	—	—	10,898	10,898
Balances at September 30, 2024 (Successor)	121,412,515	$—	1,000,000	$—	$1,291,826	$(91,361)	$10,898	$1,211,363
	Predecessor
	Common Shares	Common Stock	Treasury Stock	Additional Paid-In Capital	Accumulated Earnings	Accumulated Other Comprehensive Loss	Total
Balances at December 31, 2023 (Predecessor)	5,024,802	$50	$(1,029)	$366,327	$17,447	$(796)	$381,999
Net loss	—	—	—	—	(2,778)	—	(2,778)
Share-based compensation expense	—	—	—	17,858	—	—	17,858
Other comprehensive loss	—	—	—	—	—	(18,008)	(18,008)
Balances at July 29, 2024 (Predecessor)	5,024,802	$50	$(1,029)	$384,185	$14,669	$(18,804)	$379,071
	Predecessor
	Common Shares	Common Stock	Treasury Stock	Additional Paid-In Capital	Accumulated Earnings	Accumulated Other Comprehensive Loss	Total
Balances at December 31, 2022 (Predecessor)	5,024,802	$50	$(1,029)	$511,352	$23,736	$(11,980)	$522,129
Net income	—	—	—	—	8,193	—	8,193
Dividend				(150,000)			(150,000)
Share-based compensation expense	—	—	—	4,111	—	—	4,111
Other comprehensive income	—	—	—	—	—	2,528	2,528
Balances at September 30, 2023 (Predecessor)	5,024,802	$50	$(1,029)	$365,463	$31,929	$(9,452)	$386,961

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Acuren Corporation

Condensed Consolidated Statements of Cash Flows

(amounts in thousands, except per share data)

(Unaudited)

	2024		2023
	Successor July 30 to September 30	Predecessor January 1 to July 29	Predecessor January 1 to September 30
Cash flows from operating activities
Net income (loss)	$(89,824)	$(2,778)	$8,193
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for credit losses	1,005	408	548
Depreciation and amortization	20,431	45,777	71,154
Noncash lease expense	1,249	5,453	6,710
Share-based compensation expense	62,802	17,858	4,111
Amortization of deferred financing costs	486	2,406	2,267
Loss on extinguishment of debt	—	9,073	—
Fair value adjustments on interest rate derivatives	—	3,102	(2,573)
Deferred income taxes	(1,965)	(20,565)	(675)
Other	—	(588)	(85)
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(3,527)	(32,797)	(52,353)
Prepaid expenses and other current assets	(6,674)	(2,829)	(1,239)
Accounts payable	4,696	(9,691)	(2,149)
Accrued expenses and other current liabilities	(7,400)	17,481	197
Operating lease obligations	(1,333)	(5,751)	(6,618)
Other assets and liabilities	1,990	(4,516)	7,337
Net cash provided by (used in) operating activities	(18,064)	22,042	34,825

Cash flows from investing activities:
Purchases of property, plant and equipment	(3,403)	(14,334)	(15,586)
Proceeds from sale of property, plant and equipment	251	1,029	1,251
Acquisition of ASP Acuren, net of cash acquired	(1,827,426)
Acquisition of businesses, net of cash acquired	—	(46,280)	(6,010)
Net cash used in investing activities	(1,830,578)	(59,585)	(20,345)

Cash flows from financing activities:
Borrowings under long-term debt	775,000	30,000	195,000
Repayments of long-term debt	—	(16,346)	(79,563)
Payments of debt issuance costs	(21,355)	—	(2,659)
Principal payments on finance lease obligations	(1,615)	(5,836)	(7,653)
Dividends paid to stockholder	—	—	(150,000)
Proceeds from issuance of ordinary shares and exercise of warrants, net of issuance costs	666,630	—
Net cash provided by (used in) financing activities	1,418,660	7,818	(44,875)

Net effect of exchange rate fluctuations on cash and cash equivalents	5,507	(7,881)	1,973
Net change in cash and cash equivalents	(424,475)	(37,605)	(28,423)

Cash and cash equivalents
Beginning of period	556,933	87,061	62,585
End of period	$132,458	$49,456	$34,162

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 1. Organization

Description of Business

Acuren Corporation (hereinafter referred to as “we,” “our,” “us,” “Acuren,” or “Company”, formerly, Admiral Acquisition Limited) is a leading provider of critical asset integrity services. Acuren operates primarily in North America serving a broad range of industrial markets, most notably chemical, pipeline, refinery, power generation, oilsands, automotive, aerospace, mining, manufacturing, renewable energy, and pulp and paper. Acuren provides these essential and often compliance-mandated (often at customer locations) services in the industrial space and is focused on the recuring maintenance needs of its customers.

Until its acquisition of ASP Acuren Holdings, Inc. (“ASP Acuren”) on July 30, 2024, the Company had neither engaged in any operations nor generated any revenues. On July 30, 2024 (the “Closing Date”), the Company completed the acquisition of ASP Acuren (the “Acuren Acquisition”). See Note 3 — Business Combinations.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The unaudited condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and Securities and Exchange Commission (“SEC”) guidance allowing for reduced disclosure for interim periods. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the interim periods presented. All intercompany accounts and transactions have been eliminated in consolidation. The results of operations of companies acquired are included from the date of acquisition.

Acuren is considered the acquirer of ASP Acuren for accounting purposes and ASP Acuren is the accounting Predecessor. As a result, the Company’s financial statement presentation for the ASP Acuren financial information as of and for the periods presented prior to the Acuren Acquisition date are labeled “Predecessor”. The Company’s financial statements, including ASP Acuren from the Acuren Acquisition date, are labeled “Successor”. The merger was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. Determining the fair value of certain assets and liabilities assumed is judgmental in nature and often involves the use of significant estimates and assumptions. See Note 3 — Business Combinations for more information of the fair values of assets and liabilities recorded in connection with the Acuren Acquisition.

As a result of the application of the acquisition method of accounting as of the Closing Date of the Acuren Acquisition, the accompanying condensed consolidated financial statements include a black line division which indicates a differentiation that the Predecessor and Successor reporting entities shown are presented on a different basis and are, therefore, not comparable. The Predecessor and Successor condensed consolidated financial information presented herein is not comparable primarily due to the impacts of the Acuren Acquisition, including the remeasurement of acquired assets and assumed liabilities are fair value in the Successor consolidated financial statements.

The historical financial information of the Company which was, prior to the Acuren Acquisition, an acquisition vehicle, has not been presented in these financial statements as the historical amounts have not been considered meaningful. As an acquisition vehicle, the Company retained and invested the proceeds from its initial public offering (the “initial IPO”) and the funds were used to pay a portion of the cash consideration for the Acuren Acquisition. The results of operations for any interim period are not necessarily indicative of the results expected for the year. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of ASP Acuren Holdings, Inc. and notes thereto as of and for the period ended December 31, 2023.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 2. Summary of Significant Accounting Policies (cont.)

Update to the Presentation of Cost of Revenue and Selling, General and Administrative Expenses

During the period from January 1, 2024 through July 29, 2024, we changed the presentation of certain costs incurred at our operational sites on our statement of operations. This voluntary change resulted in a reclassification of certain overhead costs, which, although incurred at our operational sites are not directly related to the delivery of our services, from cost of revenue to selling, general and administrative expenses. We believe this presentation is preferable as it will provide greater transparency regarding the true cost of delivery of our services consistent with the principles of ASC 340-40 and better align with how we internally manage our business.

This change in classification has been applied retrospectively to all periods presented and affects selling, general and administrative, cost of revenue, and gross profit. This change in presentation had no impact to service revenue, income from operations, loss before provision for income taxes, provision for income taxes, net income, earnings per share, retained earnings or other components of equity or net assets. In addition, gross profit information in the segment footnote was updated for this change. The impacts of the update to the presentation of certain indirect costs on the Company’s condensed consolidated financial statements for the period from January 1, 2024 through July 29, 2024 (Predecessor) and the nine months ended September 30, 2023 (Predecessor) are reflected below under the Presentation Adjustment column.

	Predecessor
	January 1, 2024 to July 29, 2024
	Prior Presentation	Presentation Adjustment	As Reported
Cost of revenue	$521,484	$(49,603)	$471,881
Gross profit	112,382	49,603	$161,985
Selling general and administrative expenses	71,030	49,603	$120,633
	Predecessor
	Nine months ended September 30, 2023
	Prior Presentation	Presentation Adjustment	As Reported
Cost of revenue	$660,477	$(61,145)	$599,332
Gross profit	119,446	61,145	$180,591
Selling general and administrative expenses	74,747	61,145	$135,892

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on historical experience, known or expected trends and various other assumptions that it believes to be reasonable. Significant items subject to such estimates and assumptions include the carrying amount of acquired property, plant and equipment, intangibles and goodwill, stock-based compensation awards, and the estimated liability for certain self-insured risks. As future events and their effects cannot be predicted with precision, actual results could differ significantly from these estimates, which may cause the Company’s future results to be affected.

Cash and Cash Equivalents

Cash and cash equivalents include cash deposited in banks, demand deposits, money market accounts, and highly-liquid short-term investments with an initial term of three months or less.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 2. Summary of Significant Accounting Policies (cont.)

Revenue

The majority of the Company’s revenues are derived from providing services on a time and material basis and are short-term in nature. Payments are generally due within 45 days of services unless otherwise noted. There are no warranties, refunds, or other similar obligations. Refer to Note 15 — Segment Reporting for disaggregated revenue information.

Cost of revenue

Cost of revenue consists primarily of direct labor. Cost of revenue also includes materials and indirect costs, such as supplies, tools, and depreciation of equipment related to contract performance. In addition, we incur travel, per diem, and hotel costs. Labor costs are recognized as labor hours are incurred in delivering services.

Selling, general and administrative expenses

Selling, general and administrative expenses consist primarily of executive and administrative employee compensation, acquisition related earnout and incentive costs, information systems and technology costs, share-based compensation, rent expense, and management consulting services.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Depreciation and amortization expense on property, plant and equipment is included within cost of revenue or selling, general and administrative expenses based on the nature of the asset. Expenditures for repairs and maintenance that do not extend the useful lives of the related assets are expensed as incurred. Expenditures that significantly improve or extend the life of an asset are capitalized. Upon retirement or disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recorded in income from operations.

Total depreciation expense for property, plant and equipment was recognized as follows:

	2024		2023
	Successor July 30 to September 30	Predecessor January 1 to July 29	Predecessor January 1 to September 30
Cost of revenue	$11,481	$22,123	$40,989
Selling, general and administrative expenses	105	222	670
Total depreciation expense	11,586	22,345	41,659

Intangible Assets

Intangible assets consisting of customer relationships, tradenames and trademarks, and technology have been recorded based on their fair value at the date of acquisition and are amortized over their economic useful lives which range from 1 to 15 years. Amortization expense is recorded in selling, general, and administrative expenses on the condensed consolidated statements of operations and comprehensive income (loss).

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 2. Summary of Significant Accounting Policies (cont.)

Amortization expense recognized on intangibles was as follows:

	2024		2023
	Successor July 30 to September 30	Predecessor January 1 to July 29	Predecessor January 1 to September 30
Selling, general and administrative expenses	$8,845	$23,432	$29,495

Recent Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures, to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The amendments are effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is evaluating the impact the adoption of this guidance will have on its condensed financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures, which is intended to enhance the transparency and decision usefulness of income tax disclosures. Public business entities are required to adopt for annual fiscal periods beginning after December 15, 2024 and early adoption is permitted. The Company is evaluating the impact the adoption of this guidance will have on its condensed financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40), requiring disclosure in the notes to the financial statements for specified information about certain costs and expenses. The ASU is effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027; however early adoption is permitted and can be applied either prospectively or retrospectively. The Company is currently evaluating the impact the adoption of this guidance will have on its condensed financial statements and related disclosures.

Note 3. Business Combinations

Successor Period

On May 21, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which AAL Merger Sub, Inc., a wholly-owned subsidiary, merged with ASP Acuren resulting in ASP Acuren becoming a wholly owned subsidiary of the Company. In accordance with the terms of the Merger Agreement, on July 30, 2024, the Company completed the Acuren Acquisition and obtained control of ASP Acuren and, concurrently changed its name to Acuren Corporation.

The aggregate purchase price consideration transferred to the shareholders of ASP Acuren (the “Sellers”) totaled $1,881 million, which included: i) a cash payment made at the Closing Date of $1,877 million and ii) 0.4 million Acuren British Virgin Islands (“Acuren BVI”) Ordinary Shares of the Company with an estimated fair value of $4 million. The Company funded the cash portion of the purchase price with a combination of $568 million cash on hand, a $775 million senior loan facility (see Note 9 — Debt) and an aggregate of approximately $675 million of gross proceeds from PIPE Financing and Warrant Financing (defined below in Note 4 — Shareholders’ Equity) inclusive of $4.0 million of non-cash rollover equity (see 2024 Capital Raise in Note 4 — Shareholders’ Equity). In conjunction with the debt financing, the Company incurred $19.5 million in debt issuance costs that were recorded as a discount and amortized using the effective interest method over the life of the senior loan facility as well as debt issuance costs of $1.9 million related to the Revolving Credit Facility which will be amortized on a straight-line basis over the 5-year term of the Revolving Credit Facility. In conjunction with the PIPE Financing and Warrant financing, the Company incurred equity issuance costs of $3.7 million that were recorded as a reduction of equity.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 3. Business Combinations (cont.)

The Acuren Acquisition was accounted for under the acquisition method of accounting. The purchase price has been preliminarily allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values, with the exception of deferred income tax assets acquired and liabilities assumed, contract assets and liabilities, certain lease related assets and liabilities, and indemnification assets. The Company has not finalized the purchase price allocation for the Acuren Acquisition as this transaction occurred during the third quarter of 2024. The areas of the purchase price allocation that are not yet finalized are primarily related to the valuation of property and equipment, intangible assets, and income tax related matters. The purchase price allocation is also provisional and subject to adjustment as it relates to a final net working capital settlement adjustment, pursuant to the terms of the Merger Agreement. The Company anticipates it will finalize the purchase price allocation for the Acuren Acquisition, including the final allocation of goodwill to reporting units, during 2025 prior to the end of the measurement period. Through the date the financial statements were available to be issued, there have been no measurement period adjustments that have been identified to date.

The excess of the purchase price over the fair value of the tangible and intangible net assets acquired and liabilities assumed has been recorded as goodwill. The Acuren Acquisition resulted in recorded goodwill as a result of a higher consideration multiple paid relative to prior similar acquisitions driven by maturity and quality of the operations and industry, including workforce, and how the Company expects to leverage this business within the public capital markets to create additional value for its shareholders. The Company has assigned provisional goodwill amounts of approximately $370 million and $524 million to the United States and Canada segments, respectively. The provisional amount of goodwill is not expected to be to be deductible for tax purposes.

The following table summarizes the preliminary fair value of consideration transferred and the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of the Acuren Acquisition:

Cash consideration	$1,876,882
Equity consideration	4,000
Total estimated consideration	$1,880,882
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	49,456
Accounts receivables, net	272,705
Prepaid and other current assets	9,302
Property, plant and equipment, net	197,408
Lease assets	27,530
Intangible assets, net	775,000
Other assets	13,674
Deferred tax asset	813
Accounts payable	(17,035)
Accrued expenses and other current liabilities	(75,011)
Deferred tax liability	(189,972)
Lease obligations	(54,900)
Other liabilities	(22,318)
Total identifiable net assets	986,652
Goodwill	$894,230

The fair value of the acquired trade accounts receivables approximates the carrying value of trade accounts receivables due to the short-term nature of the expected timeframe to collect the amounts due to the Company and the contractual cash flows, which are expected to be collected related to these receivables.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 3. Business Combinations (cont.)

As part of the purchase price allocation, the Company determined the identifiable intangible assets included customer relationships, tradenames and trademarks, and technology. The fair value of the customer relationships and tradenames and trademarks was estimated using variations of the income approach. Specifically, the multi-period excess earnings method was utilized to estimate the fair value of the customer relationships and the relief from royalty method was utilized to estimate the fair value of the tradenames and trademarks. The customer relationships intangible asset pertains to ASP Acuren’s non-contractual relationships with its customers. Tradenames and trademarks relate to the individual acquired subsidiaries’ names and overall consolidated group name and related industry recognition. The cash flow projections were discounted using rates ranging from 10.7% to 11.0%. The cash flows were based on estimates used to price the transaction, including market participant considerations. The discount rates applied to the cash flows were benchmarked with reference to the implied rate of return from the transaction model and the weighted average cost of capital. The fair value of existing technology was estimated under the replacement cost approach, which is based on the cost of a market participant to reconstruct a new asset with equivalent utility. Technology represents ASP Acuren’s advanced inspection technology.

The following table summarizes the preliminary fair value of the identifiable intangible assets:

Customer relationships	$670,000
Tradenames and trademarks	100,000
Technology	5,000
Total Intangible assets	$775,000

The estimated useful lives over which the intangible assets will be amortized are as follows: customer relationships (15 years), tradenames and trademarks (15 years), and technology (5 years).

The fair value of property, plant and equipment was estimated using the cost approach. The cost approach is based on the estimated amount that currently would be required to replace the service capacity of the asset. The estimated amount is based on the cost to a market participant to acquire or construct a substitute asset of comparable utility, adjusted for obsolescence.

Pursuant to the terms of the Merger Agreement, approximately $29.0 million of cash consideration was placed into escrow. The escrow accounts were established for purposes of satisfying any post-closing purchase price adjustments and related expenses as outlined under the Merger Agreement. The escrow account will expire when the Final Closing Statement (as defined in the Merger Agreement) is determined.

In conjunction with a previous acquisition, ASP Acuren was indemnified for certain uncertain tax positions through a funded indemnity escrow account and recognized a liability for an uncertain tax position as well as an indemnification asset as the amount was deemed realizable. In conjunction with the Acuren Acquisition, the Company recognized a liability for an uncertain tax position and an indemnification asset of $12.8 million, which is recorded as a component of other liabilities and other assets, respectively.

In conjunction with the Acuren Acquisition, the Company incurred approximately $14.0 million of transaction expenses prior to the closing. These costs were expensed as incurred and recognized in the income statement of Admiral Acquisition Limited prior to the business combination. Since the Predecessor period for purposes of these financial statements was deemed to be the historical results of ASP Acuren, these transaction costs are not presented in the consolidated statement of comprehensive income (loss) for the Predecessor periods. However, these transaction costs are reflected in the Company’s accumulated deficit balance as of July 30, 2024 (Successor). For the period from July 30, 2024 through September 30, 2024 (Successor), the Company incurred approximately $24.6 million of transaction costs in conjunction with or subsequent to the closing of the Acuren Acquisition which were expensed as incurred and included an investment banking success fee in the amount of $11.6 million that was contingent upon the successful closing of the Acuren Acquisition.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 3. Business Combinations (cont.)

For the period from January 1, 2024 through July 29, 2024 (Predecessor), ASP Acuren incurred pre-acquisition transaction costs of approximately $5.2 million of legal and advisory costs recognized in transaction costs in the Predecessor condensed consolidated statement of operations and other comprehensive income (loss). In addition to the transaction costs that were expensed, ASP Acuren incurred and paid investment banking success fees totaling approximately $40.4 million. These fees were contingent upon the successful completion of the Acuren Acquisition and did not include any future service requirements. As such, these costs are presented “on the line” and are not reflected in either Predecessor or Successor condensed consolidated statements of operations and other comprehensive income (loss). “On the line” describes those expenses triggered by the consummation of a business combination that were incurred by the acquiree, that are not recognized in the results of operations of either the Predecessor or Successor as they are not directly attributable to either period but instead were contingent on the business combination.

As a result of a change in control provision for acquiree stock-based awards, certain unvested stock-based awards immediately vested in conjunction with the Acuren Acquisition, resulting in the immediate recognition of compensation expense of approximately $27.8 million (see Note 13 — Share-based Compensation). As such, both of these costs are presented “on the line” and are not reflected in either Predecessor or Successor condensed consolidated statements of operations and other comprehensive income (loss).

In connection with the Acuren Acquisition, ASP Acuren repaid its existing credit facilities and incurred an aggregate of $9.1 million of loss related to the extinguishment of its existing credit facilities, including the write-off of unamortized borrowing costs, which is reflected as debt extinguishment loss in the Predecessor condensed consolidated statement of operations and other comprehensive income (loss) for the period from January 1, 2024 to July 29, 2024.

The results of operations for ASP Acuren are included in the condensed consolidated financial statements of the Company from the date of Acuren Acquisition. Total revenues of approximately $202.0 million presented in the Successor condensed consolidated financial statements for the period July 30, 2024 through September 30, 2024 is attributable to ASP Acuren of which approximately $109 million and $93 million relate to the Company’s United States and Canada reportable segments, respectively.

The following unaudited pro forma consolidated financial information reflects the results of operations of the Company for the nine months ended September 30, 2024 (Successor) and 2023 (Predecessor) as if the Acuren Acquisition and related financing had occurred as of January 1, 2023, after giving effect to certain purchase accounting and financing adjustments. These amounts are based on financial information of ASP Acuren and is not necessarily indicative of what Company’s operating results would have been had the Acuren Acquisition and related financing taken place on January 1, 2023.

	Successor Nine months ended September 30, 2024	Predecessor Nine months ended September 30, 2023
Net revenue	835,351	779,923
Net loss	(7,697)	(124,522)

Pro forma financial information is presented as if the operations of ASP Acuren had been included in the consolidated results of the Company since January 1, 2023 and gives effect to transactions that are directly attributable to the Acuren Acquisition and related financing. Successor and Predecessor periods have been combined in the pro forma results for the nine months ended September 30, 2024 with pro forma adjustments to adjust for the different basis in accounting between the Successor and the Predecessor. Pro forma adjustments to the nine months ended September 30, 2024 and 2023 include adjustments of $21.6 million and $41.3 million, respectively, consisting primarily of (i) additional depreciation and amortization expense related to the fair value of acquired property and equipment and intangible assets; (ii) interest expense under the Company’s $775 million senior loan facility;

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 3. Business Combinations (cont.)

and (iii) income tax effects of the pro forma adjustments based on a blended U.S. federal and state statutory rate. Additional pro forma adjustments relate to (i) total transaction costs of $5.2 million (Predecessor) and $24.6 million (Successor); (ii) stock compensation expense related to Founder Preferred shares and independent director stock options of $62.5 million (Successor) which vested upon the Acuren Acquisition; and (iii) loss on extinguishment of debt of $9.1 million expensed during the nine months ended September 30, 2024, all of which are reflected in the pro forma nine months ended September 30, 2023 as if the transaction occurred as of January 1, 2023.

Predecessor Period

The following table summarizes the fair values of the assets acquired and liabilities assumed in Business Combinations during the Company’s Predecessor periods:

	Period Ended
	July 29, 2024			September 30, 2023
	ADV	Advance	Triquest	Alloyweld
Total purchase consideration, net of cash acquired	$16,372	$1,985	$29,265	$6,010
Cash	$1,171	$—	$171	$—
Accounts receivable	1,551	235	1,670	638
Prepaids and other current assets	60	197	610	72
Income tax receivable	—	—	293	—
Property, plant and equipment	3,828	139	740	510
Right of use assets	—	—	1,176	—
Intangible assets	5,410	37	16,759	2,300
Accounts payable	(494)	(15)	(223)	(91)
Accrued expenses and other current liabilities	(536)	(30)	(226)	—
Current portion of lease obligations	—	—	(444)	—
Non-current lease obligations	—	—	(785)	—
Deferred tax liabilities	(1,902)	—	(3,966)	—
Net assets acquired	9,088	563	15,775	3,429
Goodwill	7,284	1,422	13,490	2,581
Total purchase consideration	$16,372	$1,985	$29,265	$6,010

Advance Acquisition

On April 15, 2024, the Company acquired certain assets and liabilities of Advance Coating Solutions, Inc (“Advance”), a Canadian Company, for $2.0 million of cash. Advance specializes in corrosion prevention and remediation solutions, across a wide range of end markets including Mining, Refining and Processing, Storage, and Pipelines. This acquisition enhances the Company’s Rope Access Technician Solutions by delivering turnkey corrosion prevention and remediation solutions to customers, across a wide range of end markets. The entire acquired Goodwill balance was assigned to the Canadian reporting unit.

ADV Acquisition

On April 2, 2024, the Company acquired all of the outstanding stock of ADV Integrity, Inc (“ADV”), a company located in Magnolia, Texas, for $16.4 million of cash. ADV is a provider of engineering, materials testing and analysis, and technology development. This acquisition enhances the Company’s service offerings by providing turnkey comprehensive integrity management solutions to customers. The entire acquired Goodwill balance was assigned to the U.S. reporting unit.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 3. Business Combinations (cont.)

TriQuest Acquisition

On January 30, 2024, the Company acquired all of the outstanding stock of TriQuest Nondestructive Testing Corp. (“TriQuest”), a Canadian company, for $29.3 million of cash. TriQuest provides a wide range of services including conventional and advanced NDT methods and visual inspection services, based in western Canada. This acquisition provides the Company with a significant amount of nondestructive testing and visual inspection experience which it can use to broaden its range of services available to customers. The entire acquired Goodwill balance was assigned to the Canadian reporting unit.

Alloyweld Acquisition

On September 13, 2023, the Company acquired substantially all of the assets of Alloyweld Inspection Co. Inc. (“Alloyweld”) for $6.0 million of cash. Alloyweld is a U.S. company that provides nondestructive testing services intended to serve critical industries including aerospace, electronics, medical devices and forensics. The company offers nondestructive testing, welding, brazing and metal finishing services. This acquisition provides the Company with a significant amount of nondestructive testing experience which it can use to broaden its range of services available to customers. The entire acquired Goodwill balance was assigned to the U.S. reporting unit. There were no significant legal, accounting, or other professional fees related to this purchase. The Company finalized the purchase price allocation for the Alloyweld acquisition as of December 31, 2023.

The amounts of revenue and operating income (loss) from Predecessor period acquisitions included in the Company’s condensed consolidated statement of operations and comprehensive income (loss) for the period from July 30 to September 30, 2024 (Successor), and January 1 to July 29, 2024 (Predecessor) and nine months ended September 30, 2023 (Predecessor), are as follows:

	2024		2023
	Successor July 30 to September 30	Predecessor January 1 to July 29	Predecessor January 1 to September 30
Revenue	$10,462	$5,963	$76
Operating income (loss)	1,172	1,048	(5)

Each acquisition from the Company’s Predecessor period was accounted for under the acquisition method of accounting, with the purchase price allocated based on the fair value to the individual assets acquired and liabilities assumed. For each of the finalized acquisitions, the fair value of property, plant and equipment was determined by management using the cost approach. The cost approach is based on the amount that currently would be required to replace the service capacity of the asset. The amount is based on the cost to a market participant to acquire or construct a substitute asset of comparable utility, adjusted for obsolescence. Any leases acquired were revalued upon the acquisition date using the income approach. Under the income approach, the fair value of each lease liability was determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate.

As part of the acquisitions, the Company identified intangible assets consisting of customer relationships, technology, and tradenames. The fair values of the acquired customer relationships intangible assets were determined using the income approach. Specifically, the Company used the multi-period excess earning method to estimate the fair value of customer relationships, which utilized the following significant assumptions and inputs: projected financial information, probability of renewal, contributory asset charges, income tax rates, depreciation, and discount rates, resulting in a non-recurring Level 3 fair value measurement. The fair value of the tradename intangible assets was estimated using the relief from royalty method. The relief from royalty method assumes that, in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of this asset class. The fair value of the technology intangible asset was determined using the cost approach. The cost approach is based on the amount that currently would be required to replace the service capacity of the asset.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 3. Business Combinations (cont.)

For the acquisitions, goodwill is a residual amount attributable to other intangible assets, such as the acquired workforce and the anticipated growth of the acquiree’s market upon implementation of the Company’s business model, which do not qualify as separately recognizable intangible assets. For both the Triquest and ADV acquisitions, the goodwill acquired is not deductible for tax purposes. For both the Advance and Alloyweld acquisitions, the entire balance of acquired goodwill is deductible for tax purposes. The Company finalized the purchase price allocation for 2024 acquisitions as of June 30, 2024 and finalized the purchase price allocation for the 2023 acquisition as of December 31, 2023.

The supplemental pro forma information for each transaction during the Predecessor periods ended July 29, 2024 and Successor periods ended September 30, 2023 in which the transaction was executed was immaterial both individually and in aggregate and, therefore, has not been disclosed. The legal, accounting, or other professional fees related to each transaction during the respective reporting periods were not significant.

Note 4. Shareholders’ Equity

Successor Period

As of September 30, 2024, the Company had 121,412,515 Ordinary Shares and 1,000,000 Founder Preferred Shares issued and outstanding.

Founder Preferred Shares

In connection with the Company’s initial IPO on May 22, 2023, the Company issued 1,000,000 Founder Preferred Shares at $10.50 per share. The Founder Preferred Shares are not mandatorily redeemable and do not embody an unconditional obligation to settle in a variable number of equity shares. As such, the Founder Preferred Shares are classified as permanent equity in the accompanying condensed consolidated balance sheets. The Founder Preferred Shares are not unconditionally redeemable or conditionally puttable by the holder for cash. The Founder Preferred Shares do not have a par value or stated value and thus the Founder Preferred Shares have been recorded in additional paid-in capital.

After the closing date of an acquisition, and if the Average Price (as defined in the Articles of Association) of the Ordinary Shares is at least $11.50 per share for any ten consecutive trading days, the holders of the Founder Preferred Shares will be entitled to receive a dividend in the form of Ordinary Shares or cash, at the option of the Company, equal to 20 percent of the appreciation of the market price of Ordinary Shares issued to Ordinary Shareholders in the initial IPO. In the first year, an Annual Dividend Amount (as defined in the Articles) is payable (if any). The Annual Dividend Amount will be calculated at the end of the calendar year based on the Dividend Price (as defined below) compared to the initial Ordinary Share offering price of $10.00 per Ordinary Share. In subsequent years, the Annual Dividend Amount will be calculated based on the appreciated Dividend Price compared to the highest Dividend Price previously used in calculating the Annual Dividend Amount. For the purposes of determining the Annual Dividend Amount, the Dividend Price is the Average Price per Ordinary Share for the last ten consecutive trading days in the relevant Dividend Period. Upon the liquidation of the Company, an Annual Dividend Amount shall be payable for the shortened Dividend Period and the holders of Founder Preferred Shares shall have the right to a pro rata share (together with holders of the Ordinary Shares) in the distribution of the surplus assets of the Company.

The Founder Preferred Shares will participate in any dividends on the Ordinary Shares on an as converted basis. In addition, commencing on and after consummation of the Acquisition, where the Company pays a dividend on its Ordinary Shares, the Founder Preferred Shares will also receive an amount equal to 20 percent of the dividend which would be distributable on such number of Ordinary Shares. All such dividends on the Founder Preferred Shares will be paid at the same time as the dividends on the Ordinary Shares. Dividends are paid for the term the Founder Preferred Shares are outstanding.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 4. Shareholders’ Equity (cont.)

In the event of a Change of Control occurring at any time after the consummation of the Acquisition, the holders of the Founder Preferred Shares will be entitled to receive, in the aggregate, a one-time dividend equal to the Change of Control Dividend Amount, payable in Ordinary Shares, which equals the aggregate amount determined by adding together each Annual Dividend Amount that would have been payable for each Dividend Period occurring from the date of the consummation of the Change of Control to the last day of the 10th full Financial Year following the completion of the Acquisition. For the purpose of calculating the Annual Dividend Amount, the appreciated Dividend Price will be determined by multiplying the Change of Control Price by 8% per annum.

The Founder Preferred shares will be automatically converted into Ordinary Shares on a one for one basis upon the last day of the tenth full financial year following an Acquisition (the “Conversion”). Each Founder Preferred Share is convertible into one Ordinary Share at the option of the holder until the Conversion. If there is more than one holder of Founder Preferred Shares, a holder of Founder Preferred Shares may exercise its rights independently of any other holder of Founder Preferred Shares.

The Founder Preferred Shares carry the same voting rights as are attached to the Ordinary Shares being one vote per Founder Preferred Share. Additionally, the Founder Preferred Shares alone carry the right to vote on any Resolution of Members required, pursuant to BVI law, to approve any matter in connection with an Acquisition or a merger or consolidation in connection with an Acquisition.

The Company followed ASC 718, Compensation — Stock Compensation to account for the issuance of the Founder Preferred Shares. See Note 13 — Share-based Compensation for further discussion.

Ordinary Shares

In connection with the Company’s initial IPO on May 22, 2023, the Company issued 53,950,000 Ordinary Shares at $10.00 per share.

Warrants

The Company issued 54,975,000 Warrants to the purchasers of both Ordinary Shares and Founder Preferred Shares (including the 25,000 Warrants that were issued to the Independent Non-Founder Directors in connection with their fees). Each Warrant has a term of three years following an Acquisition and entitles a Warrant holder to purchase one-fourth of an Ordinary Share upon exercise. Warrants will be exercisable in multiples of four for one Ordinary Share at a price of $11.50 per whole Ordinary Share. The Warrants are mandatorily redeemable by the Company at a price of $0.01 should the average market price of an Ordinary Share exceed $18.00 for ten consecutive trading days (subject to any prior adjustment in accordance with the terms of the Warrants). The Warrants expire worthless at the end of year three, if not exercised or redeemed. Warrants issued with its Ordinary Shares were determined to be equity classified in accordance with ASC 815, Derivatives and Hedging and ASC 480, Distinguishing Liabilities from Equity. As of September 30, 2024, the Company had 18,264,876 Warrants outstanding.

2024 Capital Raise

Concurrently with the close of the Acuren Acquisition on July 30, 2024, the Company raised cash proceeds of $666.6 million, net of issuance cost of $3.7 million, from the issuance of 57,859,984 Ordinary Shares at $10.00 per share (the “PIPE Financing”) and early exercise of 36,710,124 Warrants at $10.00 per whole Ordinary Share (the “Warrant Financing”). Additionally, the Company issued $4.0 million of Ordinary Shares as purchase consideration in conjunction with the Acuren Acquisition.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 4. Shareholders’ Equity (cont.)

In connection with the Warrant Financing, the Company modified certain Warrants in May 2024. The modified Warrants were not considered to be indexed to the Company’s own stock and therefore, accounted for as a derivative. The modified Warrants were initially and subsequently remeasured at their fair value until they were exercised and settled at the close of Acuren Acquisition through the Warrant Financing. A cumulative loss of $3.5 million related to the change in the fair value of modified Warrants from the initial recognition on May 22, 2024 through the final settlement on July 30, 2024 was included in the accumulated deficit of the Successor as of July 30, 2024.

In connection with the PIPE Financing, the Company received commitments from a limited group of institutional shareholders which was accounted as contingent forward contracts, initially and subsequently recognized at their fair value until they were settled through the issuance of the related Ordinary Shares at the close of Acuren Acquisition. A cumulative loss of $15.6 million related to the change in the fair value of the contingent forward contracts from the initial recognition on May 22, 2024 through the final settlement on July 30, 2024 was included in the accumulated deficit of the Successor as of July 30, 2024.

Note 5. Earnings Per Share

Successor Period

For the Successor period, basic earnings per Ordinary Share excludes dilution and is computed by dividing net income (loss) by the weighted average number of Ordinary Shares outstanding during the period. The Company has determined that its Founder Preferred Shares are a class of Ordinary Shares. Accordingly, the Company used the two-class method of computing earnings per share for Ordinary Shares and Founder Preferred Shares according to participation rights in undistributed earnings. Under this method, net income (loss) is allocated on a pro rata basis to the holders of Ordinary and Founder Preferred Shares.

The following table sets forth the computation of basic and diluted earnings per Ordinary Share and Founder Preferred Shares using the two-class method. The application of the two-class method yields the same dilutive effects applying if-converted to the Founder Preferred Shares given 1:1 participation:

2024
Successor July 30 to September 30
Basic Shares:
Numerator:
Net loss	$(89,824)
Undistributed loss allocated to Founder Preferred Shares	734
Net loss available to Ordinary Share holders	$(89,090)

Denominator:
Weighted average Ordinary Shares outstanding – basic	121,412,515
Weighted average Founder Preferred Shares outstanding – basic	1,000,000
Basic loss per Ordinary Share	$(0.73)
Basic loss per Founder Preferred Share	$(0.73)

Dilutive Shares:
Numerator:
Net loss available to Ordinary Share holders	$(89,090)
Add back: Undistributed loss allocated to Founder Preferred Shares	(734)

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 5. Earnings Per Share (cont.)

2024
Successor July 30 to September 30
Net loss available to Ordinary Share holders	$(89,824)
Denominator:
Weighted average Ordinary Shares outstanding – basic	121,412,515
Add: dilutive securities
Share Options	—
Warrants	—
Convertible founder preferred shares	1,000,000
Weighted average Ordinary Shares outstanding – diluted	122,412,515
Weighted average Founder Preferred Shares outstanding – diluted	1,000,000
Diluted loss per Ordinary Share	$(0.73)
Diluted loss per Founder Preferred Share	$(0.73)

For the Successor period ended September 30, 2024, the Company excluded the following potential dilutive shares from the computation of the diluted earnings per share as the impact would be anti-dilutive: 125,000 Share Options, 18,264,876 shares of Warrants and 1,715,000 shares of unvested RSUs.

Predecessor Period

Basic and diluted earnings per share for the periods from January 1 to July 29, 2024 (Predecessor), and nine months ended September 30, 2023 (Predecessor) were calculated as follows:

	2024	2023
	Predecessor January 1 to July 29	Predecessor January 1 to September 30
Basic Shares:
Numerator:
Net income (loss)	$(2,778)	$8,193
Net income (loss) available to common shares	$(2,778)	$8,193

Denominator:
Weighted average Common Shares Outstanding – basic	5,024,802	5,024,802
Dilutive shares from stock options	—	93,476
Weighted average Common Shares outstanding – diluted	5,024,802	5,118,278
Basic (loss) earnings per Common Share	$(0.55)	$1.63
Diluted (loss) earnings per Common Share	$(0.55)	$1.60

For the period ended July 29, 2024, and September 30, 2023, 228,522 and 67,346 potential dilutive shares related to stock options were excluded from the computation of diluted earnings per share because their effect would be antidilutive.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 5. Earnings Per Share (cont.)

Additionally, the Company had outstanding stock options that were eligible to vest on achievement of certain market thresholds on a change of control. The contingently issuable potential shares are excluded from the computation of basic and diluted earnings per share as the contingency was not met as of the end of each reporting period. These excluded shares are as follows:

	Outstanding as of
	July 29, 2024	September 30, 2023
Tranche B Options	180,828	183,433
Tranche C Options	55,872	55,872

Note 6. Accounts Receivable

Accounts receivables are recorded net of an allowance for credit losses and includes invoiced and accrued but unbilled revenue. Accounts receivable consist of the following:

	Successor September 30, 2024	Predecessor December 31, 2023
Accounts receivables	$214,950	$211,097
Unbilled receivables	64,177	24,388
Allowance for credit losses	(953)	(2,241)
Total accounts receivables, net	$278,174	$233,244

The Company records an allowance for credit losses for accounts receivable based on management’s expected credit losses. Management’s estimate of expected credit losses is based on its assessment of the business environment, customers’ financial condition, historical collection experience, accounts receivable aging, and customer disputes. Changes to the allowance for credit losses are adjusted through credit loss expense, which is included within selling, general and administrative expenses in the condensed consolidated statements of operations and comprehensive income (loss). The following table presents the allowance for credit losses activity:

	Successor September 30, 2024	Predecessor December 31, 2023
Beginning balance	$—	$1,098
Provision	1,005	1,353
Accounts written off	(69)	(226)
Foreign currency translation	17	16
Ending balance	$953	$2,241

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities balances consists of the following:

	Successor September 30, 2024	Predecessor December 31, 2023
Accrued salaries, wages and related employee benefits	$37,910	$31,698
Accrued trade payables	3,726	9,584
Accrued indirect taxes	6,122	4,320
Accrued sales discounts	2,776	4,338
Insurance accruals	5,302	2,965
Income taxes payable	1,628	5,430
Other accrued expenses	13,341	7,440
Total accrued expenses and other current liabilities	$70,805	$65,775

Note 8. Fair Value Measurements

The Company performs fair value measurements by determining the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also establishes a three-level hierarchy that prioritizes the inputs used to measure fair value. The three levels of the hierarchy are defined as follows:

Level 1 —	Unadjusted quoted prices in active markets that are accessible at the measurement dates for identical, unrestricted assets or liabilities.
Level 2 —	Quoted prices for markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.
Level 3 —	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

If the inputs used to measure the financial assets and liabilities fall within the different levels described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying values of cash and cash equivalents, accounts receivable, other receivables, accounts payable, and accrued expenses approximate their fair values because of their short maturity. The fair values of the Company’s revolving line of credit facilities and long-term debt approximate their carrying value as they are based on current lending rates for similar borrowings, assuming the debt is outstanding through maturity, and considering the collateral. The fair values of the Company’s finance lease obligations approximates their carrying amounts based on anticipated interest rates which management believes would currently be available to the Company for similar issuances of debt.

The fair value of the Predecessor’s interest rate swap agreements, existing as of December 31, 2023 and terminated during the nine months September 30, 2024, are determined using standard pricing models and market-based assumptions for all significant inputs, such as yield curves and quoted spot and forward exchange rates. This fair value measurement is based on inputs that are observable either directly or indirectly and thus represents a Level 2 measurement within the fair value hierarchy. Refer to Note 10 - Financial Instruments for further details on the accounting treatment of the swap agreements.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 9. Debt

Debt consists of the following:

	Successor September 30, 2024	Predecessor December 31, 2023
2024 Term loan	$775,000	—
2019 Term loan		686,280
Revolving credit facility		—
Less: Debt issuance costs	(18,985)	(10,969)
Total debt	756,015	675,311
Less: Current portion	(7,721)	(7,280)
Debt, net of current portion	$748,294	$668,031

Successor Period

2024 Credit Agreement

In connection with the close of the Acuren Acquisition, on July 30, 2024, the Company entered into the New Credit Facility by and among AAL Delaware Holdco, Inc., a wholly-owned subsidiary, as the initial borrower, ASP Acuren Holdings, Inc., as a borrower, and any other subsidiaries of Acuren Corporation from time to time party thereto as borrowers, (the “Borrowers”), the guarantors from time to time party thereto, the lenders from time to time party thereto, and Jefferies Finance LLC, as administrative agent and as collateral agent (the “Credit Agreement”). In conjunction with the Credit Agreement, the Company incurred a $775 million seven-year senior secured term loan (the “Term Loan”) and a senior secured term loan facility (the “Term Loan Facility”), which was used to fund a part of the cash portion of the purchase price in the Acuren Acquisition. The Credit Agreement also provides for a $75 million five-year senior secured revolving credit facility of which up to $20 million can be used for the issuance of letters of credit (the “Revolving Credit Facility,” and together with the Term Loan Facility, represent the “2024 Credit Agreement”).

Term loan — The interest rate applicable to the Term Loan is, at the Company’s option, either (1) a base rate plus an applicable margin equal to 2.50% or (2) a secured overnight financing rate (adjusted for statutory reserves) plus an applicable margin equal to 3.50%. The Company may elect the interest period for the Term Loan to be one, three, or six months or twelve months if agreed to by all applicable term loan lenders. Interest on the Term Loan is payable at the end of each interest period except that, if the interest period exceeds three months, interest is payable every three months. Principal payments on the Term Loan will commence on December 31, 2024 and will be made in quarterly installments on the last day of each fiscal quarter in an amount equal to 0.25% of the initial aggregate principal amount of the Term Loan. The Term Loan matures on July 30, 2031. The Company may prepay the Term Loan in whole or in part at any time without penalty, except that any prepayment in connection with a repricing transaction within six months of July 30, 2024 will be subject to 1% prepayment premium. Additionally, subject to certain exceptions, the Term Loan Facility may be subject to mandatory prepayments using the proceeds from non-ordinary course asset dispositions, proceeds from certain incurrences of debt or commencing in 2026, a portion of Company’s annual excess cash flows based upon certain leverage ratios.

Revolving credit facility — The interest rate applicable to borrowings under the Revolving Credit Facility is, at Company’s option, either a base rate plus an applicable margin equal to 2.50% or a secured overnight financing rate (adjusted for statutory reserves) plus an applicable margin equal to 3.50%. The unused portion of the Revolving Credit Facility is subject to a commitment fee of 0.375% or 0.50% based on Company’s first lien net leverage ratio. The Company is also required to pay letters of credit fees on the amounts of outstanding letters of credit plus a fronting fee to the issuing lender and administration fees. Amounts drawn under each letter of credit bear interest at a rate of 3.50% per annum. Funds available under the Revolving Credit Facility may be used for general corporate purposes. The Revolving Credit Facility matures on July 30, 2029.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 9. Debt (cont.)

Letters of credit — As of September 30, 2024, the Company had $5.9 million in stand-by letters of credit issued (as a component of the Revolving Credit Facility), but did not withdraw any amount against the letters of credit.

The 2024 Credit Agreement contains certain customary negative operating covenants (certain of which are not applicable depending on our net leverage ratios), customary restrictive covenants and other customary provisions relating to events of default, including non-payment of principal, interest or fees, breach of covenants, misrepresentations, insolvency proceedings, cross default to other indebtedness of the Borrowers and its subsidiaries in excess of $40.0 million or judgments from creditors of such amount, change of control, and certain events relating to Employee Retirement Income Security Act (“ERISA”) plans. Solely with respect to the Revolving Credit Facility, the Credit Agreement contains a financial covenant for the First Lien Net Leverage Ratio to exceed 5.85 to 1 to be tested as of the last day of any such fiscal quarter only in the event that the total outstanding (excluding undrawn Letters of Credit) is greater than 35% of the total Revolving Credit Commitment.

Obligations under the 2024 Credit Agreement are guaranteed on a senior secured basis, jointly and severally, by Acuren Corporation and substantially all of its U.S. and Canadian subsidiaries. Amounts borrowed under the 2024 Credit Agreement are secured on a first priority basis by a perfected security interest in substantially all of the present and future property (subject to certain exceptions) of the Borrower and each guarantor.

As of September 30, 2024, the Company had $775.0 million of indebtedness outstanding under the Term Loan. The Company incurred an aggregate of $19.5 million in debt issuance costs for the Term Loan that were recorded as a discount and are amortized using the effective interest method over the life of the Term Loan using an effective interest rate of 9.2%. The Company incurred an additional fee of $5.0 million related to a portion of the commitment of funds by the lenders which expired unused upon closing of the Credit Agreement and thus the fee was included in the accumulated earnings of the Successor as of July 30, 2024. As of September 30, 2024, the unamortized debt issuance cost balance was $19.0 million. For the Successor period ended September 30, 2024, the Company recorded total interest expense of $12.2 million, inclusive of the amount of $0.5 million related to the amortization of debt issuance costs.

The Company incurred an aggregate of $1.9 million in debt issuance costs for the Revolving Credit Facility that are amortized over the five-year term of the revolving Credit Facility on a straight-line basis. At of September 30, 2024, the unamortized debt issuance costs balance was $1.8 million recorded on the condensed consolidated balance sheet in Other assets. For the Successor period ended September 30, 2024, the Company recorded an interest expense of $0.1 million for the access to the Revolving Credit Facility.

Predecessor Period

2019 Credit Agreement

On December 20, 2019 the Predecessor entered into a credit agreement (“2019 Credit Agreement”). The Credit Agreement was collateralized by all of the Predecessor’s assets. The 2019 Credit Agreement provided for an initial term loan of $430.0 million and was amended on January 23, 2020, November 19, 2021, and August 15, 2023, providing an additional $15.0 million, $100.0 million and $170.0 million of principal under the term loan. The term loan would have matured on January 23, 2027 and provided for interest at a variable rate which consists of the base rate, as defined in the agreement, plus a SOFR-based applicable rate, which can vary between 3.0% and 4.5% depending on the type of term loan.

The interest rate was 9.5% and 9.7% through Closing Date and as of December 31, 2023, respectively. As of the Closing Date and December 31, 2023, the balance of the term loan was $679.9 million and $686.3 million, respectively. The term loan was reported net of the deferred financing costs of $8.8 million and $11.0 million as of Closing Date and December 31, 2023, respectively.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 9. Debt (cont.)

Revolving credit facility — As of Closing Date and December 31, 2023, the balance of the revolving credit facility was $20.0 million and $0.0 million, respectively. The revolving credit facility had a maturity of October 23, 2026. The revolving credit facility accrued interest as of a variable rate which consists of the base rate, as defined in the agreement, plus a SOFR-based applicable rate, which can vary between 3.0% and 4.5% depending on the net leverage ratio, as defined in the agreement, as well as an unutilized fee of 0.5%. As of July 29, 2024, the interest rate on the revolving credit facility was 9.2%.

Letters of credit — As of December 31, 2023, the Company had issued undrawn letters of credit totaling approximately $5.5 million in connection with various current and expiring insurance policy obligations. The letters of credit reduced the amount available under the Credit Agreement and were considered funded debt for purposes of calculating financial covenants. Fees for letters of credit ranged from 4.0% to 4.5% of the letter of credit amount, depending on the net leverage ratio.

Under the 2019 Credit Agreement, the Predecessor was subject to certain financial and nonfinancial covenants which place restrictions on leverage ratios, among other things. In addition, commencing with the year ending December 31, 2020, the 2019 Credit Agreement required mandatory prepayments of the consolidated excess cash flows, as defined in the agreement, if certain cash flow targets were met. No excess cash flow payments were required through the Closing Date and for the period ended September 30, 2023.

As a result of the Acuren Acquisition, the outstanding amounts under the 2019 Credit Agreement were paid off and the remaining unamortized deferred financing costs of $8.8 million related to the term loan and $0.2 million related to the revolving line of credit were extinguished. For the Predecessor period ended July 29, 2024, the Company recognized a loss of $9.1 million on extinguishment of debt.

Note 10. Financial Instruments

The Company’s risk management strategy utilizes interest rate swap agreements to mitigate interest rate exposure on its variable rate debt. The Company has not designated these derivatives as hedging instruments and reports these agreements at fair value with unrealized gains and losses recorded within interest expense, net within the condensed consolidated statements of operations and comprehensive income (loss) in the reporting period in which the unrealized gains and losses occur.

As of December 31, 2023, the Company had two interest rate agreements acting collectively as a collar with an interest rate floor of 0% and an interest rate cap of 1.92% intended to mitigate the Company’s exposure to an increase in its variable interest rate above 2.375% related to an initial notional amount of $333.8 million of its variable rate debt obligations. If the variable interest rate component exceeds the benchmark amount, the intended effect was to convert the variable interest rate of the notional debt amount to a fixed interest rate.

On March 23, 2023, the Company renegotiated, in advance, a new instrument commencing on February 29, 2024, acting as a collar of a notional amount of $400.0 million, with an interest rate floor of 2.2% and an interest rate cap of 5.0% intended to further mitigate the Company’s exposure to increases in its variable interest rates on its term loans. During the nine months ended September 30, 2024, both interest rate instruments were terminated.

As of September 30, 2024 and December 31, 2023, the Company recorded the gross value of the interest rate derivatives in the amount of $0.0 million and $3.1 million, respectively, in prepaid expenses and other current assets on its condensed consolidated balance sheets. There were no unrealized gains or losses in the fair value of outstanding interest rate agreements recognized as of July 30, 2024 (Predecessor) or September 30, 2024 (Successor). As of September 30, 2023 (Predecessor), the change in the fair value of outstanding interest rate agreements resulted in a net unrealized loss of $2.1 million which is included within interest expense, net.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 11. Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the condensed consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured at the enacted income tax rates expected to apply in the taxable year that the asset or liability is expected to be recovered or settled.

We recorded an income tax benefit of $8.9 million and $2.1 million in the periods from January 1 to July 29, 2024 (Predecessor) and July 30 to September 30, 2024 (Successor), respectively as compared to a benefit of $2.6 million for the nine months ended September 30, 2023 (Predecessor). The effective tax rate, inclusive of discrete items, was 76.3% and 2.3% for the periods from January 1 to July 29, 2024 (Predecessor) and July 30 to September 30, 2024 (Successor), respectively compared to 47.0% for Predecessor period ended September 30, 2023. The change in the effective tax rate is primarily driven by stock-based compensation and transaction costs as a result of the Acuren Acquisition.

Note 12. Leases

The Company accounts for its leases in accordance with ASU 2016-02 (“ASC 842”). The Company determines if an arrangement is or contains a lease at inception, which is the date on which the terms of the contract are agreed to, and the agreement creates enforceable rights and obligations. Under Topic 842, a contract is or contains a lease when (i) explicitly or implicitly identified assets have been deployed in the contract and (ii) the customer obtains substantially all of the economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract. The Company also considers whether its service arrangements include the right to control the use of an asset.

The Company leases real estate facilities from unrelated parties under operating lease agreements that have initial terms ranging from 1 to 20 years. The Company also leases vehicles under finance lease agreements with initial terms of four to five years. Accordingly, the Company recognizes a right-of-use (“ROU”) asset representing the right to use an underlying asset and a lease liability representing the obligation to make lease payments over the lease term for substantially all leases with a lease term greater than 12 months. Operating lease cost is recognized on a straight-line basis over the lease term. Finance lease cost is recognized as a combination of the amortization expense for the ROU assets and interest expense for the outstanding lease liabilities, and results in a front-loaded expense pattern over the lease term.

Supplemental balance sheet information related to leases is as follows:

	Successor September 30, 2024	Predecessor December 31, 2023
Operating Leases
Operating lease right-of-use assets, net	$27,212	$22,441

Current portion of operating lease obligations	6,577	$7,498
Non-current operating lease obligations	19,520	17,773
Total operating lease liabilities	$26,097	$25,271

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 12. Leases (cont.)

	Successor September 30, 2024	Predecessor December 31, 2023
Finance Leases
Equipment, net	$27,851	$28,655

Current portion of finance lease obligations	9,474	$9,125
Non-current finance lease obligations	18,797	20,288
Total finance lease liabilities	$28,271	$29,413

Future undiscounted cash flows for each of the next five years and thereafter and reconciliation to the lease liabilities recognized on the condensed consolidated balance sheets is as follows:

Year Ending December 31,	Operating Leases	Finance Leases
2024 (excluding the nine months ended September 30, 2024)	$2,032	$2,780
2025	8,222	10,814
2026	6,670	8,919
2027	4,560	5,752
2028	2,986	2,580
2029	2,143	550
Thereafter	4,953	—
Total lease payments	$31,566	$31,395
Less imputed interest	(5,469)	(3,124)
Total present value of lease liabilities	$26,097	$28,271

Note 13. Share-Based Compensation

Successor Period

Cash settlement of Tranche C Options

As stipulated in the merger agreement for the Acuren Acquisition, all unvested stock options were immediately vested at the Close Date, including the Tranche C stock options which would not have otherwise become exercisable due to the market condition not being achieved. Both U.S. and Canadian holders of Tranche C stock options (including the director as discussed previously) received cash proceeds totaling $7.4 million at the close, which was recognized as day-one compensation expenses recorded in the condensed consolidated statement of operations and other comprehensive income (loss) in the Successor period. See section below “See Stock Option Plans and Stock Grants” for details of the compensation plan.

Founder Preferred Shares

Because the annual dividend amount associated with the Founder Preferred Shares is determined based on the market price of the Company’s Ordinary Shares, the Company has determined the Founder Preferred Shares is akin to a market condition award settled in shares. The grant-date fair value of any potential future Annual

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 13. Share-Based Compensation (cont.)

Dividend amounted to approximately $72.8 million, which was measured using the Monte Carlo method and took into consideration different share price paths. The following table captures the assumptions used in calculating the issuance date fair value:

Number of securities issued	1,000,000
Vesting period	Immediate
Assumed price upon acquisition	US$10.00
Probability of winding-up	40.50%
Probability of acquisition	59.50%
Time to acquisition	1.17 years
Volatility (post-Acquisition)	46.47%
Risk free interest rate	3.54%

As the right to the annual dividend amount would only be triggered upon an acquisition, an event not considered probable until consummated, no expense was recognized before then. The Acuren Acquisition met the definition of an acquisition. Therefore, at the Closing Date, the Company recognized a one-time, non-cash compensation expenses of approximately $62.3 million, based on their grant-date fair value, net of cash considerations of $10.5 million received from the Founder Entity at the issuance. See Note 4 — Shareholders’ Equity for further discussion.

Share Options

On May 22, 2023, the Company issued 125,000 share options to its Independent Non-Founder Directors to purchase Ordinary Shares of the Company (the “Share Options”). The Share Options have an exercise price of $11.50 per Ordinary Share, subject to such adjustment as the Directors consider appropriate in accordance with the terms of the Option Deeds, and a performance condition of vesting on an acquisition, which is not considered probable until an acquisition has occurred. The grant-date fair value of the share Options was estimated at $1.647 per share. The Acuren Acquisition met the definition of an acquisition and as a result, the Company recognized a one-time, non-cash compensation expenses of $0.2 million.

Restricted Stock Units

Awards of Restricted Stock Units (“RSUs”) are independent of stock option grants and are generally subject to forfeiture if employment terminates prior to vesting. The RSU’s are generally of two types, time-based and market-based and are settled with the shares of the Company’s ordinary shares upon vesting. The time-based awards issued to the Company’s employees primarily vest in equal installments over a three-year service period from the date of grant. The time-based RSUs issued to the Company’s directors vest at the end of the anniversary date of their grant date. Subject to the volume weighted average price of the Company’s ordinary shares reaching $20 per share over a ten consecutive trading day period before the fifth anniversary of the grant date, the market-based awards shall vest upon the later of the first anniversary of the grant date and the calendar day following such a ten-day period.

The grant-date fair value of the time-based awards was determined based on the fair value of the underlying ordinary shares on the grant date. The grant-date fair value of the market-based awards was determined using a Monte Carlo simulation method which takes into consideration different stock price paths. The significant assumptions used to determine the fair value include volatility of 60% and a risk-free interest rate of 3.37%.

During the Successor period ended September 30, 2024, the Company granted 1,750,000 shares of RSU’s at a weighted-average grant date fair value of $8.95 per share, among which 35,000 shares of RSU’s were forfeited prior to September 30, 2024. As of September 30, 2024, there were 882,500 and 832,500 time-based and market-based RSU’s outstanding, respectively. The Company recognized $0.4 million share-based compensation expenses for RSU’s during the Successor period ended September 30, 2024. Total unrecognized compensation expenses related to unvested RSUs as of September 30, 2024 was approximately $15.0 million, which is expected to be recognized over a weighted average period of approximately 2.5 years.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 13. Share-Based Compensation (cont.)

Share-based compensation expenses recognized for all awards during the Successor period ended September 30, 2024 were recorded in Selling, general and administrative expenses in the condensed consolidated statement of operations and other comprehensive income.

Predecessor Period

Stock Option Plans and Stock Grants

On May 17, 2024, the Company reached an agreement with a member of the Company’s Board of Directors to make a one-time cash payment equal to two times the amount of share-based compensation awards entitled at the close of the Acuren Acquisition. In exchange, 42,240 shares of Tranche A Options, 21,120 shares of Tranche B Options, and 12,367 shares of Tranche C Options were forfeited. This transaction resulted in a modification to the share-based compensation awards from equity to liability classification. Because the completion of the Acuren Acquisition was not deemed probable until the actual consummation, no liability was recognized and no change to accounting made as of June 30, 2024. At the close of the Acuren Acquisition, the Company made a total cash payment of $20.8 million to the director to settle the related liability, resulting in incremental compensation expenses of $19.5 million. $17.8 million of the incremental compensation expenses were related to his Tranche A and Tranche B Options where would have become fully vested based on their original vesting conditions. Because the recognition of the expenses was triggered by the consummation of the Acuren Acquisition, they will be presented “on the line” and will not be reflected in either predecessor or successor financial statement periods. The remaining amount was related to his Tranche C Options and recognized as day-one expenses during the successor financial statement period. See further discussion in Successor section above.

On June 20, 2024 (the “Modification Date”), the Company’s Board of Directors decided to accelerate the vesting of all outstanding stock options held by its Canadian employees and make them fully exercisable effective as of June 20, 2024. Stock options that were impacted consisted of 157,844 shares of Tranche A Options, 75,656 shares of Tranche B Options, and 28,824 shares of Tranche C Options. The Company applied the modification accounting under ASC 718 and accounted for the change to the vesting condition of Tranche A Options as a Type I (Probable-to-Probable) modification and the change to Tranche B and C Options as a Type III (Improbable-to-Probable) modification. On the Modification Date, unrecognized compensation expense of $1.2 million related to Tranche A Options was immediately recognized. Additionally, the Company recognized compensation expense of $14.8 million for the aggregated incremental fair value transferred to holders of Tranche A, B, and C Options, measured as of the Modification date, as a result of the acceleration of their vesting.

Subsequent to the modification on June 24, 2024, a significant number of eligible Canadian employees exercised their vested Tranche A, B, and C Options to purchase 262,324 shares of common stock and paid the exercise price with a non-recourse promissory note (“Promissory Note”). The aggregated principal amount of Promissory Notes from employees was $28.3 million, consisting of $19.6 million for exercise prices and $8.7 million for withholding taxes. The Promissory Notes are secured by the equity interest in the common stock, bear interest at the rate of 6% per annum (increased by 3% on an event of default), and are payable on Maturity Date which is defined as the earlier of (i) the date of the closing of (x) the transactions contemplated by that certain Agreement and Plan of Merger, dated May 21, 2024, or (y) any other change of control, (ii) the termination of employment of the Holder, and (iii) the date that is three years from the date of the Promissory Notes. The exercises of these options were not considered substantive until the Promissory Notes were repaid at the close of the Acuren Acquisition on July 30, 2024.

At the close of the Acuren Acquisition on July 30, 2024, Tranche A and B stock options held by U.S. employees and certain Canadian employees whose options were not modified in June 2024 became fully vested based on their original vesting conditions and their Tranche C stock options satisfied the original performance condition but failed to meet the market condition. As a result, the remaining unrecognized compensation expenses of $10.0 million associated with these options at the time of the close was immediately recognized. Because the recognition of the expenses was triggered by the consummation of the Acuren Acquisition, they will be presented “on the line” and will not be reflected in either predecessor or successor financial statement periods.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 13. Share-Based Compensation (cont.)

For the period ended July 29, 2024 and the nine months ended September 30, 2023, the Company recorded approximately $17.9 million and $4.1 million of stock compensation expenses, respectively, which is included in selling, general and administrative expenses.

The Company uses the Black-Scholes option pricing model to determine the fair value of options with service only vesting conditions and the Monte Carlo valuation model to determine the fair value of the option grants with market vesting condition. The following assumptions were used to value the options issued during the nine months ended September 30, 2023 and options modified during the period ended July 29, 2024:

	Predecessor Period ended July 29, 2024	Predecessor Nine months ended September 30, 2023
Weighted average risk-free interest rate	4.20 – 4.90%	3.77 – 5.22%
Expected dividend yield	0%	0%
Expected volatility	40%	40 – 50%
Expected life of options (years)	1.50 – 6.04	1.38 – 5.00

Note 14. Commitments and Contingencies

Legal Proceedings

The Company is involved in matters that involve various claims which have arisen in the normal course of business. The Company does not believe any liabilities that may arise as a result of such claims will have a material adverse effect, individually or in the aggregate, on its business, results of operations, cash flows, or financial condition.

Note 15. Segment Reporting

Operating segments are components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and assessing performance. The Company’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources.

The Company has two operating and reportable segments which are the United States and Canada. The Company has operations in the United Kingdom that are not considered material and are included in the United States reportable segment. Each segment is representative of the operations incurred under the respective geographic territory. Both operating segments provide the same services to a similar base of customers.

The CODM reviews financial information presented at the United States and Canada levels for the purposes of allocating resources and evaluating financial performance. The Company evaluates the performance of its United States and Canada segments based primarily on each segment’s revenue and gross profit.

	Successor
	July 30 to September 30, 2024
	United States	Canada	Corporate & Eliminations	Total
Service revenue	$108,642	$93,137	$(294)	$201,485
Gross profit	31,073	18,131	—	49,204
Depreciation and amortization	12,199	8,232	—	20,431

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 15. Segment Reporting (cont.)

	Predecessor
	January 1 to July 29, 2024
	United States	Canada	Corporate & Eliminations	Total
Service revenue	$363,474	$271,859	$(1,467)	$633,866
Gross profit	108,139	53,846	—	161,985
Depreciation and amortization	28,402	17,375	—	45,777
	Predecessor
	January 1 to September 30, 2023
	United States	Canada	Corporate & Eliminations	Total
Service revenue	$474,297	$306,892	$(1,266)	$779,923
Gross profit	129,918	50,673	—	180,591
Depreciation and amortization	45,706	25,448	—	71,154

Total assets by segment amounted to:

	Successor September 30, 2024	Predecessor December 31, 2023
United States	$2,149,893	$745,925
Canada	178,222	516,690

Note 16. Related Parties

On July 30, 2024, the Company entered into a Consulting Services Agreement with Mariposa Capital, LLC, an affiliate of Sir Martin. Under this agreement, Mariposa Capital, LLC agreed to provide certain services, including corporate development and consulting services, consulting services with respect to mergers and acquisitions, investor relations services, strategic planning consulting services, capital expenditure allocation consulting services, strategic treasury consulting services and such other services relating to the Company as may from time to time be mutually agreed. In connection with these services, Mariposa Capital, LLC is entitled to receive an annual fee equal to $2.0 million, payable in quarterly installments. The initial term of this agreement will terminate on July 30, 2025 and will be automatically renewed for successive one-year terms unless either party notifies the other party in writing of its intention not to renew this agreement no later than 90 days prior to the expiration of the term. This agreement may only be terminated by the Company upon a vote of a majority of our directors. In the event that this agreement is terminated by the Company, the effective date of the termination will be six months following the expiration of the initial term or a renewal term, as the case may be.

The Company is party to an agreement with American Securities, LLC, a related party, for management consulting services including acquisition planning and evaluation, strategic planning, and project management. For the period from July 30 to September 30, 2024 (Successor), and January 1 to July 29, 2024 (Predecessor) and nine months ended September 30, 2023 (Predecessor), the Company expensed $0.3 million $2.5 million and $2.6 million respectively, included in selling, general, and administrative expenses in relation to this agreement. This agreement terminated along with the Acuren Acquisition.

Acuren Corporation
Notes to Condensed Consolidated Financial Statements
(table amounts in thousands, except share and per share data)

Note 16. Related Parties (cont.)

As of September 30, 2024, 1,000,000 Founder Preferred Shares, 18,877,500 Ordinary Shares were held by the Founder Entity. Sir Martin E. Franklin, a Founder and Director, is a beneficial owner and the manager of the Founder Entity and, as such, may be considered to have beneficial ownership of all the Founder Entity’s interests in the Company. RAEF Family Trust, of which Robert A.E. Franklin is a grantor, holds a limited liability company interest in Mariposa Acquisition IX, LLC and, as a result, may be deemed to have a pecuniary interest in approximately 997,150 Acuren BVI ordinary shares and approximately 185,000 Acuren BVI ordinary shares issuable upon conversion of Founder Preferred Shares held by Mariposa Acquisition IX, LLC. James E. Lillie holds a limited liability company interest in Mariposa Acquisition IX, LLC and, as a result, may be deemed to have a pecuniary interest in approximately 1,746,169 Acuren BVI ordinary shares and approximately 92,500 Acuren BVI ordinary shares issuable upon conversion of Founder Preferred Shares held by Mariposa Acquisition IX, LLC.

Note 17. Supplemental Disclosures to Consolidated Statements of Cash Flows

Supplemental cash flow information and schedules of non-cash investing and financing activities (in thousands):

	2024		2023
	Successor July 30 to September 30	Predecessor January 1 to July 29	Predecessor January 1 to September 30
Supplemental disclosure of cash flow information:
Interest paid	$18,519	$32,332	$34,848
Income taxes paid(1)	2,987	14,579	23,105
Supplemental disclosure of non-cash operating, investing, and financing activities:
Equity consideration issued in conjunction with Acuren Acquisition	$4,000	$—	$—
Settlement of derivative liability	967	—	—
Purchase of property and equipment accrued and not yet paid	1,268	2,434	2,423
Increase in lease assets in exchange for lease liabilities:
Operating leases	780	3,467	3,626
Financing leases	1,330	6,064	10,080
Landlord sponsored tenant incentives	165	48	607

____________

(1)      The Company identified an error in the previously reported disclosed amount for Income taxes paid in the Successor period. The disclosure only error was determined to be individually and, in the aggregate, immaterial. However, the Company elected to revise the reporting of the previously disclosed amount of $17,566 which has been corrected to $2,987.

APPENDIX A — ACUREN BVI AMENDED AND RESTATED MEMORANDUM
AND ARTICLES OF ASSOCIATION

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ACUREN CORPORATION

Incorporated the 15th day of December 2022

Amended and restated on the 9th day of May 2023

Amended on the 29th day of July 2024

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

MEMORANDUM OF ASSOCIATION

OF

ACUREN CORPORATION

a company limited by shares

1            NAME

1.1         The name of the Company is Acuren Corporation.

2            STATUS

2.1         The Company is a company limited by shares.

3            REGISTERED OFFICE AND REGISTERED AGENT

3.1         The first registered office of the Company shall be Ritter House, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

3.2         The first registered agent of the Company will be Intertrust Corporate Services (BVI) Limited of Ritter House, Wickhams Cay II, Road Town, Tortola, British Virgin Islands.

3.3         The Company may change its registered office or registered agent by a Resolution of Directors or a Resolution of Members. The change shall take effect upon the Registrar registering a notice of change filed under section 92 of the Act.

4            CAPACITY AND POWER

4.1         The Company has, subject to the Act and any other British Virgin Islands legislation for the time being in force, irrespective of corporate benefit:

(a)         full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)         for the purposes of sub-paragraph (a), full rights, powers and privileges.

4.2         There are subject to Clause 4.1 no limitations on the business that the Company may carry on.

5            NUMBER AND CLASSES OF SHARES

5.1         The Company is authorised to issue an unlimited number of shares each of no par value which may be Ordinary Shares or Founder Preferred Shares.

6            DESIGNATIONS, POWERS, PREFERENCES OF SHARES

6.1         Ordinary Shares confer upon the holders:

(a)         subject to the right of the Founder Preferred Shares in accordance with Article 4 to receive any Annual Dividend Amount, any Change of Control Dividend Amount or any amount pursuant to clause (ii) of Article 4.7 from time to time, the right, together with the holders of the Founder Preferred Shares, to receive all amounts available for distribution and from time to time to be distributed by way of dividend or otherwise in accordance with the Articles;

(b)         in respect of each such Ordinary Share the right to receive notice of, attend and vote as a Member at any meeting of Members, except that each holder of Ordinary Shares does not have a right to vote on any Resolution of Members as provided for by Article 35 (Continuation), Article 41.2 (Merger and Consolidation) and Article 42 (Acquisition), and no right to receive notice of or attend any meeting of Members in respect thereof; and

(c)         the right to a pro rata share (with the holders of Founder Preferred Shares) in the distribution of the surplus assets of the Company on its liquidation as are attributable to the holders of Ordinary Shares in accordance with the Articles.

6.2         Founder Preferred Shares confer upon the holders:

(a)         the right to receive any Annual Dividend Amount, any Change of Control Dividend Amount or any amount pursuant to clause (ii) of Article 4.7 from time to time in accordance with Article 4 of the Articles;

(b)         subject to the right in accordance with Article 4 of the Articles to receive any Annual Dividend Amount, any Change of Control Dividend Amount or any amount pursuant to clause (ii) of Article 4.7 from time to time, the right, together with the holders of the Ordinary Shares, to receive all amounts available for distribution and from time to time to be distributed by way of dividend or otherwise at such time as the Directors shall determine in accordance with the Articles;

(c)         the right to receive notice of, attend and vote as a Member at any meeting of Members and to vote on a Resolution of Members to be passed as a resolution in writing, in accordance with the Articles;

(d)         the right to a pro rata share (with the holders of Ordinary Shares) in the distribution of the surplus assets of the Company on its liquidation as are attributable to the Founder Preferred Shares in accordance with the Articles; and

(e)         the right to require the conversion of their Founder Preferred Shares into Ordinary Shares subject to and in accordance with Article 5.

6.3         For the purposes of Section 9 of the Act, any rights, privileges, restrictions and conditions attaching to any of the Shares as provided for in this Memorandum and the Articles are deemed to be set out and stated in full in this Memorandum.

6.4         The Directors may by a Resolution of Directors redeem, purchase or otherwise acquire all or any of the shares in the Company, with the consent of the Member whose shares are to be redeemed, purchased or otherwise acquired (unless the Company is permitted by any other provision in the Memorandum or the Articles to purchase, redeem or otherwise acquire the shares without such consent being obtained), subject to the Articles.

7            VARIATION OF RIGHTS

7.1         Subject to Clause 7.2, the rights attached to a class of shares as specified in Clauses 6.1 and 6.2 may only, whether or not the Company is being wound up, be varied in such a manner which the Directors determine by Resolution of Directors may have a material adverse effect on such rights, with the consent in writing of the holders of not less than 50 (fifty) per cent. of the issued shares of that class, or by a resolution passed by the holders representing not less than 50 (fifty) per cent. of the votes cast by eligible holders of the issued shares of that class at a separate meeting of the holders of that class. Notwithstanding the foregoing, the Directors may by Resolution of Directors make such variation to the rights of any class of shares that they determine to be necessary or desirable in relation to or in connection with or resulting from an Acquisition (including at any time after the Acquisition has been made) including without limitation in connection with admission to listing on the New York Stock Exchange or any other US exchange or trading market.

7.2         For the purposes of any consent required pursuant to Clause 7.1, the Directors may treat one or more classes of shares as forming one class if they consider that any proposed variation of the rights attached to each such class of shares as specified in Clauses 6.1 and 6.2 would affect each such class in materially the same manner.

8            REGISTERED SHARES

8.1         The Company shall issue registered shares only.

8.2         The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

9            TRANSFER OF SHARES

9.1         A share may be transferred in accordance with the Articles.

10          AMENDMENT OF MEMORANDUM AND ARTICLES

10.1       The Company may amend its Memorandum or Articles by way of a Resolution of Members or in accordance with the Articles.

We, Intertrust Corporate Services (BVI) Limited of Ritter House, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 15th day of December 2022.

Incorporator

Shanica Maduro-Christopher

Authorised Signatory

Intertrust Corporate Services (BVI) Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

ACUREN CORPORATION

Page
1	INTERPRETATION	A-1
2	SHARES	A-7
3	DISAPPLICATION OF PRE-EMPTIVE RIGHTS	A-8
4	DIVIDEND RIGHTS	A-8
5	CONVERSION OF FOUNDER PREFERRED SHARES	A-9
6	DISCLOSURE REQUIREMENTS	A-10
7	CERTIFICATES	A-11
8	LIEN	A-12
9	CALLS IN RESPECT OF SHARES AND FORFEITURE	A-12
10	UNTRACED SHAREHOLDERS	A-13
11	TRANSFER OF SHARES	A-14
12	TRANSMISSION OF SHARES	A-15
13	COMPULSORY TRANSFER	A-15
14	ALTERATION OF SHARES	A-16
15	DISTRIBUTIONS	A-16
16	REDEMPTION OF SHARES AND TREASURY SHARES	A-18
17	MEETINGS AND CONSENTS OF MEMBERS	A-18
18	PROCEEDINGS AT MEETINGS OF MEMBERS	A-21
19	VOTES OF MEMBERS	A-22
20	SQUEEZE OUT PROVISIONS	A-25
21	NUMBER OF DIRECTORS	A-25
22	ALTERNATE DIRECTORS	A-25
23	POWERS OF DIRECTORS	A-26
24	DELEGATION OF DIRECTORS’ POWERS	A-26
25	APPOINTMENT AND RETIREMENT OF DIRECTORS	A-27
26	DISQUALIFICATION AND REMOVAL OF DIRECTORS	A-28
27	DIRECTORS’ REMUNERATION AND EXPENSES	A-28
28	OFFICERS AND AGENTS	A-28
29	DIRECTORS’ INTERESTS	A-29
30	DIRECTORS’ GRATUITIES AND PENSIONS	A-29
31	PROCEEDINGS OF DIRECTORS	A-30
32	INDEMNIFICATION	A-31
33	RECORDS	A-31
34	REGISTERS OF CHARGES	A-33
35	CONTINUATION	A-33
36	SEAL	A-33
37	ACCOUNTS AND AUDIT	A-33
38	CAPITALISATION OF PROFITS	A-34
39	NOTICES	A-34
40	WINDING UP	A-36
41	MERGER AND CONSOLIDATION	A-36
42	ACQUISITION	A-37
43	AMENDMENT OF MEMORANDUM AND ARTICLES	A-37

A-i

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

ARTICLES OF ASSOCIATION

OF

ACUREN CORPORATION

a company limited by shares

1            INTERPRETATION

1.1         In these Articles and the attached Memorandum, the following words shall bear the following meanings if not inconsistent with the subject or context:

Acquisition means an initial acquisition by the Company or by any subsidiary thereof (which may be in the form of a merger, capital stock exchange, asset acquisition, stock purchase, scheme of arrangement, reorganisation or similar business combination) of an interest in an operating company or business, as contemplated by the Prospectus;

Act means the BVI Business Companies Act, 2004 (as amended), and includes the regulations made under the Act;

Admission means the initial admission of the Ordinary Shares to the standard listing segment of the Official List and to trading on the Main Market which occurred on 22 May 2023;

Affiliate has the meaning given to it in Rule 405 under the US Securities Act;

Annual Dividend Amount for each Dividend Period means:

A x B

where:

“A” = an amount equal to 20 per cent. of the increase (if any) in the value of an Ordinary Share, such increase calculated as being the difference between (i) the Dividend Price for the relevant Dividend Period and (ii) (a) if no Annual Dividend Amount has previously been paid, a price of US$10.00 per Ordinary Share, or (b) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Period, provided that in each case such amount is subject to such adjustment either as the Directors determine by Resolution of Directors in the event of a consolidation or sub-division of the Ordinary Shares in issue after the date of Admission or otherwise as determined in accordance with Article 5.4; and

“B” = the Preferred Share Dividend Equivalent;

Appointee has the meaning specified in Article 25.3;

Articles means the articles of association of the Company as the same may be amended, supplemented or otherwise modified from time to time;

Auditors means the auditors from time to time of the Company;

Average Price means, in respect of any Ordinary Share or any other Security, as of any date or relevant period (as applicable): (i) the volume weighted average price for such Security on the London Stock Exchange for such date or relevant period (as applicable) as reported by Bloomberg through its “Volume at Price” function with “Calculation” mode set to “Bloomberg Definition” as reported up to two hours after the respective market closes on such date or each date of the relevant period (as applicable); (ii) if the Directors determine (by a Resolution of Directors) that the London Stock Exchange is not the principal securities exchange or trading market for that Security, the volume weighted average price of that Security for such date or relevant period (as applicable) on the principal securities exchange or trading market on which that

Security is listed or traded as reported by Bloomberg through its “Volume at Price” functions; (iii) if the foregoing do not apply, the last closing trade price or the average of the last closing trade price for each Trading Day of the relevant period (as applicable) of that Security in the over-the-counter market on the electronic bulletin board for that Security as reported by Bloomberg; or (iv) if no last closing trade price is reported for that Security by Bloomberg, the last closing ask price or the average of the last ask price for each Trading Day of the relevant period (as applicable) of that Security as reported by Bloomberg; provided, however, if the Average Price cannot be calculated for that Security on such date or relevant period on any of the foregoing bases, the Average Price of that Security on such date or relevant period shall be the fair market value as mutually determined by the Company and the holders of the majority of outstanding Founder Preferred Shares (acting reasonably);

Bloomberg means Bloomberg Financial Markets;

Board means the board of Directors at any time of the Company or the Directors present at a duly convened meeting of Directors at which a quorum is present;

Business Day means a day (except Saturday or Sunday) on which banks are open for business in London and the BVI;

BVI means the territory of the British Virgin Islands;

Change of Control means (a) the acquisition of Control by any person or party (or by any group of persons or parties who are acting in concert) whether by merger, consolidation or otherwise or (b) any sale, lease or exchange of all or substantially all of the property and assets of the Company, including its goodwill and its corporate franchises (which for the purposes of this definition only, the property and assets of the Company shall include the property and assets of any wholly owned and controlled, directly or indirectly, subsidiary of the Company);

Change of Control Dividend Amount means the aggregate amount determined by adding together each Annual Dividend Amount that would have been payable for each Dividend Period occurring during the Change of Control Dividend Period assuming that (a) the Company does not enter into liquidation during the Change of Control Dividend Period, (b) the Founder Preferred Shares are not converted pursuant to Article 5.1 during the Change of Control Dividend Period, (c) no Change of Control occurs during the Change of Control Dividend Period and (d) the Average Price per Ordinary Share for the last ten consecutive Trading Days of the relevant Dividend Period is determined by multiplying the Change of Control Price by eight per cent. per annum;

Change of Control Dividend Date has the meaning specified in Article 4.5;

Change of Control Dividend Period means the period beginning on the date of the consummation of the Change of Control and ending on the last day of the tenth full Financial Year following the completion of the Acquisition (or if such day is not a Trading Day, the first Trading Day immediately following such day);

Change of Control Price means either (i) the cash amount per Ordinary Share to be received by holders of Ordinary Shares in connection with a Change of Control or (ii) where the amount per Ordinary Share to be received by holders of Ordinary Shares in connection with a Change of Control is in a form other than cash, the Average Price per Ordinary Share for the last ten consecutive Trading Days prior to the consummation of the Change of Control event;

Company means Acuren Corporation incorporated under the Act;

Control means: (i) the power (whether by way of record or beneficial ownership of shares, proxy, contract, agency or otherwise) to: (a) cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the Company, or (b) appoint or remove all, or the majority of the Directors or other equivalent officers of the Company, or (c) give directions with respect to the operating and financial policies of the Company with which the Directors or other equivalent officers of the Company are obliged to comply, and/or (ii) the holding beneficially of more than 50 per cent. of the issued shares of the Company (excluding any issued shares that carry no right to participate beyond a specified amount in a distribution of either profits or capital), but excluding in the case of each of (i) and

(ii) above at any time prior to the completion of the Acquisition, any such power or holding that arises as a result of the issue of Ordinary Shares by the Company in connection with the Acquisition;

Conversion Date has the meaning specified in Article 5.1;

Default Shares has the meaning specified in Article 6.4;

Depositary means Computershare Investor Services PLC, or such other custodian or other person (or a nominee for such custodian or other person) appointed under contractual arrangements with the Company or other arrangements approved by the Board whereby such custodian or other person or nominee holds or is interested in shares of the Company or rights or interests in shares of the Company and issues securities or other documents of title or otherwise evidencing the entitlement of the holder thereof to or to receive such shares, rights or interests, provided and to the extent that such arrangements have been approved by the Board for the purpose of these Articles;

Director means a director of the Company for the time being or, as the case may be, the directors assembled as a Board or committee of such Board;

Disclosure Notice has the meaning specified in Article 6.1;

Dividend Date means the last Trading Day of the relevant Dividend Period;

Dividend Period means, following Admission, each Financial Year, except that:

(a)          in the event of the Company’s entry into liquidation, the relevant Dividend Period will end on the Trading Day immediately prior to the date of commencement of liquidation; and

(b)         in the event of automatic conversion of the Founder Preferred Shares pursuant to Article 5.1, the relevant Dividend Period shall end on the Trading Day immediately prior to the Conversion Date;

Dividend Price means the Average Price per Ordinary Share for the last ten consecutive Trading Days of the relevant Dividend Period;

Document has the meaning set out in Article 39.1;

Dormant Company means a company which does not engage in trade or otherwise carry on business in the ordinary course;

equity security means a share (other than a bonus share) or a right to subscribe for, or to convert securities into, shares in the Company;

ERISA means the US Employee Retirement Income Security Act of 1974, as amended;

executed includes any mode of execution;

FCA means the Financial Conduct Authority of the United Kingdom or any successor;

Financial Year means the financial year of the Company, being from the date of incorporation to 30 November 2023 for the first financial year, from 1 December 2023 to 31 December 2024 for the second financial year, and thereafter each 12 month period ending on 31 December in each year, or such other financial year(s) (each of which may be a 12 month period or any longer or shorter period) as may be determined from time to time by Resolution of Directors and in accordance with any applicable laws and regulations;

Founder Entity means Mariposa Acquisition IX, LLC;

Founder Preferred Share means a convertible preferred share of no par value in the Company having the rights and being subject to the restrictions specified in the Memorandum;

Founders means Sir Martin E. Franklin, Ian G.H. Ashken, Desiree DeStefano, Michael E. Franklin, Robert A.E. Franklin and James E. Lillie, collectively (and each individual, a Founder);

holder, Member or shareholder in relation to shares means the member recorded as a holder of a share in the Company’s Register of Members;

Independent Directors means those Directors of the Board from time to time considered by the Board to be independent for the purposes of the UK Corporate Governance Code (or any other appropriate corporate governance regime complied with by the Company from time to time) together with the chairman of the Board provided that such person was considered by the Board to be independent on appointment for the purposes of the UK Corporate Governance Code (or any other appropriate corporate governance regime complied with by the Company from time to time);

Law means every order in council, law, statutory instrument, rule or regulation for the time being in force concerning companies incorporated in the BVI and affecting the Company (including, for the avoidance of doubt, the Act) in each case as amended, extended or replaced from time to time;

Listing Rules means the listing rules of the FCA as amended from time to time;

London Stock Exchange means the London Stock Exchange plc;

Main Market means the London Stock Exchange’s main market for listed securities (or, if the Ordinary Shares are not at the relevant time admitted to trading on such market, the principal stock exchange or securities market on which the Ordinary Shares are then listed or traded or if the Ordinary Shares are at the relevant time listed or traded (at the request of the Company) on more than one stock exchange or securities market, the stock exchange or securities market on which the Directors determine by Resolution of Directors that Ordinary Shares have the greatest liquidity);

Memorandum means the memorandum of association of the Company, as the same may be amended, supplemented or otherwise modified from time to time;

Office means the registered office of the Company;

Official List means the Official List maintained by the FCA;

Ordinary Share means an ordinary share of no par value in the Company having the rights and being subject to the restrictions specified in the Memorandum;

paid up in relation to shares means fully paid or credited as fully paid, but excludes partly paid shares;

parent has the meaning specified in section 2 of the Act;

Payment Date means a day no later than ten Trading Days after the Dividend Date, except in respect of any Annual Dividend Amount becoming due on the Trading Day immediately prior to the date of commencement of the Company’s liquidation, in which case the Payment Date shall be such Trading Day;

Permitted Transferees means any of the following donees or transferees of Founder Preferred Shares transferred to such donees or transferees by the Founder Entity: (i) a donee that receives Founder Preferred Shares as a bona fide gift made by a Founder Entity; (ii) any of the Directors or Founders (from time to time); (iii) a person immediately related to a Founder or a Director by blood, marriage or adoption in connection with a transfer for estate planning purposes; (iv) any trust that is solely for the benefit of the Founder Entity or any of its Affiliates, or a Permitted Transferee of the Founder Entity or any direct or indirect wholly-owned subsidiary of such trust; and/or (v) any Affiliate or direct or indirect holder of equity, holder of partnership interests or member of a Founder Entity or any of its Affiliates, or a Permitted Transferee of a Founder Entity;

Preferred Share Dividend Equivalent means such number of Ordinary Shares outstanding on:

(a)         the four-month anniversary of the closing of the Acquisition; or

(b)         if the relevant Dividend Date falls before the four-month anniversary of the closing of the Acquisition, such earlier Dividend Date,

in either case including any Ordinary Shares issued pursuant to the exercise of Warrants but excluding any Ordinary Shares issued to shareholders or other beneficial owners of a company or business acquired pursuant to or in connection with the Acquisition (which total number is subject to such adjustment either as determined by Resolution of Directors in the event of a consolidation or sub-division of the Ordinary Shares in issue after the date of Admission or otherwise as determined in accordance with Article 5.4);

Prospectus means the prospectus issued by the Company in connection with Admission;

Register of Members has the meaning specified in Article 2.8;

Registrar means the Registrar of Corporate Affairs of the BVI;

Relevant System means a computer-based system and procedures which enable title to units of a Security (including depositary interests) to be evidenced and transferred without a written instrument, and which facilitate supplementary and incidental matters;

Resolution of Directors means either:

(a)         a resolution approved at a duly convened and constituted meeting of Directors or of a committee of Directors by the affirmative vote of a majority of the Directors present at the meeting who voted and did not abstain; or

(b)         a resolution consented to in writing by such number of Directors as constitutes a majority of the Directors or, in the case of a resolution of a committee of the Directors, consented to in writing by such number of Directors as constitutes a majority of the members of such committee;

Resolution of Members means either:

(a)         a resolution approved at a duly convened and constituted meeting of the Members of the Company by the affirmative vote of a majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted; or

(b)         a resolution consented to in writing by Members representing a majority of the votes of shares entitled to vote thereon;

Sale Share has the meaning specified in Article 10.2;

Seal means any seal which has been duly adopted as the common seal of the Company;

secretary means the secretary of the Company or other person appointed to perform the duties of the secretary of the Company including a joint, assistant or deputy secretary;

Securities means shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire shares or debt obligations, and Security shall be construed accordingly;

Special Resolution of Members means either:

(a)         a resolution approved at a duly convened and constituted meeting of the Members of the Company by the affirmative vote of not less than 75 (seventy five) per cent. of the votes of the shares entitled to vote thereon which were present at the meeting and were voted; or

(b)         a resolution consented to in writing by Members representing not less than 75 (seventy five) per cent. of the votes of shares entitled to vote thereon;

subsidiary has the meaning as specified in section 2 of the Act;

Trading Day means any day on which the Main Market is open for business (other than a day on which the Main Market is scheduled to or does close prior to its regular weekday closing time);

Transfer Notice has the meaning specified in Article 13.2;

Treasury Share means a share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled;

UK Corporate Governance Code means the UK Corporate Governance Code (or equivalent code) issued by the Financial Reporting Council in the United Kingdom from time to time;

US or United States means the United States of America, its territories and possessions, any state in the United States of America and District of Columbia;

US Securities Act means the US Securities Act of 1933, as amended;

US$, USD or United States Dollars means the currency of the United States;

Warrant Instrument means the instrument constituting the Warrants executed by the Company on 16 May 2023 as may be amended and restated from time to time; and

Warrants means the warrants to subscribe for Ordinary Shares issued or to be issued pursuant to the Warrant Instrument.

1.2         A reference to any law, statute or statutory provision, rule or regulation shall, unless the context otherwise requires, be construed as a reference to such law, statute or statutory provision, rule or regulation as the same may have been or may from time to time be amended, modified, extended, consolidated, re-enacted or replaced and shall include any subordinated legislation or regulation made thereunder.

1.3         Words denoting the singular include the plural and vice versa.

1.4         Words denoting a gender include every gender.

1.5         References to persons shall include firms, corporations, partnerships, associations and other bodies of persons, whether corporate or not.

1.6         The word may shall be construed as permissive and the word shall be construed as imperative.

1.7         The word signed shall include a signature or a representation of a signature affixed by mechanical means.

1.8         The words in writing shall mean written, facsimiled, or otherwise electronically transmitted or published in a readable form, printed, photographed or lithographed or represented by any other substitute for writing or partly one or partly another.

1.9         References to something in electronic form shall include:

(a)         something partly in electronic form;

(b)         something, whether or not itself in electronic form:

(i)          made wholly or partly by electronic means; or

(ii)         made wholly or partly by means of something wholly or partly in electronic form.

1.10       References to notice means a notice in writing unless otherwise specifically stated.

1.11       A reference to the Auditors or such other person confirming any matter shall be construed to mean confirmation of their opinion as to such matter whether qualified or not.

1.12       A reference to a Clause, unless the context requires otherwise, is a reference to a clause of the Memorandum and a reference to an Article, unless the context otherwise requires, is a reference to an Article of these Articles.

1.13       Subject to the above provisions any words defined in the Act shall bear the same meaning in these Articles.

1.14       The headings in these Articles are intended for convenience only and shall not affect the construction of these Articles.

2            SHARES

2.1         Shares and other Securities may be issued and options to acquire shares or other Securities may be granted at such times, to such persons, for such consideration and on such terms as the Directors may by Resolution of Directors determine.

2.2         The Company may issue fractions of shares and any such fractional shares shall rank pari passu in all respects with the other shares of the same class issued by the Company.

2.3         Subject to the Law, the Directors may permit the holding of shares of any class in uncertificated form (including in the form of depositary interests or similar interests, instruments or Securities) in such manner as the Directors may determine from time to time.

2.4         The Company may exercise the powers of paying commissions and in such an amount or at such a percentage rate as the Directors may determine. Subject to the provisions of the Law, any such commission may be satisfied by the payment of cash or by the issue of fully or partly paid shares or partly in one way and partly in another. The Company may also on issue of shares pay such brokerage as may be lawful.

2.5         Conversion of shares held in certificated form into shares held in uncertificated form, and vice versa, may be made in such manner as the Directors think fit (subject always to any applicable laws and regulations and the facilities and requirements of any Relevant System). The Company shall maintain the Register of Members in each case as is required by any applicable laws and regulations and the facilities and requirements of any Relevant System.

2.6         The rights conferred upon the holders of any shares of any class issued with preferred, deferred or other rights shall not (unless otherwise expressly provided by the conditions of issue of such shares) be deemed to be varied or abrogated by the creation or issue of further shares ranking pari passu therewith or in the case of Founder Preferred Shares (for the avoidance of doubt) by the creation or issue of Ordinary Shares, or by the exercise of any power under the disclosure provisions requiring Members to disclose an interest in the Company’s shares pursuant to Article 6, the reduction of capital on such shares, the conversion of shares in accordance with these Articles, or by the purchase or redemption by the Company of its own shares or the sale of any shares held as Treasury Shares in accordance with the provisions of the Act.

2.7         No shares may be issued for a consideration which is, in whole or in part, other than money, unless a Resolution of Directors has been passed stating:

(a)         the amount to be credited for the issue of the shares; and

(b)         that, in their opinion, the present cash value of the non-money consideration and money consideration, if any, for the issue is not less than the amount to be credited for the issue of the shares.

A bonus share issued by the Company shall be deemed to have been fully paid for on issue.

2.8         The Company shall keep a register (the Register of Members) containing:

(a)         the names and addresses of the persons who hold shares;

(b)         the number of each class and series of shares held by each Member;

(c)         the date on which the name of each Member was entered in the Register of Members; and

(d)         the date on which any person ceased to be a Member.

2.9         The Register of Members may be in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the Directors otherwise determine, the magnetic, electronic or other data storage form shall be the original Register of Members.

2.10       A share is deemed to be issued when the name of the Member is entered in the Register of Members.

2.11       Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and (except as otherwise provided by these Articles or by law) the Company shall not be bound by or recognise (even when having notice thereof) any interest in any share other than an absolute right of the registered holder to the entirety of a share or fraction thereof.

2.12       On a winding-up of the Company the assets (if any) of the Company available for distribution to Members shall be distributed to the holders of Ordinary Shares and Founder Preferred Shares pro rata to the number of such paid up shares held by each holder relative to the total number of issued and paid up Ordinary Shares as if such paid up Founder Preferred Shares had been converted into Ordinary Shares immediately prior to the winding-up on a one-for-one basis, subject to adjustment in accordance with these Articles.

2.13       The Company may, subject to the provisions of the Act and of these Articles, issue warrants or grant options to subscribe for shares in the Company. Such warrants or options shall be issued upon such terms and subject to such conditions as may be resolved upon by the Board.

3            DISAPPLICATION OF PRE-EMPTIVE RIGHTS

3.1         Section 46 of the Act does not apply to the Company.

4            DIVIDEND RIGHTS

4.1         Commencing from consummation of the Acquisition, and only once the Average Price per Ordinary Share (subject to such adjustment either as the Directors determine by Resolution of Directors in the event of a consolidation or sub-division of the Ordinary Shares in issue after the date of Admission or otherwise as determined in accordance with Article 5.4) for any ten consecutive Trading Days following Admission is at least US$11.50, for the financial year in which the Acquisition completes and for a further ten full financial years, the holders of Founder Preferred Shares will be entitled to receive in aggregate an Annual Dividend Amount in respect of each Dividend Period as calculated in accordance with these Articles, payable in Ordinary Shares or cash, at the sole option of the Company (exercised by Resolution of Directors). If the Company exercises its option to pay such Annual Dividend Amount in Ordinary Shares, then the Annual Dividend Amount shall be divided between the holders of Founder Preferred Shares, pro rata to the number of Founder Preferred Shares held by them on the relevant Dividend Date. The Annual Dividend Amount will be paid on the relevant Payment Date by the issue to each holder of Founder Preferred Shares of such number of whole Ordinary Shares as is equal to the pro rata amount of the Annual Dividend Amount to which they are entitled divided by the Dividend Price (provided that any fractional Ordinary Shares due to a holder resulting from such calculation shall not be issued and such holder shall be entitled to be paid the nearest lower whole number of Ordinary Shares).

4.2         In the event of the Company entering liquidation, the Dividend Date for the relevant Dividend Period shall be the Trading Day immediately prior to the date of commencement of liquidation and accordingly an Annual Dividend Amount shall be calculated as of such Dividend Date and be payable on the relevant Payment Date.

4.3         In the event of an automatic conversion of Founder Preferred Shares occurring in accordance with Article 5.1, the Dividend Date for the relevant Dividend Period shall be the Trading Day immediately prior to the relevant Conversion Date and accordingly an Annual Dividend Amount shall be calculated as of such Dividend Date and be payable on the relevant Payment Date.

4.4         For the avoidance of doubt, any Annual Dividend Amount due in respect of a Dividend Period, including in accordance with Article 4.2 or 4.3, shall be payable in full and shall not be subject to prorating notwithstanding any Dividend Period being longer or shorter than 12 months.

4.5         In the event of a Change of Control occurring at any time after the consummation of the Acquisition, the holders of the Founder Preferred Shares will be entitled to receive, in the aggregate, a one-time dividend equal to the Change of Control Dividend Amount, payable in Ordinary Shares, the Change of Control Dividend Amount being divided between the holders of the Founder Preferred Shares pro rata to the number of Founder Preferred Shares held by them immediately prior to the consummation of the Change of Control

(the “Change of Control Dividend Date”). The Change of Control Dividend Amount shall be paid on the Change of Control Dividend Date by the issue to each holder of Founder Preferred Shares of such number of Ordinary Shares as is equal to the pro rata amount of the Change of Control Dividend Amount to which they are entitled divided by the Change of Control Price.

4.6         In the event an Annual Dividend Amount or a Change of Control Dividend Amount is payable in Ordinary Shares, where the Ordinary Shares (or any interests therein) are listed or traded on any stock exchange or securities market, the Company shall use reasonable endeavours, including the issue of any prospectus, listing document or similar as may be required, to procure that, upon the payment of the Annual Dividend Amount or the Change of Control Dividend Amount, as applicable, the Ordinary Shares arising from such payment (or any interests therein) are promptly admitted to such stock exchange or securities market (or where more than one, all of them) and that any interests in the Ordinary Shares (including depositary interests) be capable of being transferred in a Relevant System.

4.7         In addition to the right to receive an Annual Dividend Amount and the Change of Control Dividend Amount, Founder Preferred Shares confer upon the holders the right, together with the holders of the Ordinary Shares, to receive (i) all amounts available for distribution and from time to time distributed by way of dividend or otherwise at such time as the Directors shall determine by Resolution of Directors, pro rata to the number of fully paid up Ordinary Shares held by the then holders of Ordinary Shares and Founder Preferred Shares, as if for such purpose the Founder Preferred Shares had been converted into Ordinary Shares immediately prior to such distribution plus (ii) commencing from consummation of the Acquisition, an amount equal to 20 per cent. of the dividend which would be distributable on the Preferred Share Dividend Equivalent.

5            CONVERSION OF FOUNDER PREFERRED SHARES

5.1         Each Founder Preferred Share will automatically convert into one Ordinary Share (subject to such adjustment either as the Directors determine by Resolution of Directors in the event of a consolidation or sub-division of the Ordinary Shares in issue after the date of Admission or otherwise as determined in accordance with Article 5.4) upon the earlier of (i) immediately following the Change of Control Dividend Date and (ii) the last day of the tenth full Financial Year following the completion of the Acquisition or, if such day is not a Trading Day, the first Trading Day immediately following such day (the Conversion Date).

5.2         A holder of Founder Preferred Shares may by notice in writing to the Company require the conversion of such number of that holder’s Founder Preferred Shares as is specified in such notice (and, if such notice is silent as to the number of Founder Preferred Shares, that holder shall be deemed to have required the conversion of all of his Founder Preferred Shares), into an equal number of Ordinary Shares (subject to such adjustment either as the Directors determine by Resolution of Directors in the event of a consolidation or sub-division of the Ordinary Shares in issue after the date of Admission or otherwise as determined in accordance with Article 5.4), and in such circumstances those Founder Preferred Shares the subject of such notice shall be converted five Trading Days following receipt of the notice by the Company.

5.3         In the event of a conversion pursuant to Article 5.1 or Article 5.2:

(a)         any share certificates relating to the converted shares shall be cancelled and the Company shall issue to the relevant Member new certificates in respect of the Ordinary Shares which have arisen on the conversion unless the holder elects (or is deemed to have elected) to hold their new Ordinary Shares in uncertificated form;

(b)         subject to the terms of these Articles, the Ordinary Shares arising on conversion shall be credited as paid up and shall rank pari passu with the outstanding Ordinary Shares in issue at the Conversion Date, including as to dividends and other distributions declared, by reference to a record date falling after the Conversion Date; and

(c)         where the Ordinary Shares (or any interests therein) are listed or traded on any stock exchange or securities market the Company shall use reasonable endeavours, including the issue of any prospectus, listing document or similar as may be required, to procure that, upon conversion, the Ordinary Shares arising from such conversion (or any interests therein) are promptly admitted to such stock exchange or securities market (or where more than one, all of them) and that any interests in the Ordinary Shares (including depositary interests) be capable of being transferred in a Relevant System.

5.4         Notwithstanding any other provisions in these Articles, in any circumstances where:

(a)         the Directors or the holders of a majority of the outstanding Founder Preferred Shares consider that an adjustment should be made to (1) any factor relevant for the calculation of the Annual Dividend Amount (including the amount which the Dividend Price per Ordinary Share must meet or exceed in order for the right to an Annual Dividend Amount to commence (initially set at US$11.50)), or (2) any factor relevant for the calculation of the Change of Control Dividend Amount (including the Change of Control Price) or (3) the number of Ordinary Shares into which the Founder Preferred Shares shall convert, or (4) the Preferred Share Dividend Equivalent, whether following a consolidation or sub-division of the Ordinary Shares in issue after the date of Admission or otherwise; or

(b)         the holders of a majority of the outstanding Founder Preferred Shares disagree with any adjustment as determined by the Directors,

the Directors will either (i) make such adjustment as is mutually determined by the Directors and the holders of the majority of the outstanding Founder Preferred Shares (acting reasonably) or (ii) failing agreement within a reasonable time, will at the Company’s expense appoint the Auditors, or such other person as the Directors shall, acting reasonably, determine to be an expert for such purpose, to determine as soon as practicable what adjustment (if any) is fair and reasonable.   Upon determination in either case the adjustment (if any) will be made and will take effect in accordance with the determination.  The Auditors (or such other expert as may be appointed) shall be deemed to act as an expert and not an arbitrator and applicable laws relating to arbitration shall not apply, the determination of the Auditors (or such other expert as may be appointed) shall be final and binding on all concerned and the Auditors (or such other expert as may be appointed) shall be given by the Company all such information and other assistance as they may reasonably require.

5.5         Conversion of the Founder Preferred Shares pursuant to this Article 5 shall be in such manner as may be determined by the Company, including, without limitation, by redemption of such shares and applying the proceeds in the subscription for the applicable number of Ordinary Shares, by means of sub-division and/or consolidation and/or a combination of both (in which case, for the avoidance of doubt, the requisite sub-division and/or consolidation shall be effected pursuant to the provisions of these Articles), by automatically converting the Founder Preferred Shares into Ordinary Shares or by redesignating any such Founder Preferred Shares as Ordinary Shares.

6            DISCLOSURE REQUIREMENTS

6.1         The Company may, by notice in writing (a Disclosure Notice) require a person whom the Company knows to be or has reasonable cause to believe is or, at any time during the 3 (three) years immediately preceding the date on which the Disclosure Notice is issued, to have been interested in any shares:

(a)         to confirm that fact or (as the case may be) to indicate whether or not it is the case; and

(b)         to give such further information as may be required in accordance with Article 6.2.

6.2         A Disclosure Notice may (without limitation) require the person to whom it is addressed:

(a)         to give particulars of his status, domicile, nationality and residency;

(b)         to give particulars of his own past or present interest in any shares (held by him at any time during the 3 (three) year period specified in Article 6.1);

(c)         to disclose the identity of any other person who has a present interest in the shares held by him;

(d)         where the interest is a present interest and any other interest in any shares subsisted during that 3 (three) year period at any time when his own interest subsisted, to give (so far as is within his knowledge) such particulars with respect to that other interest as may be required by the Disclosure Notice; and

(e)         where his interest is a past interest to give (so far as is within his knowledge) like particulars of the identity of the person who held that interest immediately upon his ceasing to hold it.

6.3         Any Disclosure Notice shall require any information in response to such notice to be given within the prescribed period (which is 14 (fourteen) calendar days after service of the notice or 7 (seven) days if the shares concerned represent 0.25 (nought point two five) per cent. or more in number of the issued shares of the relevant class) or such other reasonable period as the Directors may determine.

6.4         If any Member is in default in supplying to the Company the information required by the Company within the prescribed period or such other reasonable period as the Directors determine, the Directors may serve a direction notice on the Member. The direction notice may direct that in respect of the shares in respect of which the default has occurred (the Default Shares) the Member shall not be entitled to attend or vote in meetings of Members or class meetings. Where the Default Shares represent at least 0.25 (nought point two five) per cent. in number of the class of shares concerned the direction notice may additionally direct that dividends on such shares will be retained by the Company (without interest) and that no transfer of the Default Shares (other than a transfer authorised under the Articles) shall be registered until the default is rectified.

6.5         Where Default Shares in which a person appears to be interested are held by a Depositary, the provisions of this Article 6 shall be treated as applying only to those shares held by the Depositary in which such person appears to be interested and not (insofar as such person’s apparent interest is concerned) to any other shares held by the Depositary.

6.6         Where the Member on which a Disclosure Notice is served is a Depositary acting in its capacity as such, the obligations of the Depositary as a Member shall be limited to disclosing to the Company such information relating to any person appearing to be interested in the shares held by it, as has been recorded by it pursuant to the arrangements entered into by the Company or approved by the Board pursuant to which it was appointed as a Depositary.

7            CERTIFICATES

7.1         The Company may (but shall not be obliged to) issue to a Member without payment one certificate for all the shares of each class held by him (and upon transferring a part of his holding of shares of any class to a certificate for the balance of such holding) or several certificates each for one or more of his certificated shares upon payment, for every certificate after the first, of such reasonable sum as the Directors may determine. Every certificate shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up or partly paid thereon. The Company shall not be bound to issue more than one certificate for certificated shares held jointly by several persons and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

7.2         All forms of certificate for shares or any other form of security shall be issued in such manner as the Directors may determine which may include under the Seal, which may be affixed to or printed on it or in such other manner as the Directors may approve, having regard to the terms of allotment or issue of shares, and shall be signed autographically unless there shall be in force a Resolution of Directors adopting some method of mechanical signature in which event the signatures (if authorised by such resolution) may be appended by the method so adopted.

7.3         If a share certificate is defaced, worn out, lost or destroyed it may be renewed on such terms (if any) as to evidence and indemnity and payment of the liability and expenses reasonably incurred by the Company in investigating evidence as the Directors may determine but otherwise free of charge and (in the case of defacement or wearing out) on delivery up of the old certificate.

7.4         Any Member receiving a certificate shall indemnify and hold the Company and its Directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof.

7.5         No provision of these Articles shall apply so as to require the Company to issue a certificate to any person holding such shares in uncertificated form.

7.6         Uncertificated shares of a class are not to be regarded as forming a separate class from certificated shares of that class.

8            LIEN

8.1         The Company shall have a first and paramount lien on every share (not being a paid up share) for all monies (whether presently payable or not) payable at a fixed time or called in respect of that share. The Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article 8. The Company’s lien on a share shall extend to any amount payable in respect of it.

8.2         The Company may sell in such manner as the Directors determine any shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 (fourteen) calendar days after notice has been given to the holder of the share or to the person entitled to it by transmission or operation of the law, demanding payment and stating that if the notice is not complied with the shares may be sold.

8.3         To give effect to a sale the Directors may authorise any person to execute an instrument of transfer of the shares sold to or in accordance with the directions of the purchaser. The title of the transferee to the shares shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

8.4         The net proceeds of the sale after payment of the costs shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue shall (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

9            CALLS IN RESPECT OF SHARES AND FORFEITURE

9.1         Subject to the terms of allotment the Directors may make calls upon the Members in respect of any monies unpaid in respect of their shares and each Member shall (subject to receiving at least 14 (fourteen) calendar days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called in respect of his shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or part and payment of a call may be postponed in whole or part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect whereof the call was made.

9.2         A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

9.3         The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

9.4         If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the calendar day it became due and payable until it is paid; either at the rate fixed by the terms of allotment of the share or in the notice of the call or at such rate not exceeding 15 (fifteen) per cent. per annum as the Directors may determine. The Directors may waive payment of the interest wholly or in part.

9.5         An amount payable in respect of a share on allotment or at any fixed date, whether in respect of the issue price or premium or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call. The Company may accept from a Member the whole or a part of the amount remaining unpaid on any shares held by him although no part of that amount has been called up.

9.6         Subject to the terms of allotment, the Directors may make arrangements on the issue of shares to distinguish between Members as to the amounts and times of payment of calls in respect of their shares.

9.7         If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 (fourteen) calendar days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses which may have been incurred by the Company in respect thereof. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

9.8         If the notice is not complied with any share in respect of which it was given may at any time thereafter before the payment required by the notice has been made be forfeited by a resolution of the Directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

9.9         A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such a manner as the Directors determine either to the person who was before the forfeiture the holder or to any other person and at any time before sale re-allotment or other disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the share to that person.

9.10       A person any of whose shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for any certificated shares forfeited but shall remain liable to the Company for all monies which at the date of forfeiture were presently payable by him to the Company in respect of those shares with interest at the rate at which interest was payable on those monies before the forfeiture and/or at such rate as the Directors may determine from the date of forfeiture until payment and all expenses of the Company but the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

9.11       A declaration under oath by a Director or the secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture or disposal of the share.

10          UNTRACED SHAREHOLDERS

10.1       The Company may sell the share of a Member or of a person entitled by transmission at the best price reasonably obtainable at the time of sale, if:

(a)         during a period of not less than 12 (twelve) years before the date of publication of the advertisements referred to in sub-paragraph (c) of this Article 10.1 (or, if published on two different dates, the first date) (the relevant period) at least three cash dividends have become payable in respect of the share;

(b)         throughout the relevant period no cheque payable on the share has been presented by the holder of, or the person entitled by transmission to, the share to the paying bank of the relevant cheque, no payment made by the Company by any other means permitted by Article 15.8 has been claimed or accepted and, so far as any Director of the Company at the end of the relevant period is then aware, the Company has not at any time during the relevant period received any communication from the holder of, or person entitled by transmission to, the share;

(c)         on expiry of the relevant period the Company has given notice of its intention to sell the share by advertisement in (i) a United Kingdom national daily newspaper (ii) either one newspaper circulated widely in the BVI or the BVI Gazette and (iii) a newspaper circulating in the area of the address of the holder of, or person entitled by transmission to, the share shown in the Register of Members; and

(d)         the Company has not, so far as the Board is aware, during a further period of three months after the date of the advertisements referred to in sub-paragraph (c) of this Article 10.1 (or the later advertisement if the advertisements are published on different dates) and before the exercise of the power of sale received a communication from the holder of, or person entitled by transmission to, the share.

10.2       Where a power of sale is exercisable over a share pursuant to Article 10.1 (a Sale Share), the Company may at the same time also sell any additional share issued in right of such Sale Share or in right of such an additional share previously so issued provided that the requirements of sub-paragraphs (b) to (d) of Article 10.1 (as if the words “throughout the relevant period” were omitted from sub-paragraph (b) and the words “on expiry of the relevant period” were omitted from sub-paragraph (c)) shall have been satisfied in relation to the additional share.

10.3       To give effect to a sale pursuant to Article 10.1 and Article 10.2, the Board may authorise a person to transfer the share in the name and on behalf of the holder of, or person entitled by transmission to, the share, or to cause the transfer of such share, to the purchaser or his nominee and in relation to an uncertificated share may require the operator of any Relevant System to convert the share into certificated form. The purchaser is not bound to see to the application of the purchase money and the title of the transferee is not affected by an irregularity or invalidity in the proceedings connected with the sale of the share.

10.4       The Company shall be indebted to the Member or other person entitled by transmission to the share for the net proceeds of sale and shall carry any amount received on sale to a separate account. The Company is deemed to be a debtor and not a trustee in respect of that amount for the Member or other person. Any amount carried to the separate account may either be employed in the business of the Company or invested as the Board may think fit. No interest is payable on that amount and the Company is not required to account for money earned on it.

11          TRANSFER OF SHARES

11.1       Subject to the terms of these Articles any Member may transfer all or any of his certificated shares by an instrument of transfer in any usual form or in any other form which the Directors may approve. The Directors may, without assigning any reasons therefor, but subject to any applicable laws and regulations and the facilities and requirements of the Relevant System concerned, refuse to register the transfer of a certificated share (whether paid up or not) unless the instrument of transfer is lodged with the Company and is accompanied by any certificates for the shares to which it relates and such other evidence as the Directors may require to show the right of the transferor to make the transfer.

11.2       The Directors may accept such evidence of title of the transfer of uncertificated shares as they determine. The Directors may permit shares (or interests in shares) in uncertificated form (including in the form of depositary interests or similar interests, instruments or Securities) to be transferred by means of a Relevant System of holding and transferring shares (or interests in shares) in uncertificated form in such manner as the Directors may determine from time to time. The Directors shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any Relevant System concerned and these Articles, have power to implement and/or approve any arrangements they may think fit in relation to the evidencing of title to and transfer of interests in shares of the Company in uncertificated form (including in the form of depositary interests or similar interests, instruments or Securities), which may include arrangements restricting transfers, and to the extent such arrangements are so implemented, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent (as determined by the Directors) with the holding or transfer thereof or the shares in the Company represented thereby. Subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any Relevant System concerned and these Articles, the Directors may from time to time take such actions and do such things as they think fit in relation to the operation of any such arrangements, including, without limitation, treating holders of any depositary interests or similar interests relating to shares as if they were the holders directly thereof for the purposes of compliance with any obligations imposed by these Articles.

11.3       If the Directors refuse to register a transfer of a share they shall, within two months after the date on which the instrument of transfer was lodged with the Company, send to the transferor and the transferee notice of the refusal.

11.4       No fee shall be charged for the registration of any instrument of transfer or, subject as otherwise herein provided, any other document relating to or affecting the title to any share.

11.5       The Company shall be entitled to retain any instrument of transfer of a certificated share which is registered but any instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

12          TRANSMISSION OF SHARES

12.1       If a Member dies, the survivor or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only persons recognised by the Company as having any title to his interest; but nothing herein contained shall release the estate of a deceased Member from any liability in respect of any share which had been held by him.

12.2       A person becoming entitled to a share in consequence of the death, bankruptcy or incapacity of a Member may, upon such evidence being produced as the Directors may properly require, elect either to become the holder of the share or to make such transfer thereof as the deceased, bankrupt or incapacitated Member could have made. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to transfer the share he shall execute an instrument of transfer of the share to the transferee. All of the Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the Member and the death, bankruptcy or incapacity of the Member had not occurred.

12.3       A person becoming entitled to a share in consequence of the death, bankruptcy or incapacity of a Member shall have the rights to which he would be entitled if he were the holder of the share except that he shall not before being registered as the holder of the share be entitled in respect of it to attend or vote at any meeting of the Company or at any separate meeting of the holders of any class of shares in the Company.

13          COMPULSORY TRANSFER

13.1       Without limitation to any of their powers under Article 6, the Directors may at any time and from time to time, by notice to such Member, request any Member to provide the Company with such information and evidence as the Directors shall reasonably require in relation to such Member or beneficial owner which relates to or is connected with their holding of or interest in shares in the Company. In the event of any failure of the relevant Member to comply with the request contained in such notice within a reasonable time as determined by the Directors in their sole and unfettered discretion, the Directors may require (to the extent permitted by any applicable laws and regulations and the facilities and requirements of any Relevant System concerned) the transfer by lawful sale, by gift or otherwise as permitted by law of such shares in respect of which, in the reasonable determination of the Directors, such information or evidence in relation to such Member or beneficial owner has not been provided. In the event that the Member cannot locate a purchaser qualified to acquire and hold the shares within such reasonable time as the Directors may determine then the Company may seek to locate (but does not guarantee that it will locate) an eligible purchaser of the shares and shall introduce the selling Member to such purchaser. If no purchaser of the shares is found by the selling Member or located by the Company before the time the Company requires the transfer to be made then the Member shall be obligated to sell the shares at the highest price that any purchaser has offered and the Member agrees that the Company shall have no obligation to the Member to find the best price for the relevant shares.

13.2       In the event that the Directors require the transfer of shares in accordance with Article 13.1 above the Directors will serve a notice (a Transfer Notice) on the relevant Member requiring such person within 28 (twenty eight) calendar days to transfer the applicable shares to another person. On and after the date of such Transfer Notice, and until registration of a transfer of the applicable shares to which it relates the rights and privileges attaching to the relevant shares will be suspended and not capable of exercise. To the extent permitted under, and subject to any applicable laws and regulations and the facilities and requirements of any Relevant System concerned, the Directors may instruct the operator of such Relevant System to convert any uncertificated share which is subject to a Transfer Notice into certificated form.

13.3       Members who do not comply with the terms of any Transfer Notice shall forfeit or be deemed to have forfeited their shares immediately. The Directors, the Company and the duly authorised agents of the Company, including, without limitation, the registrar of the Company, shall not be liable to any Member or otherwise for any loss incurred by the Company as a result of any Member breaching the compulsory transfer restrictions referred to herein and any Member who breaches such restrictions is required under these Articles to indemnify the Company for any loss to the Company caused by such breach.

14          ALTERATION OF SHARES

14.1       Subject to the Act, where the Directors consider it necessary or desirable to undertake any action as is specified in sub-paragraphs (a) to (f) below, the Company may, pursuant to a Resolution of Directors obtained at any time where such action is in relation to, or in connection with or resulting from an Acquisition, or pursuant to a Resolution of Members at any time:

(a)         consolidate and divide all or any of its shares into a smaller number than its existing shares;

(b)         sub-divide its shares, or any of them, into shares of a larger number so, however, that in such sub-division the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as in the case of the share from which the reduced share is derived;

(c)         cancel any shares which at the date of the passing of the resolution have not been taken up or agreed to be taken up by any person;

(d)         convert all or any of its shares denominated in a particular currency or former currency into shares denominated in a different currency, the conversion being effected at the rate of exchange (calculated to not less than three significant figures) current on the date of the resolution or on such other dates as may be specified therein;

(e)         where its shares are expressed in a particular currency or former currency, denominate or redenominate those shares, whether by expressing the amount in units or subdivisions of that currency or former currency, or otherwise; and

(f)          reduce any of the Company’s reserve accounts (including any share premium amount) in any manner.

14.2       Whenever as a result of a consolidation of shares any Members would become entitled to fractions of a share, the Directors may on behalf of those Members, sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company) and distribute the net proceeds of sale in due proportion among those Members. The Directors may authorise some person to execute an instrument of transfer of the shares to or in accordance with the directions of the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

15          DISTRIBUTIONS

15.1       The Directors may, by a Resolution of Directors, authorise a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. For the avoidance of doubt, the requirements of this Article 15.1 shall not apply in respect of any issue of Ordinary Shares to the holders of Founder Preferred Shares in satisfaction of any Annual Dividend Amount or Change of Control Dividend Amount to which such holders are entitled pursuant to Articles 4.1 or 4.5.

15.2       Subject to the terms of these Articles, dividends may be paid in money, shares, or other property.

15.3       The Board may, before declaring any dividend, carry to reserve out of the profits of the Company (including any premiums received upon the issue of debenture or other securities of the Company) such sums as they think proper as a reserve or reserves which shall be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any profits which they may think prudent not to divide.

15.4       All dividends or other distributions (including but not limited to dividends or distributions declared and paid in accordance with Clauses 6.1 and 6.2 of the Memorandum and Articles 2.12, 4.1, 4.5 and 4.7) shall be declared and paid only in respect of paid up shares and the holder of any share or shares not paid up as at the date such dividend is declared or such distribution is authorised shall not be entitled to such dividend or distribution. For the purposes of calculating each holder’s pro rata share of any dividend or distribution paid, reference shall only be had to paid up shares (as at the date the dividend is declared or the distribution authorised) of the class or classes to which the dividend or distribution relates. If any share is issued on terms providing that it shall rank for dividend or other distributions as from a particular date, that share shall rank for dividend or other distribution accordingly.

15.5       Any Resolution of Directors declaring a dividend or a distribution on a share may specify that the same shall be payable to the person registered as the holders of the shares at the close of business on a particular date notwithstanding that it may be a date prior to that on which the resolution is passed and thereupon the dividend or distribution shall be payable to such persons in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend or distribution of transferors and transferees of any such shares.

15.6       Any Resolution of Directors declaring a dividend or other distribution may direct that it shall be satisfied wholly or partly by the distribution of assets, may authorise the issue of fractional certificates, may fix the value for distribution of any assets and may determine that cash shall be paid to any Member upon the footing of the value so fixed in order to adjust the rights of Members and may vest any assets in trustees.

15.7       Notice in writing of any dividend that may have been declared shall be given to each Member in accordance with Article 39 and all unclaimed dividends or other distributions may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed and the Company shall not be constituted a trustee thereof. All dividends unclaimed for 3 years after notice shall have been given to a Member may be forfeited by Resolution of Directors for the benefit of the Company, and shall cease to remain owing by the Company.

15.8       Any dividend or other moneys payable in respect of a share may be paid by electronic transfer or cheque sent by post to the registered address (or in the case of a Depositary, subject to the approval of the Board, such persons and addresses as the Depositary may require) of the person entitled or, if two or more persons are the holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder, to the registered address of the one of those persons who is first named in the Register of Members or to such person and to such address as the person or persons entitled may in writing direct (and in default of which direction to that one of the persons jointly so entitled as the Directors shall determine). Every cheque shall be made payable to the order of the person or persons entitled or to such other person as the person or persons entitled may in writing direct and payment of the cheque shall be a good discharge to the Company. Any joint holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Every cheque is sent at the risk of the person entitled to the payment. If payment is made by electronic transfer, the Company is not responsible for amounts lost or delayed in the course of making that payment.

15.9       The Directors may deduct from any dividend or distribution or other monies, payable to any Member on or in respect of a share, all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to the shares.

15.10     No dividend or distribution or other moneys payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share and no dividend shall be paid on Treasury Shares.

15.11     If, in respect of a dividend or other distribution or other amount payable in respect of a share, on any one occasion:

(a)         a cheque is returned undelivered or left uncashed; or

(b)         an electronic transfer is not accepted,

and reasonable enquiries have failed to establish another address or account of the person entitled to the payment, the Company is not obliged to send or transfer a dividend or other amount payable in respect of that share to that person until he notifies the Company of an address or account to be used for that purpose. If the cheque is returned undelivered or left uncashed or transfer not accepted on two consecutive occasions, the Company may exercise this power without making any such enquiries.

16          REDEMPTION OF SHARES AND TREASURY SHARES

16.1       The Company may purchase, redeem or otherwise acquire and hold its own shares with the consent of the Member whose shares are to be purchased, redeemed or otherwise acquired.

16.2       The purchase, redemption or other acquisition by the Company of its own shares is deemed not to be a distribution where:

(a)         the Company purchases, redeems or otherwise acquires the shares pursuant to a right of a Member to have his shares redeemed or to have his shares exchanged for money or other property of the Company, or

(b)         the Company purchases, redeems or otherwise acquires the shares by virtue of the provisions of section 176 of the Act.

16.3       Sections 60, 61 and 62 of the Act shall not apply to the Company.

16.4       Shares that the Company purchases, redeems or otherwise acquires pursuant to this Article 16 may be cancelled or held as Treasury Shares except to the extent that such shares are in excess of 50 (fifty) per cent. of the issued shares of that class in which case they shall be cancelled but they shall be available for reissue.

16.5       All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the share as a Treasury Share.

16.6       Treasury Shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and Articles) as the Company may by Resolution of Directors determine.

16.7       Where shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than 50 (fifty) per cent. of the votes in the election of directors of the other body corporate, all rights and obligations attaching to the shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

17          MEETINGS AND CONSENTS OF MEMBERS

17.1       The Company shall hold the first annual general meeting within a period of 18 months following the date of an Acquisition. Not more than 15 months shall elapse between the date of one annual general meeting and the date of the next, unless such period is extended, or such requirement is waived, by a Resolution of Members.

17.2       Any Director may convene a meeting of the Members at such times and in such manner and places within or outside the BVI as the Director considers necessary or desirable.

17.3       Upon the written request of Members entitled to exercise 30 (thirty) per cent. or more of the voting rights in respect of the matter for which the meeting is requested the Directors shall convene a meeting of the Members.

17.4       The Director convening a meeting shall give not less than 10 (ten) calendar days’ written notice of a meeting of the Members to:

(a)         those Members who are entitled to vote at the meeting; and

(b)         the other Directors.

17.5       A meeting of Members held in contravention of the requirement to give notice is valid if Members holding at least 90 (ninety) per cent. of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member at the meeting shall constitute a waiver in relation to all the shares which that Member holds.

17.6       The inadvertent failure of a Director who convenes a meeting to give notice of a meeting to a Member or another Director, or the fact that a Member or another Director has not received notice, does not invalidate the meeting.

17.7       If the Board considers that it is impractical or unreasonable for any reason to hold a meeting of Members at the time or place specified in the notice calling the meeting of Members, it may move and/or postpone the meeting of Members to another time and/or place. Notice of the business to be transacted at such moved and/or postponed meeting is not required. The Board must take reasonable steps to ensure that Members trying to attend the meeting of Members at the original time and/or place are informed of the new arrangements for the meeting of Members. Proxy forms can be delivered as specified in Article 19.10 until 48 (forty eight) hours before the rearranged meeting. Any postponed and/or moved meeting may also be postponed and/or moved under this Article 17.

17.8       In these Articles:

(a)         a “physical meeting” means a general meeting held and conducted by physical attendance by members and/or proxies at a particular place; and

(b)         a “hybrid meeting” means a general meeting held and conducted by both physical attendance by members and/or proxies at a particular place and by members and/or proxies also being able to attend and participate by electronic means without needing to be in physical attendance at that place.

17.9       The Directors may decide in relation to any general meeting (including a postponed or adjourned meeting) whether the general meeting is to be held as a physical meeting or as a hybrid meeting and shall, for the avoidance of doubt, be under no obligation to convene a meeting as a hybrid meeting whatever the circumstances.

17.10     Subject to the requirements of the Act, the Directors may make such arrangements as they may decide in connection with the facilities for participation by electronic means in a hybrid meeting. In the case of a hybrid meeting, the provisions of these Articles shall be treated as modified to permit any such arrangements and, in particular:

(a)         references in these Articles to attending and being present at the meeting, including in relation to the quorum for the meeting and the right to vote at the meeting, shall be treated as including participating in the meeting by electronic means;

(b)         the meeting shall be duly constituted and its proceedings valid if the chairman of the meeting is satisfied that adequate facilities have been made available so that all persons (being entitled to do so) attending the hybrid meeting by electronic means, may:

(i)          participate in the business for which the meeting has been convened;

(ii)         hear all persons who speak at the meeting; and

(iii)        be heard by all other persons present at the meeting,

but under no circumstances shall the inability of one or more members or proxies to access, or continue to access, the facilities for participation in the meeting despite adequate facilities being made available by the Company, affect the validity of the meeting or any business conducted at the meeting, provided that the meeting is quorate;

(c)         all resolutions put to members at a hybrid meeting, including in relation to procedural matters, shall be decided on a poll;

(d)         the Directors may authorise any voting application, system or facility in respect of the electronic platform for the hybrid meetings as they may see fit; and

(e)         if it appears to the chairman of the meeting that the electronic facilities for a hybrid meeting have become inadequate for the purpose of holding the meeting then the chairman of the meeting may, with or without the consent of the meeting, interrupt or adjourn the meeting (before or after it has started) and the provisions in Article 18.7 shall apply to any such adjournment. All business conducted at the hybrid meeting up to the point of the adjournment shall be valid.

17.11     In relation to electronic participation at a general meeting, the right of a member to participate electronically shall include without limitation the right to speak, vote on a poll, be represented by a proxy and have access (including electronic access) to all documents which are required by the Act or these Articles to be made available at the meeting.

17.12     If, after the sending of notice of a hybrid meeting but before the meeting is held (or after the adjournment of a hybrid meeting but before the adjourned meeting is held), the Board considers that it is impracticable or unreasonable to hold the meeting at the time specified in the notice of meeting using the electronic facilities stated in the notice of meeting or made available prior to the meeting, they may change the meeting to a physical meeting, change the electronic facilities (and make details of the new facilities available in the manner stated in the notice of meeting), and/or postpone the time at which the meeting is to be held.

17.13     An adjourned general meeting or postponed general meeting may be held as a physical meeting or a hybrid meeting irrespective of the form of the general meeting which was adjourned or postponed.

17.14     The Directors or the chairman of the meeting may make any arrangement and impose any requirement or restriction they or he considers appropriate to ensure the security of a hybrid meeting including, without limitation, requirements for evidence of identity that is:

(a)         necessary to ensure the identification of those taking part and the security of the electronic communication, and

(b)         proportionate to those objectives.

17.15     The Board may make such arrangements as it shall consider to be appropriate for any of the following purposes:

(a)         to regulate the level of attendance at any place specified for the holding of a general meeting or any adjournment of such a meeting;

(b)         to ensure the safety of people attending at any such place, including without limitation deciding that physical attendance at a meeting by a Member or a proxy should be prohibited for public health reasons; or

(c)         to facilitate attendance at such meeting or adjournment,

and may from time to time vary any such arrangements or make new arrangements in their place. Such arrangements may include, without prejudice to the generality of the foregoing, the issue of tickets or the use of some random means of selection or otherwise as the Board shall consider to be appropriate.

18          PROCEEDINGS AT MEETINGS OF MEMBERS

18.1       The quorum of any meeting of Members shall be one Member present in person or by proxy and entitled to vote.

18.2       A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and all Members participating in the meeting are able to hear or read what is said or communicated by each other.

18.3       If a quorum is not present within half an hour from the time appointed for the meeting (or such longer period as the chairman of the meeting may think fit and allow), or if during a meeting such a quorum ceases to be present, the meeting, if convened by or upon the requisition of Members, shall be dissolved. If otherwise convened, it shall stand adjourned to such day, time and place as the chairman may determine or as otherwise may be specified in the original notice of meeting and, if at such adjourned meeting a quorum is not present within five minutes from the time appointed for the holding of the meeting, those Members present in person or by proxy shall be a quorum.

18.4       The chairman may invite any person to attend and speak at any meeting of Members of the Company where he considers this will assist in the deliberations of the meeting. The Directors may attend and speak at any meeting of Members and at any separate meeting of the holders of any class or series of shares.

18.5       The notice of meeting may also specify a time (which shall not be more than 48 (forty eight) hours before the time fixed for the meeting) by which a person must be entered on the Register of Members in order to have the right to attend or vote at the meeting. Changes to entries on the Register of Members after the time so specified in the notice shall be disregarded in determining the rights of any person to so attend or vote.

18.6       The Directors may determine that those persons who are entered on the Register of Members at the close of business on a day determined by the Directors (which may not be more than 21 (twenty one) calendar days before the date on which the notices of meeting were sent) shall be the persons who are entitled to receive notice.

18.7       The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place. When a meeting is adjourned for 14 (fourteen) calendar days or more, at least 7 (seven) calendar days’ notice shall be given specifying the day, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any such notice.

18.8       At any meeting of Members, the chairman (if any) of the Board or, if he is absent or unwilling, any one of the other Directors present at the meeting (as determined by the Director(s) present or, in the absence of such determination, by the Members present), shall preside as chairman of the meeting. If none of the Directors are present or are present but unwilling to preside, the Members present and entitled to vote shall choose one of their number to preside as chairman of the meeting.

18.9       At any meeting of the Members the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

18.10     The demand for a poll may be withdrawn before the poll is taken but only with the consent of the chairman. A demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

18.11     A poll shall be taken as the chairman directs and he may appoint scrutineers (who need not be Members) and fix a day, time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

18.12     A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such day, time and place as the chairman directs not being more than 30 (thirty) calendar days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. Subject to Article 18.10, if a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

18.13     No notice need be given of a poll not taken forthwith if the day, time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least 7 (seven) calendar days’ notice shall be given specifying the day, time and place at which the poll is to be taken.

18.14     In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall not be entitled to a casting vote in addition to any other vote he may have.

18.15     The provisions of this Article 18 in relation to any meeting of Members shall apply equally to any separate meeting of a class of Members.

19          VOTES OF MEMBERS

19.1       Subject to any rights or restrictions attached to any shares or class of shares and to the provisions of the Articles:

(a)         on a show of hands every Member who is present in person (or in the case of corporations, present by a duly authorised representative) or by proxy shall have one vote; and

(b)         on a poll every Member present in person (or in the case of corporations, present by a duly authorised representative) or by proxy shall have one vote for every share of which he is the holder.

19.2       The following applies where shares are jointly owned:

(a)         if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;

(b)         if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)         if two or more of the joint owners are present in person or by proxy they must vote as one and in the event of disagreement between any of the joint owners of shares then the vote of the joint owner whose name appears first (or earliest) in the Register of Members in respect of the relevant shares shall be recorded as the vote attributable to the shares.

19.3       A Member in respect of whom an order has been made by any court having jurisdiction (whether in the BVI or elsewhere) in matters concerning mental disorder may vote, whether by a show of hands or by a poll, by his attorney, receiver or other person authorised in that behalf appointed by that court, and any such attorney, receiver or other person may vote by proxy. Evidence to the satisfaction of the Board of the authority of the person claiming to exercise the right to vote shall be deposited at the Office, or at such other place within the BVI as is specified in accordance with these Articles for the deposit of instruments of proxy, before the time appointed for holding the meeting or adjourned meeting or the holding of a poll at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

19.4       Unless the Directors otherwise decide, no Member shall be entitled to vote at any meeting of Members or at any separate meeting of the holders of any class of shares in the Company, either in person or by proxy, in respect of any share held by him or to exercise rights as a holder of shares unless all calls and other sums presently payable by him in respect of shares of which he is the holder or one of the joint holders have been paid.

19.5       No Member shall, if the Directors so determine, be entitled in respect of any share held by him to attend or vote (either personally or by representative or by proxy) at any meeting of Members or separate class meeting of the Company or to exercise any other right conferred by membership in relation to any such meeting if he or any other person appearing to be interested in such shares has failed to comply with a Disclosure Notice within 14 (fourteen) calendar days, in a case where the shares in question represent at least 0.25 (nought point two five) per cent. of their class, or within 7 (seven) calendar days, in any other case, from the date of such Disclosure Notice. These restrictions will continue until the information required by the notice is supplied to the Company or until the shares in question are transferred or sold in circumstances specified for this purpose in these Articles.

19.6       No objection shall be raised to the entitlement of any voter or to any person to vote as he did except at the meeting or adjourned meeting or poll at which the vote objected to is or may be tendered, and every vote not disallowed at such meeting or poll shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

19.7       On a poll, a person entitled to more than one vote need not if he votes, use all his votes or cast all votes he uses in the same way.

19.8       A Member may appoint another person as his proxy to exercise all or any of his rights to attend and to speak and vote at a meeting of the Company. A proxy need not be a Member. A Member may appoint more than one proxy to attend on the same occasion, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him. When two or more valid but differing appointments of proxy are delivered or received for the same share for use at the same meeting, the one which is last validly delivered or received (regardless of its date or the date of its execution) shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share.

19.9       The instrument appointing a proxy shall be in writing in any usual form (or in another form approved by the Board) under the hand of the appointer or his attorney duly authorised in writing or if the appointer is a corporation, either under its common seal or under the hand of an officer or attorney so authorised.

19.10     The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed or a notarially certified copy of such power or authority shall be:

(a)         delivered to the Office or at such other place as is specified for that purpose in the notice of meeting or in the instrument of proxy issued by the Company not less than 48 (forty eight) hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote;

(b)         given by email or any other electronic method to the address of the Company specified for that purpose in the notice of the meeting or in the instrument of proxy issued by the Company not less than 48 (forty eight) hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote and subject to the need to deposit any power of attorney or other authority (if any) under which an instrument of proxy is signed, an instrument so given shall be deemed to be duly deposited. However any power of attorney or other authority (if any) under which an instrument of proxy is executed, or a notarially certified copy of such power or authority, shall not be given by email or any other electronic method;

(c)         in the case of a poll taken more than 48 hours after it is demanded, delivered as required by sub-paragraph (a) or (b) of this Article 19.10 not less than 24 (twenty four) hours before the time appointed for the taking of the poll; or

(d)         in the case of a poll not taken immediately but taken not more than 48 (forty eight) hours after it was demanded, the time at which it was demanded,

and in default and unless the Board directs otherwise, the instrument of proxy shall not be treated as valid.

19.11     No instrument appointing a proxy shall be valid after the expiration of 12 months from the date named in it as the date of its execution, except at an adjourned meeting or on a poll demanded at a meeting or an adjourned meeting in cases where the meeting was originally held within 12 months from such date. Notwithstanding this Article, the Directors may accept the appointment of a proxy at any time prior to holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote.

19.12     Without limiting the foregoing, in relation to any shares which are held in uncertificated form, the Board may from time to time permit appointments of a proxy to be made by means of an uncertificated proxy instruction and may in a similar manner permit supplements to, or amendments or revocations of, any such uncertificated proxy instruction to be made by like means. The Board may in addition prescribe the method of determining the time at which any such uncertificated proxy instruction (and/or other instruction or notification) is to be treated as received by the Company or a participant acting on its behalf. The Board may treat any such uncertificated proxy instruction which purports to be or is expressed to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that holder.

19.13     A vote given or poll demanded in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or insanity of the principal or the revocation or determination of the instrument of proxy or of the authority under which the instrument of proxy was executed or the transfer of the share in respect of which the instrument of proxy is given, provided that no intimation in writing of such death, insanity, revocation or determination shall have been received by the Company at the Office or at such other place at which the instrument of proxy was duly deposited before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.

19.14     Notwithstanding anything contained in these Articles, and subject to such being permissible under the Law, the Directors of the Company may elect to provide a facility for using electronic voting and polling by the holders for any purpose deemed appropriate by the Directors, including without limitation, the polling of holders and electronic voting by holders at any meeting of Members.

19.15     Any vote given by proxy may be given by email or any other electronic method (including any instruction or message under a Relevant System) to the address of the Company or person nominated by the Company and specified for that purpose in the notice of meeting or in the instrument of proxy issued by the Company (unless using a Relevant System in which case such message may be received by the Company’s agent) and, with the exception of votes cast using a Relevant System subject to the need to deposit any power of attorney or other authority (if any) under which a vote given by proxy is made, a vote so given shall be deemed to be duly made. However, any power of attorney or other authority (if any) under which a vote given by proxy is made, or a notarially certified copy of such power or authority, shall not be given by email or any other electronic method.

19.16     Subject to the specific provisions contained in this Article 19 for the appointment of representatives of Members other than individuals the right of any individual to speak for or represent a Member shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the Directors may seek legal advice and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Member or the Company.

19.17     Any corporation which is a Member may, by resolution of its Board or other governing body or officers authorised by such body, authorise such person or persons as it thinks fit to act as its representative at any meeting of the Company or at any meeting of the holders of shares of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member. A corporation present at any meeting by such representative shall be deemed for the purposes of these Articles to be present in person.

19.18     The chairman of any meeting at which a vote is cast by proxy or on behalf of any Member other than an individual may at the meeting but not thereafter call for a notarially certified copy of such proxy or authority which shall be produced within 7 (seven) calendar days of being so requested or the votes cast by such proxy or on behalf of such Member shall be disregarded.

19.19     An action that may be taken by the Members at a meeting may also be taken by a Resolution of Members consented to in writing, without the need for any prior notice. If any Resolution of Members is adopted otherwise than by the unanimous written consent of all Members, a copy of such resolution shall forthwith be sent to all Members not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Members. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which eligible Members holding a sufficient number of votes of shares to constitute a Resolution of Members have consented to the resolution by signed counterparts.

20          SQUEEZE OUT PROVISIONS

Section 176 of the Act shall not apply to the Company.

21          NUMBER OF DIRECTORS

21.1       The Directors shall be elected by Resolution of Members or by Resolution of Directors for such term as the Members or Directors, as applicable, determine.

21.2       The minimum number of Directors shall be one and there shall be no maximum number of Directors.

22          ALTERNATE DIRECTORS

22.1       Any Director (other than an alternate Director) may by notice sent to or deposited at the Office or tabled at the meeting of the Board or in any other manner approved by the Board appoint any other Director or any other person to be an alternate Director to attend and vote in his place at any meeting of the Directors at which he is not personally present or to undertake and perform such duties and functions and to exercise such rights as he would personally.

22.2       Any such appointment may be made generally or specifically or for any period or for any particular meeting and with and subject to any particular restrictions. An alternate Director need not be a Member.

22.3       A Director may by notice delivered to the Office or tabled at a meeting of the Board revoke the appointment of his alternate Director and, subject to the provisions of this Article 22, appoint another person in his place. If a Director ceases to hold the office of Director or if he dies, the appointment of his alternate Director automatically ceases. If a Director retires but is reappointed or deemed reappointed at the meeting at which his retirement takes effect, a valid appointment of an alternate Director which was in force immediately before his retirement continues to operate after his reappointment as if he has not retired. The appointment of an alternate Director ceases on the happening of an event which, if he were a Director otherwise appointed, would cause him to vacate office.

22.4       Every alternate Director while he holds office as such shall be entitled:

(a)         if his appointor so directs the secretary, to notice of meetings of the Directors and all committees of the Board of which his appointor is a member;

(b)         to attend and to exercise (subject to any restrictions) all the rights and privileges of his appointor at all such meetings at which his appointor is not personally present; and

(c)         to sign written resolutions on behalf of his appointor.

22.5       A Director acting as alternate Director has a separate vote at meetings of the Board and committees of the Board for each Director for whom he acts as alternate Director but he counts as only one for the purpose of determining whether a quorum is present.

22.6       Without prejudice to Article 22.3 every alternate Director shall ipso facto vacate office if and when his appointment expires by effluxion of time.

22.7       Save as otherwise provided in these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the Director appointing him.

23          POWERS OF DIRECTORS

23.1       The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors. The Directors have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Members.

23.2       The continuing Directors may act notwithstanding any vacancy in their body.

23.3       Subject as hereinafter provided, the Directors may exercise all the powers of the Company to borrow or raise money (including the power to borrow for the purpose of redeeming shares) and secure any debt or obligation of or binding on the Company in any manner including by the issue of debentures (perpetual or otherwise) and to secure the repayment of any money borrowed raised or owing by mortgage charge pledge or lien upon the whole or any part of the Company’s undertaking property or assets (whether present or future) and also by a similar mortgage charge pledge or lien to secure and guarantee the performance of any obligation or liability undertaken by the Company or any third party.

23.4       All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

23.5       Section 175 of the Act shall not apply to the Company.

24          DELEGATION OF DIRECTORS’ POWERS

24.1       The Directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee. They may also delegate to any other Director (whether holding any other executive office or not) such of their powers as they consider desirable to be exercised by him. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee shall be governed by the Articles regulating the proceedings of Directors so far as they are capable of applying and so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee, provided that it is not necessary to give notice of a meeting of that committee to Directors other than the Director or Directors who form the committee.

24.2       The Directors have no power to delegate to a committee of Directors any of the following powers:

(a)         to amend the Memorandum or the Articles;

(b)         to designate committees of Directors;

(c)         to delegate powers to a committee of Directors;

(d)         to appoint or remove Directors;

(e)         to appoint or remove an agent;

(f)          to approve a plan of merger, consolidation or arrangement;

(g)         to make a declaration of solvency or to approve a liquidation plan; or

(h)         to make a determination that the Company will immediately after a proposed distribution, satisfy the solvency test (as defined in the Act).

24.3       Articles 24.1 and 24.2 do not prevent a committee of Directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

24.4       The Directors may, by power of attorney signed by any one or more persons duly authorised, appoint any person either generally or in respect of any specific matter, to represent the Company, act in its name and execute documents on its behalf.

25          APPOINTMENT AND RETIREMENT OF DIRECTORS

25.1       Subject to the Act and these Articles, the Directors shall have power from time to time, without sanction of the Members, to appoint any person to be a Director, either to fill a casual vacancy or as an additional Director. Subject to the Act and these Articles, the Directors shall also have power, from time to time, without sanction of the Members, to remove a Director whose proposed removal has been notified to the Company in accordance with Article 25.3. A vacancy in relation to Directors occurs if a Director dies or otherwise ceases to hold office prior to the expiration of his term of office.

25.2       Subject to the Act and these Articles, the Members may by a Resolution of Members appoint any person as a Director and remove any person as a Director and there shall be no requirement for the appointment of two or more Directors to be considered separately.

25.3       For so long as the Founder Entity or one or more of its Affiliates and/or its Permitted Transferee(s) in aggregate hold 20 (twenty) per cent. or more of the Founder Preferred Shares in issue, such Founder Entity (or if it elects, a single specified Founder, Affiliate or Permitted Transferee (which may be different for any appointment or subsequent appointment)) shall be entitled from time to time to nominate up to a maximum of three persons as directors of the Company and, subject to such persons having consented in writing to such appointment pursuant to section 112 of the Act and not being disqualified for appointment pursuant to section 111 of the Act, the Directors shall by a Resolution of Directors appoint any such persons as directors of the Company (each an Appointee). In the event the Founder Entity (or its electee as aforesaid) notifies the Company in writing to remove any Appointee nominated by it the other Directors shall by a Resolution of Directors remove such Appointee, and in the event of such a removal the Founder Entity (or its electee as aforesaid) shall have the right to nominate another person as a director of the Company to fill such vacancy (and to subsequently request his removal, and to subsequently nominate any further persons as a director and subsequently request their removal from time to time) in accordance with the provisions of this Article 25 and in such circumstances the provisions of this Article 25 shall apply.

25.4       For the avoidance of doubt, no more than three Directors in total may be appointed to the Board at any one time pursuant to Article 25.3.

25.5       A Director is appointed for such term as may be specified in the Resolution of Directors or Resolution of Members appointing him. Where the Directors appoint a person as Director to fill a vacancy, such replacement Director may be appointed for any term as the Directors determine.

25.6       Each Director holds office for the term, if any, fixed by the Resolution of Members or Resolution of Directors appointing or otherwise provided for in the relevant Director’s service agreement or letter of appointment (if applicable), or until his earlier death, resignation or removal. If no term is fixed on the appointment of a Director, the Director serves indefinitely until his earlier death, resignation or removal.

25.7       A person must not be appointed a Director unless he has in writing consented to being a Director of the Company.

25.8       A Director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice, provided in both instances that such resignation is in accordance with the terms of the relevant Director’s service agreement or letter of appointment (if applicable). A Director shall resign forthwith as a Director if he is, or becomes, disqualified from acting as a Director under the Act.

25.9       A Director is not required to hold a share as a qualification to office.

26          DISQUALIFICATION AND REMOVAL OF DIRECTORS

26.1       The office of a Director shall be vacated if:

(a)         he ceases to be a Director by virtue of any provision of the Law or he ceases to be eligible to be a Director or is disqualified in accordance with the Law;

(b)         he becomes bankrupt or makes any arrangement or composition with his creditors generally or otherwise has any judgment executed on any of his assets;

(c)         he becomes of unsound mind or incapable or an order is made by a court having jurisdiction (whether in the BVI or elsewhere) in matters concerning mental disorder for his detention or for the appointment of a receiver or other person to exercise powers with respect to his property or affairs;

(d)         he is absent from meetings of Directors for a consecutive period of 12 months and the other Directors resolve that his office shall be vacated;

(e)         he dies;

(f)          he resigns his office by written notice to the Company;

(g)         he is removed by a Resolution of Members passed at a meeting of Members called for the purposes of removing the Director or for purposes including the removal of the Director or by a written resolution passed by a Special Resolution of Members;

(h)         he is removed by a Resolution of Directors passed for the purposes of Article 25.3; or

(i)          where there are more than two Directors, all the other Directors request him to resign in writing,

and for the purposes of this Article 26.1, Section 114 of the Act shall not apply.

27          DIRECTORS’ REMUNERATION AND EXPENSES

27.1       The Directors shall be remunerated for their services at such rate as the Directors shall determine.

27.2       The Directors may grant special remuneration to any Director who, being so called upon, shall be willing to render any special or extra services to the Company. Such special remuneration may be made payable to such Director in addition to or in substitution for his ordinary remuneration as a Director and may be made payable by a lump sum or by way of salary or commission or by any or all of those models or otherwise.

27.3       The Directors may be paid:

(a)         all reasonable travelling, hotel and other out of pocket expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors or meetings of Members or separate meetings of the holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties; and

(b)         all reasonable expenses properly incurred by them in seeking independent professional advice on any matter that concerns them in the furtherance of their duties as a Director of the Company.

28          OFFICERS AND AGENTS

28.1       The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board, a Chief Executive Officer, one or more vice-presidents, secretaries, assistant secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

28.2       The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors.

28.3       The emoluments of all officers shall be fixed by Resolution of Directors.

28.4       The officers of the Company shall hold office until their death, resignation or removal. Any officer elected or appointed by the Directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

28.5       Subject to the provisions of the Act, the Directors may appoint one or more of their number to the office of managing director or to any other executive office in the Company and may enter into an agreement or arrangement with any Director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a director. Any such appointment, agreement or arrangement may be made upon such terms as the Directors determine and they may remunerate any such Director for his services as they determine.

28.6       The Directors may, by a Resolution of Directors, appoint any person, including a person who is a Director, to be an agent of the Company. An agent of the Company shall have such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the matters specified in Article 24.2. The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company. The Directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

29          DIRECTORS’ INTERESTS

29.1       A Director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other Directors.

29.2       For the purposes of Article 29.1, a disclosure to all other Directors to the effect that a Director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

29.3       Subject to any applicable rules or regulations, a Director who is interested in a transaction entered into or to be entered into by the Company may:

(a)         vote on a matter relating to the transaction;

(b)         attend a meeting of Directors at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum; and

(c)         sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction,

and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

30          DIRECTORS’ GRATUITIES AND PENSIONS

The Directors may provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any Director who has held but no longer holds any executive office or employment with the Company or with any body corporate which is or has been a subsidiary of the Company or a predecessor in business of the Company or of any such subsidiary, and for any member of his family (including a spouse and a former spouse) or any person who is or who was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

31          PROCEEDINGS OF DIRECTORS

31.1       Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. A Director may, and the secretary at the request of a Director shall, call a meeting of the Directors by notifying each other Director in writing or otherwise. Questions arising at a meeting shall be decided by a majority of votes. In the case of an equality of votes the chairman of the meeting shall have a second or casting vote. A Director who is also an alternate Director shall be entitled to a separate vote for each Director for whom he acts as alternate in addition to his own vote.

31.2       A Director shall be given notice of meetings of Directors. A meeting of Directors held without notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute a waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

31.3       The quorum for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed at any other number shall be two except where there is a sole Director, in which case the quorum shall be one. Subject to Article 22.5, a person who is an alternate Director shall be counted in the quorum.

31.4       The Directors or any committee thereof may meet at such times and in such manner and places within or outside the BVI as the notice calling the meeting provides.

31.5       A meeting of Directors may be held notwithstanding that such Directors may not be in the same place if a Director is, by any means, in communication with one or more other Directors so that each Director participating in the communication can hear or read what is said or communicated by each of the others and any such meeting shall be deemed to be held in the place in which the chairman of the meeting is present and each such Director shall be deemed to be present at such meeting and shall be counted when reckoning a quorum.

31.6       The continuing Directors or the only continuing Director may act notwithstanding any vacancies in their number, but, if the number of Directors is less than the number fixed as the quorum, the continuing Directors or Director may act only for the purpose of filling vacancies or of calling a meeting of Members. In lieu of minutes of a meeting a sole continuing Director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

31.7       The Directors may appoint one of their number to be the chairman of the Board and may at any time remove him from that office. Unless he is unwilling to do so, the Director so appointed shall preside at every meeting of Directors at which he is present. But if there is no Director holding that office, or if the Director holding it is unwilling to preside or is not present within five minutes after the time appointed for the meeting, the Directors present may appoint one of their number to be chairman of the meeting.

31.8       All acts done by a meeting of Directors, or of a committee of Directors, or by a person acting as a Director shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any Director or that any of them were disqualified from holding office, be as valid as if every such person had been duly appointed and was qualified.

31.9       An action that may be taken by the Directors or a committee of Directors at a meeting by Resolution of Directors may also be taken by a Resolution of Directors or a resolution of a committee of Directors consented to in writing without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which sufficient Directors have consented to the resolution by signed counterparts.

31.10     The Company shall keep a register of Directors containing:

(a)         the names and addresses, date and place of birth, and nationality of the persons who are Directors;

(b)         the date on which each person whose name is entered in the register was appointed as a Director;

(c)         the date on which each person named as a Director ceased to be a Director; and

(d)         such other information as may be prescribed by the Act and/or any applicable law, rules and regulations.

31.11     The register of Directors may be kept in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of Directors.

32          INDEMNIFICATION

32.1       Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)         is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director; or

(b)         is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

32.2       The indemnity in Article 32.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

32.3       The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

32.4       The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

32.5       The Company may purchase and maintain insurance in relation to any person who is or was a Director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

33          RECORDS

33.1       The Company shall keep the following documents at the office of its registered agent:

(a)         the Memorandum and the Articles;

(b)         the Register of Members, or a copy of the Register of Members;

(c)         the register of Directors, or a copy of the register of Directors; and

(d)         copies of all notices and other documents filed by the Company with the Registrar in the previous 10 (ten) years.

33.2       If the Company maintains only a copy of the Register of Members or a copy of the register of Directors at the office of its registered agent, it shall:

(a)          within 15 (fifteen) calendar days of any change in either register, notify the registered agent in writing of the change; and

(b)         provide the registered agent with a written record of the physical address of the place or places at which the original Register of Members or the original register of Directors is kept.

33.3       The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the BVI, as the Directors may determine:

(a)         minutes of meetings and Resolutions of Members and classes of Members;

(b)         minutes of meetings and Resolutions of Directors and committees of Directors; and

(c)         an impression of the Seal, if any.

33.4       Where any original records referred to in this Article 33 are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 (fourteen) calendar days of the change of location.

33.5       The records kept by the Company under this Article 33 shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act.

33.6       A Director is entitled, on giving reasonable notice, to inspect the documents and records of the Company:

(a)         in written form;

(b)         without charge; and

(c)         at a reasonable time specified by the Director,

and to make copies of or take extracts from the documents and records.

33.7       Subject to Article 33.8, a Member is entitled, on giving written notice to the Company, to inspect:

(a)         the Memorandum and Articles;

(b)         the Register of Members;

(c)         the register of Directors; and

(d)         minutes of meetings of Members and Resolutions of Members and of those classes of Members of which he is a Member,

and to make copies of or take extracts from the documents and records.

33.8       The Directors may, if they are satisfied that it would be contrary to the Company’s interests to allow a Member to inspect any document, or part of a document, specified in Article 33.7(b), 33.7(c) or 33.7(d), refuse to permit the Member to inspect such document or limit the inspection of such document, including limiting the making of copies or the taking of extracts from the records.

33.9       The rights of inspection of a Director and a Member shall be exercisable during ordinary business hours.

34          REGISTERS OF CHARGES

34.1       The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)         the date of creation of the charge;

(b)         a short description of the liability secured by the charge;

(c)         a short description of the property charged;

(d)         the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)         unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)          details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

35          CONTINUATION

The Company may by Resolution of Directors or Resolution of Members continue as a company incorporated under the laws of a jurisdiction outside the BVI in the manner provided under those laws. Notwithstanding anything to the contrary in these Articles, any matters which the Directors consider is necessary or desirable to approve in relation to, in connection with or resulting from an Acquisition (whether before or after the closing of an Acquisition), including, without limitation any continuance as a corporation under the laws of the State of Delaware and any initial certificate of incorporation of the domesticated Delaware corporation, the manner (if any) of exchanging or converting shares, rights or securities of, or interests in, the Company pursuant to Delaware law or any plan of domestication permitted by Delaware law, may be approved at any time by a Resolution of Directors or a Resolution of Members (upon the approval of a Resolution of Members on which only the holders of Founder Preferred Shares shall be entitled to vote and in respect of which the holders of Ordinary Shares shall have no right to receive notice of or attend any meeting of Members or vote on such resolution).

36          SEAL

36.1       The Seal (if any) shall only be used by the authority of the Directors or of a committee of Directors authorised by the Directors.

36.2       Subject to the provisions of the Act, the Directors may determine to have an official seal for use in any country, territory or place outside the BVI, which shall be a facsimile of the Seal. Any such official seal shall in addition bear the name of every territory, district or place in which it is to be used.

36.3       The Directors may determine who shall sign any instrument to which the Seal or any official seal is affixed and, in respect of the Seal, unless otherwise so determined: (i) share certificates need not be signed or, if signed, a signature may be applied by mechanical or other means or may be printed; and (ii) every other instrument to which the Seal is affixed shall be signed by a Director and by the secretary or by a second Director. A person affixing the Seal or any official seal to any instrument shall certify thereon the date upon which and the place at which it is affixed (or, in the case of a share certificate, on which the Seal may be printed). The Directors may also decide, either generally or in a particular case, that a signature or the Seal may be dispensed with or affixed by mechanical means.

37          ACCOUNTS AND AUDIT

37.1       No Member shall (as such) have any right of inspecting any accounting records or other book or document of the Company except as conferred by the Act or authorised by the Directors or by these Articles.

37.2       The Company may appoint auditors to examine the accounts and report thereon in accordance with the Law.

38          CAPITALISATION OF PROFITS

38.1       The Directors may by a Resolution of Directors:

(a)         resolve to capitalise any undistributed profits of the Company or any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts (including a capital reserve, profit and loss account or revenue reserve) or subject as hereinafter provided any such amount standing to the credit of a share premium account or capital redemption reserve fund, whether or not available for distribution;

(b)         appropriate the sum resolved to be capitalised to the Members who, in the case of any amount capable of being distributed by way of dividend, would have been entitled thereto if so distributed or, in the case of any amount not so capable, to the Members who would have been entitled thereto on a winding-up of the Company and in either case in the same proportions and apply that sum on their behalf in or towards:

(i)          paying up the amounts (if any) for the time being unpaid on shares held by them respectively, or

(ii)         paying up in full unissued shares or debentures of an amount equal to that sum,

and allot the shares or debentures, credited as paid up, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other;

(c)         make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where shares or debentures become distributable in fractions the Board may deal with the fractions as it thinks fit, including issuing fractional certificates, disregarding fractions or selling shares or debentures representing the fractions to a person for the best price reasonably obtainable and distributing the net proceeds of the sale in due proportion amongst the Members (except that if the amount due to a Member is less than $10.00, or such other sum as the Board may decide, the sum may be retained for the benefit of the Company);

(d)         authorise a person to enter (on behalf of all the Members concerned) an agreement with the Company providing for either:

(i)          the allotment to the Members respectively, credited as paid up, of shares or debentures to which they may be entitled on the capitalisation; or

(ii)         the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing shares, an agreement made under the authority being effective and binding on all those Members; and

(e)         generally do all acts and things required to give effect to the resolution.

38.2       Notwithstanding any other provision of these Articles, but subject to the rights attached to shares, the Board may fix any date as the record date for a dividend, distribution, allotment or issue. The record date may be on or at any time before or after a date on which the dividend, distribution, allotment or issue is declared, made or paid.

39          NOTICES

39.1       Any notice and any account, balance sheet, report or other document (each a Document) to be given to or by any person pursuant to these Articles shall be in writing except that a notice calling a meeting of the Directors or a committee of Directors need not be in writing.

39.2       The Company may give any Document either:

(a)         personally;

(b)         by sending it by post in a prepaid envelope addressed to the Member at his registered address or by leaving it at that address or by sending it to or leaving it at such other address nominated for the purpose;

(c)         by transmitting it by facsimile to the facsimile number provided by the Member;

(d)         by sending it by electronic means (other than by transmission by facsimile) to such electronic address from time to time held by the Company for that Member, or by means of a website, unless such Member notifies the Company otherwise and unless and until the Company receives such notice, a Member is deemed to agree to the sending of Documents by electronic means in any particular electronic form and to the sending of documents by means of a website; or

(e)         if service cannot be effected in accordance with sub-paragraphs (a) to (d) inclusive above, in any other manner permitted by the Act.

39.3       Any Document to be given to the Company pursuant to these Articles may be given either:

(a)         by being sent by post in a prepaid envelope addressed to the Company (i) at its Office, or by leaving it at such address or (ii) by sending it to or leaving it at such other address nominated by the Directors from time to time for the purpose;

(b)         by transmitting it by facsimile (addressed to the Company) (i) to the Office or (ii) to such other address nominated by the Directors from time to time for the purpose;

(c)         by sending it by electronic means (other than by transmission by facsimile) to (i) such electronic address, or by means of a website, from time to time provided by the Company for the purpose of the service of Documents upon it, or (ii) such other electronic address nominated by the Directors from time to time for the purpose; or

(d)         if service cannot be effected in accordance with sub-paragraphs (a) to (c) inclusive above, in any other manner permitted by the Act.

39.4       In the case of joint holders of a share, all Documents shall be given to the joint holder whose name stands first in the Register of Members in respect of the joint holding and Documents so given shall be sufficient disclosure to all the joint holders.

39.5       A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

39.6       Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the Register of Members, has been duly given to a person from which he derives his title.

39.7       Service of any Document by post shall be proved by showing the date of posting, the address thereon and the fact of prepayment.

39.8       A Document addressed to the Office, a registered address or an address for service is, if sent by post, deemed to be given 2 (two) calendar days after it has been posted or, if such day is not a Business Day, on the next Business Day, and in proving service it is sufficient to prove that the envelope containing the Document was properly addressed and duly posted.

39.9       A Document not sent by post but left at the Office, a registered address or at an address for service is deemed to be given on the day it is left or, if such day is not a Business Day, on the next Business Day.

39.10     Where a Document is sent by facsimile, service of the Document shall be deemed to be effected by transmitting the facsimile to the facsimile number provided by the intended recipient and shall be deemed to have been received on the same day that it was transmitted or, if such day is not a Business Day, on the next Business Day, and it shall not be necessary for the receipt of the facsimile to be acknowledged by the recipient. Where a notice is given by e-mail, service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent or, if such day is not a Business Day, on the next Business Day, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

39.11     Any Document served by an advertisement or notice published in a newspaper or the BVI Gazette is deemed to be given to all Members and other persons entitled to receive it at noon on the day when the advertisement or notice appears or, where an advertisement or notice is given by more than one advertisement or notice and the advertisements or notices appear on different days, at noon on the last of the days when the advertisements or notices appear.

39.12     Any Document served or delivered by the Company by any other means is deemed to be served when the Company has taken the action it has been authorised to take for that purpose.

39.13     A Document may be given by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of Documents to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or curator of the Member or by any like description at the address, if any, supplied for that purpose by the persons claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death, bankruptcy or incapacity had not occurred. If more than one person would be entitled to receive a notice in consequence of the death, bankruptcy or incapacity of a Member, notice given to any one of such persons shall be sufficient notice to all such persons.

40          WINDING UP

40.1       At any time after the closing of an Acquisition, the Directors may by a Resolution of Directors approve the winding up of the Company to occur where the Directors reasonably conclude that the Company is or will become a Dormant Company (and will be at the time of the winding up).

40.2       Save in the circumstances provided in Article 40.1 and Article 42, a Special Resolution of Members is required to approve the voluntary winding-up of the Company.

40.3       If any proposal to wind up the Company is approved by a Special Resolution of Members pursuant to Article 40.2, or by a Resolution of Directors pursuant to this Article 40 or Article 42 or in accordance with the Act, the Company shall proceed to be wound-up in accordance with section 199 of the Act.

41          MERGER AND CONSOLIDATION

41.1       The Company may, with the approval of a Resolution of Members, merge or consolidate with one or more BVI or foreign companies, in the manner provided in the Act.

41.2       Where the Directors consider a merger or consolidation of any kind referred to in Article 41.1 to be necessary or desirable in relation to, in connection with, or resulting from the Acquisition (including, at any time after the closing of an Acquisition), the Directors may determine that only the holders of Founder Preferred Shares shall be entitled to vote on any such Resolution (in which event the holders of Ordinary Shares shall have no right to receive notice of or attend any meeting of Members or vote in respect of such Resolution).

41.3       A Resolution of Members (either pursuant to Article 41.2 or otherwise) shall not (unless the Law requires otherwise) be required in relation to a merger of a parent company with one or more subsidiary companies (each as defined in section 169 of the Act) in accordance with section 172 of the Act.

42          ACQUISITION

Notwithstanding anything to the contrary in these Articles, but subject to compliance with the Law, any matters which the Directors consider is necessary or desirable to approve in relation to, in connection with or resulting from an Acquisition (whether before or after the closing of an Acquisition), may be approved at any time by a Resolution of Directors or, to the extent a Resolution of Members is required pursuant to the Law, upon the approval of a Resolution of Members on which only the holders of Founder Preferred Shares shall be entitled to vote and in respect of which the holders of Ordinary Shares shall have no right to receive notice of or attend any meeting of Members or vote on such resolution.

43          AMENDMENT OF MEMORANDUM AND ARTICLES

The Directors may at any time (including after the closing of an Acquisition) amend the Memorandum or these Articles where the Directors determine by a Resolution of Directors that such changes are necessary or desirable in relation to, in connection with or resulting from an Acquisition (whether before or after the closing of an Acquisition), unless in each case the Directors determine that such change would have a materially adverse effect on the rights attaching to any class of shares as set out in Clause 6.1 or 6.2 of the Memorandum (as applicable), in which case such changes may only be made pursuant to a Resolution of Directors if also approved by the holders of each class of shares affected in such manner in accordance with Clause 7.1 of the Memorandum.

We, Intertrust Corporate Services (BVI) Limited of Ritter House, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 15th day of December 2022.

Incorporator

Shanica Maduro-Christopher

Authorised Signatory

Intertrust Corporate Services (BVI) Limited

APPENDIX B — FORM OF NEW CERTIFICATE OF INCORPORATION OF ACUREN DELAWARE

CERTIFICATE OF INCORPORATION
OF
ACUREN CORPORATION

First.    The name of the corporation is Acuren Corporation (the “Corporation”).

Second.    The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

Third.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth.

A.          CLASSES OF STOCK.

1.       Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Five Hundred Five Million (505,000,000) shares, divided into two (2) classes consisting of the numbers of shares and series thereof as follows: (i) Five Hundred Million (500,000,000) shares, par value $0.0001 per share, of common stock (the “Common Stock”); and (ii) five Million (5,000,000) shares, par value $0.0001 per share, of preferred stock (the “Preferred Stock”), of which one Million (1,000,000) shares are designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).

2.       Additional Series of Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law of the State of Delaware, without the separate vote of the holders of the Preferred Stock as a class.

B.          COMMON STOCK.

1.       Dividends. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

2.       Voting Rights. Except as may otherwise be provided in the certificate of incorporation of the Corporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock) or by applicable law, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

3.       Liquidation Rights. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them. A merger or, consolidation, statutory conversion, domestication, continuance or statutory transfer of the Corporation, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

C.          SERIES A PREFERRED STOCK.

The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of Series A Preferred Stock are as follows:

1.       Definitions. The following terms have the following meanings for purposes of this Part C of this Article:

a.       “Acquisition” means the acquisition of ASP Acuren Holdings, Inc. pursuant to the Merger Agreement, which was consummated on July 30, 2024.

b.       “Admission” means the initial admission of ordinary shares of Acuren Corporation (f/k/a Admiral Acquisition Limited) to the standard listing segment of the Official List maintained by the Financial Conduct Authority of the United Kingdom or any successor, acting in its capacity as competent authority for the purposes of admission to the Official List and to trading on the London Stock Exchange’s main market for listed securities, which occurred on May 22, 2023.

c.       “Annual Dividend Amount” for each Dividend Period means:

A x B, where

“A” = an amount equal to twenty percent (20%) of the increase (if any) in the value of a share of Common Stock, such increase calculated as being the difference between (i) the Dividend Price for the relevant Dividend Period, and (ii) (x) if no Annual Dividend Amount has previously been paid, a price of $10.00 per share of Common Stock, or (y) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Period, which such amount shall be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification of the issued and outstanding shares of Common Stock after the original filing of the certificate of incorporation of the Corporation without a proportionate and corresponding subdivision, combination or similar reclassification of the issued and outstanding shares of Series A Preferred Stock; and

“B” = the Preferred Share Dividend Equivalent.

d.       “Average Price” means, in respect of shares of Common Stock or any other security of the Corporation, as of any date or relevant period (as applicable): (i) the volume weighted average price for such security on the New York Stock Exchange for such date or relevant period (as applicable) as reported by Bloomberg through its “Volume at Price” function with “Calculation” mode set to “Bloomberg Definition” as reported up to two hours after the respective market closes on such date or each date of the relevant period (as applicable); (ii) if the Board of Directors determines by a resolution of the Board of Directors that the New York Stock Exchange is not the principal securities exchange or trading market for that security, the volume weighted average price of that security for such date or relevant period (as applicable) on the principal securities exchange or trading market on which that security is listed or traded as reported by Bloomberg through its “Volume at Price” functions; (iii) if the foregoing do not apply, the last closing trade price or average of the last closing trade price for each Trading Day of the relevant period (as applicable) of that security in the over-the-counter market on the electronic bulletin board for that security as reported by Bloomberg; or (iv) if no last closing trade price is reported for that security by Bloomberg, the last closing ask price or the average of the last ask price for each Trading Day of the relevant period (as applicable) of that security as reported by Bloomberg; provided, however, if the Average Price cannot be calculated for that security on such date or relevant period on any of the foregoing bases, the Average Price of that security on such date or relevant period shall be the fair market value as mutually determined by the Corporation and the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (acting reasonably), separately as a single class.

e.       “Bloomberg” means Bloomberg Financial Markets.

f.        “Merger Agreement” means the Merger Agreement, entered into as of May 21, 2024, by and among the Corporation, ASP Acuren Holdings, Inc., AAL Merger Sub, Inc. and ASP Acuren Investco LP, as shareholder representative, as amended.

g.       “Change of Control” means (a) the acquisition of Control by any person or party (or by any group of persons or parties who are acting in concert) whether by merger, consolidation, statutory conversion, domestication, continuance, statutory transfer or otherwise or (b) any sale, lease or exchange of all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises (which for the purposes of this definition only, the property and assets of the Corporation shall include the property and assets of any wholly owned and controlled, directly or indirectly, subsidiary of the Corporation).

h.       “Change of Control Dividend Amount” means the aggregate amount determined by adding together each Annual Dividend Amount that would have been payable for each Dividend Period occurring during the Change of Control Dividend Period assuming that (a) there is no liquidation, dissolution or winding up of the Corporation during the Change of Control Dividend Period, (b) there is not an automatic conversion of shares of Series A Preferred Stock into shares of Common Stock on the Mandatory Conversion Date during the Change of Control Dividend Period, (c) no Change of Control occurs during the Change of Control Dividend Period and (d) the Dividend Price means, for each Dividend Period (or part thereof) in the Change of Control Dividend Period, the amount equal to the Change of Control Price increasing by eight percent (8%) per annum (compounded annually) for each such Dividend Period (or part thereof). For the avoidance of doubt, for the period beginning on the Change of Control Dividend Date and ending on the last day of the Financial Year in which the Change of Control occurred, the eight percent per annum would be applied as a pro rata percentage based on the portion of the year between the Change of Control Dividend Date and the last day of the Financial Year in which the Change of Control occurred. The resulting price calculated would then apply 8% per annum (compounded annually) for each such remaining full Dividend Period.

i.        “Change of Control Dividend Date” has the meaning specified in Section 2(b).

j.        “Change of Control Dividend Period” means the period beginning on the date of the consummation of the Change of Control and ending on the last day of the tenth (10th) full Financial Year following the completion of the Acquisition (or if such day is not a Trading Day, the first Trading Day immediately following such day).

k.       “Change of Control Price” means either (i) the cash amount per share of Common Stock to be received by holders of such shares in connection with a Change of Control or (ii) where the amount per share of Common Stock to be received by holders of such shares in connection with a Change of Control is in a form other than cash, the Average Price per Common Stock for the last ten (10) consecutive Trading Days prior to the consummation of the Change of Control event.

l.        “Control” means: (i) the power (whether by way of record or beneficial ownership of shares, proxy, contract, agency or otherwise) to: (a) cast, or control the casting of, at least a majority of the maximum number of votes that might be cast at an annual meeting of the Corporation, or (b) appoint or remove all, or a majority of the Board of Directors, or (c) give directions with respect to the operating and financial policies of the Corporation with which the Board of Directors is obliged to comply, and/or (ii) the holding beneficially of at least a majority of the voting power of the issued and outstanding shares of the Corporation (excluding any issued shares that carry no right to participate beyond a specified amount in a distribution of either profits or capital).

m.      “Dividend Date” means in respect of a Dividend Period, the last Trading Day of such Dividend Period.

n.       “Dividend Period” means, each Financial Year, except that: (i) in the event of the Corporation’s dissolution, the relevant Dividend Period shall end on the Trading Day immediately prior to the date of dissolution; and (ii) in the event of the automatic conversion of shares of Series A Preferred Stock into shares of Common Stock on the Mandatory Conversion Date, the relevant Dividend Period shall end on the Trading Day immediately prior to the Mandatory Conversion Date.

o.       “Dividend Price” means the Average Price per share of Common Stock for the last ten (10) consecutive Trading Days of the relevant Dividend Period.

p.       “Financial Year” means the financial year of the Corporation, being each period of the same calendar year ending on December 31 of such calendar year or such other financial year(s) (each of which may be a twelve (12) month period or any longer or shorter period) as may be determined from time to time by resolution of the Board of Directors.

q.       “Junior Stock” means the Common Stock and any series of Preferred Stock then outstanding ranking junior to the Series A Preferred Stock as to dividends or as to distributions payable to holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation, as applicable.

r.        “London Stock Exchange” means London Stock Exchange plc.

s.        “Mandatory Conversion Date” means the earlier of (i) immediately following the Change of Control Divided Date and (ii) the last day of the tenth (10th) full Financial Year of the Corporation after July 30, 2024, or, if such date is not a Trading Day, the first Trading Day immediately following such date.

t.        “NYSE” means the New York Stock Exchange or any successor national securities exchange.

u.       “Parity Stock” means any series of Preferred Stock then outstanding ranking on parity with the Series A Preferred Stock as to dividends or as to distributions payable to the holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation, as applicable.

v.        “Payment Date” means the date fixed by the Board of Directors for the payment of the Annual Dividend Amount, which date shall be no later than ten (10) Trading Days after the Dividend Date, except in respect of any Annual Dividend Amount becoming due on the Trading Day immediately prior to the date of the Corporation’s dissolution, in which case, such date shall be such Trading Day.

w.       “Preferred Share Dividend Equivalent” means 121,476,215 shares of Common Stock, being such number of shares of Common Stock equal to the number of ordinary shares of Acuren Corporation outstanding on the four-month anniversary of the closing of the Acquisition, including ordinary shares of Acuren Corporation issued pursuant to the exercise of Warrants, but excluding any ordinary shares of Acuren Corporation issued to shareholders or other beneficial owners of ASP Acuren Holdings, Inc. pursuant to or in connection with the Acquisition, which such amount shall be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification of the issued and outstanding shares of Common Stock into a greater or lesser number of shares occurring after the original filing of the certificate of incorporation of the Corporation without a proportionate and corresponding subdivision, combination or similar reclassification of the outstanding shares of Series A Preferred Stock.

x.       “SEC” means the United States Securities and Exchange Commission.

y.       “Senior Stock” means any series of Preferred Stock then outstanding ranking senior to the Series A Preferred Stock as to dividends or as to distributions payable to holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation, as applicable.

z.       “Trading Date” means any date on which the NYSE (or other applicable securities exchange or quotation system) is open for business and on which shares of Common Stock may be traded (other than a day on which the NYSE (or other applicable securities exchange or quotation system) is scheduled to or does close prior to its regular weekday closing time).

aa.      “Twenty-Percent Equivalent Amount” means the amount obtained by multiplying the dividend that would be distributable on a number of shares of Common Stock equal to the Preferred Share Dividend Equivalent by 0.20.

bb.     “Warrant Instrument” means the instrument constituting the Warrants executed by Acuren Corporation on May 16, 2023, as supplemented on or about May 21, 2024, as amended and restated by the Amended and Restated Warrant Instrument, dated on or about September 23, 2024, as the same may be amended and/or restated from time to time.

cc.      “Warrants” means the warrants conferring the right to subscribe for ordinary shares of Acuren Corporation (or shares of Common Stock) of Acuren Corporation issued pursuant to the Warrant Instrument.

2.       Dividends.

a.       Preferential Dividends. Subject to the rights of the holders of any Senior Stock (as to dividends), and on parity with the holders of any Parity Stock (as to dividends), the holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available therefor, and payable in preference and priority to the declaration or payment of any dividends on any Junior Stock (as to dividends), cumulative annual dividends of the Annual Dividend Amount commencing from the date that is both (i) on or after the consummation of the Acquisition, and (ii) after the Average Price per share of Common Stock (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares occurring after the original filing of the certificate of incorporation of the Corporation without a proportionate and corresponding subdivision, combination or similar reclassification of the outstanding shares of Series A Preferred Stock) for any ten (10) consecutive Trading Days following the Admission of at least $11.50. The Annual Dividend Amount shall be paid in shares of Common Stock. The Annual Dividend Amount shall be paid on the Payment Date and shall be allocated among the holders of shares of Series A Preferred Stock pro rata based on the number of shares of Series A Preferred Stock held by them on the relevant Dividend Date. Each holder of a share of Series A Preferred Stock shall be entitled to receive such number of whole shares of Common Stock as is determined by dividing the pro rata amount of the Annual Dividend Amount to which a holder is entitled by the Dividend Price. For the avoidance of doubt, the Annual Dividend Amount shall be payable in full and shall not be subject to prorating notwithstanding any Dividend Period being longer or shorter than twelve (12) months.

b.       Change of Control Dividends. Subject to the rights of the holders of any Senior Stock (as to dividends), each holder of shares of Series A Preferred Stock shall be entitled to receive out of assets legally available therefor, that number of shares of Common Stock equal to (i) the number of shares of Series A Preferred Stock held by such holder immediately prior to the consummation of the Change of Control (the “Change of Control Dividend Date”), multiplied by (ii) the Change of Control Dividend Amount, divided by (iii) the number of shares of Series A Preferred Stock outstanding as of the Change of Control Dividend Date.

c.       Participation Dividends. Subject to the rights of the holders of any Senior Stock (as to dividends), the holders of the Series A Preferred Stock shall be entitled to receive when, as and if a dividend (other than a dividend paid in shares of the Corporation) is declared on the Common Stock by the Board of Directors out of assets legally available therefor, and on parity with the Common Stock and any series of Preferred Stock then outstanding ranking on parity with the Common Stock as to dividends, (i) a dividend per share of Series A Preferred Stock equal to the product obtained by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock could then be converted pursuant to Section 5(b), by the dividend payable on each share of Common Stock, and (ii) from and after the consummation of the Acquisition, a dividend per share of Series A Preferred Stock equal to the amount determined by dividing the Twenty-Percent Equivalent Amount by the number of shares of Series A Preferred Stock outstanding on the record date for such dividend.

3.       Voting Rights.

a.       Generally. Except as may otherwise be provided in the certificate of incorporation of the Corporation or by applicable law, each holder of Series A Preferred Stock, as such, shall be entitled to one (1) vote for each share of Series A Preferred Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

b.       Protective Provisions. For so long as any shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the prior vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, voting or consenting separately as a single class, amend, alter or repeal any provision of the certificate of incorporation of the Corporation, whether by merger, consolidation, statutory conversion, domestication, continuance, statutory transfer or otherwise, if such amendment, alteration or repeal would adversely alter or change the powers (including voting powers), if any, or the preferences or relative, participating, optional, special or other rights, if any, or the qualifications, limitations or restrictions, if any, of the Series A Preferred Stock.

c.       Action by Consent. Notwithstanding Article SIXTH, any action required or permitted to be taken at any meeting of the holders of Series A Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the Series A Preferred Stock then outstanding having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock then outstanding were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of corporate action without a meeting by less than unanimous consent of the holders of Series A Preferred Stock shall, to the extent required by applicable law, be given to those holders of Series A Preferred Stock who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders of Series A Preferred Stock to take the action were delivered to the Corporation.

4.       Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, subject to the rights of the holders of any Senior Stock (as to distributions payable to the holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation), and on parity with the holders of any Parity Stock (as to distributions payable to the holders of capital stock of the Corporation upon a liquidation, dissolution or winding up of the Corporation) the holders of the Series A Preferred Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably with the holders of the Common Stock in proportion to the number of shares of Common Stock into which such shares of Series A Preferred Stock could then be converted pursuant to Section 5(b). A merger, consolidation, statutory conversion, domestication, continuance or statutory transfer of the Corporation, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

5.       Conversion.

a.       Automatic Conversion. Upon the Mandatory Conversion Date, each outstanding share of Series A Preferred Stock shall automatically be converted into one (1) share of Common Stock.

b.       Optional Conversion. Each outstanding share of Series A Preferred Stock may be converted into one (1) share of Common Stock by written notice of the holder thereof delivered to the Corporation specifying the number of shares of Series A Preferred Stock to be converted (if such notice is silent as to the number of shares of Series A Preferred Stock held by the holder and proposed to be converted hereunder, the notice shall be deemed to apply to all shares of Series A Preferred Stock held by such holder) and the surrender of the certificate(s) representing the shares of Series A Preferred Stock proposed to be converted hereunder, duly indorsed for transfer to the Corporation, on the fifth (5th) Trading Day following receipt of said notice and certificate(s) by the Corporation (the “Optional Conversion Date”).

c.       Mechanics of Conversion. Before any holder of shares of Series A Preferred Stock shall be entitled to receive certificate(s) representing the shares of Common Stock into which shares of Series A Preferred Stock shall have been converted pursuant to this Section 5, such holder shall surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation, duly indorsed for transfer to the Corporation. The Corporation shall, as soon as practicable, and in no event later than ten (10) days after the delivery of said certificate(s), issue and deliver to such holder, or the nominee or nominees of such holder, certificate(s) representing the number of shares of Common Stock to which such holder shall be entitled under this Section 5, and the certificate(s) representing the share(s) of Series A Preferred Stock so converted shall be cancelled. The person(s) entitled to receive share(s) of Common Stock issuable upon conversion of share(s) of Series A Preferred Stock pursuant to this Section 5 shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Mandatory Conversion Date or the Optional Conversion Date, as applicable.

d.       Adjustments. In the event that at any time or from time to time after the original filing of this certificate of incorporation, the Corporation effects a subdivision (by stock split, subdivision, exchange, stock dividend, reclassification or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision, combination or similar reclassification of the outstanding shares of Series A Preferred Stock, then and in each such event, the share(s) of Common Stock to be received upon conversion of share(s) of Series A Preferred Stock pursuant to this Section 5 shall be proportionately increased or decreased, as applicable.

6.       Reservation of Shares.

a.       The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of Series A Preferred Stock as required by the certificate of incorporation of the Corporation.

b.       Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of Series A Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances.

c.       All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

7.       Waiver. The powers (including voting powers), if any, of the Series A Preferred Stock and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Series A Preferred Stock may be waived as to all shares of Series A Preferred Stock in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the consent or agreement of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, consenting or agreeing separately as a single class.

Fifth.    Board of Directors.

1.       Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.       Removal of Directors. Except for removal without cause of any directors elected by the holders of any series of Preferred Stock then outstanding (collectively, the “Preferred Directors” and each, a “Preferred Director”), any director or the entire Board of Directors may be removed, solely by the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

3.       Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

4.       Automatic Increase/Decrease in Authorized Directors. During any period when the holders of any series of Preferred Stock then outstanding have the right to elect one or more Preferred Directors, then upon commencement of, and for the duration of, the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified Preferred Directors, and the holders of such series of Preferred Stock shall be entitled to elect such Preferred Director or Directors; and (ii) each such Preferred Director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates, whichever occurs earlier, subject to such director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions providing for such series of Preferred Stock pursuant to the provisions of Article FOURTH, whenever the holders of any series of Preferred Stock then outstanding having the right to elect one or more Preferred Directors are divested of such right pursuant to the provisions of such capital stock, the term of office of each such Preferred Director elected by the holders of such series of Preferred Stock, or elected to fill any vacancy resulting from the death, resignation, disqualification or removal of each such Preferred Director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

5.       No Written Ballot. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

6.       Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the bylaws of the Corporation. In addition to any affirmative vote required by the certificate of incorporation of the Corporation, any bylaw that is to be adopted, altered, amended or repealed by the stockholders of the Corporation shall receive the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) in voting power of the then outstanding shares of stock of the Corporation generally entitled to vote, voting together as a single class.

7.       Meetings of Stockholders. Except as may otherwise be provided for or fixed pursuant to the provisions of Article FOURTH relating to the rights of the holders of any series of Preferred Stock then outstanding, special meetings of stockholders for any purpose or purposes may be called at any time, but only by (a) the Chief Executive Officer of the Corporation, (b) any Chairman of the Board of Directors, or (c) the Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons. Any meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

Sixth.    Except as may otherwise be provided for or fixed pursuant to the provisions of Article FOURTH relating to the rights of the holders of any series of Preferred Stock then outstanding, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

Seventh.    A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Eighth.    Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought by or on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any civil action to interpret, apply or enforce any provision of the General Corporation Law of the State of Delaware, (d) any action asserting a claim, including a claim in the right of the Corporation, as to which the General Corporation Law of the State of Delaware confers jurisdiction upon the Court of Chancery of the State of Delaware (the “Court of Chancery”), or (e) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery; provided, however, in the event that the Court of Chancery lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants, except for, as to each of (a) through (e) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and such indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination). For the avoidance of doubt, the foregoing shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933, as amended.

For the avoidance of doubt, this Article EIGHTH shall not apply to any action asserting claims arising under the Exchange Act.

Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

Ninth.    The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the certificate of incorporation of the Corporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences, powers and privileges of whatsoever nature conferred upon stockholders, directors, officers or any other persons whomsoever by and pursuant to the certificate of incorporation of the Corporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article. In addition to any affirmative vote required by applicable law or the certificate of incorporation of the Corporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) in voting power of the then outstanding shares of stock of the Corporation generally entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Articles FIFTH, SIXTH, or SEVENTH or this sentence.

Tenth.    This certificate shall become effective on [•], 2024.

Eleventh.    The incorporator of the Corporation is [•], whose mailing address is [•].

[Signature Page Follows]

The undersigned incorporator has executed and acknowledged this certificate of incorporation on _____________, 2024.

[•]
Incorporator

APPENDIX C — FORM OF NEW BYLAWS OF ACUREN DELAWARE

BYLAWS

OF

ACUREN CORPORATION

ARTICLE I

Meetings of Stockholders

Section 1.1           Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors of the corporation (the “Board of Directors”) from time to time. Any annual meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. Any other proper business may be transacted at the annual meeting of stockholders.

Section 1.2          Special Meetings. Except as otherwise provided by or pursuant to the certificate of incorporation, special meetings of stockholders for any purpose or purposes may be called at any time, but only by (a) the Chief Executive Officer, (b) any Chairman of the Board of Directors, or (c) the Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 1.3           Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

Section 1.4           Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are (a) announced at the meeting at which the adjournment is taken, (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication, or (c) set forth in the notice of meeting given in accordance with Section 1.3. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 1.8 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 1.5          Quorum. Except as otherwise provided by applicable law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these bylaws until a quorum shall be present in person or represented by proxy. Shares of the corporation’s capital stock shall neither be entitled to vote nor be counted for quorum purposes if such shares belong to (a) the corporation, (b) another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, or (c) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly, by the corporation or if such other entity is otherwise controlled, directly or indirectly by the corporation. Nothing in the foregoing sentence shall be construed as limiting the right of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6          Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board (or, if there are Co-Chairpersons of the Board, the Co-Chairperson of the Board designated by the Co-Chairpersons of the Board), if any, or in his or her absence by the Vice Chairperson of the Board (or, if there are Co-Vice Chairpersons of the Board, the Co-Vice Chairperson of the Board designated by the Co-Vice Chairpersons of the Board), if any, or in his or her absence by the President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7          Voting; Proxies. Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to consent to corporate action without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. When a quorum is present at any meeting of stockholders, all elections, questions or business presented to the stockholders at such meeting shall be decided by the affirmative vote of a majority of votes cast with respect to any such election, question or business presented to the stockholders unless the election, question or business is one which, by express provision of the certificate of incorporation, these bylaws (including, without limitation, Article II of these bylaws) or the laws of the State of Delaware, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern.

Section 1.8          Fixing Date for Determination of Stockholders of Record.

(a) In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to consent to corporate action without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (i) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; (ii) in the case of a determination of stockholders entitled to consent to corporate action without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (iii) in the case of any other action, shall not be more than sixty (60) days prior to such other action.

(b) If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to consent to corporate action without a meeting, when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by applicable law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and

(iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned meeting.

Section 1.9          List of Stockholders Entitled to Vote. The corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting dated (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (b) during ordinary business hours at the principal place of business of the corporation. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.

Section 1.10        Action By Consent in Lieu of Meeting. Except as otherwise provided by or pursuant to the certificate of incorporation with respect to the rights of the holders of any series of preferred stock of the corporation then outstanding, no action that is required or permitted to be taken by the stockholders of the corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders. When, as provided by or pursuant to the certificate of incorporation with respect to the rights of the holders of any series of preferred stock of the corporation then outstanding, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. When, as provided by or pursuant to the certificate of incorporation with respect to the rights of the holders of any shares of preferred stock of the corporation then outstanding, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall, to the extent required by applicable law, be given to those stockholders as of the record date for the action by consent who have not consented and who would have been entitled to notice of the meeting if the action had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by consent.

Section 1.11        Inspectors of Election. The corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of stock of the corporation outstanding and the voting power of each such share, (b) determine the shares of stock of the corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares of stock of the corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12        Conduct of Meetings. The date and time of the opening and the closing of the polls for each election, question or business upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person at the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that an election, question or business was not properly brought before the meeting and, if such presiding person should so determine, such presiding person shall so declare to the meeting, and any such election, question or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.13        Notice of Stockholder Business and Nominations.

(a)         Annual Meetings.

(1)         Nominations of one or more individuals for election to the Board of Directors (each, a “Nomination,” and more than one, “Nominations”) and the proposal of business other than Nominations to be considered by the stockholders (“Business”) may be made at an annual meeting of stockholders only:

(A)        pursuant to the corporation’s notice of meeting (or any supplement thereto), provided, however, that reference in the corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include Nominations;

(B)         by or at the direction of the Board of Directors; or

(C)         by any stockholder who was a stockholder of record of the corporation at the time the notice provided for in this Section 1.13 is delivered to the Secretary at the principal executive offices of the corporation, who is entitled to vote at the annual meeting of stockholders and who complies with the notice procedures set forth in this Section 1.13(a).

(2)         For Nominations or Business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 1.13(a)(1)(C), the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper subject for stockholder action under applicable law. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one-hundred twentieth (120th) day prior to the first (1st) anniversary of the preceding year’s annual meeting of stockholders (provided, however, that in the event that the date of the annual meeting of stockholders is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one-hundred twentieth (120th) day prior to such annual meeting of stockholders and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting of stockholders or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth:

(A)        as to each Nomination to be made by such stockholder:

(i)          the name, age, business address and residence address of the individual subject to such Nomination (the “Stockholder Nominee”);

(ii)         all other information relating to the Stockholder Nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case, pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), without regard to the application of the Exchange Act to either the Nomination or the corporation;

(iii)        a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the stockholder giving the notice or the beneficial owner, if any, on whose behalf the Nomination is made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and the Stockholder Nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if such stockholder or such beneficial owner, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such item and the Stockholder Nominee were a director or executive officer of such registrant; and

(iv)        the Stockholder Nominee’s written consent to being named in any proxy statement as a nominee and to serving as a director of the corporation if elected;

(B)         as to the Business that the stockholder proposes to bring before the annual meeting of stockholders, a brief description of the Business, the text of the proposed Business (including the text of any resolutions proposed for consideration and in the event that such Business includes a proposal to amend these bylaws, the language of the proposed amendment), the reasons for conducting such Business at such meeting and any material interest in such Business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(C)         as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination or Business is made:

(i)          the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner;

(ii)         the class or series and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner;

(iii)        a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting of stockholders to propose such Nomination or Business;

(iv)        a representation whether the stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, or any other person acting in concert therewith, intends or is part of a group that intends

(I)          to deliver a proxy statement and form of proxy to holders of at least the percentage of the corporation’s outstanding shares of stock required to approve or adopt the Business or elect the Stockholder Nominee; and/or

(II)         otherwise to solicit proxies from stockholders of the corporation in support of such Business or Nomination;

(v)         a description of any agreement, arrangement or understanding with respect to the Nomination or Business, existing presently or existing during the prior twenty-four (24) months, between or among the stockholder or the beneficial owner, if any, on the one hand, and any of their respective affiliates and associates, or any other person acting in concert therewith, on the other hand, including, without limitation, any agreements that would be required to be disclosed pursuant to Item 5 of Schedule 13D under the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable);

(vi)        a description of any agreement, arrangement or understanding (including, without limitation, with respect to any profit interests, options, hedging transactions, borrowed or loaned shares, or other derivative positions) that has been entered into as of the date of the notice by, or on behalf of, the stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, or any person acting in concert therewith, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the corporation’s capital stock, or to maintain, increase or decrease the voting power of the stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, or any person acting in concert therewith, with respect to shares of the corporation (any such agreement, arrangement or understanding, a “Derivative Instrument”);

(vii)       a description of the terms of, and the number of shares subject to, any short interest in any securities of the corporation in which the stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, or any person acting in concert therewith, has an interest (for purposes of these bylaws, a person shall be deemed to have a short interest in a security if the person or any of its affiliates and associates, directly or indirectly, through any agreement, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(viii)      a description of any proportionate interest in the shares of the corporation or any Derivative Instrument held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, or any person acting in concert therewith, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, of such general or limited partnership or similar entity or is the manager or managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(ix)        a description of the terms of any performance-related fees (other than asset-based fees) that the stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, or any person acting in concert therewith, is entitled to based on any increase or decrease in the value of shares of the corporation or any Derivative Instruments; and

(x)         a description of:

(I) any significant equity interest of the stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, or any other person acting in concert therewith, in a Principal Competitor of the corporation; and

(II) any direct or indirect pecuniary interest of the stockholder or the beneficial owner, if any, or any of their respective affiliates and associates, in any material contract with a Principal Competitor of the corporation. “Principal Competitor” means a competitor of the corporation with respect to any material line of business of the corporation as determined from time to time by the Chief Executive Officer of the corporation (it being understood that a stockholder may request from the corporation a list of the Principal Competitors prior to submitting a notice described in this Section 1.13 and the Secretary shall provide such list to the stockholder within five (5) business days after receipt of such request); provided, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the corporation of such stockholder’s intention to present such Business at an annual meeting of stockholders of the corporation in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting of stockholders.

(3)         Notwithstanding anything in the second sentence of Section 1.13(a)(2) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement naming the nominees for election to the additional directorships at least one-hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting, a stockholder’s notice required by Section 1.13(a)(2) shall also be considered timely, but only with respect to nominees for election to the new directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(b)         Special Meetings.

(1)         Only such Business shall be conducted at a special meeting of stockholders of the corporation as shall have been brought before such meeting pursuant to the corporation’s notice of meeting (or any supplement thereto); provided, however, that reference therein to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include Nominations.

(2)         Nominations may be made at a special meeting of stockholders at which directors are to be elected:

(A) pursuant to the corporation’s notice of meeting (or any supplement thereto) as aforesaid; or

(B) in the event a special meeting of stockholders is called for the purpose of electing one or more directors to the Board of Directors, by any stockholder of the corporation who is entitled to vote at such special meeting with respect to the election of directors, who complies with the notice procedures set forth in this Section 1.13(b), and who is a stockholder of record at the time such notice is delivered to the Secretary as provided for in this Section 1.13.

(3) In the event that a special meeting of stockholders of the corporation is called for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may make a Nomination or Nominations (as the case may be) of one or more individuals (as the case may be) for election to such position(s) specified in the corporation’s notice of meeting, if the stockholder’s notice as required by Section 1.13(a)(2) shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one-hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the (10th) tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)         Stockholder Nominee.

(1)         To be eligible to be a Stockholder Nominee pursuant to this Section 1.13 at any annual or special meeting of stockholders, the Stockholder Nominee must complete and deliver (within the time period specified in this Section 1.13 for delivery of a stockholder’s notice), to the Secretary at the principal executive offices of the corporation, a written questionnaire providing information with respect to the background, experience and qualifications of such Stockholder Nominee, together with a written representation and agreement of such Stockholder Nominee (the questionnaire, representation and agreement to be in the form provided by the Secretary upon written request) that such Stockholder Nominee:

(A)        is not and will not become a party to, and is not and will not be bound by:

(i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such Stockholder Nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation; or

(ii) any Voting Commitment or other agreement, arrangement or understanding or fiduciary capacity that could limit or interfere with such Stockholder Nominee’s ability to comply, if elected as a director of the corporation, with such Stockholder Nominee’s fiduciary duties under applicable law;

(B)         is not and will not become a party to any agreement, arrangement or understanding with any person other than the corporation with respect to any direct or indirect compensation, reimbursement, indemnification or advancements in connection with any service, action or omission in his or her capacity as a director of the corporation that has not been disclosed to the corporation;

(C)         is not and will not become a party to any Derivative Instrument, and does not and will not acquire any short interest in any securities of the corporation, in each case, that has not been disclosed to the corporation; and

(D)        will be in compliance, if elected as a director of the corporation, and will comply with, applicable law and all applicable publicly disclosed corporate governance, business conduct, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation (and that, to evidence such Stockholder Nominee’s undertaking and commitment to so comply, such Stockholder Nominee will execute and deliver to the corporation all such agreements and instruments that the corporation requires of each of its directors).

(2)         At the written request of the corporation, the Stockholder Nominee shall promptly, but in any event within five (5) business days of such request, submit any additional completed and signed questionnaires required of the corporation’s directors and provide to the corporation such other information as the corporation may reasonably request in order for the corporation to comply with its disclosure obligations under applicable law or, as of the date on which the stockholder’s notice required by Section 1.13(a)(2) was delivered or a date subsequent thereto, determine whether such notice satisfies the requirements of this Section 1.13 or ascertain whether the Stockholder Nominee is eligible for nomination pursuant to this Section 1.13. The corporation may request such additional information as necessary to permit the Board of Directors to determine if the Stockholder Nominee is qualified and suitable to serve as a director of the corporation, eligible to serve as an “independent director” or “audit committee financial expert” of the corporation under applicable law, the rules or regulations of any stock exchange applicable to the corporation, any regulation applicable to the corporation or its securities, or any publicly disclosed corporate governance guideline or committee charter of the corporation, and such other information as could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the Stockholder Nominee. If the Stockholder Nominee fails to furnish such requested information, such Nomination shall not be considered made in compliance with this Section 1.13 and shall be disregarded and not be considered at the meeting of stockholders before which such Nomination is proposed to be brought, notwithstanding that proxies in respect of such vote or such Stockholder Nominee may have been received by the corporation.

(3)         Only individuals who are nominated in accordance with the procedures set forth in this Section 1.13 shall be eligible for election as directors of the corporation at a meeting of stockholders, and only such Business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.13.

(4)         Except as otherwise provided by applicable law, the certificate of incorporation, or this Section 1.13, the Board of Directors or the individual presiding over the meeting of stockholders, in each case, shall have the power and duty to determine whether a Nomination or any Business proposed to be brought before the meeting of stockholders pursuant to this Section 1.13 was or was not made, proposed or brought, as the case may be, in accordance with the procedures set forth in this Section 1.13 and therefore shall be disregarded and not be considered or transacted at the meeting. Notwithstanding the foregoing provisions of this Section 1.13, if the stockholder (or a qualified representative of such stockholder) does not appear at the meeting of stockholders of the corporation to present a Nomination or Business pursuant to this Section 1.13, such Nomination or Business shall not be considered made in accordance with this Section 1.13 and shall be disregarded and not be considered or transacted at the meeting of stockholders before which such Nomination or Business is proposed to be brought, notwithstanding that proxies in respect of such vote or such Stockholder Nominee or Business may have been received by the corporation.

(5)         For purposes of this Section 1.13, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(6)         Notwithstanding the foregoing provisions of this Section 1.13, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including, but not limited to, Rule 14a-19 of the Exchange Act, with respect to the matters set forth in this Section 1.13. If a stockholder fails to comply with any applicable requirements of the Exchange Act, including, but not limited to, Rule 14a-19 promulgated thereunder, such stockholder’s Business and/or Nomination shall be deemed to have not been made in compliance with these bylaws and shall be disregarded.

(7)         Nothing in this Section 1.13 shall be deemed to affect any rights:

(A)        of stockholders to request inclusion of proposals in the corporation’s proxy materials with respect to a meeting of stockholders pursuant to Rule 14a-8 (to the extent the corporation or such proposals are subject to Rule 14a-8); or

(B)         of the holders of:

(i) any series of Preferred Stock then outstanding to nominate one or more Preferred Directors, or

(ii) any other class or series of stock of the corporation to nominate directors or to propose other business, in each case, with respect to which such holders are entitled, by or pursuant to the provisions of the certificate of incorporation, to vote or consent separately as a single class or series.

ARTICLE II

Board of Directors

Section 2.1          Number; Qualifications. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock of the corporation then outstanding to elect directors pursuant to any applicable provisions of the certificate of incorporation, the Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors. Except for any directors elected by the holders of any series of Preferred Stock of the corporation then outstanding as provided for or fixed pursuant to the provisions of the certificate of incorporation of the corporation (the “Preferred Directors” and each, a “Preferred Director”) and with respect to newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, disqualification, removal or other cause, each director shall be elected by a majority of the votes cast with respect to the nominee for election to the Board of Directors at any meeting of stockholders at which directors are to be elected by the stockholders generally entitled to vote and a quorum is present; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected by the stockholders generally entitled to vote, a quorum is present and a stockholder or stockholders of the corporation generally entitled to vote has or have (a) nominated one or more individuals for election to the Board of Directors in compliance with Section 1.13 of these bylaws such that the number of nominees for election to the Board of Directors exceeds the number of open seats and (b) not withdrawn such Nomination or Nominations on or prior to the tenth (10th) day preceding the date the corporation first mails its notice of such meeting to the stockholders. For purposes of this Section 2.1, a “majority of the votes cast” means that the number of shares voted “for” a nominee for election to the Board of Directors by the stockholders generally entitled to vote exceeds the votes cast “against” such nominee and shall not include abstentions. Directors need not be stockholders.

Section 2.2          Election; Resignation; Vacancies. The Board of Directors shall initially consist of the person or persons named as directors in the certificate of incorporation or elected by the incorporator of the corporation, and each director so elected shall hold office until the first annual meeting of stockholders and until his or her successor is duly elected and qualified. At each annual meeting of stockholders, the stockholders shall elect directors each of whom shall hold office for a term of one (1) year or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the corporation. Unless otherwise provided by applicable law or the certificate of incorporation, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Section 2.3          Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4          Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chief Executive Officer, President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four (24) hours before the special meeting.

Section 2.5          Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.

Section 2.6          Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation, these bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7          Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the Chief Executive Officer, or in his or her absence by the President, or in their absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8          Action by Unanimous Consent of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. After action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

ARTICLE III

Committees

Section 3.1          Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Directors or these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

Section 3.2          Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.

ARTICLE IV

Officers

Section 4.1          Executive Officers; Election; Qualifications; Term of Office, Resignation; Removal; Vacancies. The Board of Directors shall elect a Chief Executive Officer, a Chief Financial Officer, a President and a Secretary, and it may, if it so determines, choose a Chairperson of the Board (or Co-Chairpersons of the Board) and a Vice Chairperson of the Board (or Co-Vice Chairpersons of the Board) from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2          Powers and Duties of Officers. The officers of the corporation shall have such powers and duties in the management of the corporation as may be prescribed in these bylaws or a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3          Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairperson of the Board (or, if there are Co-Chairpersons of the Board, either Co-Chairperson of the Board), the Chief Executive Officer, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the corporation, for, in the name and on behalf of the corporation, to cast the votes which the corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed for, in the name and on behalf of the corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board (or, if there are Co-Chairpersons of the Board, either Co-Chairperson of the Board), the Chief Executive Officer, the President or any Vice President.

ARTICLE V

Stock

Section 5.1          Certificates. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the corporation by any two authorized officers of the corporation representing the number of shares registered in certificate form. Each of the Chief Executive Officer, the President, any Vice President and the Secretary, in addition to any other officers of the corporation authorized by the Board of Directors or these bylaws, is hereby authorized to sign certificates by, or in the name of, the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue. The corporation shall not have the power to issue a certificate in bearer form.

Section 5.2          Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

ARTICLE VI

Indemnification

Section 6.1          Right to Indemnification. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

Section 6.2          Prepayment of Expenses. The corporation shall to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3          Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VI is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 6.4          Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5          Other Sources. The corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Section 6.6          Amendment or Repeal. Any amendment, repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

Section 6.7          Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VII

Miscellaneous

Section 7.1          Fiscal Year. The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

Section 7.2          Seal. The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3          Manner of Notice. Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Notice to directors may also be given by telecopier, telephone or other means of electronic transmission.

Section 7.4          Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 7.5           Form of Records. Any records administered by or on behalf of the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases; provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with applicable law.

Section 7.6           Amendment of Bylaws. These bylaws may be altered, amended or repealed, and new bylaws adopted, by the Board of Directors, but the stockholders may adopt additional bylaws and may amend, alter and repeal any bylaws whether adopted by them or otherwise. In addition to any affirmative vote required by the certificate of incorporation, any bylaw that is to be adopted, altered, amended or repealed by the stockholders of the corporation shall receive the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) in voting power of the then outstanding shares of stock of the corporation entitled to vote.

Section 7.7            Forum for Adjudication of Disputes. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought by or on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee of the corporation to the corporation or the corporation’s stockholders, (c) any civil action to interpret, apply or enforce any provision of the General Corporation Law of the State of Delaware, (d) any action asserting a claim, including a claim in the right of the Corporation, as to which the General Corporation Law of the State of Delaware confers jurisdiction upon the Court of Chancery of the State of Delaware (the “Court of Chancery”), or (e) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery; provided, however, in the event that the Court of Chancery lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants, except for, as to each of (a) through (e) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and such indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination). For the avoidance of doubt, the foregoing shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article.

For the avoidance of doubt, this Section 7.7 shall not apply to any action asserting claims arising under the Exchange Act.